                                 SCHEDULE 14A
                                (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF
                                     1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:
                                          [ ]CONFIDENTIAL, FOR USE OF THE
[X]Preliminary Proxy Statement               COMMISSION ONLY (AS PERMITTED BY
                                             RULE 14A-6(E)(2))

[_]Definitive Proxy Statement

[_]Definitive Additional Materials

[_]Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14(a)-12

                                 VENCOR, INC.
             -----------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

             -----------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[_]No fee required.

[X]Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
  (1) Title of each class of securities to which transaction applies: Common stock, par value $.25 per share, of Operating Company
  (2) Aggregate number of securities to which transaction applies: 67,311,276 shares of Operating Company Common Stock to be distributed by the Company to its stockholders.
  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): $12.84 The underlying value of the transaction used solely for the purpose of computing the filing fee pursuant to Exchange Act Rule 0-11 is the pro forma book value of Operating Company at December 31, 1997.
  (4) Proposed maximum aggregate value of transaction: $64,276,783.80
  (5) Total fee paid: $172,855.36

[X]Fee paid previously with preliminary materials: $172,855.36

[_]Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
  (1) Amount Previously Paid:
   -----------------------------------------------------------------------------
  (2) Form, Schedule or Registration Statement No.:
   -----------------------------------------------------------------------------
  (3) Filing Party:
   -----------------------------------------------------------------------------
  (4) Date Filed:
   -----------------------------------------------------------------------------

                           [VENCOR, INC. LETTERHEAD]

                                                                         , 1998

  Dear Stockholder:

  You are cordially invited to attend an Annual Meeting of Stockholders of
Vencor, Inc. (the "Company") to be held at  :   .m. (local time) on     ,
 , 1998 at       (the "Annual Meeting"). I hope that you will be present or represented by proxy at this important meeting.

  At the Annual Meeting you will be asked to approve several proposals relating to the Company's plan to become a self-administered, self-managed real estate company ("Realty Company") that will focus on the ownership and acquisition of healthcare properties. Realty Company expects that it will be taxed as a real estate investment trust ("REIT") for Federal income tax purposes commencing on January 1, 1999. The Company will retain substantially all of the Company-owned land, buildings and other improvements and real estate related assets, including 49 of the 60 long-term acute care hospitals and 205 of the 309 nursing centers operated by the Company as of December 31, 1997 (the "Real Estate Business"). The Company intends to change its name to "VenTrust, Inc." in connection with these transactions.

  In connection with the Reorganization Transactions (as defined herein), the Company intends to distribute to its common stockholders through a dividend of the common stock of a newly formed subsidiary ("Operating Company") all of the non-Real Estate Business of the Company, including real property under development or to be developed by the Company (the "Development Properties"). Operating Company will lease the Company's hospitals and nursing centers and will continue to be one of the nation's largest providers of healthcare services. Following the distribution, Operating Company will assume the name "Vencor, Inc."

  The distribution of the Operating Company shares is a taxable transaction to both the Company and Company stockholders. However, the Company expects that it will incur little or no tax as a result of the transaction. The tax payable by both the Company and Company stockholders will be based upon the trading price of Operating Company common stock immediately following the distribution, the earnings and profits of the Company through 1998 and, in the case of Company stockholders, the stockholder's basis in Company common stock. These tax consequences are highly complex, and you are urged to review carefully the description of tax consequences in the accompanying Proxy Statement.

  The purposes of the Annual Meeting are to (a) approve an Agreement and Plan of Distribution which contemplates certain reorganization transactions (the "Reorganization Transactions"), including but not limited to, (i) certain internal mergers and stock and asset transfers that will allocate the assets and liabilities relating to the Real Estate Business to Realty Company and the assets and liabilities relating to the non-Real Estate Business of the Company to Operating Company, (ii) the issuance and sale of $10 million of non-voting preferred stock of Operating Company, (iii) the distribution by the Company to its common stockholders on a pro rata basis of the outstanding common stock of Operating Company, (iv) Realty Company leasing to Operating Company pursuant to a master lease agreement 49 long-term acute care hospitals and 205 nursing centers, (v) the completion by Operating Company of the development of the Development Properties pursuant to a development agreement and thereafter the sale to, and lease back from, Realty Company of the Development Properties, and (vi) the repayment by the Company of the funded portion of its existing bank credit facility, the repurchase of up to all of its $750 million 8 5/8% Senior Subordinated Notes due 2007 (the "Company Notes"), obtaining consents to amend the terms of the Company Notes, the exchange of Company Notes for other securities or a combination of the foregoing, and payment of certain transaction costs to be incurred in connection with the Reorganization Transactions, all on terms satisfactory to the Company, which amounts will be obtained through borrowings and securities issuances by Realty Company of approximately $1.0 billion and through borrowings and securities issuances by Operating Company of approximately $1.11 billion (collectively, the "Distribution Proposal"), (b) approve the amendment of the Company's Certificate of Incorporation to (i) add certain transfer restrictions and related provisions with respect to the Company's capital stock desirable for the Company to protect its future status as a REIT for Federal income tax purposes, (ii) change the name of the Company to "VenTrust, Inc.," and (iii) increase the number of authorized shares of preferred stock of the Company from 1,000,000 shares to 10,000,000 shares (proposal (b) being collectively referred to as, the "Charter Amendment Proposals"), (c) elect the directors named in the accompanying Proxy Statement to the Board of Directors of the Company (the "Election Proposal"), and (d) transact such other business as may properly come before the Annual Meeting.

  The Reorganization Transactions and other important information, including a description of the business and management of Realty Company and Operating Company following the Reorganization Transactions, are more fully described in the accompanying Proxy Statement. Completion of the Reorganization Transactions is conditioned upon several approvals or events. These include stockholder approval of the Distribution Proposal and the Charter Amendment Proposals, completion of the repurchase of the Company Notes, the refinancing on terms satisfactory to the Company of the Company Notes and the Company's other indebtedness and certain state healthcare regulatory approvals.

  The Board of Directors of the Company believes that the Distribution Proposal, the Charter Amendment Proposals and the Election Proposal are in the best interests of stockholders and unanimously recommends that you vote FOR such proposals. We hope you will give serious consideration to these matters.

  In order to ensure that your vote is represented at the meeting, please complete, sign, date and return the enclosed proxy card promptly in the enclosed pre-addressed, postage prepaid envelope. If you attend the Annual Meeting, you may revoke the proxy at that time by voting in person.

                                          Sincerely,

                                          W. Bruce Lunsford
                                          Chairman of the Board, President and
                                           Chief Executive Officer

                                 VENCOR, INC.
                               3300 AEGON CENTER
                            400 WEST MARKET STREET
                          LOUISVILLE, KENTUCKY 40202

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD ON       , 1998

  NOTICE HEREBY IS GIVEN that an Annual Meeting of Stockholders (the "Annual Meeting") of Vencor, Inc., a Delaware corporation (the "Company"), has been
called by the Board of Directors of the Company and will be held at         at
 :   .m. (local time) on      ,      , 1998 to consider and vote upon the
following matters described in the accompanying Proxy Statement:

    1. To consider and vote upon a proposal to approve an Agreement and Plan
  of Distribution, dated as of       , 1998, between the Company and a newly
  formed, wholly-owned subsidiary of the Company ("Operating Company"), which contemplates certain reorganization transactions (the "Reorganization Transactions"), including but not limited to, (a) certain internal mergers and stock and asset transfers that will allocate the assets and liabilities relating to substantially all of the Company-owned land, buildings and other improvements and real estate related assets, including 49 of the 60 long-term acute care hospitals and 205 of the 309 nursing centers operated by the Company as of December 31, 1997, to the Company ("Realty Company"), and the other assets and liabilities relating to the historical operations of the Company, including real property under development and to be developed by the Company (the "Development Properties"), to Operating Company, (b) the issuance and sale of $10 million of non-voting preferred stock of Operating Company, (c) the distribution by the Company to its common stockholders on a pro rata basis of the outstanding common stock of Operating Company, (d) Realty Company leasing to Operating Company pursuant to a master lease agreement 49 long-term acute care hospitals and 205 nursing centers, (e) the completion by Operating Company of the development of the Development Properties pursuant to a development agreement and thereafter the sale to, and lease back from, Realty Company of the Development Properties, and (f) the repayment by the Company of the funded portion of its existing bank credit facility, the repurchase of up to all of its $750 million 8 5/8% Senior Subordinated Notes due 2007 (the "Company Notes"), obtaining consents to amend the terms of the Company Notes, the exchange of Company Notes for other securities or a combination of the foregoing, and payment of certain transaction costs to be incurred in connection with the Reorganization Transactions, all on terms satisfactory to the Company, which amounts will be obtained through borrowings and securities issuances by Realty Company of approximately $1.0 billion and through borrowings and securities issuances by Operating Company of approximately $1.11 billion (collectively, the "Distribution Proposal");

    2. To consider and vote upon a proposal to amend the Company's Certificate of Incorporation to (a) add certain transfer restrictions and related provisions with respect to the Company's capital stock desirable for the Company to protect its status as a real estate investment trust for Federal income tax purposes, (b) change the name of the Company to "VenTrust, Inc.," and (c) increase the number of authorized shares of preferred stock of the Company from 1,000,000 shares to 10,000,000 shares;

    3. To elect the directors named in the accompanying Proxy Statement to the Board of Directors of the Company; and

    4. To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

  The Company reserves the right to cancel or defer the Reorganization Transactions even if stockholders of the Company approve the Distribution Proposal and the other conditions to the Reorganization Transactions are satisfied.

  Only holders of Company common stock, par value $.25 per share, of record at
the close of business on       , 1998, are entitled to notice of and to vote
at the Annual Meeting or any adjournments or postponements thereof. No business other than the proposals described in this notice are expected to be considered at the Annual Meeting or any adjournment.

  The Board of Directors unanimously recommends that stockholders vote FOR the proposals listed above, which are described in detail in the accompanying Proxy Statement.

  WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND PROMPTLY MAIL IT IN THE ENCLOSED PRE-ADDRESSED, POSTAGE-PAID ENVELOPE. You may revoke your proxy, either in writing or by voting in person at the Annual Meeting, at any time prior to its exercise.

                                          By Order of the Board of Directors

                                          W. Bruce Lunsford
                                          Chairman of the Board, President and
                                           Chief Executive Officer

Louisville, Kentucky
      , 1998

                                 VENCOR, INC.
        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                                 VENCOR, INC.
                               3300 Aegon Center
                            400 West Market Street
                          Louisville, Kentucky 40202

  The undersigned hereby (1) acknowledges receipt of the Notice of the Annual Meeting of Stockholders (the "Annual Meeting") of Vencor, Inc., a Delaware
corporation (the "Company"), to be held at [  ] on [    , 19   at       .m.]
local time, and the Proxy Statement in connection therewith, and (2) appoints
W. Bruce Lunsford and W. Earl Reed, III, and each of them, with full power of substitution to vote as proxy for the undersigned, as herein stated at the Annual Meeting of Stockholders of the Company according to the number of votes the undersigned would be entitled to vote if personally present on the proposals set forth below and according to their discretion on any other matters that may properly come before the meeting or any adjournments thereof.

  The undersigned directs that this proxy be voted as follows:

  (1) To approve an Agreement and Plan of Distribution between the Company and Operating Company, a newly formed wholly-owned subsidiary of the Company, which contemplates certain reorganization transactions (the "Reorganization Transactions"), including but not limited to, (a) certain internal mergers and stock and asset transfers that will allocate the assets and liabilities relating to substantially all of the Company-owned land, buildings and other improvements and real estate related assets to the Company, which will become a self-administered, self-managed realty company ("Realty Company") and the assets and liabilities relating to the historical operations of the Company to a newly-formed, wholly-owned subsidiary of the Company ("Operating Company"),
(b) the issuance and sale of $10 million of non-voting preferred stock of Operating Company, (c) the distribution by the Company to its common stockholders on a pro rata basis the outstanding common stock of Operating Company, (d) Realty Company leasing to Operating Company pursuant to a master lease agreement 49 long-term acute care hospitals and 205 nursing centers, (e) the completion by Operating Company of the development of certain development properties pursuant to a development agreement and thereafter the sale to, and lease back from, Realty Company of such development properties, and (f) the repayment by the Company of the funded portion of its existing bank credit facility, the repurchase of up to all of its $750 million 8 5/8% Senior Subordinated Notes due 2007 (the "Company Notes"), obtaining consents to amend the terms of the Company Notes, the exchange of Company Notes for other securities or a combination of the foregoing, and payment of certain transaction costs to be incurred in connection with the Reorganization Transactions, all on terms satisfactory to the Company, which amounts will be obtained through borrowings and securities issuances by Realty Company of approximately $1.0 billion and through borrowings and securities issuances by Operating Company of approximately $1.11 billion.

    [_] FOR                    [_] AGAINST                    [_] ABSTAIN

  (2) To approve the amendment of the Company's Certificate of Incorporation to (a) add certain transfer restrictions and related provisions with respect to the Company's capital stock desirable for the Company to protect its status as a real estate investment trust for Federal income tax purposes, (b) change the name of the Company to "VenTrust, Inc." and (c) increase the number of authorized shares of preferred stock of the Company from 1,000,000 shares to 10,000,000 shares.

    [_] FOR                    [_] AGAINST                    [_] ABSTAIN

  (3) To elect the following nominees to the Board of Directors of the
Company: Michael R. Barr, Walter F. Beran, Ulysses L. Bridgeman, Jr., Elaine
L. Chao, Donna R. Ecton, Greg D. Hudson, William H. Lomicka, W. Bruce Lunsford, W. Earl Reed, III, and R. Gene Smith. TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME.

      [_] FOR all Nominees                [_] AGAINST all Nominees

  (4) To transact such other business as may properly come before the Annual Meeting.

  The shares covered by this proxy will be voted as specified. If no specification is made, this proxy will be voted FOR each of the proposals. The proxies cannot vote your shares unless you sign and return this card.

  Stockholders of the Company will not be entitled to appraisal rights under the Delaware General Corporation Law, in connection with any of the proposals.

  The undersigned hereby revokes any proxy heretofore given to vote or act with respect to shares of the Company and hereby ratifies and conforms all that the proxies, their substitutes, or any of them may lawfully do by virtue hereof.

  Please mark, sign, and return this proxy in the enclosed envelope. No postage is required.

                                          Date: _________________, 1998

                                          -------------------------------------
                                          Signature of the Stockholder

                                          -------------------------------------
                                          Signature of the Stockholder (if
                                          jointly held)

                                          Please date this proxy and sign your
                                          name exactly as it appears hereon.
                                          Where there is more than one owner,
                                          each should sign. When signing as an
                                          attorney, administrator, executor,
                                          guardian or trustee, please add your
                                          title as such. If executed by a
                                          corporation, the proxy should be
                                          signed by a duly authorized officer
                                          and state the full name of the
                                          corporation.

                                 VENCOR, INC.
                               3300 AEGON CENTER
                            400 WEST MARKET STREET
                          LOUISVILLE, KENTUCKY 40202

                               ----------------

                                PROXY STATEMENT

                               ----------------

  This Proxy Statement (the "Proxy Statement") is being furnished to the stockholders of Vencor, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Company's Board of Directors (the "Company Board") from the holders of the outstanding shares of common stock, par value $.25 per share, of the Company ("Company Common Stock"), for use at the Annual Meeting of Stockholders of the Company to be
held on     ,       , 1998, at  :   .m. (local time), at       and at any
adjournments or postponements thereof (the "Annual Meeting"). The Company is proposing to become a real estate investment trust ("REIT") for Federal income tax purposes beginning with the tax year commencing January 1, 1999 (the "Conversion Date"). The Company will retain substantially all of the Company-owned land, buildings and other improvements and real estate related assets, including 49 of the 60 long-term acute care hospitals and 205 of the 309 nursing centers operated by the Company as of December 31, 1997 (the "Properties"). In addition, the Company is proposing to change its name in connection with the Reorganization Transactions (as defined herein) to "VenTrust, Inc." ("Realty Company").

  At the Annual Meeting, holders of Company Common Stock will be asked to consider and vote upon the following proposals (collectively, the "Proposals"):

    1. To approve an Agreement and Plan of Distribution (the "Distribution
  Agreement"), dated as of       , 1998, between the Company and a newly
  formed, wholly-owned subsidiary of the Company ("Operating Company"), which contemplates certain reorganization transactions (the "Reorganization Transactions"), including, but not limited to, (a) certain internal mergers and stock and asset transfers that will allocate the assets and liabilities relating to the Properties to Realty Company and the other assets and liabilities relating to the historical operations of the Company, including real property under development or to be developed by the Company (the "Development Properties"), to Operating Company, (b) the issuance and sale of $10 million of non-voting preferred stock of Operating Company, (c) the distribution (the "Distribution") by the Company to the holders of Company Common Stock of all the outstanding shares of common stock, par value $.25 per share, of Operating Company (the "Operating Company Common Stock") on the basis of one share of Operating Company Common Stock for [each][every]
      share[s] of Company Common Stock, (d) Realty Company leasing to Operating Company pursuant to the Master Lease Agreement (as defined herein), 49 long-term acute care hospitals and 205 nursing centers (collectively, the "Leased Properties"), (e) the completion by Operating Company of the development of the Development Properties pursuant to the Development Agreement (as defined herein) and thereafter the sale to, and lease back from, Realty Company of the Development Properties, and (f) the repayment by the Company of the funded portion of its existing bank credit facility (the "Company Bank Facility"), the repurchase of up to all of its $750 million 8 5/8% Senior Subordinated Notes due 2007 (the "Company Notes") obtaining consents to amend the terms of the Company Notes, the exchange of Company Notes for other securities or a combination of the foregoing, and payment of certain transaction costs to be incurred in connection with the Reorganization Transactions, all on terms satisfactory to the Company, which amounts will be obtained through borrowings and securities issuances by Realty Company of approximately $1.0 billion and through borrowings and securities issuances by Operating Company of approximately $1.11 billion (collectively, the "Distribution Proposal");

    2. To approve the amendment of the Company's Certificate of Incorporation (the "Company Charter") to (a) add certain transfer restrictions preventing transfers that would result in the transferee (other than certain stockholders) constructively holding in excess of 9.9% of the capital stock of Realty Company and other related provisions with respect to the Company's capital stock desirable for the Company to protect its status as a REIT for Federal income tax purposes, (b) change the name of the Company to "VenTrust, Inc." ((a) and (b) being collectively referred to as the "REIT Charter Amendments"), and (c) increase the number of authorized shares of preferred stock, par value $1.00 per share, of the Company ("Company Preferred Stock") from 1,000,000 shares to 10,000,000 shares (the "Preferred Stock Charter Amendment" and, together with the REIT Charter Amendments, the "Charter Amendment Proposals"); and

    3. To elect the directors named in this Proxy Statement to the Company Board (the "Election Proposal").

  The Company Board unanimously recommends that each stockholder vote FOR the Proposals listed above, which are described in detail in this Proxy Statement.

  The Company intends to first distribute this Proxy Statement and the
materials accompanying it on or about       , 1998. Any requests for
assistance may be directed to the Proxy Solicitor at the telephone number set forth below. Requests for additional proxy cards or copies of this Proxy Statement may be directed to the Proxy Solicitor and such additional materials will be provided promptly at the Company's expense. Stockholders may also contact their local broker, dealer, commercial bank or trust company for assistance concerning the matters set forth herein.

                            The Proxy Solicitor is:
                             D.F. King & Co., Inc.
                                77 Water Street
                           New York, New York 10005
                          (800) 549-6864 (Toll Free)

                               ----------------

            For questions addressed to the Company, please contact:
                                 Vencor, Inc.
                               3300 Aegon Center
                            400 West Market Street
                          Louisville, Kentucky 40202
                                (502) 596-7300
                             Attention: Secretary

                               TABLE OF CONTENTS

SUMMARY....................................................................    1
 The Annual Meeting........................................................    1
 The Proposals.............................................................    1
 Votes Required............................................................    2
 What Company Stockholders Will Receive in the Distribution................    2
 Recommendation of the Company Board.......................................    3
 Appraisal Rights..........................................................    3
 Background and Reasons for the Reorganization Transactions................    3
 The Reorganization Transactions...........................................    4
 Business of Realty Company and Operating Company After the Reorganization
  Transactions.............................................................    7
 Relationship Between Realty Company and Operating Company After the
  Reorganization Transactions..............................................    8
 Management of Realty Company and Operating Company After the
  Reorganization Transactions..............................................    9
 Business Strategy.........................................................    9
 Certain Federal Income Tax Consequences of the Distribution...............   11
 Distribution and Dividend Policy..........................................   11
REALTY COMPANY SELECTED UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA AND
 COMPARATIVE PER SHARE DATA................................................   13
THE COMPANY AND OPERATING COMPANY SUMMARY SELECTED HISTORICAL FINANCIAL
 DATA......................................................................   14
OPERATING COMPANY SELECTED UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA
 AND COMPARATIVE PER SHARE DATA............................................   15
THE ANNUAL MEETING.........................................................   16
 Purpose of the Annual Meeting.............................................   16
 Record Date...............................................................   17
 Votes Required............................................................   17
 Voting and Revocation of Proxies..........................................   17
 Solicitation of Proxies...................................................   18
 Appraisal Rights..........................................................   18
RISK FACTORS...............................................................   19
 New Business Strategy; No Operating History...............................   19
 Dependence of Realty Company on Operating Company.........................   19
 Lack of Control by Realty Company Over Hospital and Nursing Center
  Properties...............................................................   20
 Conflicts of Interest.....................................................   20
 Substantial Leverage......................................................   21
 Ability to Maintain Distributions.........................................   22
 Healthcare Industry Risks.................................................   23
 Competition for Investment Opportunities..................................   26
 Uninsured and Underinsured Losses.........................................   26
 Acquisition and Development Risks.........................................   26
 Risks Associated with REIT Status.........................................   27
 Effect of Market Interest Rates on Price of Common Stock and Cost of
  Funds....................................................................   29
 Limited Relevance of Financial Information................................   29
 Potential Liabilities Due to Fraudulent Transfer Considerations and Legal
  Dividend Requirements....................................................   30
 Uncertainty of Trading Markets............................................   31
 Payment of Dividends......................................................   31
 Certain Anti-Takeover Effects.............................................   31
THE DISTRIBUTION PROPOSAL..................................................   32
 Background and Reasons for the Reorganization Transactions................   32
 Required Vote.............................................................   33
 Recommendation of the Company Board.......................................   33

 The Reorganization Transactions...........................................   33
 Material Federal Income Tax Consequences of the Distribution..............   35
 Listing and Trading of Company Common Stock and Operating Company Common
  Stock....................................................................   36
 Regulatory Approvals......................................................   36
 Accounting Treatment......................................................   36
 Conditions; Termination...................................................   37
RELATIONSHIP BETWEEN REALTY COMPANY AND OPERATING COMPANY AFTER THE
 REORGANIZATION TRANSACTIONS...............................................   38
 Distribution Agreement....................................................   38
 Master Lease Agreement....................................................   39
 Development Agreement.....................................................   41
 Participation Agreement...................................................   42
 Employee Benefits Agreement...............................................   42
 Intellectual Property Agreement...........................................   43
 Tax Allocation Agreement..................................................   43
 Transition Services Agreements............................................   44
 Conflicts of Interest Policies............................................   44
 Legal Proceedings.........................................................   44
THE CHARTER AMENDMENT PROPOSALS............................................   46
 REIT Charter Amendments...................................................   46
 Preferred Stock Charter Amendment.........................................   47
 Required Vote.............................................................   48
 Recommendation of the Company Board.......................................   48
ELECTION OF DIRECTORS......................................................   49
 Required Vote.............................................................   51
 Recommendation of the Company Board.......................................   51
 Company Board Meetings and Committees.....................................   51
 Compensation of Directors.................................................   51
DISTRIBUTION AND DIVIDEND POLICY...........................................   53
 Realty Company............................................................   53
 Operating Company.........................................................   54
REALTY COMPANY PRO FORMA CAPITALIZATION....................................   55
OPERATING COMPANY PRO FORMA CAPITALIZATION.................................   56
SOURCES AND USES...........................................................   57
REALTY COMPANY UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS.......   58
REALTY COMPANY UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME FOR THE
 YEAR ENDED DECEMBER 31, 1997..............................................   59
REALTY COMPANY UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET DECEMBER 31,
 1997......................................................................   60
REALTY COMPANY NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL
 STATEMENTS................................................................   61
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
 OPERATIONS OF REALTY COMPANY..............................................   62
 General...................................................................   62
 Pro Forma Results of Operations...........................................   62
 Liquidity.................................................................   62
 Capital Resources.........................................................   63
THE COMPANY AND OPERATING COMPANY SELECTED HISTORICAL FINANCIAL DATA.......   64

THE COMPANY AND OPERATING COMPANY SELECTED HISTORICAL FINANCIAL DATA.......  65
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
 OPERATIONS OF THE COMPANY.................................................  66
 General...................................................................  66
 Results of Operations.....................................................  67
 Liquidity.................................................................  70
 Capital Resources.........................................................  70
 Healthcare Reform Legislation.............................................  71
 Other Information.........................................................  73
OPERATING COMPANY UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS....  74
OPERATING COMPANY UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME FOR
 THE YEAR ENDED DECEMBER 31, 1997..........................................  75
OPERATING COMPANY UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET DECEMBER
 31, 1997..................................................................  76
OPERATING COMPANY NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL
 STATEMENTS................................................................  77
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
 OPERATIONS OF OPERATING COMPANY...........................................  79
 General ..................................................................  79
 Pro Forma Results of Operations...........................................  79
 Liquidity.................................................................  79
 Capital Resources.........................................................  80
 Healthcare Reform Legislation.............................................  80
 Other Information.........................................................  81
BUSINESS OF REALTY COMPANY AFTER THE REORGANIZATION TRANSACTIONS...........  83
 General...................................................................  83
 Structure.................................................................  83
 Sources of Capital for Expansion..........................................  84
 The Properties............................................................  84
 Properties Under Development By Operating Company.........................  92
 Competition...............................................................  93
 Governmental Regulation...................................................  93
BUSINESS OF OPERATING COMPANY AFTER THE REORGANIZATION TRANSACTIONS........  94
 General...................................................................  94
 Hospital Operations.......................................................  94
 Nursing Center Operations.................................................  99
 Vencare Health Services Operations........................................ 103
 Management Information System............................................. 105
 Employees................................................................. 106
 Liability Insurance....................................................... 106
MANAGEMENT OF THE COMPANY AND MANAGEMENT OF REALTY COMPANY AND OPERATING
 COMPANY AFTER THE REORGANIZATION TRANSACTIONS............................. 107
 The Company............................................................... 107
 Realty Company............................................................ 115
 Operating Company......................................................... 116
BUSINESS STRATEGY.......................................................... 126
 Realty Company............................................................ 126
 Operating Company......................................................... 127

GOVERNMENTAL REGULATION...................................................  130
 Hospitals................................................................  130
 Nursing Centers..........................................................  133
 Pharmacies...............................................................  134
 Healthcare Reform Legislation............................................  134
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS OF COMPANY COMMON STOCK...  136
 The Company..............................................................  136
 Realty Company...........................................................  138
 Operating Company........................................................  139
MARKET INFORMATION CONCERNING COMPANY COMMON STOCK........................  141
CERTAIN FEDERAL INCOME TAX CONSIDERATIONS.................................  142
 The Distribution.........................................................  142
 Taxation of Realty Company...............................................  143
 Taxation of U.S. Stockholders of Realty Company..........................  149
 Taxation of Foreign Stockholders of Realty Company.......................  150
 Information Reporting Requirements and Backup Withholding Tax............  152
 Other Tax Consequences...................................................  152
 Ownership and Disposition of Distributed Shares..........................  152
DESCRIPTION OF CAPITAL STOCK..............................................  154
 Realty Company...........................................................  154
 Operating Company........................................................  159
CERTAIN ANTITAKEOVER EFFECTS OF CERTAIN CHARTER AND BY-LAWS PROVISIONS AND
 THE COMPANY RIGHTS.......................................................  160
 General..................................................................  160
 Classified Boards of Directors...........................................  161
 Number of Directors; Removal; Filling Vacancies..........................  161
 Limitations on Stockholder Action by Written Consent; Annual Meetings....  162
 Advance Notice Provisions for Stockholder Nominations and Stockholder
  Proposals...............................................................  162
 Preferred Stock..........................................................  163
 Common Stock.............................................................  164
 Ownership Limitation Provision...........................................  164
 Amendment of Certain Charter Provisions and the By-laws..................  165
 Preferred Share Purchase Rights..........................................  166
 Antitakeover Legislation.................................................  166
LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS OF OPERATING
 COMPANY..................................................................  168
 Limitation of Liability of Operating Company Directors...................  168
 Indemnification of Directors and Officers................................  168
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE...................  170
SUBMISSION OF STOCKHOLDER PROPOSALS FOR 1999 ANNUAL MEETING...............  170
ADDITIONAL INFORMATION....................................................  170
VENCOR, INC. INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND FINANCIAL
 STATEMENT SCHEDULES......................................................  F-1
Appendix AForm of Distribution Agreement to be entered into between the
 Company and Operating Company*
Appendix BForm of Certificate of Amendment of Certificate of Incorporation
 of Vencor, Inc.*

--------
* To be filed by amendment.

                                    SUMMARY

  The following is a summary of certain information contained elsewhere in this Proxy Statement and does not purport to be complete and is qualified in its entirety by reference to the full text of this Proxy Statement, including the Appendices attached hereto. Stockholders are urged to read this Proxy Statement and the attached Appendices, and in particular the section entitled "Risk Factors," carefully and in their entirety. Unless the context otherwise requires, references in this Proxy Statement to the "Company" shall be deemed to refer to Vencor, Inc. prior to consummation of the Reorganization Transactions, and references to "Realty Company" shall be deemed to refer to Vencor, Inc. immediately after the Reorganization Transactions, assuming stockholders approve the Distribution Proposal at the Annual Meeting (at which time, assuming stockholders approve the Charter Amendment Proposals at the Annual Meeting, Vencor, Inc. will change its name to "VenTrust, Inc."). Unless the context otherwise requires, references in this Proxy Statement to "Operating Company" shall be deemed to refer to Operating Company immediately after the Reorganization Transactions, assuming stockholders approve the Distribution Proposal at the Annual Meeting (at which time, assuming stockholders approve the Charter Amendment Proposals at the Annual Meeting, Operating Company will change its name to "Vencor, Inc.").

THE ANNUAL MEETING

  This Proxy Statement is being furnished to stockholders of the Company in connection with the solicitation of proxies by the Company Board for use at the Annual Meeting of Stockholders of the Company to be held on , , 1998,
at  :   .m. (local time), at           , and at any adjournment or postponement
thereof. Only holders of record of shares of Company Common Stock as of the
close of business on      , 1998 (the "Record Date") will be entitled to
receive notice of and to vote at the Annual Meeting.

THE PROPOSALS

  At the Annual Meeting, holders of Company Common Stock will be asked to consider and vote upon the Proposals:

    1. To approve the Distribution Agreement, which contemplates the Reorganization Transactions, including, but not limited to, (a) certain internal mergers and stock and asset transfers that will allocate the assets and liabilities relating to the Properties to Realty Company and the other assets and liabilities relating to the historical operations of the Company, including the Development Properties, to Operating Company, (b) the issuance and sale of $10 million of non-voting preferred stock of Operating Company, (c) the distribution by the Company to the holders of Company Common Stock of all the outstanding shares of Operating Company Common Stock on the basis of one share of Operating Company Common Stock
  for [each][every]     share[s] of Company Common Stock, (d) Realty Company
  leasing to Operating Company pursuant to the Master Lease Agreement all of the Leased Properties, (e) the completion by Operating Company of the development of the Development Properties pursuant to the Development Agreement and thereafter the sale to, and lease back from, Realty Company of the Development Properties, and (f) the repayment by the Company of the funded portion of the Company Bank Facility, the repurchase of up to all the Company Notes, obtaining consents to amend the terms of the Company Notes, the exchange of Company Notes for other securities or a combination of the foregoing, and payment of certain transaction costs to be incurred in connection with the Reorganization Transactions, all on terms satisfactory to the Company, which amounts will be obtained through borrowings and securities issuances by Realty Company of approximately $1.0 billion and through borrowings and securities issuances by Operating Company of approximately $1.11 billion.

    2. To approve the amendment of the Company Charter to (a) add certain transfer restrictions preventing transfers that would result in the transferee (other than certain stockholders) constructively holding in excess of 9.9% of the capital stock of Realty Company and other related provisions desirable for the Company to protect its status as a REIT for Federal income tax purposes, (b) change the name of the Company to "VenTrust, Inc.," and (c) increase the number of authorized shares of Company Preferred Stock from 1,000,000 shares to 10,000,000 shares; and

    3. To elect the directors named in this Proxy Statement to the Company
  Board.

  Completion of the Reorganization Transactions is conditioned upon, among other things, stockholder approval of the Distribution Proposal and the Charter Amendment Proposals. If the stockholders approve the Distribution Proposal but do not approve the Charter Amendment Proposals, the Company Board will reevaluate its intention to complete the Reorganization Transactions. After such review, the Company Board could decide not to complete the Reorganization Transactions or waive this condition and complete the Reorganization Transactions despite such lack of approval. The Company Board has further retained discretion, even if stockholders approve the Distribution Proposal and the other conditions to the Reorganization Transactions are satisfied, to cancel or defer the Reorganization Transactions, including the Distribution. See "The Distribution Proposal--Conditions; Termination."

VOTES REQUIRED

  As of       , 1998, there were     shares of Company Common Stock outstanding
and entitled to vote at the Annual Meeting. Each share of Company Common Stock outstanding on the Record Date will be entitled to one vote on each of the Proposals to be voted on at the Annual Meeting. The presence, either in person or by properly executed proxy, of the holders of a majority of the shares of Company Common Stock outstanding on the Record Date is necessary to constitute a quorum at the Annual Meeting.

  Approval of the Distribution Proposal and the Charter Amendment Proposals requires the affirmative vote of a majority of the outstanding shares of Company Common Stock entitled to vote thereon. The election of the directors named in this Proxy Statement will be determined by the vote of a plurality of the shares present in person or represented by proxy at the Annual Meeting.

  As of January 1, 1998, directors and executive officers of the Company and their affiliates beneficially owned an aggregate of 5,020,782 shares of Company Common Stock (including shares which may be acquired within 60 days upon exercise of employee stock options) or approximately 7.5% of the shares of Company Common Stock outstanding on such date. The directors and executive officers of the Company have indicated their intention to vote their shares of Company Common Stock in favor of approval and adoption of the Distribution Proposal and the Charter Amendment Proposals and for election to the Company Board of the directors named in this Proxy Statement.

WHAT COMPANY STOCKHOLDERS WILL RECEIVE IN THE DISTRIBUTION

  It is expected that the Distribution will be made on or before April 30, 1998 (the "Distribution Date") on a pro rata basis to holders of record of issued and outstanding Company Common Stock on the date selected by the Company Board (the "Distribution Record Date"). Holders of record of Company Common Stock as of the Distribution Record Date will receive shares of Operating Company Common Stock on the basis of the distribution ratio of one share of Operating Company
Common Stock for [every] [each]     share[s] of Company Common Stock held on
the Distribution Record Date (including shares held in the Vencor Retirement Savings Plan) (the "Distribution Ratio"). All shares of Operating Company Common Stock issued will be fully paid and nonassessable and the holders thereof will not be entitled to preemptive rights. See "Description of Capital Stock--Operating Company." No holder of Company Common Stock will be required to pay any cash or other consideration for shares of Operating Company Common Stock received in the Distribution or to surrender or exchange shares of Company Common Stock in order to receive shares of Operating Company Common Stock. See "The Distribution Proposal."

RECOMMENDATION OF THE COMPANY BOARD

  The Company Board believes that each of the Proposals is in the best interests of the Company and its stockholders and unanimously recommends that stockholders vote FOR the Distribution Proposal, FOR the Charter Amendment Proposals and FOR the Election Proposal.

APPRAISAL RIGHTS

  Stockholders of the Company will not be entitled to appraisal rights under the Delaware General Corporation Law (the "Delaware Law") in connection with any of the Proposals.

BACKGROUND AND REASONS FOR THE REORGANIZATION TRANSACTIONS

  The Company has operated as one of the largest providers of long-term healthcare services in the United States. At December 31, 1997, the Company's operations included 60 long-term acute care hospitals containing 5,273 licensed beds, 309 nursing centers containing 40,383 licensed beds, and a contract service business ("Vencare") which provides respiratory and rehabilitation therapies and medical and pharmacy management services to approximately 2,900 healthcare facilities.

  The Company Board has decided to separate the Company into two publicly owned companies as of the Distribution Date: (1) Realty Company, which will operate as a self-administered, self-managed realty company (and as a REIT upon election of REIT status on January 1, 1999), and will initially hold substantially all of the Company-owned land, buildings and other improvements, and certain other real estate related assets, including 49 of the 60 long-term acute care hospitals and 205 of the 309 nursing centers operated by the Company as of December 31, 1997; and (2) Operating Company, a newly formed holding company, which will, after certain internal mergers and stock and asset transfers are effected, directly or indirectly, hold all of the other assets and liabilities relating to operation of the Company's historical business, including the Development Properties, and will manage, operate and lease the Leased Properties (and upon completion of development, the Development Properties) from Realty Company.

  The Company Board believes that the separation of Operating Company from the Company and the Company's conversion to a REIT will benefit the Company's stockholders by giving them a continuing interest in a leading long-term healthcare company and a tax-advantaged REIT security that is expected to provide both the opportunity for consistent cash dividends and capital appreciation as Realty Company acquires additional properties. If Realty Company qualifies for taxation as a REIT, it generally will not be subject to Federal corporate income taxes on that portion of its ordinary income or capital gain that is distributed to stockholders. Such treatment substantially eliminates the Federal "double taxation" on earnings (at the corporate and the stockholder levels) that generally results from investment in a corporation. See "Certain Federal Income Tax Considerations--Taxation of Realty Company."

  Upon conversion to REIT status, Realty Company will be able to benefit from the tax advantages that apply to REITs, and stockholders will receive quarterly distributions that are at least sufficient to satisfy the annual distribution requirements for REITs. See "Certain Federal Income Tax Considerations" and "Distribution and Dividend Policy--Realty Company." The Company Board believes this will highlight the value of the Company's real estate assets and permit stockholders to realize a regular cash return on that value. In addition, although historically the Company has been primarily recognized as a long-term healthcare company, successful acquisition of healthcare related real estate, particularly hospitals and nursing centers, has always been an important component of the Company's success. The management of Realty Company expects that its acquisition strategy will focus primarily on transactions in the healthcare industry, but over time it may effect transactions in other industries that management determines have the opportunity to generate attractive returns. In particular, the Company Board believes that Realty Company will be able to pursue real estate opportunities that may yield attractive investment returns but which are not necessarily consistent with the Company's current operating strategies. In addition, Realty Company is expected to have a lower ratio of indebtedness to assets and cash flow than the Company has today, which will give Realty Company greater flexibility for future real estate acquisitions and investments.

  Company stockholders will also retain, through the Distribution, their proportionate interest in one of the largest providers of long-term healthcare services in the United States. The Company's full-service integrated network of hospitals, nursing centers and ancillary service providers will enable Operating Company to continue to meet the range of needs of patients requiring long-term care while further expanding its long-term care operations. The Company Board believes that Operating Company will benefit from a strategic relationship with Realty Company because Operating Company's management will be able to focus its time and resources on its healthcare operations and at the same time, through the Participation Agreement (as defined herein), have a right of first offer to lease and operate certain healthcare properties acquired by Realty Company for a period of three years following the Distribution Date. The Company Board believes that the more highly leveraged capital structure of Operating Company is appropriate for a company with the expected growth and cash flow characteristics of Operating Company. The Company Board also recognizes that this additional leverage carries with it certain increased risks. See "Risk Factors."

THE REORGANIZATION TRANSACTIONS

  The Company currently expects that, subject to approval of the Distribution Proposal, the Charter Amendment Proposals and the satisfaction of the other conditions set forth under "The Distribution Proposal--Conditions; Termination," the Distribution and the following other Reorganization Transactions would be effected.

    1. Internal Mergers and Transfers. On or prior to the Distribution Date, the Company will effectuate certain internal mergers and stock and asset transfers intended to allocate the assets and liabilities relating to the Properties to the Company and the other assets and liabilities relating to the operation of the Company's historical business, including the Development Properties, to Operating Company. The principal internal mergers and stock and asset transfers are as follows: (a) the Company will form a new limited partnership (the "Realty Company Partnership") of which the Company will own a 99% general partnership interest, and a newly formed, wholly-owned limited liability company of the Company will own a one percent limited partnership interest; (b) all of the Company's first-tier subsidiaries other than TheraTx, Incorporated ("TheraTx") and Transitional Hospitals Corporation ("Transitional") will merge with and into the Realty Company Partnership; (c) the Company will form Operating Company; (d) the Company will transfer all of the outstanding stock of TheraTx and Transitional (which owns, all of the Company's ownership interest in Behavioral Healthcare Corporation ("BHC"), an operator of psychiatric and behavioral clinics (the "BHC Stock")), the common stock of Atria Communities, Inc., a publicly held company and former division of the Company ("Atria"), held by the Company (the "Atria Common Stock"), and certain operating assets held by the Company (collectively, the "Transferred Assets") to Operating Company (or a subsidiary of Operating Company) and, as consideration for such stock, Operating Company will issue Operating Company Common Stock and the Operating Company Series A Preferred Stock (as defined herein) to the Company; (e) the Realty Company Partnership will transfer all of its assets to Operating Company (or subsidiaries of Operating Company) other than its real property and real property related assets included within the Properties and, as consideration for such assets, Operating Company will issue Operating Company Common Stock and transfer all of the owned real estate and real estate related assets held by TheraTx and Transitional (and their respective subsidiaries) to the Realty Company Partnership; and (f) the Realty Company Partnership will distribute to the Company all of the Operating Company Common Stock it received from Operating Company.

    The following is a diagram of the organizational structure of the Company prior to the Reorganization Transactions:


                                   [DIAGRAM]

A diagram of the current ownership structure of the Company showing the stockholders holding 100% of the Company and indicating that the Company owns and operates the properties.



    The following is a diagram of the organizational structure of the Company following the Reorganization Transactions:



                                   [DIAGRAM]

A diagram of the ownership structure of Realty Company and its subsidiaries and Operating Company and its subsidiaries showing the Company's stockholders holding 100% of Realty Company and Operating Company and unrelated third parties holding a $10 million interest in Operating Company Preferred Stock.

    2. Operating Company Series A Preferred Stock. As part of the consideration to be paid by Operating Company to the Company for the Transferred Assets, Operating Company will issue $10 million of non-voting Series A Cumulative Mandatory Redeemable Preferred Stock (the "Operating Company Series A Preferred Stock"). The Company currently expects to sell all of the Operating Company Series A Preferred Stock in a private placement to one or more unaffiliated third parties immediately following the Distribution Date.

    3. Master Lease Agreement. On or prior to the Distribution Date, Realty Company and Operating Company will enter into the Master Lease Agreement pursuant to which Realty Company will lease all of the Leased Properties to Operating Company. See "Relationship Between Realty Company and Operating Company After the Reorganization Transactions--Master Lease Agreement."

    4. Development Agreement. On or prior to the Distribution Date, Realty Company and Operating Company will enter into the Development Agreement pursuant to which Operating Company will complete development of the Development Properties and thereafter sell to, and lease back from, Realty Company, the Development Properties. The terms of the leases for the Development Properties will be substantially similar to the Master Lease Agreement. See "Relationship Between Realty Company and Operating Company After the Reorganization Transactions--Development Agreement."

    5. Financing. In connection with the Reorganization Transactions, the Company expects that all or substantially all of the Company's existing $2.0 billion of indebtedness, consisting primarily of amounts drawn under the Company Bank Facility and up to all $750 million of the Company Notes will be repaid or repurchased (the "Company Financing Transactions") and refinanced with bank borrowings and securities issuances by each of Realty Company and Operating Company. In lieu of repurchasing the Company Notes, the Company may obtain consents to amend the terms of the Company Notes, exchange Company Notes for other securities or some combination of the foregoing.

    Realty Company is expected to have approximately $985 million in total indebtedness as of the Distribution Date and approximately $215 million in credit available under a revolving credit facility. It is expected that such capital will be available from the following sources: (i) a revolving credit facility in the amount of $250 million (the "Realty Company Credit Facility"), (ii) a term loan (the "Realty Company Term A Loan") in the amount of $250 million, (iii) a term loan (the "Realty Company Term B Loan") in the amount of $250 million, and (iv) Commercial Mortgage Backed Securities (the "Realty Company CMBS Debt") in the amount of $450 million (collectively, the "Realty Company Financing Transactions"). The Company has received proposals from financial institutions for all of Realty Company's financing requirements, is negotiating the terms of such financing and expects such financing to be achieved on terms acceptable to the Company.

    Operating Company is expected to have approximately $1.0 billion in indebtedness as of the Distribution Date and approximately $300 million in credit available under a revolving credit facility. It is expected that such capital will be available from the following sources: (i) a revolving credit facility (the "Operating Company Credit Facility") in the amount of $300 million, (ii) a term loan (the "Operating Company Term A Loan") in the amount of $400 million, (iii) a term loan (the "Operating Company Term B Loan") in the amount of $400 million, (iv) a bridge loan (the "Operating Company Bridge Loan") in the amount of $200 million, to be repaid from the proceeds of the sale of certain non-strategic assets, including the sale of Atria Common Stock to be owned by Operating Company following the Reorganization Transactions, (v) $10 million of Operating Company Series A Preferred Stock, and (vi) a public offering of approximately $100 million of Operating Company Common Stock (the "Operating Company Offering") to be consummated simultaneously with the Reorganization Transactions (collectively, the "Operating Company Financing Transactions" and together with the Realty Company Financing Transactions and Company Financing Transactions, the "Financing Transactions"). If Operating Company is unable to sell the Atria Common Stock or other assets, Operating Company expects that it would be required to refinance the Operating Company Bridge Loan with the Operating Company Credit Facility or a public debt or equity offering, or a combination thereof. The Company has received proposals from financial institutions for all of Operating Company's financing requirements, is negotiating the terms of such financing and expects such financing to be achieved on terms acceptable to the Company.

    The following is a diagram of the Operating Company Financing
  Transactions and the Realty Company Financing Transactions:


                                   [GRAPHIC]

A chart showing the ownership structure of both Operating Company and Realty Company and listing each Company's debt facilities.




  See "The Distribution Proposal--The Reorganization Transactions" and "Description of Capital Stock--Operating Company--Preferred Stock."

BUSINESS OF REALTY COMPANY AND OPERATING COMPANY AFTER THE REORGANIZATION TRANSACTIONS

 REALTY COMPANY

  After the Reorganization Transactions, Realty Company will be a self-administered, self-managed realty company (and a REIT upon election of REIT status on January 1, 1999) that will continue to expand and enhance the portfolio of healthcare related properties owned by the Company. Realty Company's Properties will include 49 long-term acute care hospitals and 205 nursing centers in 35 states. Realty Company believes it will be a leading real estate company focused on the ownership and acquisition of healthcare related properties, including, but not limited to, hospitals, nursing centers, assisted living facilities and healthcare related office buildings. Realty Company also may pursue opportunities in non-healthcare real estate. At or prior to the Distribution Date, Realty Company will enter into a series of agreements with Operating Company, including the Master Lease Agreement, the Development Agreement and the Participation Agreement, pursuant to which Operating Company will lease and operate all of the Leased Properties, and Operating Company will complete development of the Development Properties and thereafter sell to, and lease back from, Realty Company, the Development Properties. In addition, Realty Company will have a right of first offer with respect to certain healthcare properties to be sold or mortgaged by Operating Company for a period of three years following the Distribution Date. See "Relationship Between Realty Company and Operating Company After the Reorganization Transactions." The Company and its predecessor companies have been engaged in the development, construction and acquisition of healthcare properties since 1987.

  Following the Reorganization Transactions, Realty Company's primary source of revenues will be from payments by Operating Company under the Leases (as defined herein). The annual base rent for the Leased Properties under the Leases, for the twelve-month period commencing on the Distribution Date (the "Annual

Base Rent"), will be approximately $225 million. Realty Company's principal expenditures will include costs incurred in the purchase of the Development Properties from Operating Company, the acquisition of additional properties, and depreciation and financing costs, including interest expense. Realty Company expects to diversify its credit exposure by entering into leases with tenants other than Operating Company.

  Realty Company will conduct substantially all of its business activities, including future acquisitions of properties, through the Realty Company Partnership. This structure will enable Realty Company to have properties that are acquired in the future contributed to the Realty Company Partnership by the owner of such property in exchange for units in the Realty Company Partnership and/or cash. If the owner of such property receives units in the Realty Company Partnership in exchange for any such properties, the owner will be able to defer all or part of the tax consequences of the contribution. The units issued in exchange for properties will represent limited partnership interests in the Realty Company Partnership. This structure, which is commonly known as an UPREIT, should make Realty Company an attractive buyer when a seller wishes to be able to defer payment of taxes upon disposition of property.

 OPERATING COMPANY

  After the Reorganization Transactions, Operating Company will be one of the largest providers of long-term healthcare services in the United States. At December 31, 1997, Operating Company's operations would have included 60 long-term acute care hospitals containing 5,273 licensed beds, 309 nursing centers containing 40,383 licensed beds, and the Vencare contract services business which provides respiratory and rehabilitation therapies and medical and pharmacy management services to approximately 2,900 healthcare facilities. Also at such date Operating Company would have operated in 46 states. Healthcare services provided through this network include long-term hospital care, nursing care, contract respiratory therapy services, acute cardiopulmonary care, subacute and post-operative care, inpatient and outpatient rehabilitation therapy, specialized care for Alzheimer's disease, hospice care, home healthcare and pharmacy services. Operating Company will continue to develop VenTouch(TM), a comprehensive paperless clinical information system designed to increase the operating efficiencies of Operating Company's facilities.

  In addition, pursuant to the Participation Agreement, Operating Company will have a right of first offer to lease and operate certain healthcare properties acquired by Realty Company for a period of three years following the Distribution Date.

RELATIONSHIP BETWEEN REALTY COMPANY AND OPERATING COMPANY AFTER THE REORGANIZATION TRANSACTIONS

  For purposes of governing certain ongoing relationships between Realty Company and Operating Company after the Reorganization Transactions and providing mechanisms for an orderly transition, Realty Company and Operating Company will enter into certain agreements and adopt certain policies prior to or on the Distribution Date. Such agreements include: (i) the Distribution Agreement, providing for, among other things, the Reorganization Transactions and cross-indemnification provisions, (ii) the Master Lease Agreement, setting forth, among other things, the material terms for the lease of the Leased Properties by Realty Company to Operating Company, (iii) the Development Agreement, providing for, among other things, the completion of development by Operating Company of the Development Properties and thereafter the sale to, and lease back from, Realty Company, of the Development Properties, (iv) the Participation Agreement, providing for, among other things, the right of first offer of each of Realty Company and Operating Company to participate in certain transactions, (v) the Employee Benefits Agreement (as defined herein), (vi) the Intellectual Property Agreement (as defined herein), (vii) the Tax Sharing Agreement (as defined herein), and (viii) the Transition Services Agreement (as defined herein). Each of Realty Company and Operating Company will create a committee of independent directors to review and approve transactions and agreements between the companies. See "Relationship Between Realty Company and Operating Company After the Reorganization Transactions."

MANAGEMENT OF REALTY COMPANY AND OPERATING COMPANY AFTER THE REORGANIZATION TRANSACTIONS

 REALTY COMPANY

  Subject to approval of the Election Proposal, the following ten individuals will serve as members of the Company Board: Michael R. Barr, Walter F. Beran, Ulysses L. Bridgeman, Jr., Elaine L. Chao, Donna R. Ecton, Greg D. Hudson, William H. Lomicka, W. Bruce Lunsford (Chairman of the Board), W. Earl Reed, III, and R. Gene Smith. It is expected that as of or prior to the Distribution Date, Mr. Barr, Mr. Bridgeman, Ms. Chao, Ms. Ecton, Mr. Lomicka and Mr. Reed will resign their positions as directors of the Company and become directors of Operating Company. It is also expected that the Company Board will appoint Ronald G. Geary and Thomas T. Ladt to fill the vacancies created by such resignations. Accordingly, as of the Distribution Date, the Company expects that the following six individuals will be members of the Board of Directors of Realty Company (the "Realty Company Board"): Mr. Beran, Mr. Geary, Mr. Hudson, Mr. Ladt, Mr. Lunsford and Mr. Smith. See "Election of Directors."

  As of the close of business on the Distribution Date, the following individuals are expected to serve in the following capacities as the executive officers of Realty Company: W. Bruce Lunsford, Chairman of the Board and Chief Executive Officer; Thomas T. Ladt, President and Chief Operating Officer; and
T. Richard Riney, Vice President, General Counsel and Secretary. Realty Company expects that prior to the Distribution Date, it will have selected individuals to serve as chief financial officer and vice president of planning and development of Realty Company.

  See "Management of the Company and Management of Realty Company and Operating Company After the Reorganization Transactions--Realty Company."

 OPERATING COMPANY

  Prior to completing the Reorganization Transactions, the Company, as sole stockholder of Operating Company, expects to elect the following eight individuals to the Board of Directors of Operating Company (the "Operating Company Board") as of the close of business on the Distribution Date: Michael
R. Barr, Ulysses L. Bridgeman, Jr., Elaine L. Chao, Donna R. Ecton, William H. Lomicka, W. Bruce Lunsford (Chairman of the Board), W. Earl Reed, III, and R. Gene Smith (Vice Chairman of the Board). Each such person is currently a director of the Company and, other than Mr. Lunsford and Mr. Smith who will each be directors of both Realty Company and Operating Company, will resign their positions as directors of the Company as of or prior to the Distribution Date.

  As of the close of business on the Distribution Date, the following individuals are expected to serve in the following capacities as the executive officers of Operating Company: W. Bruce Lunsford, Chairman of the Board, President and Chief Executive Officer; Michael R. Barr, Executive Vice President and Chief Operating Officer; W. Earl Reed, III, Executive Vice President and Chief Financial Officer; Jill L. Force, Senior Vice President, General Counsel and Assistant Secretary; Richard E. Chapman, Senior Vice President and Chief Information Officer; James H. Gillenwater, Jr., Senior Vice President, Planning and Development; and Richard A. Lechleiter, Vice President, Finance and Corporate Controller. Each such person is currently serving in such capacity for the Company.

  See "Management of the Company and Management of Realty Company and Operating Company After the Reorganization Transactions--Operating Company."

BUSINESS STRATEGY

 REALTY COMPANY

  Realty Company's principal business objectives are to maximize growth in Funds From Operations (as defined herein) and to enhance the value of its portfolio of properties in order to maximize total return to stockholders. Realty Company intends to focus on the acquisition of equity interests in healthcare related properties, including hospitals, nursing centers, assisted living facilities, and healthcare related office buildings. Although Realty Company intends to focus its efforts in the healthcare industry, it may consider investments in properties outside of the healthcare industry. In addition, Realty Company expects to diversify its credit exposure by entering into leases with tenants other than Operating Company. Realty Company may expand its focus to include the development of healthcare facilities.

  Realty Company intends to achieve its objectives through the implementation of the following strategies:

 Growth Strategy

    . Acquire additional healthcare properties and lease such properties to other qualified operators or invest in mortgages secured by such properties;

    . Purchase from, and lease back to, Operating Company, the Development Properties pursuant to the Development Agreement;

    . Purchase or mortgage selected properties from Operating Company pursuant to the Participation Agreement, which provides Realty Company with a right of first offer on certain properties;

    . Utilize the substantial healthcare industry experience and numerous business relationships of management to identify and evaluate potential investments;

    . Through its structure as an UPREIT, offer Realty Company Partnership units to sellers who would otherwise recognize a taxable gain upon a sale of assets; and

    . Begin development and construction of healthcare related facilities if market conditions are favorable.

 Operating Strategy

    . Structure leases on a triple-net or similar basis under which the tenants bear the principal portion of the financial and operational responsibility for the properties;

    . Incorporate step-ups and/or other rent escalation features into leases and mortgages;

    . Develop and maintain long-term working relationships with other healthcare operators; and

    . Diversify Realty Company's asset base by tenant, property type and geographical location.

 Capitalization Strategy

    . Employ moderate leverage to fund additional acquisitions or development;

    . Maintain a debt to total market capitalization ratio (i.e., total debt of Realty Company as a percentage of equity market value plus total debt) of less than 50%; and

    . Pay regular distributions beginning January 1, 1999 and periodically raise distributions as Funds From Operations per share of common stock of Realty Company ("Realty Company Common Stock") increases.

  See "Business Strategy--Realty Company."

 OPERATING COMPANY

  Operating Company believes that the demand for long-term care is increasing. Improved medical care and advances in medical technology continue to increase the survival rates for victims of disease and trauma. Many of these patients never fully recover and require long-term care. The incidence of chronic problems increases with age, particularly in connection with certain degenerative conditions. As the average age of the United States population increases, Operating Company believes that the demand for long-term healthcare at all levels of the continuum of care will increase.

  At the same time, the healthcare system of the United States is experiencing a period of significant change. Factors affecting the healthcare system include cost containment, the expansion of managed care, improved medical technology, an increased focus on measurable clinical outcomes and a growing public awareness of healthcare spending by governmental agencies at Federal and state levels. Payors are increasingly requiring providers to move patients from high-acuity care environments to lower-acuity care settings as quickly as is medically appropriate.

  Operating Company will continue the Company's prior strategy of developing its full-service integrated network to meet the range of needs of patients requiring long-term care. Operating Company will continue to integrate and expand the operations of its long-term acute care hospitals and nursing centers and to develop related healthcare services. Operating Company expects to have development opportunities independent of those arising as a result of its relationship with Realty Company. Operating Company will provide a full range of clinical expertise, as well as advanced technologies for cost-efficiencies, to accommodate patients at all levels of long-term care. Key elements of Operating Company's strategy for providing a full-service integrated network for long-term care are as follows: (a) focus on the long-term care continuum,
(b) increase penetration of specialty care and comprehensive delivery and management of ancillary services, and (c) further implement its patient information system.

  See "Business Strategy--Operating Company."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION

  A U.S. Stockholder (as defined herein) will include the fair market value of the shares of Operating Company Common Stock (the "Distributed Shares") received pursuant to the Distribution in gross income as ordinary dividend income to the extent of the U.S. Stockholder's share of the current or accumulated tax earnings and profits of the Company through the end of 1998. The exact amount of the Company's earnings and profits depends upon a variety of factors and cannot be determined until the end of 1998. Based on the Company's analysis of its earnings and profits and assuming that the value of the Operating Company Common Stock at the time of the Distribution is not
greater than $    per share, the Company expects that a U.S. Stockholder will
not have more than $    of dividend income per share of Company Common Stock.
To the extent the value of Operating Company Common Stock on the Distribution Date exceeds the per share earnings and profits of the Company, a U.S. Stockholder will be required to reduce its basis in its shares of Company Common Stock by such excess. A U.S. Stockholder whose basis in its shares of Company Common Stock is thereby reduced to zero will recognize capital gain in the amount of any remaining value of Distributed Shares received. A U.S. Stockholder's holding period in the Distributed Shares will begin on the day after the Distribution Date. See "Certain Federal Income Tax Considerations-- Ownership and Disposition of Distributed Shares." The Company will report to U.S. Stockholders the portion of the Distribution that should be treated as a dividend in February 1999.

  A U.S. Stockholder that is a corporation will, subject to generally applicable limitations, be entitled to a dividends received deduction in an amount equal to 70% of the amount of the Distribution received by it that is a dividend. If a dividend is deemed to be "extraordinary" under Section 1059 of the Internal Revenue Code of 1986, as amended (the "Code"), a corporate stockholder may be required to reduce its basis in the stock by the nontaxed portion of the dividend.

DISTRIBUTION AND DIVIDEND POLICY

 REALTY COMPANY

  Realty Company is expected to make distributions to its stockholders on a quarterly basis beginning the first quarter of 1999 following its election of REIT status on January 1, 1999. Realty Company's first distribution is expected to be equal to a payout ratio of approximately 80% of Funds From Operations (the "Distribution Policy"). There can be no assurances that Realty Company will meet or maintain the Distribution Policy. See "Risk Factors--Ability to Maintain Distributions."

  The Company established the Distribution Policy after reviewing Realty Company's pro forma Funds From Operations for the twelve month period ended December 31, 1997, as further adjusted as described in footnote (1) below. "Funds From Operations" as defined by the National Association of Real Estate Investment Trusts is net income (loss) computed in accordance with generally accepted accounting principles, excluding gains (or losses) from debt restructuring or sales of property, plus depreciation and amortization on real estate assets and after adjustments, if any, for unconsolidated partnerships and joint ventures. Realty Company's "Cash Available for Distribution," which is Funds From Operations adjusted for certain non-cash items, less reserves for capital expenditures, is not expected to be materially different from its Funds From Operations, principally because under the Master Lease Agreement, Operating Company is responsible for substantially all maintenance and capital expenditures. The Company believes that such pro forma financial information, with the enumerated adjustments, provides a reasonable basis for setting the Distribution Policy.

  The following table sets forth certain unaudited, supplemental adjusted pro forma financial information for the twelve month period ended December 31, 1997.

                                                       SUPPLEMENTAL ADJUSTED
                                                        PRO FORMA FINANCIAL
                                                     INFORMATION FOR THE TWELVE
                                                            MONTHS ENDED
                                                        DECEMBER 31, 1997(1)
                                                     --------------------------
                                                       (DOLLARS IN THOUSANDS,
                                                     EXCEPT PER SHARE AMOUNTS)
Rental income.......................................          $225,000
Expenses(2).........................................            89,480
Depreciation........................................            45,969
Funds from operations(3)............................           135,520
Initial funds from operations per common
 share(3)(4)........................................          $   2.01

--------
(1) Represents the pro forma results of operations for the period presented, determined on the basis set forth in the "Realty Company Unaudited Pro Forma Consolidated Financial Statements" and as adjusted to reflect annualized lease revenues, and associated expenses, as if each of the Leased Properties had been in operation from January 1, 1997.
(2) Consists of interest expense, general and administrative expenses, and the cost of administrative services provided by Operating Company in connection with the Transition Services Agreement.
(3) Industry analysts generally consider Funds From Operations to be an appropriate measure of the performance of an equity REIT. Funds From Operations should not be considered an alternative to net income as an indicator of Realty Company's operating performance or to cash flow as a measure of liquidity.
(4) Based on approximately 67.3 million shares of Company Common Stock outstanding as of December 31, 1997. Excludes shares of Company Common Stock issuable upon conversion of Company Options (as defined herein). See "Realty Company Pro Forma Capitalization" and "Description of Capital Stock--Realty Company."

  See "Risk Factors--Payment of Dividends" and "Distribution and Dividend
Policy."

 OPERATING COMPANY

  Operating Company does not intend to pay cash dividends on Operating Company Common Stock for the foreseeable future so that it may reinvest its earnings in the development of its business and reduce indebtedness. The payment of dividends on Operating Company Common Stock in the future will be at the discretion of the Operating Company Board. Restrictions imposed by the Operating Company Credit Facility, Operating Company Term A Loan, Operating Company Term B Loan and Operating Company Bridge Loan (collectively, the "Operating Company Debt Facilities") or other debt obligations are expected to limit the payment of dividends by Operating Company on Operating Company Common Stock. See "Risk Factors--Payment of Dividends."

                                 REALTY COMPANY
                   SELECTED UNAUDITED PRO FORMA CONSOLIDATED
                 FINANCIAL DATA AND COMPARATIVE PER SHARE DATA

  The following table sets forth certain selected unaudited pro forma consolidated data of Realty Company as of and for the year ended December 31, 1997, which assumes that the Reorganization Transactions were consummated on January 1, 1997. The pro forma information contained herein may not necessarily reflect the financial position or results of operations of Realty Company which would have been obtained had Realty Company been a separate, publicly held company on such date or at the beginning of the period indicated. In addition, the pro forma financial statements do not purport to be indicative of future operating results of Realty Company.

  Realty Company will not have been operated as a REIT prior to the Distribution Date. Accordingly, for accounting purposes, the financial statements of Realty Company will consist solely of its operations after the Distribution Date. See "The Distribution Proposal--Accounting Treatment."

  The information below should be read in conjunction with the "Realty Company Unaudited Pro Forma Consolidated Financial Statements" included elsewhere herein.

                                                                YEAR ENDED
                                                            DECEMBER 31, 1997
                                                          ----------------------
                                                          (DOLLARS IN THOUSANDS,
                                                             EXCEPT PER SHARE
                                                                   DATA)
      STATEMENT OF INCOME DATA:
        Rental income...................................         $225,000
        Net income......................................           89,551
        Earnings per common share:
         Basic..........................................             1.30
         Diluted........................................             1.27
                                                            DECEMBER 31, 1997
                                                          ----------------------
      BALANCE SHEET DATA:
        Total assets....................................          931,830
        Long-term debt, including amounts due within one
         year...........................................          984,592
        Common stockholders' equity (deficit)...........          (56,862)
        Book value (deficit) per common share...........            (0.84)(1)

                                                          HISTORICAL PRO FORMA
                                                          ---------- ---------
      COMPARATIVE PER SHARE DATA:
      EARNINGS PER COMMON SHARE FROM OPERATIONS:
        Year ended December 31, 1997:
         Basic...........................................   $    -     $1.30
         Diluted.........................................        -      1.27
      BOOK VALUE (DEFICIT) PER COMMON SHARE:
        At December 31, 1997(1)..........................        -     (0.84)(1)

--------
(1)The computation is based upon the pro forma issued and outstanding shares of Realty Company as of December 31, 1997.

                       THE COMPANY AND OPERATING COMPANY
                   SUMMARY SELECTED HISTORICAL FINANCIAL DATA

  The following table sets forth summary selected historical financial data of the Company for each of the five years in the period ended December 31, 1997. For accounting purposes, the consolidated historical financial statements of the Company will become the historical financial statements of Operating Company after the Distribution Date. The summary historical financial data presented herein have been derived from the audited consolidated financial statements of the Company.

  The following summary selected financial data relate to the business of Operating Company as it was operated as part of the Company and may not reflect the financial position, results of operations or cash flows that would have been obtained had Operating Company been a separate, publicly held company during such periods. In particular, the effect of lease payments that would have been incurred by Operating Company pursuant to the Leases are not reflected herein. Operating Company will also incur interest expense related to the Operating Company Debt Facilities at higher rates than those incurred by the Company. In addition, the historical financial statements contained herein include certain expenses that, upon completion of the Reorganization Transactions, will not be included in the future financial statements of Operating Company. Such expenses include (i) expenses for depreciation on real estate assets which Operating Company will lease from Realty Company and (ii) interest expense related to long-term debt which will be incurred by Realty Company. The following table should be read in conjunction with: "Operating Company Selected Unaudited Pro Forma Consolidated Financial Data and Comparative Per Share Data," "Operating Company Unaudited Pro Forma Consolidated Financial Statements," "The Company and Operating Company Selected Historical Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company," "Management's Discussion and Analysis of Financial Condition and Results of Operations of Operating Company" and the historical consolidated financial statements of the Company presented elsewhere in this Proxy Statement. The summary selected historical financial data set forth below reflects the three-for-two stock split of Company Common Stock distributed on October 25, 1994.

                                            YEAR ENDED DECEMBER 31,
                          -------------------------------------------------------------
                             1997         1996        1995         1994        1993
                          -----------  ----------- -----------  ----------- -----------
                                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS
 DATA:
Revenues................  $ 3,116,004  $ 2,577,783 $ 2,323,956  $ 2,032,827 $ 1,727,436
Income before income
 taxes..................      224,466       83,180      32,364      132,920      79,065
Income from operations..      135,128       48,005       8,363       86,139      68,976
Net income (loss).......      130,933       48,005     (14,889)      85,898      65,656
Earnings (loss) per
 common share:
 Basic:
  Income from
   operations...........  $      1.96  $      0.69 $      0.22  $      1.41 $      1.28
  Extraordinary loss on
   extinguishment of
   debt.................        (0.06)           -       (0.38)           -       (0.04)
  Cumulative effect on
   prior years of a
   change in accounting
   for income taxes.....            -            -           -            -       (0.02)
                          -----------  ----------- -----------  ----------- -----------
   Net income (loss)....  $      1.90  $      0.69 $     (0.16) $      1.41 $      1.22
                          ===========  =========== ===========  =========== ===========
 Diluted:
  Income from
   operations...........  $      1.92  $      0.68 $      0.29  $      1.28 $      1.22
  Extraordinary loss on
   extinguishment of
   debt.................        (0.06)           -       (0.32)           -       (0.04)
  Cumulative effect on
   prior years of a
   change in accounting
   for income taxes.....            -            -           -            -       (0.02)
                          -----------  ----------- -----------  ----------- -----------
   Net income (loss)....  $      1.86  $      0.68 $     (0.03) $      1.28 $      1.16
                          ===========  =========== ===========  =========== ===========
 Shares used in
  computing earnings
  (loss) per common
  share:
  Basic.................       68,938       69,704      61,196       55,522      51,985
  Diluted...............       70,359       70,702      71,967       69,014      60,640
FINANCIAL POSITION:
Working capital.........  $   445,086  $   320,123 $   239,666  $   129,079 $   114,339
Assets..................    3,334,739    1,968,856   1,912,454    1,656,205   1,563,350
Long-term debt..........    1,919,624      710,507     778,100      746,212     784,801
Stockholders' equity....      905,350      797,091     772,064      596,454     485,550
OPERATING DATA:
Number of hospitals.....           60           38          36           33          26
Number of hospital li-
 censed beds............        5,273        3,325       3,263        2,511       2,198
Number of hospital pa-
 tient days.............      767,810      586,144     489,612      403,623     293,367
Number of nursing cen-
 ters...................          309          313         311          310         325
Number of nursing center
 licensed beds..........       40,383       39,619      39,480       39,423      40,759
Number of nursing center
 patient days...........   12,622,238   12,566,763  12,569,600   12,654,016  12,770,435
Number of Vencare con-
 tracts.................        3,877        4,346       4,072        2,648       1,628

                               OPERATING COMPANY
                   SELECTED UNAUDITED PRO FORMA CONSOLIDATED
                 FINANCIAL DATA AND COMPARATIVE PER SHARE DATA

  The following table sets forth certain selected unaudited pro forma consolidated data of Operating Company as of and for the year ended December 31, 1997, which assumes that the Reorganization Transactions were consummated on January 1, 1997. The pro forma information contained herein may not necessarily reflect the financial position or results of operations of Operating Company which would have been obtained had Operating Company been a separate, publicly held company on such date or at the beginning of the period indicated. In addition, the pro forma financial statements do not purport to be indicative of future operating results of Operating Company.

  For accounting purposes, the historical consolidated financial statements of the Company will become the historical consolidated financial statements of Operating Company after the Distribution Date. See "The Distribution Proposal-- Accounting Treatment."

  The information below should be read in conjunction with the "Operating Company Unaudited Pro Forma Consolidated Financial Statements" included elsewhere herein.

                                     YEAR ENDED
                                  DECEMBER 31, 1997
                                  -----------------
                                     (DOLLARS IN
                                  THOUSANDS, EXCEPT
                                   PER SHARE DATA)
     STATEMENT OF INCOME DATA:
       Revenues.................     $3,364,274
       Income from operations...         46,902
       Earnings per common share
        from operations:
        Basic...................           0.57
        Diluted.................           0.56
                                  DECEMBER 31, 1997
                                  -----------------
     BALANCE SHEET DATA:
       Total assets.............     $2,446,172
       Long-term debt, including
        amounts due within one
        year....................      1,000,000
       Mandatory redeemable pre-
        ferred stock............         10,000
       Common stockholders' eq-
        uity....................        965,712
       Book value per common
        share...................          12.25(1)

                                                          HISTORICAL PRO FORMA
                                                          ---------- ---------
     COMPARATIVE PER SHARE DATA:
     EARNINGS PER COMMON SHARE FROM OPERATIONS:
       Year ended December 31, 1997:
        Basic............................................   $ 1.96    $ 0.57
        Diluted..........................................     1.92      0.56
     BOOK VALUE PER COMMON SHARE:
       At December 31, 1997..............................    13.45     12.25(1)

--------
(1) The computation is based upon the pro forma issued and outstanding shares of Operating Company as of December 31, 1997.

                              THE ANNUAL MEETING

  This Proxy Statement is being furnished to stockholders of the Company in connection with the solicitation of proxies by the Company Board for use at
the Annual Meeting of Stockholders of the Company to be held on    ,       ,
1998, at  :   .m. (local time), at          , and at any adjournment or
postponement thereof. The Company's principal executive offices are located at 3300 Aegon Center, 400 West Market Street, Louisville, Kentucky 40202 and its telephone number is (502) 596-7300. The principal executive offices of
Operating Company will be located at        . Its telephone number will be
(502) . Ernst & Young LLP, the independent auditors of the Company, are expected to be present at the Annual Meeting and will be afforded the opportunity to make a statement if they desire to do so and available to respond to appropriate questions.

PURPOSE OF THE ANNUAL MEETING

  At the Annual Meeting, holders of Company Common Stock will be asked to consider and vote upon the following proposals:

    1. To approve the Distribution Agreement, which contemplates the Reorganization Transactions, including, but not limited to, (a) certain internal mergers and stock and asset transfers that will allocate the assets and liabilities relating to the Properties to Realty Company and the other assets and liabilities relating to the historical operations of the Company, including the Development Properties, to Operating Company, (b) issuance and sale of $10 million of non-voting preferred stock of Operating Company, (c) distribution by the Company to the holders of Company Common Stock of all the outstanding shares of Operating Company Common Stock on the basis of one share of Operating Company Common Stock for [each][every]
      share[s] of Company Common Stock, (d) Realty Company leasing to Operating Company pursuant to the Master Lease Agreement all of the Leased Properties, (e) completion by Operating Company of the development of the Development Properties pursuant to the Development Agreement and thereafter the sale to, and lease back from, Realty Company of the Development Properties, and (f) the repayment by the Company of the funded portion of the Company Bank Facility, the repurchase of up to all the Company Notes, obtaining consents to amend the terms of the Company Notes, the exchange of Company Notes for other securities or a combination of the foregoing, and payment of certain transaction costs to be incurred in connection with the Reorganization Transactions, all on terms satisfactory to the Company, which amounts will be obtained through borrowings and securities issuances by Realty Company of approximately $1.0 billion and through borrowings and securities issuances by Operating Company of approximately $1.11 billion.

    2. To approve the amendment of the Company Charter to (a) add certain transfer restrictions preventing transfers that would result in the transferee (other than certain stockholders) constructively holding in excess of 9.9% of the capital stock of Realty Company and other related provisions desirable for the Company to protect its status as a REIT for Federal income tax purposes, (b) change the name of the Company to "VenTrust, Inc.," and (c) increase the number of authorized shares of Company Preferred Stock from 1,000,000 shares to 10,000,000 shares; and

    3. To elect the directors named in this Proxy Statement to the Company
  Board.

  Completion of the Reorganization Transactions is conditioned upon, among other things, stockholder approval of the Distribution Proposal and the Charter Amendment Proposals. If the stockholders approve the Distribution Proposal but do not approve the Charter Amendment Proposals, the Company Board will reevaluate its intention to complete the Reorganization Transactions. After such review, the Company Board could decide not to complete the Reorganization Transactions or waive this condition and complete the Reorganization Transactions despite such lack of approval. The Company Board has further retained discretion, even if the stockholders approve the Distribution Proposal and the other conditions to the Reorganization Transactions are satisfied, to cancel or defer the Reorganization Transactions, including the Distribution. See "The Distribution Proposal-- Conditions; Termination."

  THE COMPANY BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR ALL OF THE PROPOSALS.

  For a description of the reasons for the Reorganization Transactions, see "The Distribution Proposal--Background and Reasons for the Reorganization Transactions." For a description of the reasons for the Charter Amendment Proposals, see "The Charter Amendment Proposals." For a description of the Election Proposal, see "Election of Directors."

RECORD DATE

  Only holders of record of shares of Company Common Stock as of the close of
business on      , 1998, the Record Date, will be entitled to receive notice of and to vote at the Annual Meeting.

VOTES REQUIRED

  As of , 1998, there were shares of Company Common Stock outstanding and entitled to vote at the Annual Meeting. Each share of Company Common Stock outstanding on the Record Date will be entitled to one vote on each of the Proposals to be voted on at the Annual Meeting. The presence, either in person or by properly executed proxy, of the holders of a majority of the shares of Company Common Stock outstanding on the Record Date is necessary to constitute a quorum at the Annual Meeting.

  Abstentions and executed proxies returned by a broker holding shares of Company Common Stock in street name which indicate that the broker does not have discretionary authority as to certain shares to vote on one or more matters ("broker non-votes") will be considered present at the Annual Meeting for purposes of establishing a quorum. Abstentions will not be voted. Broker non-votes will not be counted as votes cast on any matter to which they relate. Approval of the Distribution Proposal and the Charter Amendment Proposals require the affirmative vote of a majority of the outstanding shares of Company Common Stock entitled to vote thereon. Therefore, abstentions and broker non-votes will have the effect of votes cast against these proposals. The election of the directors named in this Proxy Statement will be determined by the vote of a plurality of the shares present in person or represented by proxy at the Annual Meeting and abstentions and broker non-notes will have no effect on the outcome of the vote on such election.

  As of January 1, 1998, directors and executive officers of the Company and their affiliates beneficially owned an aggregate of 5,020,782 shares of Company Common Stock (including shares which may be acquired within 60 days upon exercise of employee stock options) or approximately 7.5% of the shares of Company Common Stock outstanding on such date. The directors and executive officers of the Company have indicated their intention to vote their shares of Company Common Stock in favor of approval and adoption of each of the Proposals.

VOTING AND REVOCATION OF PROXIES

  All shares of Company Common Stock that are represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the instructions indicated in such proxies. IF A PROXY IS SIGNED AND RETURNED WITHOUT INDICATING ANY VOTING INSTRUCTIONS, SUCH PROXY WILL BE VOTED FOR APPROVAL AND ADOPTION OF THE DISTRIBUTION PROPOSAL AND THE CHARTER AMENDMENT PROPOSALS AND FOR THE ELECTION PROPOSAL. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before the proxy is voted by filing a duly executed revocation or a duly executed proxy bearing a later date with the Secretary of the Company prior to or at the Annual Meeting or by voting in person at the Annual Meeting. All written notices of revocation and other communications with respect to revocation of proxies should be addressed as follows: Vencor, Inc., 3300 Aegon Center, 400 West Market Street, Louisville, Kentucky 40202, Attention: Secretary. Attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy.

  In the event that a quorum is not present at the time the Annual Meeting is convened, or if for any other reason the Company believes that additional time should be allowed for the solicitation of proxies, the Company may adjourn the Annual Meeting with or without a vote of the stockholders. If the Company proposes to adjourn the Annual Meeting by a vote of the stockholders, the persons named in the enclosed form of proxy will vote all shares of Company Common Stock for which they have voting authority in favor of such adjournment. The Company Board is not currently aware of any business to be acted upon at the Annual Meeting other than as described herein. If, however, other matters are properly brought before the Annual Meeting, the persons appointed as proxies will have discretion to vote or act thereon according to their best judgment.

SOLICITATION OF PROXIES

  In addition to solicitation by mail, directors, officers and employees of the Company, who will not be specifically compensated for such services, may solicit proxies from the stockholders of the Company, personally or by telephone, telecopy or telegram or other forms of communication. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy materials to beneficial owners. The Company will bear the cost of the solicitation of proxies.

  In addition, the Company has retained D.F. King & Co., Inc. ("D.F. King") to assist in the solicitation of proxies. The fee to be paid to D.F. King for such services by the Company is not expected to exceed $ , plus reasonable out-of-pocket costs and expenses.

APPRAISAL RIGHTS

  Stockholders of the Company will not be entitled to appraisal rights under Delaware Law in connection with any of the Proposals.

                                 RISK FACTORS

  Stockholders should consider the following factors, as well as the other information set forth in this Proxy Statement, before voting on the Proposals.

  In addition, this Proxy Statement includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). All statements regarding the Company's, Realty Company's or Operating Company's expected future financial position, results of operations, cash flows, funds from operations, dividends, financing plans, business strategy, budgets, projected costs and capital expenditures, competitive positions, growth opportunities, expected lease income, ability to qualify as a REIT, plans and objectives of management for future operations and words such as "anticipate," "believe," "plan," "estimate," "expect," "intend," and other similar expressions are forward-looking statements. Such forward-looking statements are inherently uncertain, and stockholders must recognize that actual results may differ from the Company's expectations. Stockholders of the Company will continue to be subject to the same considerations and risks inherent in the business as currently conducted.

  Actual future results and trends for Realty Company and Operating Company may differ materially depending on a variety of factors discussed in this "Risk Factors" section and elsewhere in this Proxy Statement. Factors that may affect the plans or results of Realty Company and/or Operating Company include, without limitation, (i) success in implementing their respective business strategies, (ii) the nature and extent of future competition, (iii) the extent of future healthcare reform and regulation, including cost containment measures and changes in reimbursement policies and procedures,
(iv) Operating Company's ability to manage and operate the Leased Properties (and upon completion of development, the Development Properties), (v) increases in the cost of borrowing for each of Realty Company and Operating Company, (vi) the ability of Operating Company to continue to deliver high quality care and to attract private pay patients, (vii) Realty Company's ability to implement its plan to acquire and eventually develop additional properties, and (viii) changes in the general economic conditions and/or in the markets in which Realty Company and Operating Company may, from time to time, compete. Many of such factors are beyond the control of Realty Company and Operating Company and their respective management.

NEW BUSINESS STRATEGY; NO OPERATING HISTORY

  If the Reorganization Transactions occur, the Company will cease to be one of the largest providers of long-term healthcare services and instead will limit its activities generally to owning and acquiring real estate and real estate related assets. Management of the Company has no experience operating a REIT, and Realty Company, initially and for the foreseeable future, will need to rely on Operating Company to generate sufficient cash flow from its healthcare operations to enable Operating Company to meet the rent obligations under the Leases.

DEPENDENCE OF REALTY COMPANY ON OPERATING COMPANY

  Operating Company will be the lessee of all the Leased Properties and, therefore, the primary source of Realty Company's revenues. Operating Company's financial condition and ability to meet its rent obligations will determine Realty Company's ability to make distributions to its stockholders. As of December 31, 1997, after giving effect to the Reorganization Transactions, Operating Company would have had approximately $1.0 billion of indebtedness, excluding guarantees of obligations of its subsidiaries under the Leases, and Operating Company may incur additional indebtedness in the future. There can be no assurance that Operating Company will have sufficient assets, income and access to financing to enable it to satisfy its obligations under the Leases. In addition, the credit rating of Realty Company will be affected by the general creditworthiness of Operating Company. See "Operating Company Unaudited Pro Forma Consolidated Financial Statements" and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Operating Company--Liquidity."

  Due to Realty Company's dependence on Operating Company's rental payments as the primary source of Realty Company's revenues, Realty Company may be limited in its ability to enforce its rights under the Master Lease Agreement or to terminate a Lease. Failure by Operating Company to comply with the terms of a Lease or to comply with Healthcare Regulations (as defined herein) could require Realty Company to find another lessee for such Lease and there could be a decrease or cessation of rental payments by Operating Company. In such event, Realty Company may be unable to locate a suitable lessee at similar rental rates, which would have the effect of reducing Realty Company's rental revenues. See "Relationship Between Realty Company and Operating Company After the Reorganization Transactions--Master Lease Agreement," "--Healthcare Industry Risks--Extensive Regulation" and "--Conflicts of Interest."

  The Company currently leases eight long-term acute care hospitals and 78 nursing centers from third parties (the "Third Party Leases"). In connection with the Reorganization Transactions, the Company will seek to assign these leases to Operating Company and obtain releases for the Company from the lessors. If such assignments and releases cannot be obtained, the Company will sublease these properties to Operating Company. There can be no assurance that the Company will receive all consents to assignment of and release from the Third Party Leases. In order for the Company to obtain consents to assignment, Realty Company may have to remain primarily liable for the obligations of Operating Company under the Third Party Leases. There can be no assurance that Operating Company will have sufficient assets, income and access to financing to enable it to satisfy its obligations under the Third Party Leases. As a result, if Operating Company were unable to satisfy such obligations, Realty Company would be obligated to satisfy the Third Party Lease obligations which could affect Realty Company's ability to make distributions to its stockholders.

LACK OF CONTROL BY REALTY COMPANY OVER HOSPITAL AND NURSING CENTER PROPERTIES

  Realty Company will be dependent on the ability of Operating Company, as triple-net lessee under the Master Lease Agreement, to manage and maintain the Leased Properties and will grant Operating Company certain rights of first offer to lease and operate hospital and nursing center properties subsequently acquired or developed by Realty Company. Realty Company may be unable to take action if it believes Operating Company is operating one of the Leased Properties inefficiently or in a manner adverse to Realty Company's interests, unless a specific material default exists under a Lease. In the case of such a default, Realty Company's redress will be limited to terminating the applicable Lease and seeking to recover damages from Operating Company. See "Relationship Between Realty Company and Operating Company After the Reorganization Transactions--Master Lease Agreement." If a Lease is terminated, Realty Company will be required to find another suitable lessee. See "--Dependence of Realty Company on Operating Company."

CONFLICTS OF INTEREST

 GENERAL

  Because of the pre-existing and continuing ownership interests and interrelationships between Realty Company and Operating Company, there are inherent conflicts of interest and loyalties with respect to the Reorganization Transactions and the ongoing operations of Realty Company and Operating Company. See "The Distribution Proposal--The Reorganization Transactions." W. Bruce Lunsford will be Chairman of the Board, President and Chief Executive Officer of Operating Company and Chairman of the Board and Chief Executive Officer of Realty Company, and one other director of Realty Company and Operating Company will be the same. Consequently, the terms of certain transactions and agreements, including the Master Lease Agreement and other agreements entered into between Realty Company and Operating Company after the Reorganization Transactions, will not reflect arm's length negotiations between independent parties. Management believes the Master Lease Agreement reflects terms that would have been obtained in arm's length negotiations.

 CONFLICTING DEMANDS FOR MANAGEMENT TIME

  Mr. Lunsford will be Chairman of the Board, President and Chief Executive Officer of Operating Company and Chairman of the Board and Chief Executive Officer of Realty Company. Therefore, Mr. Lunsford will be subject to competing demands on his time.

 CONFLICTING CORPORATE OBJECTIVES AND INHERENT CONFLICTS OF INTEREST

  Operating Company and Realty Company will be permitted to pursue business opportunities independently from one another subject to certain rights of first offer, and their interests may conflict. Subsequent to the Reorganization Transactions, the interests of Realty Company and Operating Company may potentially conflict because, among other reasons, (i) under the Distribution Agreement the liabilities of the Company are to be divided between Realty Company and Operating Company; (ii) Operating Company will lease the Leased Properties from Realty Company pursuant to the Master Lease Agreement; (iii) Operating Company will develop the Development Properties and thereafter Operating Company will sell to, and lease back from, Realty Company, the Development Properties pursuant to the Development Agreement;
(iv) Realty Company and Operating Company will each have certain rights of first offer under the Participation Agreement; and (v) certain corporate and administrative services will be provided by Operating Company to Realty Company, and certain assets and liabilities will be allocated to Operating Company and Realty Company under the terms of the Employee Benefits Agreement, the Intellectual Property Agreement, the Tax Sharing Agreement and the Transition Services Agreement. Each of Operating Company and Realty Company will implement conflicts of interests policies, including the creation of a committee of independent directors that will review transactions presenting a conflict. There can be no assurance that conflicts of interest policies adopted by Realty Company and Operating Company will successfully eliminate the influence of such conflicts, and as a result most decisions relating to the contractual and other business relationships between Realty Company and Operating Company will be subject to conflicts of interests and loyalties. See "Relationship Between Realty Company and Operating Company After the Reorganization Transactions."

SUBSTANTIAL LEVERAGE

  In connection with the Reorganization Transactions, the Company expects that all or substantially all of the Company's existing $2.0 billion of indebtedness, consisting primarily of amounts drawn under the Company Bank Facility and $750 million of Company Notes, will be repaid or repurchased and refinanced with bank borrowings and securities issuances by each of Realty Company and Operating Company. In lieu of repurchasing the Company Notes, the Company may obtain consents to amend the terms of the Company Notes, exchange Company Notes for other securities or some combination of the foregoing.

 REALTY COMPANY

  Realty Company is expected to have approximately $985 million in total indebtedness as of the Distribution Date (the "Realty Company Funded Debt") and approximately $215 million in credit available under the Realty Company Credit Facility, excluding potential liability under the Third Party Leases. It is expected that necessary capital will be available from the following sources: (i) the Realty Company Credit Facility in the amount of $250 million,
(ii) the Realty Company Term A Loan in the amount of $250 million, (iii) the Realty Company Term B Loan in the amount of $250 million, and (iv) the Realty Company CMBS Debt in the amount of $450 million (the Realty Company Credit Facility, Realty Company Term A Loan, Realty Company Term B Loan and Realty Company CMBS Debt being collectively referred to as, the "Realty Company Debt Facilities").

  Realty Company initially will be substantially dependent upon lease payments from Operating Company to meet its interest expense and principal repayment obligations under the Realty Company Debt Facilities, and all such obligations will need to be met before distributions for any period are made to holders of Realty Company Common Stock. In addition, the credit rating of Realty Company will be affected by the general creditworthiness of Operating Company.

  A portion of Realty Company's available borrowings may be used to purchase the Development Properties and acquire additional properties. In addition, Realty Company may have to remain primarily liable for the obligations of Operating Company with respect to the Third Party Leases which will be assigned to Operating Company in the Reorganization Transactions.

  Subject to limitations in the Realty Company Debt Facilities, Realty Company may borrow additional amounts from the same or other lenders in the future, or may issue corporate debt securities in public or private offerings. Certain of such additional borrowings may be secured by properties and leasehold interests held by Realty Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Realty Company--Liquidity and Capital Resources" and "The Distribution Proposal--The Reorganization Transactions--Financing."

  Adverse economic conditions could cause the terms on which borrowings become available to be unfavorable. In such circumstances, if Realty Company is in need of capital to repay indebtedness in accordance with its terms or otherwise it could be required to liquidate one or more investments in properties at times that may not permit realization of the maximum return on such investments, and which could result in adverse tax consequences to Realty Company. Moreover, Realty Company's level of indebtedness and costs of obtaining additional financing could impede Realty Company's ability to implement its growth strategy. See "--Risks Associated with REIT Status-- Possible Taxation on Capital Gains."

  There can be no assurances that Realty Company will be able to meet its debt service obligations and, to the extent that it cannot, Realty Company risks the loss of some or all of its assets, including the Properties, to foreclosure.

 OPERATING COMPANY

  Operating Company is expected to have approximately $1.0 billion in indebtedness as of the Distribution Date (the "Operating Company Funded Debt") and approximately $300 million available under the Operating Company Credit Facility, excluding guarantees of obligations of its subsidiaries under the Leases and the Third Party Leases.

  It is expected that necessary capital will be available from the following sources: (i) the Operating Company Credit Facility in the amount of $300 million, (ii) the Operating Company Term A Loan in the amount of $400 million,
(iii) the Operating Company Term B Loan in the amount of $400 million, (iv) the Operating Company Bridge Loan in the amount of $200 million, (v) $10 million of Operating Company Series A Preferred Stock and (vi) the $100 million Operating Company Offering. It is anticipated that the Operating Company Bridge Loan will be repaid from the proceeds of the sale of certain non-strategic assets, including Atria Common Stock. However, if Operating Company is unable to sell the Atria Common Stock or other assets, Operating Company expects that it would be required to refinance the Operating Company Bridge Loan with the Operating Company Credit Facility or a public debt or equity offering or a combination thereof.

  Subject to limitations in the Operating Company Debt Facilities, Operating Company may borrow additional amounts from the same or other lenders in the future, or may issue corporate debt securities in public or private offerings. Certain of such additional borrowings may be secured by properties and leasehold interests held by Operating Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Operating Company--Liquidity and Capital Resources," and "The Distribution Proposal--The Reorganization Transactions--Financing."

  Operating Company's future results of operations may not produce sufficient cash flows to permit it to service its debt and other financing obligations, including the Leases and the Third Party Leases. In addition, adverse economic conditions could cause the terms on which borrowings become available to be unfavorable. Moreover, Operating Company's level of indebtedness could hinder Operating Company's growth strategy unless it can obtain substantial additional financing to fund its growth strategy. Accordingly, there can be no assurances that Operating Company will be able to meet its debt service obligations and, to the extent that it cannot, Operating Company risks the loss of some or all of its assets to foreclosure.

ABILITY TO MAINTAIN DISTRIBUTIONS

  Beginning January 1, 1999, Realty Company's distributions to its stockholders on a quarterly basis are expected to be equal to a payout ratio of approximately 80% of Funds From Operations. See "Distribution and

Dividend Policy--Realty Company." Decreases in Funds From Operations due to unfinanced expenditures for acquisitions of properties or increases in the number of shares of Realty Company Common Stock outstanding without commensurate increases in Funds From Operations each would adversely affect the ability of Realty Company to maintain distributions to its common stockholders. In addition, Realty Company's indebtedness may restrict dividends. See "The Distribution Proposal--The Reorganization Transactions-- Financing." Moreover, the failure of Operating Company to make rental payments under the Leases would materially impair the ability of Realty Company to make distributions. Consequently, there can be no assurance that Realty Company will be able to make distributions at the anticipated distribution rate or any other rate. To qualify as a REIT for Federal income tax purposes, Realty Company will be required to pay out at least 95% of its net income as distributions each year to its stockholders. See "Certain Federal Income Tax Considerations." Consequently, Realty Company's ability to pay distributions to qualify as a REIT for Federal income tax purposes is expected to depend in part on its ability to generate Funds From Operations or otherwise obtain sufficient capital to make such distributions. See "Distribution and Dividend Policy--Realty Company."

HEALTHCARE INDUSTRY RISKS

  Through Realty Company's dependence on lease payments from Operating Company as its primary source of revenue, Realty Company as well as Operating Company will be directly impacted by the risks associated with the healthcare industry. The ability of Operating Company and other lessees to generate profits and pay rent under their leases may be adversely impacted by such risks. See "Governmental Regulation."

 LIMITS ON REIMBURSEMENT

  Operating Company will derive a substantial portion of its net operating revenues from third-party payors, including the Medicare and Medicaid programs. In 1997 and 1996, Operating Company would have derived approximately 60% and 62% of its total revenues from the Medicare and Medicaid programs, respectively. Such programs are highly regulated and subject to frequent and substantial changes. The recently enacted Balanced Budget Act of 1997 (the "Budget Act") is intended to reduce the increase in Medicare payments by $115 billion over the next five years and makes extensive changes in the Medicare and Medicaid programs. In addition, private payors, including managed care payors, increasingly are demanding discounted fee structures and the assumption by healthcare providers of all or a portion of the financial risk. Efforts to impose greater discounts and more stringent cost controls by private payors are expected to continue. There can be no assurances that adequate reimbursement levels will continue to be available for services to be provided by Operating Company which are currently being reimbursed by Medicare, Medicaid or private payors. Significant limits on the scope of services reimbursed and on reimbursement rates and fees could have a material adverse effect on Operating Company's liquidity, financial condition and results of operations.

 EXTENSIVE REGULATION

  The healthcare industry is subject to extensive Federal, state and local regulation including, but not limited to, regulations relating to licensure, conduct of operations, ownership of facilities, addition of facilities, services and prices for services (collectively, the "Healthcare Regulations"). In particular, Medicare and Medicaid antikickback, antifraud and abuse amendments codified under Section 1128(B)(b) of the Social Security Act (the "Antikickback Amendments") prohibit certain business practices and relationships that might affect the provisions and cost of healthcare services reimbursable under Medicare and Medicaid, including the payment or receipt of remuneration for the referral of patients whose care will be paid by Medicare or other governmental programs. Sanctions for violating the Antikickback Amendments include criminal penalties and civil sanctions, including fines and possible exclusion from government programs such as the Medicare and Medicaid programs. In the ordinary course of its business, the Company is subject regularly to inquiries, investigations and audits by the Federal and state agencies that oversee these laws and regulations.

  Pursuant to the Medicare and Medicaid Patient and Program Protection Act of 1987, the Department of Health and Human Services ("HHS") has issued regulations that describe some of the conduct and business relationships permissible under the Antikickback Amendments ("Safe Harbors"). The fact that a given business arrangement does not fall within a Safe Harbor does not render the arrangement per se illegal. Business arrangements of healthcare service providers that fail to satisfy the applicable Safe Harbors criteria, however, risk increased scrutiny and possible sanctions by enforcement authorities.

  The Health Insurance Portability and Accountability Act of 1997, which became effective January 1, 1997, amends, among other things, Title XI (42 U.S.C. 1301 et seq.) to broaden the scope of current fraud and abuse laws to include all health plans, whether or not they are reimbursed under Federal programs.

  In addition, Section 1877 of the Social Security Act, which restricts referrals by physicians of Medicare and other government-program patients to providers of a broad range of designated health services with which they have ownership or certain other financial arrangements, was amended effective January 1, 1995, to significantly broaden the scope of prohibited physician referrals under the Medicare and Medicaid programs to providers with which they have ownership or certain other financial arrangements (the "Self-Referral Prohibitions"). Many states have adopted or are considering similar legislative proposals, some of which extend beyond the Medicaid program to prohibit the payment or receipt of remuneration for the referral of patients and physician self- referrals regardless of the source of the payment for the care. These laws and regulations are extremely complex and little judicial or regulatory interpretation exists. The Company does not believe its arrangements are, or that Operating Company's arrangements will be, in violation of the Self-Referral Prohibitions. There can be no assurance, however, that governmental officials charged with responsibility for enforcing the provisions of the Self-Referral Prohibitions will not assert that one or more of Operating Company's arrangements is in violation of such provisions.

  The Budget Act also provides a number of new antifraud and abuse provisions. The Budget Act contains new civil monetary penalties for violations of the Antikickback Amendments and imposes an affirmative duty on providers to insure that they do not employ or contract with persons excluded from the Medicare program. The Budget Act also provides a minimum ten year period for exclusion from participation in Federal healthcare programs for persons convicted of a prior healthcare offense.

  Some states require state approval for development and expansion of healthcare facilities and services, including findings of need for additional or expanded healthcare facilities or services. Certificates of Need ("CON"), which are issued by governmental agencies with jurisdiction over healthcare facilities, are at times required for expansion of existing facilities, construction of new facilities, addition of beds, acquisition of major items of equipment or introduction of new services. Realty Company will own and Operating Company will operate hospitals in 11 states that require state approval for the expansion of its facilities and services under CON programs. There can be no assurance that the Company or Operating Company will be able to obtain a CON for any or all future projects. If Realty Company or Operating Company are unable to obtain the requisite CON, their growth and business could be adversely affected.

  The Company is unable to predict the future course of Federal, state and local regulation or legislation, including Medicare and Medicaid statutes and regulations. Changes in the regulatory framework could have a material adverse effect on Realty Company's or Operating Company's financial condition and results of operations.

 HEALTHCARE REFORM LEGISLATION

  Healthcare is one of the largest industries in the United States and continues to attract much legislative interest and public attention. The Budget Act, enacted in August 1997, contains extensive changes to the Medicare and Medicaid programs intended to reduce the projected amount of increase in payments under those programs by $115 billion and $13 billion, respectively, over the next five years. Under the Budget Act, annual growth rates for Medicare will be reduced from over 10% to approximately 7.5% for the next five years based on specific program baseline projections from the last five years. Virtually all spending reductions will come from providers and changes in program components. The Budget Act will affect reimbursement systems for each of Operating Company's operating units and thereby affect its ability to make the rental payments under the Leases.

  The Budget Act will reduce payments to many of Operating Company's facilities, including, but not limited to, payments made to Operating Company's hospitals, by reducing incentive payments pursuant to the Tax Equity and Fiscal Responsibility Act of 1982 ("TEFRA"), reducing allowable costs for capital expenditures and bad debts and reducing payments for services to patients transferred from a prospective payment system hospital. The Budget Act also requires the establishment of a prospective payment system ("PPS") for nursing centers for cost reporting periods beginning on or after July 1, 1998. During the first three years, the per diem rates for nursing centers will be based on a blend of facility-specific costs and Federal costs. Thereafter, the per diem rates will be based solely on Federal costs. The rates for such services have not been established or published. The payment received under PPS will cover all services for Medicare patients including all ancillary services, such as respiratory therapy, physical therapy, occupational therapy, speech therapy and certain covered drugs. The Budget Act also requires an adjustment to the payment system for home health services for cost reporting periods beginning on or after October 1, 1997. The new system will adjust per visit limits and establish per beneficiary annual spending limits. A prospective payment system for home health services will be established by October 1, 1999.

  The Company management believes that the Budget Act will adversely impact Operating Company's hospital business by reducing payments previously described. Based on information currently available, management believes that the new PPS will benefit its nursing center operations because (i) the Company expects that its casemix index will be higher than the national average casemix index and based upon expected payment rates this will result in increases in payments per patient day and (ii) because the Company expects to benefit from its ability to reduce the cost of providing ancillary services to residents in its facilities. The national average casemix index, Operating Company's casemix index and the average national rate will be established by the Health Care Financing Administration ("HCFA"), and as of the date hereof the Company does not know what these amounts will be. The Company believes that Operating Company's anticipated growth in nursing center profitability would be reduced if Congress acts to delay the effective date of PPS. As the nursing center industry adapts to the cost containment measures inherent in the new prospective payment system, the Company believes that the volume of ancillary services provided per patient day to nursing center residents could decline. In addition, as a result of these changes, many nursing facilities are likely to elect to provide ancillary services to its residents through internal staff and will no longer contract with outside parties for ancillary services. For these reasons and others, since the enactment of the Budget Act, sales of new contracts have declined and may continue to decline subject to the Company's success in implementing its Vencare comprehensive, full-service contracts sales strategy. The Company is developing, and Operating Company will be actively implementing, strategies and operational modifications to address these changes in the Federal reimbursement system.

  In January 1998, HCFA issued rules changing Medicare reimbursement guidelines for therapy services that will be provided by Operating Company (including the rehabilitation contract therapy business acquired as part of the acquisition of TheraTx). Under the new rules, HCFA established salary equivalency guidelines for speech and occupational therapy services and revised guidelines for physical and respiratory therapy services. The guidelines are based on a blend of data from wage rates for hospitals and nursing facilities, and include salary, fringe benefit and expense factors. Rates are defined by specific geographic market areas, based upon a modified version of the hospital wage index. Based upon its initial review of the final rules, the Company believes these rules are slightly more favorable to the Company than the proposed rules published in March 1997. Under the new prospective payment system for nursing centers, the reimbursement for these services provided to nursing centers will be a component of the total reimbursement allowed per nursing center patient and the salary equivalency guidelines will no longer be applicable.

  There also continues to be state legislative proposals that would impose more limitations on government and private payments to providers of healthcare services such as Operating Company. Many states have enacted or are considering enacting measures that are designed to reduce their Medicaid expenditures and to make certain changes to private healthcare insurance. Some states also are considering regulatory changes that include a moratorium on the designation of additional long-term care hospitals and changes in the Medicaid reimbursement system applicable to Operating Company's hospitals. There are also a number of legislative proposals including cost caps and the establishment of Medicaid prospective payment systems for nursing centers. Moreover, by repealing the Boren Amendment, the Budget Act eases existing impediments on the states' ability to reduce their Medicaid reimbursement levels.

  There can be no assurance that the Budget Act, new salary equivalency rates, future healthcare legislation or other changes in the administration or interpretation of governmental healthcare programs will not have a material adverse effect on Realty Company's and Operating Company's financial condition, results of operations and liquidity.

 HIGHLY COMPETITIVE INDUSTRY

  The healthcare services industry is highly competitive. Operating Company faces competition from general acute care hospitals and long-term care hospitals which provide services comparable to those that will be offered by Operating Company's hospitals. Many general acute care hospitals are larger and more established than Operating Company's hospitals. Certain hospitals that will compete with Operating Company's hospitals are operated by not-for-profit, nontaxpaying or governmental agencies, which can finance capital expenditures on a tax-exempt basis, and which receive funds and charitable contributions unavailable to Operating Company's hospitals. Operating Company may experience increased competition from existing hospitals as well as hospitals converted, in whole or in part, to specialized care facilities. Operating Company's nursing centers will compete on a local and regional basis with other nursing centers, and competition will also exist for the Vencare health services program. It is also expected that Realty Company and Operating Company will continue to compete with other healthcare companies for hospitals, nursing facilities and other healthcare assets and businesses.

COMPETITION FOR INVESTMENT OPPORTUNITIES

  Each of Realty Company and Operating Company may compete for investment opportunities with entities that have substantially greater financial resources than Realty Company or Operating Company. Realty Company's ability to compete successfully for such opportunities is affected by many factors, including the cost to Realty Company of obtaining debt and equity capital as compared to its competitors. The lower the cost of capital of Realty Company the lower the return on investments that will be required to operate profitably. Competition may generally reduce the number of suitable investment opportunities available to Realty Company or Operating Company and increase the bargaining power of property owners seeking to sell.

UNINSURED AND UNDERINSURED LOSSES

  The Master Lease Agreement requires that comprehensive insurance and hazard insurance be maintained by Operating Company substantially at the levels currently maintained with respect to each of the Leased Properties including liability, fire and extended coverage. Leases for subsequently acquired healthcare properties will contain similar provisions. There are certain types of losses, generally of a catastrophic nature, such as earthquake and floods, however, that may be uninsurable or not economically insurable. Insurance coverage may not be sufficient to pay the full current market value or current replacement cost of a loss. Inflation, changes in building codes and ordinances, environmental considerations, and other factors also might make it infeasible to use insurance proceeds to replace the property after such property has been damaged or destroyed. Under such circumstances, the insurance proceeds received might not be adequate to restore the economic position with respect to such property.

ACQUISITION AND DEVELOPMENT RISKS

  Realty Company is expected to pursue acquisitions of additional healthcare properties. Acquisitions entail risks that investments will fail to perform in accordance with expectations and that estimates of the cost of improvements necessary to market acquired properties will prove inaccurate, as well as general investment risks associated with any new real estate investment. If market conditions are favorable, Realty Company may pursue opportunities in non-healthcare real estate. New project development is subject to numerous risks, including risks of construction delays or cost overruns that may increase project costs, new project commencement risks such as receipt of zoning, occupancy and other required governmental approvals and permits and the incurrence of development costs in connection with projects that are not pursued to completion. The fact that Realty Company must distribute 95% of its net taxable income in order to maintain its qualification as a REIT may limit Realty Company's ability to rely upon rental payments from the Properties or subsequently acquired properties to finance acquisitions or new developments. As a result, if debt or equity financing is not available on acceptable terms, further acquisitions or development activities might be curtailed or Cash Available for Distribution might be adversely affected.

RISKS ASSOCIATED WITH REIT STATUS

 FAILURE TO QUALIFY AS A REIT

  Realty Company is expected to operate and to cause its subsidiaries to operate so as to qualify as a REIT for Federal income tax purposes as of the Conversion Date. The Company has not operated as a REIT historically. The continued qualification of Realty Company as a REIT will depend on its continuing ability to meet various requirements concerning, among other things, the ownership of its outstanding stock, the nature of its assets, the sources of its income, and the amount of its distributions to its stockholders. If Realty Company were to fail to qualify as a REIT in any taxable year, it would not be allowed a deduction for distributions to stockholders in computing its taxable income and would be subject to Federal income tax (including any applicable minimum tax) on its taxable income at regular corporate rates. Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial or administrative interpretation. The complexity of these provisions is greater in the case of Realty Company because of the Reorganization Transactions that Realty Company has undertaken in order to qualify as a REIT, including the Distribution and the elimination of any earnings and profits accumulated before the qualification of Realty Company as a REIT. Qualification as a REIT also involves the determination of various factual matters and circumstances not entirely in Realty Company's control. Unless entitled to relief under certain Code provisions, Realty Company also would be disqualified from treatment as a REIT for the four taxable years following the year during which qualification was lost. As a result, Realty Company's Cash Available for Distribution would be reduced for each of the years involved. Although Realty Company currently is expected to operate in a manner designed to qualify as a REIT, it is possible that future economic, market, legal, tax or other considerations may cause the Realty Company Board to revoke the REIT election. See "Certain Federal Income Tax Considerations."

 TAX RISKS FROM RELATED PARTY RENTALS

  If Realty Company and Operating Company are treated by the Internal Revenue Service (the "Service") as being under common control, the Service will be authorized to reallocate income and deductions between them to reflect arm's-length terms. Were the Service successfully to establish that rents were excessive, (i) Operating Company would be denied a deduction for the excessive portion, (ii) Operating Company would be subject to a penalty on the portion deemed excessive and (iii) Operating Company stockholders would be deemed to have received a distribution that was then contributed to the capital of Realty Company. To the extent that rents were insufficient, Realty Company (i) would be subject to a penalty on the portion deemed insufficient and (ii) would be deemed to have made a distribution to its shareholders equal to the insufficiency. The Company believes the Master Lease Agreement reflects terms that would have been obtained in arm's length negotiations.

  Tenet Healthcare Corporation ("Tenet") will beneficially own, in the aggregate, 12.3% of Company Common Stock and Operating Company Common Stock as a result of the Distribution (based on the information contained in the Schedule 13G dated January 10, 1996 filed by Tenet). Under applicable provisions of the Code, Realty Company will not be treated as a REIT unless it satisfies, among other things, requirements relating to the sources of its gross income. See "Certain Federal Income Tax Considerations." Rents received or accrued by Realty Company from Operating Company will not be treated as qualifying rent for purposes of these requirements if Realty Company is treated, either directly or under the applicable attribution rules, as owning 10% or more of Operating Company Common Stock. Realty Company will be treated as owning, under the applicable attribution rules, 10% or more of Operating Company Common Stock at any time that Tenet owns, directly or under the applicable attribution rules, (a) 10% or more of Realty Company Common Stock and (b) 10% or more of Operating Company Common Stock. Thus, in order for the rents received or accrued by Realty Company from Operating Company to be treated as qualifying rent for purposes of the REIT gross income requirements, the Company intends to reduce Tenet's ownership in Realty Company or Operating Company (or both) to under 10% prior to the Conversion Date. If, prior to the Conversion Date, Tenet does not directly or under the applicable attribution rules own less than 10% of the Common Stock of either Realty Company or Operating Company, Realty Company may fail to qualify as a REIT for the 1999 tax year (and for all subsequent years in which Tenet's interest is not so reduced) and would be subject to tax on its taxable income at regular corporate rates. In addition, distributions to stockholders during such tax years would not be deductible by Realty Company and would not be required to be made.

 ADVERSE EFFECTS OF REIT MINIMUM DISTRIBUTION REQUIREMENTS

  In order to qualify as a REIT, Realty Company generally will be required each year to distribute to its stockholders at least 95% of its net taxable income (excluding any net capital gain). In addition, Realty Company will be subject to a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid by it during (or required to be paid during) any calendar year are less than the sum of (i) 85% of its ordinary income for that year, (ii) 95% of its capital gain net income for that year (other than capital gain income which Realty Company elects to retain and pay tax on) and
(iii) 100% of its undistributed income from prior years. Pursuant to recently enacted legislation, Realty Company may elect to retain rather than distribute its net long-term capital gains. The effect of such an election is that (i) Realty Company is required to pay the tax on such gains, (ii) U.S. Stockholders, while required to include their proportionate share of the undistributed long-term capital gains in income, will receive a credit or refund for their share of the tax paid by Realty Company, and (iii) the basis of a U.S. Stockholder's stock would be increased by the amount of the undistributed long-term capital gains (minus the amount of capital gains tax paid by Realty Company) included in the U.S. Stockholder's long-term capital gains.

  Following the Conversion Date, Realty Company will be required to make distributions to its stockholders to comply with the 95% distribution requirement and to avoid the nondeductible excise tax. Realty Company's Funds From Operations will be generated primarily by its share of the income from the Master Lease Agreement. Differences in timing between taxable income and Funds From Operations could require Realty Company to borrow funds on a short-term basis to meet the 95% distribution requirement and to avoid the nondeductible excise tax. Restrictions in Realty Company's indebtedness, including the Realty Company Debt Facilities, could preclude it from meeting the 95% distribution requirement.

  Distributions by Realty Company will be determined by the Realty Company Board and will be dependent on a number of factors, including the amount of Realty Company's Funds From Operations, Realty Company's financial condition, any decision by the Realty Company Board to reinvest funds rather than to distribute such funds, Realty Company's capital expenditures, the annual distribution requirements under the REIT provisions of the Code and such other factors as the Realty Company Board deems relevant. For Federal income tax purposes, distributions paid to stockholders may consist of ordinary income, capital gains, nontaxable return of capital, or a combination thereof. Realty Company will provide its stockholders with an annual statement as to its designation of the taxability of distributions. See "Certain Federal Income Tax Considerations--Taxation of Realty Company."

 LIMITATIONS ON ACQUISITIONS AND CHANGES IN CONTROL

  In order for Realty Company to maintain its qualification as a REIT following the Conversion Date, no more than 50% of the value of its outstanding stock may be owned, directly or constructively, by five or fewer individuals or entities (as set forth in the Code and as referred to herein as an "Individual"). Upon consummation of the Reorganization Transactions, the Company Charter will, subject to adoption of the Charter Amendment Proposals, prohibit, subject to certain exceptions, direct, indirect and constructive ownership of more than 9.9% of the outstanding shares of capital stock of Realty Company by any Individual (except for certain existing stockholders) (the "Ownership Limit"). See "Certain Federal Income Tax Considerations-- Taxation of Realty Company." The constructive ownership rules are complex and may cause shares of capital stock owned directly or constructively by a group of related individuals or entities to be constructively owned by one individual or entity. As a result, the acquisition of less than 9.9% of the outstanding shares of Realty Company's capital stock (or the acquisition of an interest in an entity which owns shares of Realty Company's capital stock) by an individual or entity could cause that individual or entity (or another individual or entity) to own constructively in excess of 9.9% of the outstanding shares of Realty Company's capital stock and thus subject such shares of Realty Company's capital stock to the Ownership Limit. As a result, the acquisition (directly or indirectly) of less than 9.9% of the outstanding capital stock of Realty Company by an individual or entity could cause constructive ownership of more than 9.9% of the outstanding capital stock of Realty Company. A transfer of shares to a person who, as a result of the transfer violates the Ownership Limit, may be void under some circumstances or may be transferred to a trust, for the benefit of one or more qualified charitable organizations designated by Realty Company, with the intended transferee having only a right to share (to the extent of the transferee's original purchase price for such shares) in proceeds from the trust's sale of such shares. See "Certain Federal Income Tax Considerations--Taxation of Realty Company" and "The Charter Amendment Proposals" for additional information regarding the Ownership Limit.

 POSSIBLE TAXATION ON CAPITAL GAINS

  Pursuant to an election to be made by Realty Company and to be made by its subsidiaries under Internal Revenue Service Notice 88-19, if during the ten-year period beginning on the first day (the "Qualification Date") of the first taxable year for which Realty Company qualified as a REIT, Realty Company or any such subsidiary recognizes gain on the disposition of any property (including, any partnership interest) held by Realty Company or any such subsidiary, then, to the extent of the excess of (i) the fair market value of such property as of the Qualification Date over (ii) the adjusted income tax basis of Realty Company or any such subsidiary in such property ("built-in gain") as of the Qualification Date, Realty Company and such subsidiary as the case may be, will be required to pay a corporate level Federal income tax on such gain at the highest regular corporate rate. The amount of gain upon which Realty Company will be required to pay tax will not exceed Realty Company's aggregate net built-in gain as of the Qualification Date, i.e., the amount by which the fair market value of all its assets exceeded then adjusted income tax basis on that date. Realty Company and its subsidiaries are not currently expected to dispose of any such property in a manner that would trigger such tax consequences but there can be no assurance that such dispositions will not occur in the future.

  Distributions to stockholders are taxable as dividends to the extent of Realty Company's current and accumulated earnings and profits until the Conversion Date. Realty Company's earnings and profits would be increased by a gain on the sale of property. That gain will include built-in gain as of the Qualification Date.

EFFECT OF MARKET INTEREST RATES ON PRICE OF COMMON STOCK AND COST OF FUNDS

  One of the factors that may influence the price of Realty Company Common Stock in public trading markets will be the annual yield from distributions by Realty Company on the Realty Company Common Stock as compared to yields on other financial instruments. Thus, an increase in market interest rates will result in higher yields on other financial instruments, which could adversely affect the market price of the shares of Realty Company Common Stock. In addition, increases in market interest rates could increase the cost of funds borrowed to make future investments.

LIMITED RELEVANCE OF FINANCIAL INFORMATION

  The historical consolidated and pro forma financial information included in this Proxy Statement may not necessarily reflect the results of operations, financial position and cash flows of Operating Company or Realty Company in the future or the results of operations, financial position and cash flows had Operating Company operated as a separate stand-alone entity, had the Company operated as a REIT and had the entities operated under the relationships they will have in the future during the periods presented. The financial information included herein does not reflect a number of significant changes that may occur in the funding and operations of

Operating Company or Realty Company as a result of or in connection with the Reorganization Transactions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Realty Company," "Management's Discussion and Analysis of Financial Condition and Results of Operations of Operating Company," "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company," "Realty Company Unaudited Pro Forma Consolidated Financial Statements" and "Operating Company Unaudited Pro Forma Consolidated Financial Statements."

POTENTIAL LIABILITIES DUE TO FRAUDULENT TRANSFER CONSIDERATIONS AND LEGAL DIVIDEND REQUIREMENTS

  The Reorganization Transactions are subject to review under Federal and state fraudulent conveyance laws. Under these laws, if a court in a lawsuit by an unpaid creditor or a representative of creditors (such as a trustee or debtor-in-possession in bankruptcy of the Company or any of its respective subsidiaries) were to determine that the Company did not receive fair consideration or reasonably equivalent value for distributing the stock distributed in the Distribution and, at the time of the Distribution, the Company or any of its subsidiaries (i) were insolvent or would be rendered insolvent, (ii) were to have had unreasonably small capital with which to carry on its business and all businesses in which it intended to engage, or
(iii) were to have intended to incur, or believed it would incur, debts beyond its ability to repay such debts as they would mature, then such court could order the holders of the stock distributed in the Distribution to return the value of the stock and any dividends paid thereon, bar future dividend and redemption payments on the stock, and invalidate, in whole or in part, the Distribution as a fraudulent conveyance.

  The measure of insolvency for purposes of the fraudulent conveyance laws will vary depending on which jurisdiction's law is applied. Generally, however, an entity would be considered insolvent if the present fair saleable value of its assets is less than (i) the amount of its liabilities (including contingent liabilities) or (ii) the amount that will be required to pay its probable liabilities on its existing debts as they become absolute and mature. No assurance can be given as to what standard a court would apply in determining insolvency or that a court would not determine that the Company or any of its subsidiaries was "insolvent" at the time of or after giving effect to the Distribution.

  In addition, the Distribution is subject to review under state corporate distribution and dividend statutes. Under Delaware Law, a corporation may not pay a dividend to its stockholders if (i) the net assets of the corporation do not exceed its capital, unless the amount proposed to be paid as a dividend is less than the corporation's net profits for the current and/or preceding fiscal year in which the dividend is to be paid, or (ii) the capital of the corporation is less than the aggregate amount allocable to all classes of its preferred stock.

  The Company Board believes that (i) the Company and each of its subsidiaries will be solvent (in accordance with the foregoing definitions) at the time of Distribution, will be able to repay its debts as they mature following the Reorganization Transactions and will have sufficient capital to carry on their respective businesses and (ii) the Reorganization Transactions will be made entirely in compliance with Section 173 of Delaware Law. There is no certainty, however, that a court would reach the same conclusions in determining whether the Company was insolvent at the time of, or after giving effect to, the Reorganization Transactions or whether lawful funds were available for the Reorganization Transactions.

  The Distribution Agreement and certain of the ancillary agreements to the Distribution Agreement provide for the allocation, immediately prior to the Distributions, of certain debt of the Company. Further, pursuant to the Distribution Agreement, from and after the date of the Reorganization Transactions, each of Realty Company and Operating Company will be responsible for the debts, liabilities and other obligations related to the businesses which it owns and operates following the consummation of the Reorganization Transactions. It is possible that a court would disregard the allocation agreed to among the parties, and require Operating Company or Realty Company to assume responsibility for obligations allocated to the other, particularly if the other were to refuse or to be unable to pay or perform the subject allocated obligations. See "Relationship Between Realty Company and Operating Company After the Reorganization Transactions."

UNCERTAINTY OF TRADING MARKETS

 OPERATING COMPANY COMMON STOCK

  There has not been any established public trading for the Operating Company Common Stock. It is currently anticipated that the Operating Company Common Stock will be approved for listing on the New York Stock Exchange (the "NYSE") prior to the Reorganization Transactions.

  There can be no assurance as to the price at which Operating Company Common Stock will trade. Until the Operating Company Common Stock is fully distributed and an orderly market develops, the prices at which the shares trade may fluctuate significantly and may be lower or higher than the price that would be expected for a fully distributed issue. Prices for shares of Operating Company Common Stock will be determined by the marketplace and may be influenced by many factors, including the depth and liquidity of the market for the shares, investor perception of Operating Company, changes in economic conditions in the healthcare industry and general economic and market conditions.

 REALTY COMPANY COMMON STOCK

  It is expected that the Company Common Stock will continue to be listed and traded on the NYSE after the Reorganization Transactions under the name "VenTrust, Inc." Following the Reorganization Transactions, the trading price of Company Common Stock is expected to be lower than the trading prices of Company Common Stock immediately prior to the Reorganization Transactions.

  There can be no assurance as to the price at which Realty Company Common Stock will trade. Prices for shares of Realty Company Common Stock will be determined by the marketplace and may be influenced by many factors including the depth and liquidity of the market for the shares, investor perception of Realty Company, interest rate fluctuations, Realty Company's distribution policy and general economic and market conditions. Realty Company does not anticipate paying a dividend until the first quarter of 1999 which may also affect the trading price.

  The combined trading prices of Realty Company Common Stock and Operating Company Common Stock held by stockholders after the Reorganization Transactions may be less than, equal to or greater than the trading price of Company Common Stock prior to the Reorganization Transactions. See "The Distribution Proposal--Listing and Trading of Company Common Stock and Operating Company Common Stock."

PAYMENT OF DIVIDENDS

  Operating Company does not intend to pay cash dividends on Operating Company Common Stock in the foreseeable future so that it may reinvest its earnings in the development of its business and reduce indebtedness. The payment of dividends on Operating Company Common Stock in the future will be at the discretion of the Operating Company Board. Restrictions imposed by the Operating Company Debt Facilities and other securities or agreements of Operating Company are expected to limit the payment of dividends by Operating Company. No assurance can be given that Operating Company will pay any dividends.

CERTAIN ANTI-TAKEOVER EFFECTS

  The Charter Amendment Proposals may make an acquisition of control of Realty Company without approval of the Realty Company Board more difficult.

  Upon consummation of the Reorganization Transactions, certain provisions of Operating Company's Certificate of Incorporation (the "Operating Company Charter") and Operating Company's By-laws (the "Operating Company By-laws") and Delaware Law could discourage potential acquisition proposals and could delay or prevent a change in control of Operating Company. Such provisions could also inhibit fluctuations in the market price of Operating Company Common Stock that could result from takeover attempts. In addition, certain provisions of the Master Lease Agreement may have similar effects.

  See "Certain Antitakeover Effects of Certain Charter and By-Laws Provisions and the Company Rights."

                           THE DISTRIBUTION PROPOSAL

BACKGROUND AND REASONS FOR THE REORGANIZATION TRANSACTIONS

  The Company has operated as one of the largest providers of long-term healthcare services in the United States. At December 31, 1997, the Company's operations included 60 long-term acute care hospitals containing 5,273 licensed beds, 309 nursing centers containing 40,383 licensed beds, and Vencare, which provides respiratory and rehabilitation therapies and medical and pharmacy management services to approximately 2,900 healthcare facilities. The Company Board has decided to separate the Company into two publicly owned companies as of the Distribution Date: (1) Realty Company, which will operate as a self-administered, self-managed realty company (and as a REIT upon election of REIT status on January 1, 1999), and will initially hold substantially all of the Company-owned land, buildings and other improvements, and certain other real estate related assets, including 49 of the 60 long-term acute care hospitals and 205 of the 309 nursing centers operated by the Company as of December 31, 1997; and (2) Operating Company, a newly formed holding company, which will, after certain internal mergers and stock and asset transfers are effected, directly or indirectly, hold all of the other assets and liabilities relating to operation of the Company's historical business, including the Development Properties, and will manage, operate and lease the Leased Properties (and upon completion of development, the Development Properties) from Realty Company.

  The Company Board believes that the separation of Operating Company from the Company and the Company's conversion to a REIT as of January 1, 1999 will benefit the Company's stockholders by giving them a continuing interest in a leading long-term healthcare company and a tax-advantaged REIT security that is expected to provide both the opportunity for consistent cash dividends and capital appreciation as Realty Company acquires additional properties. If Realty Company qualifies for taxation as a REIT, it generally will not be subject to Federal corporate income taxes on that portion of its ordinary income or capital gain that is distributed to stockholders. Such treatment substantially eliminates the Federal "double taxation" on earnings (at the corporate and the stockholder levels) that generally results from investment in a corporation. See "Certain Federal Income Tax Considerations--Taxation of Realty Company."

  Upon conversion to REIT status, Realty Company will be able to benefit from the tax advantages that apply to REITs and stockholders will receive quarterly distributions that are at least sufficient to satisfy the annual distribution requirements for REITs. See "Certain Federal Income Tax Considerations" and "Distribution and Dividend Policy--Realty Company." The Company Board believes this will highlight the value of the Company's real estate assets and permit stockholders to realize a regular cash return on that value. In addition, although historically the Company has been primarily recognized as a long-term healthcare company, successful acquisition of healthcare related real estate, particularly hospitals and nursing centers, has always been an important component of the Company's success. The management of Realty Company expects that its acquisition strategy will focus primarily on transactions in the healthcare industry, but over time it may effect transactions in other industries that management determines have the opportunity to generate attractive returns. In particular, the Company Board believes that Realty Company will be able to pursue real estate opportunities that may yield attractive investment returns but which are not necessarily consistent with the Company's current operating strategies.

  Company stockholders will also retain, through the Distribution, their proportionate interest in one of the largest providers of long-term healthcare services in the United States. The Company's full-service integrated network of hospitals, nursing centers and ancillary service providers will enable Operating Company to continue to meet the range of needs of patients requiring long-term care while further expanding its long-term care operations. The Company Board believes that Operating Company will benefit from a strategic relationship with Realty Company because Operating Company's management will be able to focus its time and resources on its healthcare operations and at the same time, through the Participation Agreement, have a right of first offer to lease and operate certain healthcare properties acquired by Realty Company for a period of three years following the Distribution Date. The Company Board believes that the more highly leveraged capital structure of Operating Company is appropriate for a company with the expected growth and cash flow characteristics of Operating Company. The Company Board also recognizes that this additional leverage carries with it certain increased risks. See "Risk Factors."

REQUIRED VOTE

  Under Delaware Law, approval of the Distribution Proposal requires the affirmative vote of a majority of the shares of Company Common Stock outstanding and eligible to vote at the Annual Meeting.

RECOMMENDATION OF THE COMPANY BOARD

  THE COMPANY BOARD HAS UNANIMOUSLY APPROVED THE DISTRIBUTION PROPOSAL AND RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE DISTRIBUTION PROPOSAL.

  The Company currently expects that, subject to approval of the Distribution Proposal, the Charter Amendment Proposals and the satisfaction of the other conditions set forth under "--Conditions; Termination," the Reorganization Transactions would be effected.

THE REORGANIZATION TRANSACTIONS

 INTERNAL MERGERS AND TRANSFERS

  On or prior to the Distribution Date, the Company will effect certain internal mergers and stock and asset transfers intended to allocate the assets and liabilities relating to the Properties to the Company and the other assets and liabilities relating to the operation of the Company's historical business, including the Development Properties, to Operating Company. The principle internal mergers and stock and asset transfers are as follows: (a) the Company will form the Realty Company Partnership of which the Company will own a 99% general partnership interest and a newly formed, wholly-owned limited liability company of the Company will own a one percent limited partnership interest; (b) all of the Company's first-tier subsidiaries other than TheraTx and Transitional will merge with and into the Realty Company Partnership; (c) the Company will form Operating Company; (d) the Company will transfer all of the Transferred Assets to Operating Company (or subsidiaries of Operating Company) and, as consideration for such stock, Operating Company will issue Operating Company Common Stock and the Operating Company Series A Preferred Stock to the Company; (e) the Realty Company Partnership will transfer all of its assets to Operating Company (or subsidiaries of Operating Company) other than its real property and real property related assets included within the Properties and, as consideration for such assets, Operating Company will issue Operating Company Common Stock and transfer all of the owned real estate and real estate related assets held by TheraTx and Transitional (and their respective subsidiaries) to the Realty Company Partnership; and (f) the Realty Company Partnership will distribute to the Company all of the Operating Company Common Stock it received from Operating Company.

  Following completion of the foregoing internal mergers and transfers, the Company will distribute the Operating Company Common Stock to the holders of Company Common Stock on the Distribution Record Date.

 The Distribution

  In the event that the Company's stockholders approve the Distribution Proposal and the Charter Amendment Proposals, the Company Board has approved (subject to the satisfaction of the other conditions to the Reorganization Transactions discussed under "--Conditions; Termination" and the actual declaration of the dividend in respect of the Distribution) a plan to distribute the outstanding shares of Operating Company Common Stock to all holders of outstanding Company Common Stock. It is expected that the Distribution will be made on or before April 30, 1998, the Distribution Date, on a pro rata basis to holders of record of issued and outstanding Company Common Stock on the Distribution Record Date. The Company currently intends to use a direct registration system to implement the distribution of shares of Operating Company Common Stock. On the Distribution Date, a certificate representing all issued and outstanding shares of Operating Company Common Stock will be delivered by the Company to National City Bank of Cleveland, Ohio, as the distribution agent (the "Distribution Agent"). As soon as practicable thereafter, an account statement will be mailed to each stockholder of record as of the Distribution Record Date, stating the number of shares of Operating Company

Common Stock, including fractional shares, received by such stockholder in the Distribution. Following the Distribution, stockholders may request physical certificates for their shares of Operating Company Common Stock. In that case, fractional shares will not be issued but, instead, cash will be paid with respect to such fractional shares. Holders of record of Company Common Stock as of the Distribution Record Date will receive shares of Operating Company Common Stock on the basis of the Distribution Ratio of one share of Operating
Company Common Stock for [every] [each]     share[s] of Company Common Stock
held on the Distribution Record Date (including shares held in the Vencor Retirement Savings Plan). No certificates or scrip representing fractional interests in a share of Operating Company Common Stock will be issued if a stockholder requests physical certificates. Instead, with respect to shares for which physical certificates are requested, the Distribution Agent will, as soon as practicable after the Distribution Date, aggregate and sell such fractional interests at then prevailing prices and distribute the net cash proceeds to stockholders entitled thereto pro rata based on their fractional interests in a share of Operating Company Common Stock. See "--Material Federal Income Tax Consequences of the Distribution." All shares of Operating Company Common Stock issued will be fully paid and nonassessable and the holders thereof will not be entitled to preemptive rights. See "Description of Capital Stock--Operating Company."

  No holder of Company Common Stock will be required to pay any cash or other consideration to the Company for shares of Operating Company Common Stock received in the Distribution or to surrender or exchange shares of Company Common Stock in order to receive shares of Operating Company Common Stock.

  Certificates representing outstanding shares of Company Common Stock will continue to represent rights (the "Company Rights") to purchase shares of the Company's Series A Participating Preferred Stock pursuant to the Company Rights Agreement (as defined herein). See "Description of Capital Stock-- Realty Company."

 OPERATING COMPANY SERIES A PREFERRED STOCK

  As part of the consideration to be paid by Operating Company to the Company for the Transferred Assets, Operating Company will issue $10 million of the Operating Company Series A Preferred Stock. The Operating Company Series A Preferred Stock is expected to be mandatorily redeemable on the tenth anniversary of issuance and will not be callable prior to the fifth anniversary of issuance. The dividend rate is expected to be 9% per annum, payable quarterly in arrears. The Operating Company Series A Preferred Stock is expected to be non-voting unless dividends are in arrears for more than six quarters, in which event holders will be entitled to elect two directors of Operating Company. See "Description of Capital Stock--Operating Company-- Preferred Stock." The Company currently expects to sell all of the Operating Company Series A Preferred Stock in a private placement to one or more unaffiliated third parties immediately following the Distribution Date.

 MASTER LEASE AGREEMENT

  On or prior to the Distribution Date, Realty Company and Operating Company will enter into the Master Lease Agreement pursuant to which Realty Company will lease all of the Leased Properties (and upon completion of development, the Development Properties) to Operating Company. See "Relationship Between Realty Company and Operating Company After the Reorganization Transactions-- Master Lease Agreement."

 DEVELOPMENT AGREEMENT

  On or prior to the Distribution Date, Realty Company and Operating Company will enter into the Development Agreement pursuant to which Operating Company will complete the development of the Development Properties and thereafter sell to, and lease back from, Realty Company, the Development Properties. The terms of the leases for the Development Properties will be substantially similar to the Master Lease Agreement. See "Relationship between Realty Company and Operating Company After the Reorganization Transactions-- Development Agreement."

 FINANCING

  In connection with the Reorganization Transactions, the Company expects that all or substantially all of the Company's existing $2.0 billion of indebtedness, consisting primarily of amounts drawn under the Company Bank Facility and up to all $750 million of the Company Notes will be repaid or repurchased and refinanced with bank borrowings and securities issuances by each of Realty Company and Operating Company. In lieu of repurchasing the Company Notes, the Company may obtain consents to amend the terms of the Company Notes, exchange Company Notes for other securities or some combination of the foregoing.

  Realty Company is expected to have approximately $985 million in total indebtedness as of the Distribution Date and approximately $215 million in credit available under the Realty Company Credit Facility. It is expected that capital necessary to fund Realty Company's capital requirements will be available from the following sources: (i) the Realty Company Credit Facility in the amount of $250 million, (ii) the Realty Company Term A Loan in the amount of $250 million, (iii) the Realty Company Term B Loan in the amount of $250 million, and (iv) the Realty Company CMBS Debt in the amount of $450 million.

  Operating Company is expected to have approximately $1.0 billion in indebtedness as of the Distribution Date and approximately $300 million in credit available under the Operating Company Credit Facility. It is expected that capital necessary to fund Operating Company's capital requirements will be available from the following sources: (i) the Operating Company Credit Facility in the amount of $300 million, (ii) the Operating Company Term A Loan in the amount of $400 million, (iii) the Operating Company Term B Loan in the amount of $400 million, (iv) the Operating Company Bridge Loan in the amount of $200 million, to be repaid from the proceeds of the sale of certain non-strategic assets, including the sale of Atria Common Stock to be owned by Operating Company following the Reorganization Transactions, (v) $10 million of Operating Company Series A Preferred Stock, and (vi) the $100 million Operating Company Offering to be consummated simultaneously with the Reorganization Transactions. If Operating Company is unable to sell the Atria Common Stock or other assets, Operating Company expects that it would be required to refinance the Operating Company Bridge Loan with the Operating Company Credit Facility or a public debt or equity offering, or a combination thereof.

  The Company has received proposals from financial institutions for all of the financing requirements of Realty Company and Operating Company. The Company is negotiating the terms of such financing and expects such financing to be achieved on terms acceptable to the Company.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION

  A U.S. Stockholder will include the fair market value of the Operating Company Common Stock received pursuant to the Distribution in gross income as ordinary dividend income to the extent of the U.S. Stockholder's share of the current or accumulated tax earnings and profits of the Company through the end of 1998. Based on the Company's analysis of its earnings and profits and assuming that the value of Operating Company Common Stock at the time of
Distribution is not greater than $   per share, the Company expects that a
U.S. Stockholder will not have more than $   of dividend income per share of
Company Common Stock. To the extent the value of Operating Company Common Stock on the Distribution Date exceeds the per share earnings and profits of the Company, a U.S. Stockholder will be required to reduce its basis in its shares of Company Common Stock by such excess. A U.S. Stockholder whose basis in its shares of Company Common Stock is thereby reduced to zero will recognize capital gain in the amount of any remaining value of Operating Company Common Stock received. A U.S. Stockholder's holding period in the Distributed Shares will begin on the day after the Distribution Date. See "Certain Federal Income Tax Considerations--Ownership and Disposition of Distributed Shares." The Company will report to U.S. Stockholders the portion of the Distribution that should be treated as a dividend in February 1999.

  A U.S. Stockholder that is a corporation will, subject to generally applicable limitations, be entitled to a dividends received deduction in amount equal to 70% of the amount of the Distribution received by it that is a dividend. If a dividend is deemed to be "extraordinary" under Section 1059 of the Code, a corporate stockholder may be required to reduce its basis in the stock by the nontaxed portion of the dividend.

LISTING AND TRADING OF COMPANY COMMON STOCK AND OPERATING COMPANY COMMON STOCK

  It is expected that Company Common Stock will continue to be listed and traded on the NYSE after the Reorganization Transactions. There is not currently a public market for Operating Company Common Stock. Prices at which Operating Company Common Stock may trade prior to the Reorganization Transactions on a "when-issued" basis or after the Reorganization Transactions cannot be predicted. Until Operating Company Common Stock is fully distributed and an orderly market develops, the prices at which trading in Operating Company Common Stock occurs may fluctuate significantly. The prices at which Operating Company Common Stock trades will be determined by the marketplace and may be influenced by many factors, including, among others, the depth and liquidity of the market for Operating Company Common Stock, investor perception of Operating Company and the healthcare industry, Operating Company's dividend policy and general economic and market conditions. See "Risk Factors--Uncertainty of Trading Markets." In addition, the combined trading prices of Realty Company Common Stock and Operating Company Common Stock held by stockholders after the Reorganization Transactions may be less than, equal to or greater than the trading price of Company Common Stock prior to the Reorganization Transactions. See "Risk Factors--Uncertainty of Trading Markets."

  Operating Company will file an application to list the Operating Company Common Stock and Operating Company Rights on the NYSE. Operating Company
initially will have approximately     stockholders of record based upon the
number of stockholders of record of the Company as of      , 1998. For certain
information regarding options to purchase Operating Company Common Stock that will be outstanding after the Reorganization Transactions, see "Relationship Between Realty Company and Operating Company After the Reorganization Transactions--Employee Benefits Agreement."

  Shares of Operating Company Common Stock distributed to the Company's stockholders in the Reorganization Transactions will be freely transferable, except for securities received by persons who may be deemed to be "affiliates" of Operating Company pursuant to the Securities Act. Persons who may be deemed to be "affiliates" of Operating Company after the Reorganization Transactions generally include individuals or entities that control, are controlled by, or are under common control with, Operating Company and may include certain officers and directors of Operating Company as well as principal stockholders of Operating Company, if any. Persons who are affiliates of Operating Company will be permitted to sell their shares of Operating Company Common Stock only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act.

REGULATORY APPROVALS

  The Company's hospitals, nursing centers, institutional pharmacies and home care and hospice operations are licensed to operate by various state and federal agencies. As a result of the Reorganization Transactions, the changes in the corporate entities conducting these operations will be treated as a change of ownership by these state and Federal agencies. In most instances, notification of an impending change in ownership is required 60 to 90 days prior to the desired effective date of such change. Depending on the circumstances of each transaction and the licensing agency involved, the actual approval process could exceed well beyond the 60 to 90 day period. During this 60 to 90 day period, the new licensee will be required to provide information supporting the change of ownership. Upon approval by each agency, a new license will be issued in the name of the new corporate entity operating the facility.

  The Company does not believe that any other material Federal or state regulatory approvals will be required in connection with the Reorganization Transactions.

ACCOUNTING TREATMENT

  The historical consolidated financial statements of the Company will become the historical consolidated financial statements of Operating Company after the Distribution Date. Realty Company will not have been operated as a Realty Company prior to the Distribution Date. Accordingly, the financial statements of Realty Company will consist solely of its operations after the Distribution Date. The assets and liabilities of both Operating Company and Realty Company will be recorded at their respective historical carrying values at the Distribution Date.

CONDITIONS; TERMINATION

  The Reorganization Transactions are conditioned upon the satisfaction of the following conditions: (1) approval of the Distribution Proposal and the Charter Amendment Proposals by the Company's stockholders at the Annual Meeting; (2) certain transactions (including the internal mergers and stock and asset transfers described in "--Internal Mergers and Transfers") having been consummated; (3) Operating Company Common Stock having been approved for listing on the NYSE, subject to official notice of issuance; (4) the Registration Statement on Form 10 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") to register the Operating Company Common Stock under the Exchange Act having become effective and no stop order being in effect; (5) all material authorizations, consents, approvals and clearances of U.S. Federal, state and local, and foreign governmental agencies having been obtained; (6) no preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a government, regulatory or administrative agency or commission, and no statute, rule, regulation or executive order promulgated or enacted by any governmental authority, being in effect preventing the consummation of the Reorganization Transactions; and (7) the Financing Transactions being in place and all conditions to borrowing or financing thereunder having been satisfied, and all material consents, waivers or amendments to any bank credit agreement, debt security or other financing facility having been obtained, or each such agreement, security or facility having been refinanced, in each case, on terms satisfactory to the Company.

  The Company Board does not intend to waive any of the conditions, except that if the stockholders approve the Distribution Proposal but do not approve the Charter Amendment Proposals, the Company Board will reevaluate its intention to complete the Reorganization Transactions. After such review, the Company Board could decide to cancel the Reorganization Transactions or waive the condition that the Charter Amendment Proposals be approved and to complete the Reorganization Transactions despite such lack of approval. Even if all the above conditions are satisfied, the Company Board has reserved the right to cancel or defer the Reorganization Transactions, including the Distribution, described in this Proxy Statement at any time prior to the Distribution Date. See "Relationship Between Realty Company and Operating Company After the Reorganization Transactions--Distribution Agreement."

           RELATIONSHIP BETWEEN REALTY COMPANY AND OPERATING COMPANY
                     AFTER THE REORGANIZATION TRANSACTIONS

  For the purpose of governing certain of the ongoing relationships between Realty Company and Operating Company after the Reorganization Transactions and to provide mechanisms for an orderly transition, Realty Company and Operating Company or their respective subsidiaries, as applicable, will enter into the various agreements, and will adopt policies, as described in this section prior to or on the Distribution Date. The Company believes that the agreements will contain terms which generally are comparable to those which would have been reached in arms-length negotiations with unaffiliated parties. Certain of the agreements summarized in this section will be included as exhibits to the Registration Statement, and the following summaries are qualified in their entirety by reference to the agreements as filed.

DISTRIBUTION AGREEMENT

  Assuming the Reorganization Transactions occur, Realty Company and Operating Company expect to enter into the Distribution Agreement which will provide for, among other things, the conditions to the Reorganization Transactions (see "The Distribution Proposal--Conditions; Termination"), the various actions to be taken in connection with the Reorganization Transactions and the relationship among the parties subsequent to the Reorganization Transactions (see "The Distribution Proposal--The Reorganization Transactions").

  The Distribution Agreement will provide that, from and after the Distribution Date, (i) Realty Company shall assume, pay, perform and discharge all Realty Company Liabilities (as defined in the Distribution Agreement) in accordance with their terms, and (ii) Operating Company shall assume, pay, perform and discharge all Operating Company Liabilities (as defined in the Distribution Agreement), including potential liabilities incurred in connection with certain legal proceedings, in accordance with their terms. See "--Legal Proceedings."

  In addition, the Distribution Agreement will provide for cross-indemnities that require (i) Realty Company to indemnify Operating Company (and its subsidiaries, directors, officers, employees and agents and certain other related parties) against all losses arising out of or in connection with the Realty Company Liabilities or the breach of the Distribution Agreement or any ancillary agreement by Realty Company and (ii) Operating Company to indemnify Realty Company (and its respective subsidiaries, directors, officers, employees and agents and certain other related parties) against all losses arising out of or in connection with the Operating Company Liabilities or the breach of the Distribution Agreement or any ancillary agreement by Operating Company, and for contribution in certain circumstances.

  Pursuant to the Distribution Agreement, each of the parties will agree to use all reasonable efforts to take or cause to be taken all action, and do or cause to be done all things, reasonably necessary, proper or advisable to consummate the transactions contemplated by and carry out the purposes of the Distribution Agreement and the ancillary agreements. As such, the Distribution Agreement will provide that if any contemplated internal mergers and stock and asset transfers have not been effected on or prior to the Distribution Date, the parties will cooperate to effect such transfers as quickly thereafter as practicable. The entity retaining any asset or liability that should have been transferred prior to the Distribution Date will continue to hold that asset for the benefit of the party entitled thereto or that liability for the account of the party required to assume it, and must take such other action as may be reasonably requested by the party to whom such asset was to be transferred or by whom such liability was to be assumed in order to place such party, insofar as reasonably possible, in the same position as would have existed had such asset or liability been transferred or assumed as contemplated by the Distribution Agreement.

  The Distribution Agreement will also provide for the execution and delivery of certain other agreements governing the relationship between Realty Company and Operating Company following the Reorganization Transactions. See "--Master Lease Agreement," "--Development Agreement," "--Participation Agreement," "-- Employee Benefits Agreement," "--Intellectual Property Agreement," "--Tax Sharing Agreement," and "--Transition Services Agreement."

MASTER LEASE AGREEMENT

  Assuming the Reorganization Transactions occur, Realty Company and Operating Company expect to enter into a master lease agreement (the "Master Lease Agreement") that will set forth the material terms governing the lease of each Leased Property (and upon completion of development, the Development Properties). The Leased Properties will be divided into groups of approximately five properties and an operating lease agreement will be entered into with respect to each such group of properties (each a "Lease"). The following description of the Master Lease Agreement does not purport to be complete but contains a summary of the material provisions of the Master Lease Agreement.

  Concurrently with the Reorganization Transactions, Realty Company will lease the Leased Properties to either Operating Company or certain subsidiaries of Operating Company (in which case the obligation will be guaranteed by Operating Company) pursuant to the Leases. Each Lease will include land, buildings, structures and other improvements on the land, easements and similar appurtenances to the land and improvements, and permanently affixed equipment, machinery and other fixtures relating to the operation of the Properties.

  The Leases will have primary terms ranging from 15 to 19 years (the "Base Term"). At the option of Operating Company, the Leases may be extended for two five year renewal terms beyond the Base Term (the "Renewal Term") at the then fair market value rental rate. The Base Term and Renewal Term of each Lease will be subject to termination upon default and certain other contingencies described in the Master Lease Agreement.

 USE OF THE LEASED PROPERTY

  The Master Lease Agreement will require that Operating Company utilize the Leased Properties solely for the provision of healthcare services and related uses and as Realty Company may otherwise consent (which consent may be granted or withheld in its discretion). Operating Company will be responsible for maintaining all licenses, certificates and permits necessary for it to comply with the Healthcare Regulations. Operating Company will be obligated to continuously operate each Leased Property as a provider of healthcare services.

 RENTAL AMOUNTS

  The Master Lease Agreement will be what is commonly known as a triple-net lease or an absolute-net lease. The Annual Base Rent for the twelve-month period commencing on the Distribution Date for the Leased Properties is approximately $225 million, with a 2% per annum escalator over the previous twelve-month period. In addition, Operating Company will be required to pay for (i) all insurance required in connection with the Leased Properties and the business conducted on the Leased Properties, (ii) all taxes levied on or with respect to the Leased Properties (other than taxes on the net income of Realty Company) and (iii) all utilities and other services necessary or appropriate for the Leased Properties and the business conducted on the Leased Properties.

 MAINTENANCE, MODIFICATION AND CAPITAL ADDITIONS

  Operating Company will be required to maintain the Leased Properties in good repair and condition, making all repairs, modifications and additions required by law, including any Capital Addition (as defined herein). Operating Company will be required to pay for all Maintenance Capital Expenditures. Maintenance Capital Expenditures are all capital expenditures and other expenses for the maintenance, repair, restoration or refurbishment of a Leased Property (and any Capital Addition). Operating Company will also be required under the Master Lease Agreement to maintain all personal property at each of the Leased Properties in good order, condition and repair, as shall be necessary to operate the Leased Property in compliance with all applicable licensure and certification requirements, in compliance with all applicable legal requirements and insurance requirements and otherwise in accordance with customary practice in the industry.

  Operating Company may undertake any capital addition that materially adds to or improves a Leased Property (a "Capital Addition") without the prior approval of Realty Company, provided that Realty Company shall approve the plans and specifications, and Operating Company complies with customary construction requirements. Realty Company may at its option, elect to pay for, or finance, all or part of the cost of such Capital

Addition in which event the base rent for the Leased Properties will be adjusted. To the extent Realty Company has not elected to pay for, or finance, any part of such cost, Operating Company will not be permitted to commence any such Capital Addition unless it has demonstrated to the reasonable satisfaction of Realty Company that it has the funds or the financing reasonably estimated to be necessary to complete such Capital Addition. If Operating Company pays for, or finances, the Capital Addition, the base rent will not be adjusted. Any Capital Addition will become the property of Realty Company and subject to the Master Lease Agreement as part of the Leased Properties.

 INSURANCE

  Operating Company will be required to maintain liability, all risk property and workers' compensation insurance for the Leased Properties at a level at least comparable to that currently in place with respect to the Leased Properties.

  The Master Lease Agreement will provide that in the event a Leased Property is totally destroyed, or is substantially destroyed such that the damage renders the Leased Property unsuitable for its intended use, as a result of a casualty covered by insurance, Operating Company will have the option to either restore the Leased Property at Operating Company's cost to its pre-destruction condition or offer to purchase the Leased Property (in either event all insurance proceeds, net of administrative and related costs, will be made available to Operating Company). If Realty Company rejects the offer to purchase, Operating Company will have the option to either restore the Leased Property or terminate the Lease with respect to the Leased Property. If the damage is such that the Leased Property is not rendered unsuitable for its intended use, or if it is not covered by insurance, the Master Lease Agreement will require Operating Company to restore the Leased Property to its original condition.

 ENVIRONMENTAL MATTERS

  The Master Lease Agreement will provide that Operating Company will indemnify Realty Company (and its officers, directors and stockholders) against any environmental claims (including penalties and clean up costs) resulting from any condition arising on or under, or relating to, the Leased Properties at any time on or after the first day of the Base Term. Operating Company will also indemnify Realty Company (and its officers, directors and stockholders) against any environmental claim (including penalties and clean up costs) resulting from any condition permitted to deteriorate, on or after such first day (including as a result of migration from adjacent properties not owned or operated by Realty Company or any of its affiliates other than Operating Company and its direct affiliates). Realty Company will indemnify Operating Company (and its officers, directors and stockholders) against any environmental claims (including penalties and clean-up costs) resulting from any condition arising on or under, or relating to, the Leased Properties at any time before the first day of the Base Term.

 ASSIGNMENT AND SUBLETTING

  The Master Lease Agreement will provide that Operating Company may not assign, sublease or otherwise transfer any Lease or any portion of a Leased Property as a whole (or in substantial part), including upon a Change of Control (as defined herein), without the consent of Realty Company, which may not be unreasonably withheld if the proposed assignee is sufficiently creditworthy, has the expertise to operate the Leased Property, has a favorable business reputation and character and agrees to comply with the use restrictions in the Master Lease Agreement. Operating Company may sublease up to 20% of each Leased Property for restaurants, gift shops and other stores or services customarily found in hospitals or nursing centers without the consent of Realty Company, subject, however, to there being no material alteration in the character of the Leased Property or in the nature of the business conducted on such Leased Property and to requirements of the Code with which Realty Company must comply to retain REIT status. A "Change of Control" under the Master Lease Agreement includes any of (a) a change in the composition of the board of directors of either Operating Company or the ultimate corporate parent of Operating Company (the "Parent") such that at the end of any period of 12 consecutive months the persons constituting a majority of such board of directors are not the same as the persons constituting a majority at the start of such period (or persons appointed by such majority), (b) the sale or other disposition by the Parent of any part of its interest in the lessee or substantially all of the assets of the lessee (other than a bona fide pledge in connection with a commercial financing) or
(c) a merger or consolidation involving the Parent as a result of which the stockholders of the Parent immediately prior to such event do not own at least 50% of the capital stock of the surviving entity, in either case the effect of which is that immediately after giving effect to such transaction the new entity would have a consolidated net worth equal to less than 100% (or 75% if the board of directors of the lessee approved the sale or merger prior to such sale or merger) of the Parent's consolidated net worth immediately prior to such event taking place. A Change of Control will constitute an assignment for purposes of the Master Lease Agreement. See "Risk Factors--Certain Antitakeover Effects."

 EVENTS OF DEFAULT

  An "Event of Default" will be deemed to have occurred under any Lease if, among other things, Operating Company fails to pay rent or other amounts within three days after notice; fails to comply with covenants continuing for 30 days or, so long as diligent efforts to cure such failure are being made, such longer period (not over 120 days) as is necessary to cure such failure; ceases to operate any Leased Property as a provider of healthcare services; loses any healthcare licenses; defaults under certain other Leases to Operating Company or an affiliate of Operating Company from Realty Company or an affiliate of Realty Company; fails to maintain insurance; or certain bankruptcy or insolvency events occur. In addition to its other remedies with respect to an Event of Default, Realty Company will be able to enforce guarantees made by Operating Company with respect to each Lease. See "Risk Factors--Dependence of Realty Company on Operating Company."

 OPERATING COMPANY'S RIGHT OF FIRST REFUSAL TO PURCHASE

  The Master Lease Agreement will provide that if Realty Company receives a bona fide offer from a third party to purchase any Leased Property and Realty Company wishes to accept the offer, prior to entering into a contract of sale with the third party, Realty Company must first offer Operating Company the right to purchase the Leased Property on substantially the same terms and conditions as are contained in the third party offer. See "Risk Factors-- Certain Antitakeover Effects."

 MISCELLANEOUS

  The Leases will be governed with respect to any particular property by the law of the jurisdiction in which the Leased Property is located.

DEVELOPMENT AGREEMENT

  Assuming the Reorganization Transactions occur, Realty Company and Operating Company intend to enter into a development agreement (the "Development Agreement") pursuant to which Operating Company will develop the Development Properties, which includes (a) 4 long-term acute care hospitals, 3 combination nursing homes and hospitals and 10 nursing centers currently under construction and (b) 12 nursing centers which are owned or under contract and scheduled for construction.

  Operating Company will complete the construction of each Development Property in accordance with the existing plans and specifications for each such Development Property. Operating Company will proceed diligently to complete the development of each Development Property in accordance with the existing construction schedule. Upon completion of each such Development Property, Realty Company will purchase the Development Property from Operating Company at a purchase price equal to the amount of Operating Company's actual costs in acquiring, developing and improving such Development Property prior to the purchase date.

  Operating Company will lease each Development Property from Realty Company upon completion of the development and construction of such property, and following the purchase by Realty Company of such Development Property from Operating Company. The amount of rent to be paid by Operating Company under such leases will be based on several factors including, the purchase price of such Development Properties, number of beds in the facility, and real estate and market conditions existing at the time of such lease. The terms of the leases for the Development Properties will be substantially similar to the Master Lease Agreement. See "--Master Lease Agreement."

PARTICIPATION AGREEMENT

  Assuming the Reorganization Transactions occur, Realty Company and Operating Company intend to enter into a participation agreement (the "Participation Agreement") to provide each other with rights to participate in certain transactions for a period of three years following the Reorganization Transactions. The Participation Agreement is expected to provide, subject to certain terms, that Realty Company will provide Operating Company with a right of first offer to become the lessee of any real property acquired or developed by Realty Company and to be operated as a hospital or nursing center or other healthcare facility, provided that Operating Company and Realty Company negotiate a mutually satisfactory lease arrangement and Realty Company determines, in its sole discretion, that Operating Company is qualified to be the lessee. As to opportunities for Operating Company to become the lessee of any assets under such a lease arrangement, the Participation Agreement is expected to provide that Realty Company must provide Operating Company with written notice of the lessee opportunity. During the 30 days following such notice, Operating Company will have a right of first offer to become a lessee and the right to negotiate with Realty Company on an exclusive basis regarding the terms and conditions of the lease. If a mutually satisfactory agreement cannot be reached within the 30-day period (or such longer period to which Operating Company and Realty Company may agree), Realty Company may offer the opportunity to others for a period of 180 days thereafter before it must again offer the opportunity to Operating Company in accordance with the procedures specified above. Realty Company will not be required to provide Operating Company with a right of first offer when the real property is being operated by a third party on the date of acquisition or completion of development.

  The Participation Agreement is also expected to provide, subject to certain terms, that Operating Company will provide Realty Company with a right of first offer to purchase or finance any healthcare related real property that Operating Company determines to sell or mortgage to a third party, provided that Operating Company and Realty Company negotiate mutually satisfactory terms for such purchase or mortgage. Operating Company must provide Realty Company with written notice of the purchase or mortgage opportunity. During the 30 days following such notice, Realty Company will have a right of first offer to become the owner of such property and the right to negotiate with Operating Company on an exclusive basis regarding the terms and conditions of such purchase or mortgage. If a mutually satisfactory agreement cannot be reached within the 30-day period (or such longer period to which Operating Company and Realty Company may agree), Operating Company may offer the opportunity to others for a period of 180 days thereafter before it must again offer the opportunity to Realty Company in accordance with the procedures specified above. Operating Company will not be required to provide Realty Company with a right of first offer when Operating Company elects to retain ownership of a property or if Operating Company decides to sell the operations of the facility related to the real property.

  Each of Realty Company and Operating Company are expected to have the right to terminate the Participation Agreement in the event of a Change of Control (as defined in the Master Lease Agreement) of the other party.

EMPLOYEE BENEFITS AGREEMENT

  Assuming the Reorganizations occur, Realty Company and Operating Company expect to enter into an agreement with regard to their respective liabilities for employee benefit-related matters for employees of Realty Company and Operating Company in respect of periods before and after the Distribution Date and to provide for certain other employee benefit matters (the "Employee Benefits Agreement").

  The Employee Benefits Agreement will provide that Operating Company will establish and assume employee pension and welfare benefit plans which are generally comparable to those provided by the Company as of the Distribution Date. These plans will include comprehensive health and life insurance, disability, retirement and 401(k) plans.

  The Employee Benefits Agreement would also provide for the establishment of certain incentive and pension benefit plans, effective as of or prior to the Distribution Date, providing certain equity-based and deferred compensation benefits to certain Operating Company employees which are generally comparable to those provided by the Company at such time. In connection with the establishment of such plans, Operating Company would assume and become liable for certain obligations payable to Operating Company employees under these plans. See "Management of the Company and Management of Realty Company and Operating Company After the Reorganization Transactions--Operating Company-- Operating Company Incentive and Benefit Plans."

  The Employee Benefits Agreement will also provide for the treatment of performance shares awarded under the Company's 1987 Incentive Compensation Program but not earned as of the Distribution Date. Pursuant to the terms of such Program, such outstanding awards will be converted into awards of shares of Operating Company Common Stock, with adjustments to reflect the relative value of Operating Company Common Stock and Realty Company Common Stock as of the Distribution Date. Awards of such shares of Operating Company Common Stock will be based upon new performance goals applicable solely to the performance of Operating Company following the Distribution Date.

  The Employee Benefits Agreement will also provide for the treatment of outstanding options to purchase Company Common Stock ("Company Options"). At the time of the Distribution, Company Options will be split into options to purchase both Operating Company Common Stock and Realty Company Common Stock ("Operating Company Options" and "Realty Company Options," respectively). The number of shares of Realty Company Common Stock subject to options would equal the number of shares of Operating Company Common Stock subject to options. The exercise price of the Company Option would be modified, and the exercise price of the Operating Company Option would be set, so that the combined exercise price of the options to purchase Operating Company Common Stock and Realty Company Common Stock equals that of the existing Company Options, allocated between the Operating Company Options and the Realty Company Options in proportion to the fair market value of Operating Company Common Stock and Realty Company Common Stock after the Distribution. The holder would be permitted to exercise each option separately. Thus, if a holder exercises an Operating Company Option and the corresponding Realty Company Option after the Distribution, such holder would pay the same aggregate option price and would receive the same number of shares of Operating Company Common Stock and Realty Company Common Stock that such holder would have received in the Distribution if such holder had exercised a Company Option prior to the Distribution. It is expected that all other terms of Company Options will remain the same following the Distribution. Realty Company will be responsible for the delivery of shares of Realty Company Common Stock upon exercise of a Realty Company Option, and Operating Company will be responsible for the delivery of shares of Operating Company Common Stock upon exercise of an Operating Company Option.

INTELLECTUAL PROPERTY AGREEMENT

  Assuming the Reorganization Transactions occur, Operating Company and Realty Company expect to enter into an intellectual property agreement (the "Intellectual Property Agreement") providing that all of the intellectual property owned or licensed by the Company as of the Distribution Date will be transferred to Operating Company, and Operating Company will grant to Realty Company a royalty-free perpetual license to use certain intellectual property, including the name "VenTrust, Inc."

TAX ALLOCATION AGREEMENT

  Assuming the Reorganization Transactions occur, Realty Company and Operating Company expect to enter into a tax allocation agreement on or prior to the Distribution Date (the "Tax Allocation Agreement") which will allocate responsibility for U.S. Federal income and various other taxes ("Taxes") among the companies.

  In general, pursuant to the Tax Allocation Agreement, Operating Company is expected to be liable for the U.S. Federal income taxes payable with respect to the returns of the Company's consolidated group (which prior to the Distribution Date includes Realty Company and its subsidiaries) as well as certain other Taxes payable with respect to returns attributable to Realty Company's operations for periods ending on or prior to the Distribution Date. If, in connection with a Tax audit, or the filing of an amended return, a taxing authority adjusts Realty Company's consolidated Federal income tax return or any other return described above with respect to which Realty Company was liable for payment of Taxes, Operating Company would be liable for the resulting Tax assessments or would be entitled to the resulting Tax refunds. Realty Company and its subsidiaries would be liable for Taxes payable with respect to returns filed after the Distribution Date that are attributable to Realty Company's operations after the Distribution Date.


TRANSITION SERVICES AGREEMENTS

  On or prior to the Distribution Date, the Company and Operating Company expect to enter into a transition services agreement (the "Transition Services Agreement"), pursuant to which Operating Company will provide Realty Company with transitional administrative and support services, including finance and accounting, human resources, risk management, legal support, and information systems support (the "Transition Services") through December 31, 1998. The Transition Services Agreement will provide that, in consideration for the performance of a Transition Service, Realty Company will pay Operating Company $200,000 per month for such services.

  The Transition Services Agreement will provide that Operating Company has the right to terminate the provision of certain Transition Services under certain circumstances including the occurrence of certain changes in the ownership or beneficial control of Realty Company, and also will contain provisions whereby Realty Company will generally agree to indemnify Operating Company for all claims, losses, damages, liabilities and other costs incurred by Operating Company to a third party which arise in connection with the provision of a Transition Service, other than those costs resulting from Operating Company's own willful misconduct or fraud. In general, Realty Company can terminate a Transition Service after an agreed notice period.

CONFLICTS OF INTEREST POLICIES

  Operating Company and Realty Company will be permitted to pursue business opportunities independently from one another, subject to certain rights of first offer. See "--Participation Agreement." As a result, the corporate objectives of Operating Company and Realty Company may not align and decisions of management at each may be subject to conflicts of interest. In addition, certain business relations between the two companies, such as the Master Lease Agreement and Development Agreement, will be subject to inherent conflicts of interest. See "Risk Factors--Conflicts of Interest."

  Each of Realty Company and Operating Company will adopt certain policies to minimize potential conflicts of interest with respect to their respective Boards of Directors and officers, including forming a committee of independent directors to review transactions which present such a conflict. In addition, each of Realty Company's and Operating Company's Boards are subject to certain provisions of Delaware Law that are designed to eliminate or minimize certain potential conflicts of interest. There can be no assurance, however, that these policies and provisions always will be successful in eliminating the influence of such conflicts, and as a result, most decisions relating to the contractual and other business relationships between Realty Company and Operating Company will be subject to conflicts of interest and loyalties.

LEGAL PROCEEDINGS

  The following is a description of the material legal proceedings of the Company as of December 31, 1997. It is expected that pursuant to the Distribution Agreement, any liability arising from such legal proceedings would be assumed by Operating Company and that Operating Company would indemnify Realty Company against any losses it may incur arising out of or in connection with such legal proceedings.

  A class action lawsuit entitled A. Carl Helwig v. Vencor, Inc., et al. was filed on December 24, 1997 in the United States District Court for the Western District of Kentucky (Civil Action No. 3-97CV-8354). The class action claims were brought by an alleged stockholder of the Company against the Company and certain executive officers and directors of the Company, namely W. Bruce Lunsford, W. Earl Reed, III, Michael R. Barr, Thomas

T. Ladt, Jill L. Force and James H. Gillenwater, Jr. The complaint alleges that the Company and certain executive officers of the Company during a specified time frame violated Sections 10(b) and 20(a) of the Exchange Act, by, among other things, issuing to the investing public a series of false and misleading statements concerning the Company's current operations and the inherent value of Company Common Stock. The complaint further alleges that as a result of these purported false and misleading statements concerning the Company's revenues and successful acquisitions, the price of Company Common Stock was artificially inflated. In particular, the complaint alleges that the Company issued false and misleading financial statements during the first, second and third calendar quarters of 1997 which misrepresented and understated the impact that changes in Medicare reimbursement policies would have on the Company's core services and profitability. The complaint further alleges that the Company issued a series of materially false statements concerning the purportedly successful integration of its recent acquisitions and prospective earnings per share for 1997 and 1998 which the Company knew lacked any reasonable basis and were not being achieved. The Company believes that the allegations in the complaint are without merit and intends to vigorously defend this action.

  On June 19, 1997, a class action lawsuit was filed in the United State District Court for the District of Nevada on behalf of a class consisting of all persons who sold shares of Transitional common stock during the period from February 26, 1997 through May 4, 1997, inclusive. The complaint alleges that Transitional purchased shares of its common stock from members of the investing public after it had received a written offer to acquire all of Transitional's common stock and without disclosing that such an offer had been made. The complaint further alleges that defendants disclosed that there were "expressions of interest" in acquiring Transitional when, in fact, at that time, the negotiations had reached an advanced stage with actual firm offers at substantial premiums to the trading price of Transitional's stock having been made which were actively being considered by Transitional's Board of Directors. The complaint asserts claims pursuant to Sections 10(b) and 20(a) of the Exchange Act and common law principles of negligent misrepresentation and names as defendants Transitional as well as certain senior executives and directors of Transitional. The Company is vigorously defending this action.

  The Company's subsidiary, American X-Rays, Inc. ("AXR"), is the defendant in a qui tam lawsuit which was filed in the United States District Court for the Eastern District of Arkansas and served on the Company on July 7, 1997. The United States Department of Justice intervened in the suit which was brought under the Federal Civil False Claims Act. AXR provided portable X-ray services to nursing facilities (including those operated by the Company) and other healthcare providers. The Company acquired an interest in AXR when Hillhaven was merged into the Company in September 1995 and purchased the remaining interest in AXR in February 1996. The suit alleges that AXR submitted false claims to the Medicare and Medicaid programs. In conjunction with the qui tam action, the United States Attorney's Office for the Eastern District of Arkansas also is conducting a criminal investigation into the allegations contained in the qui tam complaint. The Company is cooperating fully in the investigation.

  On June 6, 1997, Transitional announced that it had been advised that it is a target of a Federal grand jury investigation being conducted by the United States Attorney's Office for the District of Massachusetts (the "USAO") arising from activities of Transitional's formerly owned dialysis business. The investigation involves an alleged illegal arrangement in the form of a partnership which existed from June 1987 to June 1992 between Damon Corporation and Transitional. Transitional spun off its dialysis business, now called Vivra Incorporated, on September 1, 1989. In January 1998, the Company was informed that no criminal charges would be filed against the Company. The Company has been informed that the USAO intends to file a civil action against Transitional relating to the partnership's former business. If such a suit is filed, the Company will vigorously defend the action.

  As is typical in the healthcare industry, the Company is subject to claims and legal actions by patients and others in the ordinary course of business. The Company believes that all such claims and actions currently pending against it either are adequately covered by insurance or would not have a material adverse effect on the Company if decided in a manner unfavorable to the Company. In addition, the Company is subject regularly to inquiries, investigations and audits by Federal and state agencies that oversee various healthcare regulations and laws.

                        THE CHARTER AMENDMENT PROPOSALS

  The Company Board believes that it is advisable to adopt the Charter Amendment Proposals described below, and, accordingly has adopted a resolution proposing that the Charter Amendment Proposals be presented to the stockholders at the Annual Meeting.

REIT CHARTER AMENDMENTS

 OWNERSHIP LIMITATION PROVISION

  If approved by the stockholders, an Article XII would be added to the Company Charter (i.e., the Realty Company Charter following the Reorganization Transactions) to provide for certain restrictions on the acquisition of shares of Realty Company's capital stock (the "Ownership Limitation Provision").

  The Ownership Limitation Provision provides that, subject to certain exceptions specified in the Company Charter, no person (other than certain stockholders) may own, or be deemed to own by virtue of the applicable attribution provision of the Code, more than 9.9% of any class of Realty Company's outstanding capital stock (the "Ownership Limit"). The Realty Company Board may, but in no event will be required to, waive the Ownership Limit if it determines that such ownership will not jeopardize Realty Company's status as a REIT. As a condition of such waiver, the Realty Company Board may require opinions of counsel satisfactory to it and undertakings or representations from the applicant with respect to preserving the REIT status of Realty Company. The Ownership Limitation Provision will not apply if the Realty Company Board and the holders of at least 66 2/3% of the outstanding shares of capital stock entitled to vote on such matter determine that it is no longer in the best interest of Realty Company to attempt to qualify, or to continue to qualify, as a REIT.

  Any purported transfer of capital stock of Realty Company and/or any other event that would otherwise result in any person or entity violating the Ownership Limit will be void and of no force or effect as to that number of shares in excess of the Ownership Limit and the purported transferee (the "Prohibited Transferee") shall acquire no right or interest (or, in the case of any event other than a purported transfer, the person or entity holding record title to any such shares in excess of the Ownership Limit (the "Prohibited Owner") shall cease to own any right or interest) in such excess shares. In addition, if any transfer of capital stock of Realty Company or any other event would cause Realty Company to become "closely held" under the Code or otherwise to fail to qualify as a REIT under the Code, then such purported transfer will be void and of no force or effect as to that number of shares in excess of the number that could have been transferred without such result and the Prohibited Transferee shall acquire no right or interest (or, in the case of any event other than a transfer, the Prohibited Owner shall cease to own any right or interest) in such excess shares. Also, if any purported transfer of capital stock of Realty Company or any other event would otherwise cause Realty Company to own, or be deemed to own by virtue of the applicable attribution provisions of the Code, 10% or more of the ownership interests in Operating Company or in any subleases, then any such purported transfer will be void and of no force or effect as to that number of shares in excess of the number that could have been transferred without such result, and the Prohibited Transferee shall acquire no right or interest (or, in the case of any event other than a transfer, the Prohibited Owner shall cease to own any right or interest) in such excess shares.

  Any such excess shares described above will be transferred automatically, by operation of law, to a trust, the beneficiary of which will be a qualified charitable organization selected by Realty Company (the "Beneficiary"). The trustee of the trust who shall be designated by Realty Company and be unaffiliated with Realty Company and any Prohibited Owner, will be empowered to sell such excess shares to a qualified person or entity and distribute to a Prohibited Transferee an amount equal to the lesser of the price paid by the Prohibited Transferee for such excess shares or the sales proceeds received by the trust for such excess shares. In the case of any excess shares resulting from any event other than a transfer, or from a transfer for no consideration, the trustee will be empowered to sell such excess shares to a qualified person or entity and distribute to the Prohibited Owner an amount equal to the lesser of the fair market value of such excess shares on the date of such event or the sales proceeds received by the trust for such excess shares. Prior to a sale of any such excess shares by the trust, the trustee will be entitled to receive, in trust for the benefit of the Beneficiary, all dividends and other distributions paid by Realty Company with respect to such excess shares, and also will be entitled to exercise all voting rights with respect to such excess shares.

  Any purported transfer of capital stock of Realty Company that would otherwise cause Realty Company to be beneficially owned by fewer than 100 persons will be null and void in its entirety, and the intended transferee will acquire no rights in such stock.

  The text of the Ownership Limitation Provision is set forth in Appendix B to this Proxy Statement. In the event that the Ownership Limitation Provision is approved, the Company Board will adopt conforming amendments to the Company By-Laws which will become effective upon effectiveness of the Ownership Limitation Provision.

 NAME CHANGE PROVISION

  If approved by the stockholders, Article I of the Company Charter would be amended and restated in its entirety to provide for the name of the Company to be changed to "VenTrust, Inc."

 REASONS FOR THE REIT CHARTER AMENDMENTS

  For Realty Company to qualify as a REIT under the Code, it must meet certain requirements concerning the ownership of its outstanding stock. Specifically, not more than 50% in value of Realty Company's outstanding stock may be owned, actually or constructively under the applicable attribution provisions of the Code, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year) or during a proportionate part of a shorter taxable year, and Realty Company must be beneficially owned by 100 or more persons during at least 335 days of a shorter taxable year. See "Certain Federal Income Tax Considerations-- Taxation of Realty Company." The Ownership Limitation Provision, however, may have the effect of precluding an acquisition of control of Realty Company without approval of the Realty Company Board. See "Certain Antitakeover Effects of Certain Charter and By-laws Provisions and the Company Rights-- Ownership Limitation Provision."

  If the REIT Charter Amendments are approved by the stockholders, the REIT Charter Amendments will become effective upon the filing of a Certificate of Amendment in accordance with Delaware Law. A form of such Certificate of Amendment is included as Appendix B to this Proxy Statement.

PREFERRED STOCK CHARTER AMENDMENT

  If the Charter Amendment Proposals are approved at the Annual Meeting, the first paragraph of Article IV of the Company Charter (i.e., the Realty Company Charter following the Reorganization Transactions) would be amended to increase the number of authorized shares of Company Preferred Stock from 1,000,000 shares to 10,000,000 shares.

  The text of the Preferred Stock Charter Amendment is set forth in Appendix B to this Proxy Statement.

 REASONS FOR THE PREFERRED STOCK CHARTER AMENDMENT

  The primary purpose of the Preferred Stock Charter Amendment is to make available for Realty Company additional authorized and unissued shares of Company Preferred Stock (i.e., Realty Company Preferred Stock following the Reorganization Transactions) that it can use for structuring possible future financings and acquisitions, and for meeting other corporate needs that might arise. After Realty Company qualifies as a REIT, Realty Company Preferred Stock may be more attractive than debt for financing purposes because of Realty Company's inability to utilize tax deductions for interest payments and the potential for issuing preferred stock with a lower dividend rate than the interest rate payable on Realty Company borrowings. Having such authorized shares available for issuance will allow Realty Company to issue shares of Realty Company Preferred Stock without the expense and delay of a special stockholder's meeting. The authorized shares of Realty Company Preferred Stock, as well as shares of Realty Company Common Stock, will be available for issuance without further action by stockholders, unless such action is required by applicable law or the rules of any stock exchange on which Realty Company securities may be listed.

  The Realty Company Board could, however, issue a series of Realty Company Preferred Stock that could, subject to certain limitations imposed by the securities laws and stock exchange rules, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt. For instance, such series of Realty Company Preferred Stock might impede a business combination by including class voting rights that would enable the holder to block such a transaction. The Realty Company Board will make any determination to issue such shares based on their judgment as to the best interests of Realty Company and its then existing stockholders. The Realty Company Board, in so acting, could issue Realty Company Preferred Stock having terms which could discourage an acquisition attempt or other transaction that some, or a majority, of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then current market price of such stock. The authorized and unissued Realty Company Preferred Stock, as well as the authorized and unissued Realty Company Common Stock, would be available, and the Realty Company Charter explicitly authorizes use of its capital stock, for the above purposes.

  The Company Board believes that the Preferred Stock Charter Amendment will enhance Realty Company's ability to obtain financing and carry out its long-range plans and goals for the benefit of its stockholders.

  If the Charter Amendment Proposals are approved by the stockholders, the Preferred Stock Charter Amendment will become effective upon filing of a Certificate of Amendment in accordance with Delaware Law. A form of such Certificate of Amendment is included as Appendix B to this Proxy Statement.

REQUIRED VOTE

  The affirmative vote of a majority of the shares outstanding and eligible to vote at the Annual Meeting is required for the approval of the Charter Amendment Proposals. Approval of the Charter Amendment Proposals is a condition to consummation of the Reorganization Transactions.

RECOMMENDATION OF THE COMPANY BOARD

  THE COMPANY BOARD HAS UNANIMOUSLY APPROVED THE CHARTER AMENDMENT PROPOSALS AND RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE CHARTER AMENDMENT PROPOSALS.

                             ELECTION OF DIRECTORS

  It is proposed at the Annual Meeting to elect, the following ten nominees for election to the Company Board. Each nominee is currently a member of the Company Board. All such nominees will be elected to serve for a term expiring at the Annual Meeting of Stockholders in 1999 (or until their respective successors are elected and qualified). Unless you indicated otherwise on your proxy, your proxy will be voted to elect such nominees. If any nominee fails to receive the vote necessary to be elected, the vacancy so arising will be filled by the Company Board. In the event of death, disqualification, resignation or inability to serve of any of the directors listed below, the vacancy so arising will be filled by the Company Board.

NAME AND AGE                       PRINCIPAL OCCUPATION AND OTHER DIRECTORSHIPS
------------                       --------------------------------------------
Michael R. Barr, 48      A founder of the Company, physical therapist and certified respiratory therapist, Mr. Barr has served as Chief Operating
                         Officer and Executive Vice President of the Company since
                         February 1996. From November 1995 to February 1996, he was
                         Executive Vice President of the Company and Chief Executive
                         Officer of the Company's Hospital Division. Mr. Barr served as
                         Vice President, Operations from 1985 to November 1995. He has been a director of the Company since 1985. Mr. Barr is a
                         director of Colorado MEDtech, Inc., a medical products and equipment company.
Walter F. Beran, 71      Mr. Beran has served as a director of the Company since
                         September 1995. Since September 1986, Mr. Beran has served as
                         Chairman of the Pacific Alliance Group, a merger and acquisition services firm. Previously, Mr. Beran served as Vice Chairman and
                         Western Regional Managing Partner of the accounting firm of
                         Ernst & Whinney (now Ernst & Young LLP) from 1971 until his retirement in September 1986. Mr. Beran also serves as a
                         director of Arco Chemical Company, Pacific Scientific Company
                         and Fleetwood Enterprise, Inc. and as Trustee of Eureka Mutual
                         Funds.
Ulysses L. Bridgeman,    Mr. Bridgeman has served as a director of the Company since May
 Jr., 44                 1997. Since 1988, Mr. Bridgeman has been President of Bridgeman
                         Foods, Inc., a franchisee of 51 Wendy's Old Fashioned Hamburger
                         Restaurants.
Elaine L. Chao, 44       Ms. Chao has served as a director of the Company since May 1997.
                         Ms. Chao is a Distinguished Fellow of The Heritage Foundation in
                         Washington, D.C. From 1992 to 1996, Ms. Chao was President and
                         Chief Executive Officer of the United Way of America. From 1991
                         to 1992, she served as the Director of the Peace Corps. Ms. Chao is a director of Dole Food Company, Inc., NASD, Inc. and
                         Protective Life Corporation.
Donna R. Ecton, 50       Ms. Ecton has served as director of the Company since 1992.
                         Since December 1996, Ms. Ecton has been Chief Operating Officer of PETsMART, Inc., a pet supplies retailer. From 1995 to 1996, she was Chairman, President and Chief Executive Officer of
                         Business Mail Express, Inc., an expedited print and mail
                         services company. From 1991 to 1994, she was President and Chief
                         Executive Officer of Van Houten North America, Inc. and Andes
                         Candies Inc., confectionery products businesses. Ms. Ecton is a director of Barnes Group, Inc., a diversified manufacturing, aerospace and distribution company, PETsMART, Inc. and H&R
                         Block, Inc.
Greg D. Hudson, 49       Mr. Hudson has served as a director of the Company since 1991.
                         He has been President of Hudson Chevrolet-Oldsmobile, Inc. since
                         1988.

NAME AND AGE                       PRINCIPAL OCCUPATION AND OTHER DIRECTORSHIPS
------------                       --------------------------------------------
William H. Lomicka, 60   Mr. Lomicka has served as a director of the Company since 1987.
                         Since 1989, he has served as President of Mayfair Capital, Inc., a private investment firm. Mr. Lomicka serves as a director of
                         Regal Cinemas, Inc., a regional motion picture exhibitor, and
                         Sabratek Corporation, a company which designs, produces and markets medical products for the alternative site healthcare marketplace.
W. Bruce Lunsford, 50    A founder of the Company, certified public accountant and
                         attorney, Mr. Lunsford has served as Chairman of the Board,
                         President and Chief Executive Officer of the Company since the
                         Company commenced operations in 1985. Mr. Lunsford is the
                         Chairman of the Board of Atria Communities, Inc. and a director of National City Corporation, a bank holding company, Churchill
                         Downs Incorporated, and Res-Care, Inc., a provider of
                         residential training and support services for persons with developmental disabilities and certain vocational training services.
W. Earl Reed, III, 46    A certified public accountant, Mr. Reed has served as a director of the Company since 1987. He has been Chief Financial Officer and Executive Vice President of the Company since 1995. From
                         1987 to November 1995, Mr. Reed served as Vice President,
                         Finance and Development of the Company.
R. Gene Smith, 63        A founder of the Company, Mr. Smith has served as a director of the Company since 1985 and Vice Chairman of the Board since
                         1987. From 1987 to 1995, Mr. Smith was President of New Jersey
                         Blockbuster, Ltd., which held the Blockbuster Video franchise for northern New Jersey. Since 1988, Mr. Smith has been Chairman of the Board of Taco Tico, Inc., an operator of Mexican fast-
                         food restaurants. Since 1993, Mr. Smith has been Managing
                         General Partner of Direct Programming Services, which was a marketer of direct broadcast satellite television services through 1996. Mr. Smith is also a director of Atria Communities,
                         Inc.

  The information given in this Proxy Statement concerning the above nominees is based upon statements made or confirmed to the Company by or on behalf of such nominees, except to the extent certain information appears in its records. Ages are given as of January 1, 1998.

  It is expected that Michael R. Barr, Ulysses L. Bridgeman, Jr., Elaine L. Chao, Donna R. Ecton, William H. Lomicka and W. Earl Reed, III, will resign as directors of the Company prior to or as of the Distribution Date and will become directors of Operating Company at that time. In addition, Mr. Lunsford and Mr. Smith will be directors of both the Company and Operating Company at and after the Distribution Date. It is also expected that the Company Board will appoint Ronald G. Geary and Thomas T. Ladt to fill the vacancies created by such resignations. Accordingly, as of the Distribution Date, the Company expects the following six individuals will be members of the Realty Company
Board: Mr. Beran, Mr. Geary, Mr. Hudson, Mr. Ladt, Mr. Lunsford and Mr. Smith. Information with respect to Mr. Geary and Mr. Ladt is set forth below.

NAME AND AGE                       PRINCIPAL OCCUPATION AND OTHER DIRECTORSHIPS
------------                       --------------------------------------------
Ronald G. Geary, 50      An attorney and certified public accountant, Mr. Geary has served as a director and President of Res-Care, Inc. since
                         February 1990 and Chief Executive Officer of Res-Care, Inc.
                         since 1993. Prior to being named Chief Executive Officer, Mr.
                         Geary was Chief Operating Officer of Res-Care, Inc. from 1990 to
                         1993.
Thomas T. Ladt, 47       Mr. Ladt has served as Executive Vice President, Operations of the Company since February 1996. From November 1995 to February
                         1996, he served as President of the Company's Hospital Division.
                         From 1993 to November 1995, Mr. Ladt was Vice President of the
                         Company's Hospital Division. From 1989 to December 1993, Mr.
                         Ladt was a Regional Director of Operations for the Company. Mr.
                         Ladt is a director of Atria Communities, Inc.

REQUIRED VOTE

  Directors will be elected if they receive the vote of a plurality of the shares of Company Common Stock present in person or represented by proxy at the Annual Meeting.

RECOMMENDATION OF THE COMPANY BOARD

  THE COMPANY BOARD HAS UNANIMOUSLY APPROVED THE ELECTION OF EACH OF THE NOMINEES NAMED HEREIN AND RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" ELECTION OF EACH OF THESE NOMINEES.

COMPANY BOARD MEETINGS AND COMMITTEES

  The Company Board met seven times during 1997. To assist the Company Board in carrying out its duties, the Company Board has established an Executive Committee, an Audit and Compliance Committee and an Executive Compensation Committee with responsibilities in specific areas of Company Board activity. All nominees who are current directors attended 75% or more of the aggregate meetings of the Company Board and the Company Board committees on which they served during the period they held office in 1997. A description of each Company Board committee and its current membership follows.

  Audit and Compliance Committee. The Audit and Compliance Committee met four times during 1997. The Audit and Compliance Committee reviews the adequacy of the Company's system of internal controls and accounting practices. In addition, the Audit and Compliance Committee reviews the scope of the annual audit of the Company's auditors, Ernst & Young, prior to its commencement, and reviews the types of services for which the Company retains Ernst & Young. The Audit and Compliance Committee also oversees the Company's adoption and implementation of policies and procedures designed to ensure that the Company and its employees comply with all applicable laws, regulations and policies. The members of the Audit and Compliance Committee are Mr. Bridgeman, Ms. Chao, Ms. Ecton and Mr. Lomicka, Chairman.

  Executive Committee. The Executive Committee has the powers of the Company Board in directing the management of the business and affairs of the Company in the intervals between meetings of the Company Board (except for certain matters reserved for the Company Board). The members of the Executive Committee are Mr. Lomicka, Mr. Lunsford, Chairman, and Mr. Smith.

  Executive Compensation Committee. The Executive Compensation Committee met two times in 1997. The functions of the Executive Compensation Committee are to establish annual salary levels, approve fringe benefits and administer any special compensation plans or programs for executive officers of the Company. The members of the Executive Compensation Committee are Mr. Beran, Mr. Hudson and Mr. Smith, Chairman.

  Independent Committee. Following the completion of the Reorganization Transactions, the Company will form the Independent Committee whose function will be to review and approve the following actions of the Company Board: (a) the entering into of any agreements with Operating Company and its affiliates,
(b) the consummation of any transactions between Realty Company and Operating Company or its affiliates, including, but not limited to, the negotiation, enforcement and renegotiation of the terms of any Lease and (c) overseeing and monitoring the existing agreements between Realty Company and Operating Company. The members of the Independent Committee are expected to be Mr. Beran, Mr. Geary and Mr. Hudson.

COMPENSATION OF DIRECTORS

  During 1997, directors not employed by the Company received $2,000 for each board meeting they attended. Non-employee directors also received $1,000 for each committee meeting they attended. In addition, non-employee directors received a $2,500 retainer for each calendar quarter that they served as a director.

  Pursuant to the Company's Non-Employee Directors Deferred Compensation Plan, a non-employee director may defer in stock or cash the receipt of fees which would otherwise be paid to the director for services on the board and its committees. Directors who choose to defer fees may elect to have the deferred amounts invested 100% in shares of the Company's Common Stock (a "Share Election") or to accumulate and earn interest (a "Cash Election"). If a Share Election is made, the director's deferral account is credited with 110% of the compensation otherwise payable to the director. As of the end of each calendar quarter, such deferred amounts are converted into share equivalents of the Company's Common Stock based on the fair market value of Company Common Stock on that date. If a Cash Election is made, the deferred amounts earn interest at a floating rate of interest, compounded annually.

  During 1997, directors not employed by the Company received options pursuant to the Company's Stock Option Plan for Non-Employee Directors (the "Directors Plan"). Under the Directors Plan, the Company issued, on January 1, to each of the Company's non-employee directors an option to purchase 3,000 shares of Company Common Stock with an exercise price equal to the fair market value of Company Common Stock on the date the option was granted. Accordingly, in 1997, the Company issued options with respect to an aggregate of 21,000 shares to the seven persons who were non-employee directors on January 1, 1997. All options become exercisable in four equal annual installments, beginning on the first anniversary of the date of grant. In addition, the Company issued to Mr. Bridgeman and Ms. Chao options to purchase 3,000 shares of Company Common Stock with an exercise price equal to the fair market value of the Company Common Stock on the date the option was granted. These options become exercisable in four equal annual installments, beginning on the first anniversary of the date of grant. The Company also granted Mr. Bridgeman and Ms. Chao 1,000 shares of restricted Company Common Stock, which vests in 50% increments over a two-year period. These options and shares of restricted stock were issued upon Mr. Bridgeman's and Ms. Chao's election to the Company Board in 1997.

  In connection with the Distribution, each non-employee member of the Realty Company Board will be granted a one-time grant of 2,000 restricted shares of Realty Company Common Stock and an option to purchase 5,000 shares of Realty Company Common Stock. The restrictions on all shares of restricted Realty Company Common Stock lapse in four annual installments, beginning on the first anniversary of their grant date. Each Realty Company Option will have an exercise price equal to the fair market value of the Realty Company Common Stock on the Distribution Date. These options will become exercisable in four annual installments beginning on the first anniversary of their grant date.

                       DISTRIBUTION AND DIVIDEND POLICY

REALTY COMPANY

  Realty Company is expected to make distributions to its stockholders on a quarterly basis beginning the first quarter of 1999 following its election of REIT status on January 1, 1999. Realty Company's first distribution, is expected to be equal to a payout ratio of approximately 80% of Funds From Operations. There can be no assurances that Realty Company will meet or maintain the Distribution Policy. See "Risk Factors--Ability to Maintain Distributions."

  The Company established the Distribution Policy after reviewing Realty Company's pro forma Funds From Operations for the twelve month period ended December 31, 1997, as further adjusted as described in footnote (1) below. "Funds From Operations" as defined by the National Association of Real Estate Investment Trusts is net income (loss) computed in accordance with generally accepted accounting principles, excluding gains (or losses) from debt restructuring or sales of property, plus depreciation and amortization on real estate assets and after adjustments, if any, for unconsolidated partnerships and joint ventures. Realty Company's "Cash Available for Distribution," which is Funds From Operations adjusted for certain non-cash items, less reserves for capital expenditures, is not expected to be materially different from its Funds From Operations, principally because under the Master Lease Agreement, Operating Company is responsible for substantially all maintenance and capital expenditures. The Company believes that such pro forma financial information, with the enumerated adjustments, provides a reasonable basis for setting the Distribution Policy.

  The following table sets forth certain unaudited, supplemental adjusted pro forma financial information for the twelve month period ended December 31, 1997.

                                                       SUPPLEMENTAL ADJUSTED
                                                        PRO FORMA FINANCIAL
                                                     INFORMATION FOR THE TWELVE
                                                            MONTHS ENDED
                                                        DECEMBER 31, 1997(1)
                                                     --------------------------
                                                       (DOLLARS IN THOUSANDS,
                                                     EXCEPT PER SHARE AMOUNTS)
Rental income.......................................          $225,000
Expenses(2).........................................            89,480
Depreciation .......................................            45,969
Funds from operations(3)............................           135,520
Initial funds from operations per common
 share(3)(4)........................................          $   2.01

--------
(1) Represents the pro forma results of operations for the period presented, determined on the basis set forth in the "Realty Company Unaudited Pro Forma Consolidated Financial Statements" and as adjusted to reflect annualized lease revenues, and associated expenses, as if each of the Leased Properties had been in operation from January 1, 1997.
(2) Consists of interest expenses, general and administrative expenses, and the cost of administrative services provided by Operating Company in connection with the Transition Services Agreement.
(3) Industry analysts generally consider Funds From Operations to be an appropriate measure of the performance of an equity REIT. Funds From Operations should not be considered an alternative to net income as an indicator of Realty Company's operating performance or to cash flow as a measure of liquidity.
(4) Based on approximately 67.3 million shares of Company Common Stock outstanding as of December 31, 1997. Excludes shares of Company Common Stock issuable upon conversion of Company Options. See "Realty Company Pro Forma Capitalization" and "Description of Capital Stock--Realty Company."

  Realty Company is expected to commence distributions in 1999 in accordance with the Distribution Policy set forth above unless there is (i) a material adverse change in the results of operations for the twelve months ended December 31, 1998 as compared to the estimated pro forma results for the twelve months ended December 31, 1997 described herein, (ii) a material adverse change in economic conditions affecting Realty Company's business in 1998 or (iii) adverse changes in market and competitive factors that the Realty Company Board deems relevant in setting a distribution policy. Subject to restrictions under the Realty Company Debt Facilities and other obligations, the Realty Company Board, in its sole discretion, will determine the actual distribution amount and rate. Realty Company's actual Funds From Operations will be affected by a number of factors, including costs incurred to purchase the Development Properties from Operating Company, the acquisition of additional properties, and depreciation and financing costs, including interest expense. The timing and amount of distributions made by Realty Company will be determined by the Realty Company Board and will depend on a number of factors, including the amount of Funds From Operations, Realty Company's financial condition, capital expenditure requirements for Realty Company's properties, the annual distribution requirements under the REIT provisions of the Code and such other factors as the Realty Company Board may deem relevant. For a discussion of the tax treatment of distributions to holders of shares of Realty Company Common Stock, see "Certain Federal Income Tax Considerations."

  It presently is anticipated that additional acquisitions, including initial capital improvements thereto, will be financed primarily through borrowings under the Realty Company Credit Facility, other debt financing or the issuance of equity securities. To the extent that such financing is insufficient to meet all such cash needs, or the cost of such financing exceeds the cash flow generated by the acquired properties for any period, funds available for distribution could be reduced. See "Risk Factors--Ability to Maintain Distributions."

  In order to maintain its qualification as a REIT, Realty Company must make annual distributions to its stockholders of at least 95% of its taxable income (which does not include net capital gains). Under certain circumstances, Realty Company may be required to make distributions in excess of Funds From Operations in order to meet such distribution requirements. In such event, Realty Company presently would expect to borrow funds, or to sell assets for cash, to the extent necessary to obtain cash sufficient to make the distributions required to retain its qualification as a REIT for Federal income tax purposes. See "Certain Federal Income Tax Considerations--Taxation of Realty Company--Annual Distribution Requirements."

OPERATING COMPANY

  Operating Company does not intend to pay cash dividends on the Operating Company Common Stock for the foreseeable future so that it may reinvest its earnings in the development of its business and reduce indebtedness. The payment of dividends on the Operating Company Common Stock in the future will be at the discretion of the Operating Company Board. Restrictions imposed by the Operating Company Debt Facilities or other debt obligations are expected to limit the payment of dividends by Operating Company on Operating Company Common Stock. See "Risk Factors--Payment of Dividends."

                    REALTY COMPANY PRO FORMA CAPITALIZATION

  The following table sets forth the unaudited pro forma capitalization of Realty Company at December 31, 1997 which gives effect to the Distribution Proposal and the expected Realty Company Financing Transactions. Realty Company will not have been operated as a REIT prior to the Distribution Date. Accordingly, no historical capitalization of Realty Company is presented herein. See "The Distribution Proposal--Accounting Treatment" and "Realty Company Unaudited Pro Forma Consolidated Financial Statements."

                                                             DECEMBER 31,
                                                                 1997
                                                              PRO FORMA
                                                        ----------------------
                                                        (DOLLARS IN THOUSANDS)
      Long-term debt, including amounts due within one
       year:
        Realty Company Credit Facility................         $ 34,592
        Realty Company Term A Loan....................          250,000
        Realty Company Term B Loan....................          250,000
        Realty Company CMBS Debt......................          450,000
                                                               --------
            Total debt................................          984,592
      Common stockholders' equity (deficit)...........          (56,862)
                                                               --------
            Total capitalization......................         $927,730
                                                               ========

                  OPERATING COMPANY PRO FORMA CAPITALIZATION

  The following table sets forth the actual capitalization of Operating Company at December 31, 1997 and, as adjusted, on a pro forma basis to give effect to the Distribution Proposal and the expected Operating Company Financing Transactions, including the $10 million Operating Company Series A Preferred Stock and $100 million Operating Company Offering. For accounting purposes, the historical consolidated financial statements of the Company will become the historical consolidated financial statements of Operating Company on the Distribution Date. Accordingly, the actual capitalization of Operating Company presented below is identical to that of the Company. See "The Distribution Proposal--Accounting Treatment " and "Operating Company Unaudited Pro Forma Consolidated Financial Statements."

                                                            DECEMBER 31, 1997
                                                          ---------------------
                                                            ACTUAL   PRO FORMA
                                                          ---------- ----------
                                                               (DOLLARS IN
                                                               THOUSANDS)
Long-term debt, including amounts due within one year:
  Senior collateralized debt............................. $   55,651 $        -
  Bank revolving credit agreement due 2002...............  1,129,300          -
  8 5/8% Senior Subordinated Notes due 2007..............    750,000          -
  Other..................................................     12,141          -
  Operating Company Credit Facility......................          -          -
  Operating Company Term A Loan..........................          -    400,000
  Operating Company Term B Loan..........................          -    400,000
  Operating Company Bridge Loan..........................          -    200,000
                                                          ---------- ----------
    Total debt...........................................  1,947,092  1,000,000
Mandatory redeemable preferred stock.....................          -     10,000
Common stockholders' equity..............................    905,350    965,712
                                                          ---------- ----------
      Total capitalization............................... $2,852,442 $1,975,712
                                                          ========== ==========

                               SOURCES AND USES

  The following table sets forth the proposed sources and uses of the proceeds to Realty Company and Operating Company, respectively, of the Reorganization Transactions. The Company has received proposals from financial institutions for all of Realty Company's and Operating Company's financing requirements, is negotiating the terms of such financing and expects such financing to be achieved on terms acceptable to the Company. See "Realty Company Pro Forma Capitalization," "Operating Company Pro Forma Capitalization," "Realty Company Unaudited Pro Forma Consolidated Financial Statements" and "Operating Company Unaudited Pro Forma Consolidated Financial Statements" included elsewhere herein.

                                REALTY COMPANY

                                                                     (DOLLARS IN
                                 SOURCES                             THOUSANDS)
                                 -------                             -----------
      Realty Company Credit Facility................................  $ 34,592
      Realty Company Term A Loan....................................   250,000
      Realty Company Term B Loan....................................   250,000
      Realty Company CMBS Debt......................................   450,000
                                                                      --------
        Total sources...............................................  $984,592
                                                                      ========
                                   USES
                                   ----
      Company Bank Facility.........................................  $977,092
      Transaction costs and available cash..........................     7,500
                                                                      --------
        Total uses..................................................  $984,592
                                                                      ========

                               OPERATING COMPANY

                                                                    (DOLLARS IN
                                 SOURCES                            THOUSANDS)
                                 -------                            -----------
      Operating Company Credit Facility............................          -
      Operating Company Term A Loan................................ $  400,000
      Operating Company Term B Loan................................    400,000
      Operating Company Bridge Loan................................    200,000
      Proceeds from the issuance of Operating Company Series A
       Preferred Stock.............................................     10,000
      Proceeds from Operating Company Offering.....................    100,000
      Proceeds from Operating Company Ownership Plan...............      1,500
                                                                    ----------
        Total sources.............................................. $1,111,500
                                                                    ==========
                                  USES
                                  ----
      Company Bank Facility........................................ $  152,208
      Company Notes................................................    750,000
      Other Company indebtedness...................................     67,792
      Transaction costs and available cash.........................    141,500
                                                                    ----------
        Total uses................................................. $1,111,500
                                                                    ==========

                                REALTY COMPANY
             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

  The following financial statements reflect the unaudited pro forma consolidated balance sheet of Realty Company as of December 31, 1997 and the unaudited pro forma consolidated statement of income of Realty Company for the year ended December 31, 1997 as if the Reorganization Transactions had occurred on January 1, 1997. The pro forma information may not necessarily reflect the financial position and results of operations of Realty Company that would have been obtained had Realty Company been a separate, publicly held company on such date or at the beginning of the period indicated. In addition, the pro forma financial statements do not purport to be indicative of future operating results of Realty Company.

  Realty Company will not have been operated as a REIT prior to the Distribution Date. Accordingly, for accounting purposes, the financial statements of Realty Company will consist solely of its operations after the Distribution Date. See "The Distribution Proposal--Accounting Treatment."

  The accompanying unaudited pro forma consolidated financial statements should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations of Realty Company" included elsewhere herein.

                                 REALTY COMPANY
              UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                             REALTY                  PRO FORMA
                                            COMPANY   REORGANIZATION  REALTY
                                           HISTORICAL  TRANSACTIONS   COMPANY
                                           ---------- -------------- ---------
Rental income............................. $       -     $225,000(a) $225,000
                                           ---------     --------    --------
General and administrative expenses.......         -        7,750(b)   10,150
                                                            2,400(c)
Interest expense..........................         -       79,330(d)   79,330
Depreciation..............................         -       45,969(e)   45,969
                                           ---------     --------    --------
                                                   -      135,449     135,449
                                           ---------     --------    --------
Net income................................ $       -     $ 89,551    $ 89,551
                                           =========     ========    ========
Earnings per common share:
 Basic....................................                           $   1.30
 Diluted..................................                               1.27
Shares used in computing earnings per
 common share:
 Basic....................................                             68,938
 Diluted..................................                             70,359


                    See accompanying notes to the unaudited
                  pro forma consolidated financial statements.

                                 REALTY COMPANY
                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                               DECEMBER 31, 1997
                             (DOLLARS IN THOUSANDS)

                                           REALTY                    PRO FORMA
                                          COMPANY   REORGANIZATION     REALTY
                                         HISTORICAL  TRANSACTIONS     COMPANY
                                         ---------- --------------   ----------
                ASSETS
Current assets:
 Cash and cash equivalents.............  $       -    $        -     $        -
 Accounts and notes receivable.........          -             -              -
 Inventories...........................          -             -              -
 Income taxes..........................          -             -              -
 Other.................................          -             -              -
                                         ---------    ----------     ----------
                                                 -             -              -
                                         ---------    ----------     ----------
Property and equipment, at cost:
 Land..................................          -       120,257 (f)    120,257
 Buildings.............................          -       975,363 (f)    975,363
 Equipment.............................          -        41,686 (f)     41,686
 Construction in progress..............          -             -              -
                                         ---------    ----------     ----------
                                                 -     1,137,306      1,137,306
 Accumulated depreciation..............          -      (212,976)(f)   (212,976)
                                         ---------    ----------     ----------
                                                 -       924,330        924,330
Goodwill...............................          -             -              -
Investments in affiliates..............          -             -              -
Other..................................          -         7,500(g)       7,500
                                         ---------    ----------     ----------
                                         $       -    $  931,830     $  931,830
                                         =========    ==========     ==========
 LIABILITIES AND STOCKHOLDERS' EQUITY
               (DEFICIT)
Current liabilities:
 Accounts payable......................  $       -    $        -     $        -
 Salaries, wages and other
  compensation.........................          -             -              -
 Other accrued liabilities.............          -             -              -
 Long-term debt due within one year....          -         9,150(h)       9,150
                                         ---------    ----------     ----------
                                                 -         9,150          9,150
                                         ---------    ----------     ----------
Long-term debt.........................                   (9,150)(h)    975,442
                                                 -       984,592 (i)
Deferred credits and other liabilities.          -         4,100 (j)      4,100
Minority interests in equity of
 consolidated entities.................          -             -              -
Common stockholders' equity (deficit)..          -       (56,862)(k)    (56,862)
                                         ---------    ----------     ----------
                                         $       -    $  931,830     $  931,830
                                         =========    ==========     ==========

                    See accompanying notes to the unaudited
                  pro forma consolidated financial statements.

                                REALTY COMPANY
        NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--BASIS OF PRESENTATION

  Realty Company will not have been operated as a REIT prior to the Distribution Date. Accordingly, for accounting purposes, the financial statements of Realty Company will consist solely of its operations after the Distribution Date.

NOTE 2--PRO FORMA ADJUSTMENTS

  (a) To record the estimated Annual Base Rent from Operating Company in connection with the Master Lease Agreement.

  (b) To record the estimated general and administrative expenses to be incurred by Realty Company which include salaries, employee benefits, office rent and administrative costs incurred in connection with various development activities.

  (c) To record the cost of administrative services provided by Operating Company in connection with the Transition Services Agreement.

  (d) To record interest expense related to the anticipated Realty Company Debt Facilities (dollars in thousands):

                                                                       INTEREST
                                                                DEBT   EXPENSE
                                                              -------- --------
      Realty Company Credit Facility (assumed interest rate
       8%)..................................................  $ 34,592 $ 2,767
      Realty Company Term A Loan (assumed interest rate 8
       1/4%)................................................   250,000  20,625
      Realty Company Term B Loan (assumed interest rate 8
       1/2%)................................................   250,000  21,250
      Realty Company CMBS Debt (assumed interest rate 7
       3/8%)................................................   450,000  33,188
                                                              -------- -------
                                                              $984,592  77,830
                                                              ========
      Add amortization of $7.5 million of deferred financing
       costs related to Realty Company Debt Facilities......             1,500
                                                                       -------
        Total Realty Company interest expense...............           $79,330
                                                                       =======

  (e) To record depreciation expense related to property and equipment retained by Realty Company.

  (f) To record property and equipment and related accumulated depreciation retained by Realty Company.

  (g) To record deferred financing costs related to the Realty Company Debt Facilities.

  (h) To record long-term debt due within one year.

  (i) To record anticipated amounts to be borrowed under the Realty Company Debt Facilities.

  (j) To record deferred income taxes related to the property and equipment retained by Realty Company.

  (k) To record the carrying value of the net liabilities retained by Realty Company.

NOTE 3--WORKING CAPITAL

  The pro forma consolidated balance sheet of Realty Company reflects a working capital deficiency at December 31, 1997. It is anticipated that the first monthly rent payment will be paid to Realty Company on a pro rata basis on or shortly after the Distribution Date. Accordingly, management does not believe that any contributions of working capital will be necessary at the Distribution Date.

NOTE 4--INCOME TAXES

  The pro forma consolidated financial statements assume that Realty Company qualifies as a REIT on January 1, 1997. As a result, no provision for income taxes have been recorded in the pro forma consolidated financial statements.

NOTE 5--PRO FORMA EARNINGS PER COMMON SHARE

  Pro forma earnings per common share of Realty Company are based upon the number of shares used in computing earnings per common share of the Company.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
             CONDITION AND RESULTS OF OPERATIONS OF REALTY COMPANY

GENERAL

  Realty Company intends to make an election to qualify under the Code as a REIT commencing with its taxable year beginning January 1, 1999. Substantially all of Realty Company's initial revenues are expected to be derived from rents received from Operating Company under the Leases.

  Realty Company will not have been operated as a REIT prior to the Distribution Date. Accordingly, the financial statements of Realty Company will consist solely of its operations after the Distribution Date. For accounting purposes, the assets and liabilities of Realty Company will be recorded at their respective historical carrying values at the Distribution Date. See "The Distribution Proposal--Accounting Treatment."

PRO FORMA RESULTS OF OPERATIONS

  On a pro forma basis, after giving effect to the Reorganization Transactions, the Company estimates that for the year ended December 31, 1997,
(i) Realty Company revenues would have approximated $225.0 million and (ii) net income for Realty Company would have been $89.6 million or $1.27 per diluted share of Realty Company Common Stock. See "Realty Company Unaudited Pro Forma Consolidated Financial Statements."

LIQUIDITY

  In connection with the Distribution Proposal, the Company will be required to refinance substantially all of its long-term debt, including the Company Bank Facility and the Company Notes. In lieu of repurchasing the Company Notes, the Company may obtain consents to amend the terms of the Company Notes, exchange Company Notes for other securities or some combination of the foregoing. Management is considering a capitalization plan for both Operating Company and Realty Company to be effected on or before the Distribution Date in which the Company's long-term debt is expected to be refinanced and assumed by either Operating Company or Realty Company at interest rates and terms which are expected to be less favorable than those of the Company's current debt arrangements.

  In connection with the refinancing of the Company's long-term debt, it is anticipated that the Realty Company will have consummated the Realty Company Financing Transactions which would provide Realty Company with an aggregate of $1.2 billion of available credit at the Distribution Date. The Realty Company Debt Facilities are expected to comprise a (i) three year $250 million Realty Company Credit Facility, (ii) a $250 million Realty Company Term A Loan payable in various installments over three years and (iii) a $250 million Realty Company Term B Loan payable in installments of 1% per year with the outstanding balance due at the end of five years. Interest rates could approximate LIBOR plus 2 1/4%, LIBOR plus 2 1/2% and LIBOR plus 2 3/4%, respectively. In addition, the Realty Company Debt Facilities are expected to include $450 million of Realty Company CMBS Debt payable based on a twenty-five year amortization with the unpaid balance due at the end of ten years at interest rates up to U.S. Treasury Bill rates plus 1 3/4%.

  Anticipated financing arrangements to be consummated on or before the Distribution Date will contain customary covenants which will require, among other things, maintenance of certain financial ratios and limit amounts of additional debt, repurchases of common stock, dividends and capital expenditures. In addition, the Realty Company Credit Facility includes certain limitations on amounts which may be borrowed under the agreement.

  On a pro forma basis, the amount of outstanding debt under the Realty Company Debt Facilities would approximate $984.6 million at December 31, 1997.

  All subsidiary capital stock of Realty Company will be pledged as collateral in connection with the anticipated Realty Company Credit Facility, Realty Company Term A Loan and Realty Company Term B Loan. In addition, the Realty Company CMBS Debt is expected to be secured by certain assets of Realty Company.

  There can be no assurance that sufficient financing will be available on the terms discussed above, that such terms will be acceptable to the Realty Company at the Distribution Date, or that the Realty Company will have the financial resources necessary to implement its acquisition plans following the Distribution Date. The Reorganization Transactions are conditioned upon the consummation of the Financing Transactions.

  In connection with the Reorganization Transactions, the Company will seek to assign the Third Party Leases to Operating Company and obtain releases for the Company from the lessors. If such assignments and releases cannot be obtained, the Company will sublease the properties to Operating Company. The Company currently leases eight long-term acute care hospitals and 78 nursing centers. There can be no assurance that the Company will receive material consents to assignment of and release from the Third Party Leases. In order for the Company to obtain such consents for assignment, Realty Company may have to remain primarily liable for the obligations of Operating Company under the Third Party Leases. There can be no assurance that Operating Company will have sufficient assets, income and access to financing to enable it to satisfy its obligations under the Third Party Leases. As a result, if Operating Company were unable to satisfy such obligations, Realty Company would be obligated to satisfy the Third Party Lease obligations which could affect Realty Company's ability to make distributions to its stockholders.

  The pro forma consolidated balance sheet reflects a working capital deficiency at December 31, 1997. It is anticipated that the first monthly rental payment under the Leases will be paid to Realty Company on a pro rata basis on or shortly after the Distribution Date. Accordingly, management does not believe that any contribution of working capital will be necessary at the Distribution Date. Management also believes that the expected financing plan discussed above, cash flows from operations and available borrowings under the Realty Company Credit Facility will be sufficient to meet the expected liquidity needs of Realty Company in 1998.

  Realty Company intends to make quarterly distributions to its stockholders following the Conversion Date in amounts not less than the amounts necessary to maintain its REIT status under the Code. Realty Company does not intend to make any distributions to its stockholders in 1998. See "Distribution and Dividend Policy" included elsewhere herein.

CAPITAL RESOURCES

  Under the terms of the Master Lease Agreement, capital expenditures related to the maintenance and improvement to the Leased Properties will generally be incurred by Operating Company. Accordingly, Realty Company does not believe that it will incur any major expenditures in connection with the Leased Properties during the terms of the Leases. Realty Company anticipates entering into similar triple-net leases with respect to additional properties, including the properties currently being developed by Operating Company pursuant to the Development Agreement. After the terms of the respective Leases expire, or in the event that Operating Company is unable to meet its obligations under the Leases, Realty Company anticipates that any expenditures for which it may become responsible to maintain the facilities will be funded by cash flows from operations and, in the case of major expenditures, through additional borrowings or issuances of equity. To the extent that unanticipated expenditures or significant borrowings are required, liquidity of Realty Company may be adversely affected.

  Other than the purchase of Development Properties pursuant to the Development Agreement, Realty Company has no commitments with respect to capital expenditures. However, pursuant to the Participation Agreement, Realty Company has a right of first offer with respect to certain healthcare properties to be sold or mortgaged by Operating Company for a period of three years following the Distribution Date.

  Available sources of capital to finance future growth will include available borrowings under the Realty Company Credit Facility, public or private debt and equity. Availability and terms of any such issuance will depend upon the market for such securities and other conditions at such time. There can be no assurance that such additional financing or capital will be available on terms acceptable to Realty Company. Realty Company may, under certain circumstances, borrow additional amounts in connection with the acquisition of additional properties, including the Development Properties or, as necessary to meet certain distribution requirements imposed on REITs under the Code. Realty Company's liquidity requirements with respect to future acquisitions may be reduced to the extent that it uses Realty Company Common Stock or units in the Realty Company Partnership as consideration for such purchases.

                       THE COMPANY AND OPERATING COMPANY
                      SELECTED HISTORICAL FINANCIAL DATA

  The following table sets forth selected historical financial data of the Company for each of the five years in the period ended December 31, 1997. For accounting purposes, the consolidated historical financial statements of the Company will become the historical financial statements of Operating Company after the Distribution Date. Accordingly, the selected historical financial data presented herein have been derived from the audited consolidated financial statements of the Company. The following selected financial data relate to the business of Operating Company as it was operated as part of the Company and may not reflect the results of operations or financial position that would have been obtained had Operating Company been a separate, publicly held company during such periods. In particular, the effect of lease payments that would have been incurred by Operating Company pursuant to the Leases are not reflected herein. Operating Company will also incur interest expense related to the Operating Company Debt Facilities at higher rates than incurred by the Company. In addition, the historical financial statements of Operating Company include certain expenses that, upon completion of the Reorganization Transactions, will not be included in future Operating Company financial statements. Such expenses include (i) expenses for depreciation on real estate assets which Operating Company will lease from Realty Company and (ii) interest expense related to long-term debt which will be assumed by Realty Company. The following table should be read in conjunction with: "Realty Company Unaudited Pro Forma Consolidated Financial Statements," "Operating Company Unaudited Pro Forma Consolidated Financial Statements," "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company," "Management's Discussion and Analysis of Financial Condition and Results of Operations of Operating Company" and the historical consolidated financial statements of the Company presented elsewhere herein.

                       THE COMPANY AND OPERATING COMPANY
                       SELECTED HISTORICAL FINANCIAL DATA

                                            YEAR ENDED DECEMBER 31,
                          ---------------------------------------------------------------
                             1997         1996         1995         1994         1993
                          -----------  -----------  -----------  -----------  -----------
                                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS
 DATA:
Revenues................  $ 3,116,004  $ 2,577,783  $ 2,323,956  $ 2,032,827  $ 1,727,436
                          -----------  -----------  -----------  -----------  -----------
Salaries, wages and ben-
 efits..................    1,788,053    1,490,938    1,360,018    1,167,181      985,163
Supplies................      303,140      261,621      233,066      216,587      186,473
Rent....................       89,474       77,795       79,476       79,371       74,323
Other operating ex-
 penses.................      490,327      405,797      372,657      312,087      270,014
Depreciation and amorti-
 zation.................      123,865       99,533       89,478       79,519       69,126
Interest expense........      102,736       45,922       60,918       62,828       73,559
Investment income.......       (6,057)     (12,203)     (13,444)     (13,126)     (16,056)
Non-recurring transac-              -      125,200      109,423       (4,540)       5,769
 tions..................  -----------  -----------  -----------  -----------  -----------
                            2,891,538    2,494,603    2,291,592    1,899,907    1,648,371
                          -----------  -----------  -----------  -----------  -----------
Income before income
 taxes..................      224,466       83,180       32,364      132,920       79,065
Provision for income           89,338       35,175       24,001       46,781       10,089
 taxes..................  -----------  -----------  -----------  -----------  -----------
Income from operations..      135,128       48,005        8,363       86,139       68,976
Extraordinary loss on
 extinguishment of debt,
 net of income taxes....       (4,195)           -      (23,252)        (241)      (2,217)
Cumulative effect on
 prior years of a change
 in accounting for                  -            -            -            -       (1,103)
 income taxes...........  -----------  -----------  -----------  -----------  -----------
   Net income (loss)....  $   130,933  $    48,005  $   (14,889) $    85,898  $    65,656
                          ===========  ===========  ===========  ===========  ===========
Earnings (loss) per
 common share:
 Basic:
  Income from
   operations...........  $      1.96  $      0.69  $      0.22  $      1.41  $      1.28
  Extraordinary loss on
   extinguishment of
   debt.................        (0.06)           -        (0.38)           -        (0.04)
  Cumulative effect on
   prior years of a
   change in accounting             -            -            -            -        (0.02)
   for income taxes.....  -----------  -----------  -----------  -----------  -----------
   Net income (loss)....  $      1.90  $      0.69  $     (0.16) $      1.41  $      1.22
                          ===========  ===========  ===========  ===========  ===========
 Diluted:
  Income from
   operations...........  $      1.92  $      0.68  $      0.29  $      1.28  $      1.22
  Extraordinary loss on
   extinguishment of
   debt.................        (0.06)           -        (0.32)           -        (0.04)
  Cumulative effect on
   prior years of a
   change in accounting             -            -            -            -        (0.02)
   for income taxes.....  -----------  -----------  -----------  -----------  -----------
   Net income (loss)....  $      1.86  $      0.68  $     (0.03) $      1.28  $      1.16
                          ===========  ===========  ===========  ===========  ===========
 Shares used in
  computing earnings
  (loss) per common
  share:
  Basic.................       68,938       69,704       61,196       55,522       51,985
  Diluted...............       70,359       70,702       71,967       69,014       60,640
FINANCIAL POSITION:
Working capital.........  $   445,086  $   320,123  $   239,666  $   129,079  $   114,339
Assets..................    3,334,739    1,968,856    1,912,454    1,656,205    1,563,350
Long-term debt..........    1,919,624      710,507      778,100      746,212      784,801
Stockholders' equity....      905,350      797,091      772,064      596,454      485,550
OPERATING DATA:
Number of hospitals.....           60           38           36           33           26
Number of hospital li-
 censed beds............        5,273        3,325        3,263        2,511        2,198
Number of hospital pa-
 tient days.............      767,810      586,144      489,612      403,623      293,367
Number of nursing cen-
 ters...................          309          313          311          310          325
Number of nursing center
 licensed beds..........       40,383       39,619       39,480       39,423       40,759
Number of nursing center
 patient days...........   12,622,238   12,566,763   12,569,600   12,654,016   12,770,435
Number of Vencare con-
 tracts.................        3,877        4,346        4,072        2,648        1,628

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
              CONDITION AND RESULTS OF OPERATIONS OF THE COMPANY

  The Selected Historical Financial Data and the consolidated financial statements included in this Proxy Statement set forth certain data with respect to the financial position, results of operations and cash flows of the Company which should be read in conjunction with the following discussion and analysis.

GENERAL

  The Company is one of the largest providers of long-term healthcare services in the United States. At December 31, 1997, the Company operated 60 long-term acute care hospitals (5,273 licensed beds), 309 nursing centers (40,383 licensed beds) and the Vencare contract services business which primarily provides respiratory and rehabilitation therapies, medical services and pharmacy management services to approximately 2,900 healthcare facilities.

 HILLHAVEN MERGER

  The Hillhaven Merger was consummated on September 28, 1995. At the time of the Hillhaven Merger, Hillhaven operated 311 nursing centers, 56 retail and institutional pharmacies and 23 independent and assisted living communities with 3,122 units. Annualized revenues approximated $1.7 billion. See Note 2 of the Notes to Consolidated Financial Statements for a description of the Hillhaven Merger.

  Prior to its merger with the Company, Hillhaven completed the Nationwide Merger on June 30, 1995. At the time of the Nationwide Merger, Nationwide operated 23 nursing centers containing 3,257 licensed beds and four independent and assisted living communities with 442 units. Annualized revenues approximated $125 million. See Note 3 of the Notes to Consolidated Financial Statements for a description of the Nationwide Merger.

  As discussed in the Notes to Consolidated Financial Statements, the Hillhaven Merger and the Nationwide Merger have been accounted for by the pooling-of-interests method. Accordingly, the accompanying consolidated financial statements and financial and operating data included herein give retroactive effect to these transactions and include the combined operations of the Company, Hillhaven and Nationwide for all periods presented.

 STOCK OFFERINGS OF ATRIA

  In August 1996, the Company completed the initial public offering of Atria, its independent and assisted living business, through the issuance of 5,750,000 shares of Atria Common Stock (the "IPO"). For accounting purposes, the accounts of Atria continued to be consolidated with those of the Company and minority interests in the earnings and equity of Atria were recorded from the consummation date of the IPO through June 30, 1997. In July 1997, Atria completed a secondary equity offering which reduced the Company's ownership percentage to less than 50%. Accordingly, the Company's investment in Atria beginning July 1, 1997 has been accounted for under the equity method. At December 31, 1997, the Company owned 10,000,000 shares, or approximately 43%, of Atria's outstanding Common Stock. See Note 4 of the Notes to Consolidated Financial Statements for a description of the stock offerings of Atria.

 THERATX MERGER

  On March 21, 1997, the merger with TheraTx was completed (the "TheraTx Merger"). At the time of the TheraTx Merger, TheraTx primarily provided rehabilitation and respiratory therapy management services and operated 26 nursing centers. Annualized revenues approximated $425 million.

  The TheraTx Merger has been accounted for by the purchase method, which requires that the accounts of acquired entities be included with those of the Company since the acquisition of a controlling interest.

Accordingly, the accompanying consolidated financial statements include the operations of TheraTx since March 21, 1997. See Note 5 of the Notes to Consolidated Financial Statements for a description of the TheraTx Merger.

 TRANSITIONAL MERGER

  On June 24, 1997, the Company acquired approximately 95% of the outstanding common stock of Transitional through a cash tender offer, after which time the operations of Transitional were consolidated with those of the Company in accordance with the purchase method of accounting. On August 26, 1997, the merger with Transitional was completed (the "Transitional Merger"). At the time of the Transitional Merger, Transitional operated 19 long-term acute care hospitals and provided respiratory therapy management services. Annualized revenues approximated $350 million. In addition, Transitional owns a 44% voting equity interest (61% ownership interest) in BHC, an operator of psychiatric and behavioral clinics. See Note 6 of the Notes to Consolidated Financial Statements for a description of the Transitional Merger.

RESULTS OF OPERATIONS

  A summary of key operating data follows:

                                              YEAR ENDED DECEMBER 31,
                                          ----------------------------------
                                             1997        1996        1995
                                          ----------  ----------  ----------
REVENUES (IN THOUSANDS):
Hospitals................................ $  785,829  $  551,268  $  456,486
Nursing centers..........................  1,722,416   1,615,141   1,512,679(a)
Vencare..................................    642,471     399,068     316,254
Atria....................................     31,199      51,846      47,976
                                          ----------  ----------  ----------
                                           3,181,915   2,617,323   2,333,395
Elimination..............................    (65,911)    (39,540)     (9,439)
                                          ----------  ----------  ----------
                                          $3,116,004  $2,577,783  $2,323,956
                                          ==========  ==========  ==========
HOSPITAL DATA:
Revenue mix %:
 Medicare................................       63.0        59.4        57.5
 Medicaid................................        8.1        12.3        11.7
 Private and other.......................       28.9        28.3        30.8
Patient days:
 Medicare................................    520,144     375,128     314,009
 Medicaid................................     96,490      97,521      76,781
 Private and other.......................    151,176     113,495      98,822
                                          ----------  ----------  ----------
                                             767,810     586,144     489,612
                                          ==========  ==========  ==========
Average daily census.....................      2,104       1,601       1,341
Occupancy %..............................       52.9        53.7        47.6
NURSING CENTER DATA:
Revenue mix %:
 Medicare................................       32.1        29.7        28.6
 Medicaid................................       42.9        44.3        44.5
 Private and other.......................       25.0        26.0        26.9
Patient days:
 Medicare................................  1,610,470   1,562,645   1,511,259
 Medicaid................................  8,152,503   8,191,450   8,146,881
 Private and other.......................  2,859,265   2,812,668   2,911,460
                                          ----------  ----------  ----------
                                          12,622,238  12,566,763  12,569,600
                                          ==========  ==========  ==========
Average daily census.....................     34,581      34,335      34,437
Occupancy %..............................       90.5        91.9        92.2
ANCILLARY SERVICES DATA:
End of period data:
 Number of Vencare single service con-
  tracts.................................      3,846       4,346       4,072
 Number of Vencare full service con-
  tracts.................................         31           -           -
                                          ----------  ----------  ----------
                                               3,877       4,346       4,072
                                          ==========  ==========  ==========

--------
(a) Includes a charge of $24.5 million recorded in connection with the Hillhaven Merger.

  Hospital revenues increased in both 1997 and 1996 from the acquisition of facilities and growth in same-store patient days. Hospital patient days rose 31% to 767,810 in 1997 and 20% to 586,144 in 1996. Same-store patient days grew 6% in 1997. Revenues attributable to the Transitional Merger were $138.9 million. Hospital revenues in 1997 were also favorably impacted by increases in both Medicare and private patient days (for which payment rates are generally higher than Medicaid) and a decline in Medicaid patient days. Price increases in both 1997 and 1996 were not significant.

  During 1997, the Company sold 28 under-performing or non-strategic nursing centers and acquired 26 nursing centers in connection with the TheraTx Merger. Excluding the effect of these sales and acquisitions, nursing center revenues increased 3%, while patient days declined 2%. The increase in same-store nursing center revenues resulted primarily from price increases and a 3% increase in Medicare patient days.

  Excluding the effect of sales and acquisitions, nursing center revenue growth was adversely impacted by a 5% decline in private patient days in 1997. In an effort to attract increased volumes of Medicare and private pay patients, the Company implemented a plan to expend approximately $200 million during 1997 and 1998 to improve existing facilities and expand the range of services provided to accommodate higher acuity patients.

  Vencare revenues for 1997 include approximately $199.4 million related to contract rehabilitation therapy and certain other ancillary service businesses acquired as part of the TheraTx Merger. Excluding the TheraTx Merger and other sales and acquisitions, Vencare revenues grew 12% in 1997 and 26% in 1996 primarily as a result of growth in volume of ancillary services provided per contract and, in 1996, growth in the number of contracts. Vencare ancillary service contracts in effect at December 31, 1997 totaled 3,877 compared to 4,346 at December 31, 1996 and 4,072 at December 31, 1995. During 1997, the Company terminated approximately 700 contracts which did not meet certain growth criteria and eliminated approximately 670 contracts by combining previously separate pharmacy, enteral and infusion therapy contracts.

  Pharmacy revenues (included in Vencare operations) declined 4% to $167.1 million in 1997 from $174.1 million in the same period last year. The decline was primarily attributable to the effects of the restructuring of the institutional pharmacy business initiated in the fourth quarter of 1996 and the sale of the retail pharmacy outlets in January 1997. Pharmacy revenues rose 3% in 1996 from $168.8 million in 1995.

  As discussed in Note 4 of the Notes to Consolidated Financial Statements, the decline in Atria revenues in 1997 resulted from a change to the equity method of accounting for the Company's investment in Atria beginning July 1, 1997. The increase in 1996 revenues resulted primarily from price increases, growth in occupancy and expansion of ancillary services.

  In the fourth quarter of 1996, the Company recorded pretax charges aggregating $125.2 million ($79.9 million net of tax) primarily to complete the integration of Hillhaven. In November 1996, the Company executed a definitive agreement to sell certain under-performing or non-strategic nursing centers. A charge of $65.3 million was recorded in connection with the planned disposition of these nursing centers. In addition, the Company's previously independent institutional pharmacy business, acquired as part of the Hillhaven Merger, was integrated into Vencare, resulting in a charge of $39.6 million related primarily to costs associated with employee severance and benefit costs (approximately 500 employees), facility close down expenses and the write-off of certain deferred costs for services to be discontinued. A provision for loss totaling $20.3 million related to the planned replacement of one hospital and these nursing centers was also recorded in the fourth quarter. See Note 9 of the Notes to Consolidated Financial Statements.

  During 1997, the Company sold 28 of the 34 nursing centers planned for disposition. Proceeds from the transaction aggregated $10.4 million. One facility was sold in January 1998, and two nursing centers are expected to be sold pending regulatory approvals. The Company expects to sell or close the remaining three facilities in 1998. The reorganization of the institutional pharmacy business was completed in 1997, which included the elimination of duplicative administrative functions and establishment of the pharmacy operations as an integrated part of the Company's hospital operations. The Company expects that construction activities related to the replacement of one hospital and three nursing centers will be completed in 1998 and 1999. Accrued provision for loss related to the facilities to be sold or replaced aggregated $22.2 million at December 31, 1997.

  In the third quarter of 1995, the Company recorded pretax charges aggregating $128.4 million ($89.9 million net of tax) primarily in connection with the consummation of the Hillhaven Merger. The charges included (i) $23.2 million of investment advisory and professional fees, (ii) $53.8 million of employee benefit plan and severance costs (approximately 500 employees), (iii) $26.9 million of losses associated with the planned disposition of certain nursing center properties and (iv) $24.5 million of charges to reflect the Company's change in estimates of accrued revenues recorded in connection with certain prior-year nursing center third-party reimbursement issues. Operating results for 1995 also include pretax charges of $5.5 million ($3.7 million net of tax) recorded in the second quarter related primarily to the Nationwide Merger. See Note 9 of the Notes to Consolidated Financial Statements.

  Income from operations for 1997 totaled $135.1 million, compared to $48.0 million and $8.3 million for 1996 and 1995, respectively. Excluding the effect of non-recurring transactions, income from operations increased 6% in 1997 from $127.9 million ($1.81 per share-diluted) in 1996 and 25% in 1996 from $101.9 million ($1.45 per share-diluted) in 1995.

  Operating results in 1997 were adversely impacted by a decline in fourth quarter income from operations to $27.2 million ($0.40 per share-diluted) from $35.9 million ($0.51 per share-diluted) in the fourth quarter of 1996 (excluding non-recurring charges). The reduction in earnings resulted primarily from (i) a loss of certain large Vencare contracts and growth in costs associated with the shift in Vencare product mix from fee-for-service to fixed fee arrangements in anticipation of significant changes in Medicare reimbursement expected to take effect on July 1, 1998 and (ii) operating losses associated with the Transitional Merger. Vencare revenues were $158.2 million in the fourth quarter of 1997 compared to the previous quarter total of $183.2 million. See "--Healthcare Reform Legislation."

  In 1997, the Company initiated the marketing of its Vencare full-service ancillary services contracts to provide a full range of services to nursing centers not operated by the Company. The change in the Company's marketing strategy for selling ancillary services was developed in response to the anticipated prospective payment system established under the Budget Act. The Company believes that by bundling services through one provider, nursing centers can provide quality care more efficiently with the added benefit of centralized patient medical records. Under the new prospective payment system imposed under the Budget Act, ancillary services provided by nursing centers will be subject to fixed payments. In this new environment, the Company believes that its full-service ancillary services contract will enhance the ability of nursing center operators to manage effectively the costs of providing quality care.

  As the nursing center industry adapts to the cost containment measures inherent in the new prospective payment system, the Company believes that the volume of ancillary services provided per patient day to nursing center residents could decline. In addition, as a result of these changes, many nursing facilities are likely to elect to provide ancillary services to its residents through internal staff and will no longer contract with outside parties for ancillary services. For these reasons and others, since the enactment of the Budget Act, sales of new contracts have declined and may continue to decline subject to the Company's success in implementing its Vencare comprehensive, full-service contract sales strategy.

  Operating results (including interest costs) associated with the hospitals acquired in the Transitional Merger reduced income from operations in the fourth quarter by $3.7 million or $0.05 per share and $9.2 million or $0.13 per share for the second half of 1997.

  Excluding the effect of non-recurring transactions, growth in operating income in 1996 resulted primarily from increased hospital volume, growth in higher margin ancillary services in both Vencare and the nursing center business and realization of substantial synergies resulting from the Hillhaven Merger. Management believes that additional revenues resulting from patient cross-referrals within the healthcare network created by the Hillhaven Merger aggregated approximately $80 million in 1996. In addition, cost reductions from elimination of duplicative functions, increased cost efficiencies and refinancing of long-term debt increased 1996 pretax income by approximately $20 million.

  For more information concerning the provision for income taxes as well as information regarding differences between effective income tax rates and statutory rates, see Note 11 of the Notes to Consolidated Financial Statements.

LIQUIDITY

  Cash provided by operations totaled $270.9 million for 1997 compared to $183.5 million for 1996 and $113.6 million for 1995. Despite growth in operating cash flows during each of the past three years, cash flows from operations have been adversely impacted by growth in the outstanding days of revenues in accounts receivable. Days of revenues in accounts receivable increased to 67 at December 31, 1997 compared to 54 at December 31, 1996. Growth in accounts receivable was primarily attributable to growth in rehabilitation contracts resulting from the TheraTx Merger (collection periods for which typically require in excess of three months), delays associated with the conversion of Transitional hospital financial systems and, in 1997 and 1996, the restructuring of the Company's pharmacy operations. Management believes that certain of these factors may have an adverse effect on cash flows from operations in 1998.

  In connection with the TheraTx Merger and the Transitional Merger, the Company increased the amount of the Company Bank Facility from $1.0 billion to $2.0 billion in 1997. At December 31, 1997, available borrowings under the Company Bank Facility approximated $822 million.

  As discussed in Note 13 of the Notes to Consolidated Financial Statements, the Company completed the $750 million private placement of the Company Notes in July 1997. The net proceeds of the offering were used to reduce outstanding borrowings under the Company Bank Facility.

  The Company has agreed to guarantee up to $75 million of Atria's $200 million bank credit facility (the "Atria Bank Facility") at December 31, 1997 and lesser amounts each year thereafter through 2000. At December 31, 1997, there were no outstanding guaranteed borrowings under the Atria Bank Facility.

  Working capital totaled $445.1 million at December 31, 1997 compared to $320.1 million at December 31, 1996. Management believes that current levels of working capital are sufficient to meet expected liquidity needs.

  At December 31, 1997, the Company's ratio of debt to debt and equity approximated 68% compared to 49% at December 31, 1996. Management intends to reduce the Company's leverage ratio from current levels. The primary sources of funds to reduce long-term debt in the future include proceeds from the sale of certain non-strategic assets and operating cash flows in excess of capital expenditures and required debt repayments.

  In connection with the Reorganization Transactions, the Company will be required to refinance substantially all of its long-term debt, including the Company Bank Facility and the $750 million of Company Notes issued in July 1997. In lieu of repurchasing the Company Notes, the Company may obtain consents to amend the terms of the Company Notes, exchange Company Notes for other securities or some combination of the foregoing. Management is considering a capitalization plan for both Operating Company and Realty Company to be effected on the Distribution Date in which the Company's long-term debt is expected to be assumed by either Operating Company or Realty Company at interest rates and terms which are expected to be less favorable than those of the Company's current debt arrangements. There can be no assurance that sufficient financing will be available on terms that are acceptable to either Operating Company or Realty Company, or that either entity will have the financial resources necessary to implement its respective acquisition and development plans following the Distribution Date. See "Realty Company Selected Unaudited Pro Forma Consolidated Financial Data and Comparative Per Share Data" and "Operating Company Selected Unaudited Pro Forma Consolidated Financial Data and Comparative Per Share Data" included elsewhere herein.

CAPITAL RESOURCES

  Excluding acquisitions, capital expenditures totaled $281.7 million for 1997 compared to $135.0 million for 1996 and $136.9 million for 1995 which include $22.6 million, $7.4 million and $4.0 million related to Atria, respectively. Planned capital expenditures in 1998 (excluding acquisitions) are expected to approximate $200 million to $250 million and include significant expenditures related to nursing center improvements, information systems and administrative facilities. Management believes that its capital expenditure program is adequate to expand, improve and equip existing facilities.

  During 1997, the Company expended approximately $359.4 million and $615.6 million in connection with the TheraTx Merger and the Transitional Merger, respectively. These acquisitions were financed primarily through the issuance of long-term debt. See Notes 5 and 6 of the Notes to Consolidated Financial Statements for a discussion of these acquisitions. The Company also expended $36.6 million, $26.2 million and $59.3 million for acquisitions of new facilities (and related healthcare businesses) and previously leased nursing centers during 1997, 1996, and 1995, respectively, of which $14.6 million, $5.2 million and $44.2 million related to additional hospital facilities. Subject to certain limitations related to management's plans to reduce long-term debt discussed above, the Company intends to acquire additional hospitals, nursing centers and ancillary service businesses in the future.

  Capital expenditures during the last three years were financed primarily through additional borrowings, internally generated funds and, in 1996, from the collection of notes receivable aggregating $78.2 million. In addition, capital expenditures in 1995 were financed through the public offering of 2.2 million shares of Company Common Stock, the proceeds from which totaled $66.5 million. The Company intends to finance a substantial portion of its capital expenditures with internally generated funds and additional long-term debt. Sources of capital include available borrowings under the Company Bank Facility, public or private debt and equity. At December 31, 1997, the estimated cost to complete and equip construction in progress approximated $119 million.

  In the fourth quarter of 1997, the Company repurchased 2,925,000 shares of Company Common Stock at an aggregate cost of $81.7 million. Repurchases of 1,950,000 shares of Company Common Stock in 1996 totaled $55.3 million. These transactions were financed primarily through borrowings under the Company Bank Facility.

  At December 31, 1997, the Company was a party to certain interest rate swap agreements that eliminate the impact of changes in interest rates on $400 million of outstanding floating rate debt. One agreement for $100 million expires in April 1998 and provides for fixed rates at 5.7% plus 3/8% to 1 1/8%. A second agreement on $300 million of floating rate debt provides for fixed rates at 6.4% plus 3/8% to 1 1/8% and expires in $100 million increments in May 1999, November 1999 and May 2000. The fair values of the swap agreements are not recognized in the consolidated financial statements. See Notes 1 and 13 of the Notes to Consolidated Financial Statements.

  As discussed in Note 13 of the Notes to Consolidated Financial Statements, the Company called for redemption all of its outstanding convertible debt securities in the fourth quarter of 1995, resulting in the issuance of approximately 7,259,000 shares of Company Common Stock. Approximately $34.4 million of the convertible securities were redeemed in exchange for cash equal to 104.2% of face value plus accrued interest. These transactions had no material effect on earnings per common and common equivalent share.

HEALTHCARE REFORM LEGISLATION

  The Budget Act, enacted in August 1997, contains extensive changes to the Medicare and Medicaid programs intended to reduce the projected amount of increase in payments under those programs by $115 billion and $13 billion, respectively, over the next five years. Under the Budget Act, annual growth rates for Medicare will be reduced from over 10% to approximately 7.5% for the next five years based on specific program baseline projections from the last five years. Virtually all spending reductions will come from providers and changes in program components. The Budget Act affects reimbursement systems for each of the Company's operating units.

  The Budget Act will reduce payments to many of the Company's facilities, including, but not limited to, payments made to the Company's hospitals, by reducing incentive payments pursuant to TEFRA, reducing allowable costs for capital expenditures and bad debts and reducing payments for services to patients transferred from a prospective payment system hospital. The Budget Act also requires the establishment of PPS for nursing centers for cost reporting periods beginning on or after July 1, 1998. During the first three years, the per diem rates for nursing centers will be based on a blend of facility-specific costs and Federal costs. Thereafter, the per diem rates will be based solely on Federal costs. The rates for such services have not been established or published. The payments received under PPS will cover all services for Medicare patients, including all ancillary services, such as respiratory therapy, physical therapy, occupational therapy, speech therapy and certain covered drugs. The Budget Act also requires an adjustment to the payment system for home health services for cost reporting periods beginning on or after October 1, 1997. The new system will adjust per visit limits and establish per beneficiary annual spending limits. A prospective payment system for home health services will be established by October 1, 1999.

  The Company management believes that the Budget Act will adversely impact its hospital business by reducing payments previously described. Based upon available information, management believes that the new PPS will benefit nursing center operations because (i) the Company expects that its casemix index will be higher than the national average casemix index and based upon expected payment rates this will result in increases in payments per patient day and (ii) because the Company expects to benefit from its ability to reduce the cost of providing ancillary services to residents in its facilities. The national average casemix index, the Company's casemix index and the average national rate will be established by the HCFA, and as of the date hereof the Company does not know what these amounts will be. The Company management believes that its anticipated growth in nursing center profitability would be reduced if Congress acts to delay the effective date of PPS. As the nursing center industry adapts to the cost containment measures inherent in the new prospective payment system, the Company believes that the volume of ancillary services provided per patient day to nursing center residents could decline. In addition, as a result of these changes, many nursing facilities are likely to elect to provide ancillary services to its residents through internal staff and will no longer contract with outside parties for ancillary services. For these reasons and others, since the enactment of the Budget Act, sales of new contracts have declined and may continue to decline subject to the Company's success in implementing its Vencare comprehensive, full-service contracts sales strategy. The Company is developing strategies and operational modifications to address these changes in the Federal reimbursement system.

  In January 1998, HCFA issued rules changing Medicare reimbursement guidelines for therapy services provided by the Company (including the rehabilitation contract therapy business acquired as part of the TheraTx Merger). Under the new rules, HCFA established salary equivalency guidelines for speech and occupational therapy services and revised existing guidelines for physical and respiratory therapy services. The guidelines are based on a blend of data from wage rates for hospitals and nursing facilities, and include salary, fringe benefit and expense factors. Rates are defined by specific geographic market areas, based upon a modified version of the hospital wage index. Based upon its initial review of the final rules, the Company believes these rules are slightly more favorable to the Company than the proposed rules published in March 1997. Under the new prospective payment system for nursing centers, the reimbursement for these services provided to nursing center patients will be a component of the total reimbursement allowed per nursing center patient and the salary equivalency guidelines will no longer be applicable.

  There also continue to be state legislative proposals that would impose more limitations on government and private payments to providers of healthcare services such as the Company. Many states have enacted or are considering enacting measures that are designed to reduce their Medicaid expenditures and to make certain changes to private healthcare insurance. Some states also are considering regulatory changes that include a moratorium on the designation of additional long-term care hospitals and changes in Medicaid reimbursement system applicable to the Company's hospitals. There are also a number of legislative proposals including cost caps and the establishment of Medicaid prospective payment systems for nursing centers. Moreover, by repealing the Boren Amendment, the Budget Act eases existing impediments on the states' ability to reduce their Medicaid reimbursement levels.

  There can be no assurance that the Budget Act, new salary equivalency rates, future healthcare legislation or other changes in the administration or interpretation of governmental healthcare programs will not have a material adverse effect on the Company's financial condition, results of operations or liquidity.

  Medicare revenues as a percentage of total revenues were 34%, 31% and 30% for 1997, 1996 and 1995, respectively, while Medicaid percentages of revenues approximated 26%, 31% and 33% for the respective periods.

OTHER INFORMATION

  In June 1997, the Company announced that it had entered into a strategic alliance with CNA Financial Corporation ("CNA") to develop and market a long-term care insurance product. Under this arrangement, CNA will offer a long-term care insurance product which features as a benefit certain discounts for services provided by members of the Company's network of long-term care providers. Members of this network will act as preferred providers of care to covered insureds. CNA will be responsible for underwriting, marketing and distributing the product through its national distribution network and will provide administrative insurance product support. The Company will reinsure 50% of the risk through a newly formed wholly owned insurance company and will provide utilization review services. Management believes that the alliance with CNA will not have a material impact on the Company's liquidity, financial position or results of operations in 1998.

  The Company has initiated a program to prepare its information systems for the year 2000. Management is currently implementing a plan to replace substantially all of the Company's financial information systems before the year 2000, the costs of which has not been determined. Most of these costs will be capitalized and amortized over a three to five year period. Modifications to the Company's proprietary VenTouch(TM) clinical information system are ongoing and will generally be accomplished through the use of existing internal resources. Clinical equipment in the Company's facilities will generally be modified through the use of external professional resources. Incremental costs to complete the necessary changes to clinical equipment could approximate $10 million to $20 million over the next two years.

  Various lawsuits and claims arising in the ordinary course of business are pending against the Company. Resolution of litigation and other loss contingencies is not expected to have a material adverse effect on the Company's liquidity, financial position or results of operations. See Notes 15 and 23 of the Notes to Consolidated Financial Statements.

  Both the Company Bank Facility and the Company Notes contain customary covenants which require, among other things, maintenance of certain financial ratios and limit amounts of additional debt and repurchases of common stock. The Company was in compliance with all such covenants at December 31, 1997. If the Company Bank Facility and the Company Notes are not repurchased, exchanged or otherwise refinanced or consents are not obtained in connection with the Reorganization Transactions, the Reorganization Transactions will violate certain covenants contained in both the Company Bank Facility and the Company Notes. Management is considering a capitalization plan for Operating Company and Realty Company to be effected on the Distribution Date in which substantially all of the Company's long-term debt is expected to be refinanced and assumed by either Operating Company or Realty Company. See "--Liquidity."

  As discussed in Note 1 of the Notes to Consolidated Financial Statements, on December 31, 1997, Statement of Financial Accounting Standards No. 128 required the Company to change the method of computing earnings per common share on a retroactive basis. The change in calculation method did not have a material impact on previously reported earnings per common share.

                               OPERATING COMPANY
             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

  The following financial statements reflect the unaudited pro forma consolidated balance sheet of Operating Company as of December 31, 1997 and the unaudited pro forma consolidated statement of income of Operating Company for the year ended December 31, 1997 as if the Reorganization Transactions had occurred on January 1, 1997. The pro forma information may not necessarily reflect the financial position and results of operations of Operating Company that would have been obtained had Operating Company been a separate, publicly held company on such date or at the beginning of the period indicated. In addition, the pro forma financial statements do not purport to be indicative of future operating results of Operating Company.

  For accounting purposes, the historical consolidated financial statements of the Company will become the historical consolidated financial statements of Operating Company at the Distribution Date. Accordingly, the pro forma consolidated financial statements of Operating Company are based upon the historical consolidated statements of the Company. See "The Distribution Proposal--Accounting Treatment."

  The accompanying unaudited pro forma consolidated financial statements should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations of Operating Company" included elsewhere herein.

                               OPERATING COMPANY
              UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                        THERATX
                                          AND        COMPANY                     PRO FORMA
                           COMPANY    TRANSITIONAL HISTORICAL   REORGANIZATION   OPERATING
                          HISTORICAL   MERGERS(A)  AS ADJUSTED   TRANSACTIONS     COMPANY
                          ----------  ------------ -----------  --------------   ----------
Revenues................  $3,116,004    $248,270   $3,364,274     $       -      $3,364,274
                          ----------    --------   ----------     ---------      ----------
Salaries, wages and ben-
 efits..................   1,788,053     134,151    1,922,204             -       1,922,204
Supplies................     303,140      23,960      327,100             -         327,100
Rent....................      89,474       7,451       96,925       225,000 (b)     321,925
Other operating ex-
 penses.................     490,327      51,741      542,068        (2,400)(c)     539,668
Depreciation and
 amortization...........     123,865      14,558      138,423       (45,969)(d)      92,454
Interest expense........     102,736      30,827      133,563       (48,563)(e)      85,000
Investment income.......      (6,057)     (2,834)      (8,891)            -          (8,891)
                          ----------    --------   ----------     ---------      ----------
                           2,891,538     259,854    3,151,392       128,068       3,279,460
                          ----------    --------   ----------     ---------      ----------
Income before income
 taxes..................     224,466     (11,584)     212,882      (128,068)         84,814
Provision for income
 taxes..................      89,338      (4,611)      84,727       (46,815)(f)      37,912
                          ----------    --------   ----------     ---------      ----------
Income from operations..  $  135,128    $ (6,973)  $  128,155     $ (81,253)     $   46,902
                          ==========    ========   ==========     =========      ==========
Earnings per common
 share:
  Basic.................  $     1.96                                             $     0.57
  Diluted...............        1.92                                                   0.56
Shares used in computing
 earnings per common
 share:
  Basic.................      68,938                                 11,500 (r)      80,438
  Diluted...............      70,359                                 11,500 (r)      81,859


                    See accompanying notes to the unaudited
                  pro forma consolidated financial statements.

                               OPERATING COMPANY
                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                               DECEMBER 31, 1997
                                 (IN THOUSANDS)

                                                                     PRO FORMA
                                        COMPANY    REORGANIZATION    OPERATING
                                       HISTORICAL   TRANSACTIONS      COMPANY
                                       ----------  --------------    ----------
                ASSETS
Current assets:
 Cash and cash equivalents............ $   82,473   $    10,000 (g)  $   96,473
                                                        100,000 (h)
                                                       (120,000)(i)
                                                          1,500 (j)
                                                         30,000 (k)
                                                         (7,500)(l)
 Accounts and notes receivable........    619,068             -         619,068
 Inventories..........................     27,605             -          27,605
 Income taxes.........................     73,413        54,263 (i)     127,676
 Other................................     55,589             -          55,589
                                       ----------   -----------      ----------
                                          858,148        68,263         926,411
                                       ----------   -----------      ----------
Property and equipment, at cost:
 Land.................................    144,074      (120,257)(m)      23,817
 Buildings............................  1,084,770      (975,363)(m)     109,407
 Equipment............................    592,335       (41,686)(m)     550,649
 Construction in progress.............    174,851             -         174,851
                                       ----------   -----------      ----------
                                        1,996,030    (1,137,306)        858,724
 Accumulated depreciation.............   (488,212)      212,976 (m)    (275,236)
                                       ----------   -----------      ----------
                                        1,507,818      (924,330)        583,488
Goodwill..............................    659,311             -         659,311
Investments in affiliates.............    178,301             -         178,301
Other.................................    131,161       (40,000)(n)      98,661
                                                          7,500 (l)
                                       ----------   -----------      ----------
                                       $3,334,739   $  (888,567)     $2,446,172
                                       ==========   ===========      ==========
 LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities;
 Accounts payable..................... $  106,019   $         -      $  106,019
 Salaries, wages and other compensa-
  tion................................    163,642             -         163,642
 Other accrued liabilities............    115,933        (7,737)(i)     108,196
 Long-term debt due within one year...     27,468       (27,468)(k)      19,000
                                                         19,000 (o)
                                       ----------   -----------      ----------
                                          413,062       (16,205)        396,857
                                       ----------   -----------      ----------
Long-term debt........................  1,919,624      (919,624)(k)     981,000
                                                        (19,000)(o)
Deferred credits and other liabili-
 ties.................................     94,653        (4,100)(p)      90,553
Minority interests in equity of con-
 solidated entities...................      2,050             -           2,050
Mandatory redeemable preferred stock..          -        10,000 (g)      10,000
Common stockholders' equity...........    905,350       100,000 (h)     965,712
                                                          1,500 (j)
                                                        (98,000)(i)
                                                         56,862 (q)
                                       ----------   -----------      ----------
                                       $3,334,739   $  (888,567)     $2,446,172
                                       ==========   ===========      ==========

                    See accompanying notes to the unaudited
                  pro forma consolidated financial statements.

                               OPERATING COMPANY
        NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--BASIS OF PRESENTATION

  For accounting purposes, the historical consolidated financial statements of the Company will become the historical consolidated financial statements of Operating Company at the Distribution Date. Accordingly, the accompanying unaudited pro forma consolidated financial statements of Operating Company are based upon the historical consolidated financial statements of the Company.

  The unaudited pro forma consolidated statement of income excludes certain non-recurring costs associated with the Reorganization Transactions which are expected to approximate $98 million net of income taxes.

NOTE 2--THERATX AND TRANSITIONAL MERGERS

  The pro forma consolidated financial statements reflect the TheraTx Merger and Transitional Merger as if each had occurred on January 1, 1997. For both periods presented, pro forma financial data have been derived by combining the financial results of the Company and TheraTx (based upon year end reporting periods ended December 31) and Transitional (based upon year end reporting periods ended November 30). Pro forma income from operations for 1997 excludes $29.7 million of costs incurred by both TheraTx and Transitional in connection with the acquisitions.

NOTE 3--PRO FORMA ADJUSTMENTS

  (a) To reflect the operating results of TheraTx and Transitional for periods prior to the respective combination dates, and to record additional interest expense and amortization incurred in connection with the TheraTx Merger and the Transitional Merger.

  (b) To record the estimated Annual Base Rent payable to Realty Company in connection with the Master Lease Agreement.

  (c) To record income related to administrative services provided to Realty Company in connection with the Transition Services Agreement.

  (d) To eliminate depreciation expense related to property and equipment retained by Realty Company.

  (e) To eliminate interest expense related to the anticipated Realty Company Debt Facilities (dollars in thousands):

                                                        DEBT    INTEREST
                                                     ---------- ---------
      Operating Company Term A Loan (assumed inter-
       est rate 8 1/4%)............................. $  400,000 $  33,000
      Operating Company Term B Loan (assumed inter-
       est rate 8 1/2%).............................    400,000    34,000
      Operating Company Bridge Loan (assumed inter-
       est rate 8 1/4%).............................    200,000    16,500
                                                     ---------- ---------
                                                     $1,000,000    83,500
                                                     ==========
      Add amortization of $7.5 million of deferred
       financing costs related to Operating Company
       Debt Facilities..............................                1,500
                                                                ---------
        Total Operating Company interest expense....               85,000
      Eliminate historical interest expense.........             (133,563)
                                                                ---------
          Total interest expense elimination........            $ (48,563)
                                                                =========

                               OPERATING COMPANY
  NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 3--PRO FORMA ADJUSTMENTS (CONTINUED)

  (f) To record the pro forma provision for income taxes, including the effect of an increase in the effective income tax rate as a result of the Reorganization Transactions.

  (g) To record the issuance of Operating Company Series A Preferred Stock.

  (h) To record the effect of the Operating Company Offering.

  (i) To record the payment of anticipated transaction costs related to the Reorganization Transactions.

  (j) To record the issuance of common stock pursuant to the Ownership Program (as defined herein).

  (k) To record anticipated amounts to be borrowed under the Operating Company Debt Facilities.

  (l) To record deferred financing costs related to the Operating Company Debt Facilities.

  (m) To eliminate property and equipment and related accumulated depreciation retained by Realty Company.

  (n) To write off deferred financing costs related to debt anticipated to be refinanced.

  (o) To record long-term debt due within one year.

  (p) To eliminate deferred income taxes related to property and equipment retained by Realty Company.

  (q) To eliminate the carrying value of the net liabilities retained by Realty Company.

  (r) To reflect the effect of the Operating Company Offering (assumed issuance of 10,000,000 shares) and the issuance of Operating Company Common Stock pursuant to the Ownership Program (assumed issuance of 1,500,000 shares).

NOTE 4--INCOME TAXES

  Estimated income taxes related to pro forma adjustments (a), (b), (c), (d), and (e) were recorded at an assumed combined federal and state income tax rate of 38.5% adjusted for certain nondeductible items that comprise a larger proportionate percentage of Operating Company taxable income.

NOTE 5--PRO FORMA EARNINGS PER COMMON SHARE

  Pro forma earnings per common share of Operating Company are based upon the number of shares used in computing earnings per common share of the Company, adjusted to reflect (i) an assumed Distribution Ratio of one share of Operating Company Common Stock for each outstanding share of Company Common Stock, (ii) the Operating Company Offering (assumed issuance of 10,000,000 shares), (iii) the issuance of 1,500,000 shares of Operating Company Common Stock pursuant to the Ownership Plan and (iv) an annual dividend requirement associated with the Operating Company Series A Preferred Stock approximating $900,000.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
           CONDITION AND RESULTS OF OPERATIONS OF OPERATING COMPANY

GENERAL

  The Selected Historical Financial Data and the consolidated financial statements included in this Proxy Statement set forth certain data with respect to the financial position, results of operations and cash flows of the Company which should be read in conjunction with the following discussion and analysis. For accounting purposes, the historical consolidated financial statements of the Company will become the historical consolidated financial statements of Operating Company after the Distribution Date. Accordingly, management's discussion and analysis with respect to the historical financial position, results of operations and cash flows of Operating Company is substantially identical to management's discussion and analysis related to the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company."

  For accounting purposes, the assets and liabilities of Operating Company will be recorded at their historical carrying values at the Distribution Date. See "The Distribution Proposal--Accounting Treatment."

PRO FORMA RESULTS OF OPERATIONS

  The historical consolidated financial statements of the Company will relate to the business of Operating Company after the Distribution Date and may not reflect the financial position, results of operations and cash flows that would have been obtained had Operating Company been a separate, publicly held company during such periods.

  On a pro forma basis, after giving effect to the Reorganization Transactions, the Company estimates that for the year ended December 31, 1997,
(i) Operating Company revenues would have approximated $3.36 billion, (ii) rental payments to Realty Company would have approximated $225 million and
(iii) net income for Operating Company would have been $46.2 million or $0.55 per diluted share of Operating Company Common Stock. See "Operating Company Unaudited Pro Forma Consolidated Financial Statements."

LIQUIDITY

  In connection with the Distribution Proposal, the Company will be required to refinance substantially all of its long-term debt, including the Company Bank Facility and the Company Notes. In lieu of repurchasing the Company Notes, the Company may obtain consents to amend the terms of the Company Notes, exchange Company Notes for other securities or some combination of the foregoing. Management is considering a capitalization plan for both Operating Company and Realty Company to be effected on the Distribution Date in which the Company's long-term debt is expected to be refinanced and assumed by either Operating Company or Realty Company at interest rates and terms which are expected to be less favorable than those of the Company's current debt arrangements.

  In connection with the refinancing of the Company's long-term debt, it is anticipated that Operating Company will have consummated the Operating Company Financing Transactions which could aggregate $1.3 billion at the Distribution Date. The Operating Company Debt Facilities are expected to comprise a (i) six year $300 million Operating Company Credit Facility, (ii) a $400 million Operating Company Term A Loan payable in various installments over six years and (iii) a $400 million Operating Company Term B Loan payable in installments of 1% per year with the outstanding balance due at the end of seven years. Interest rates could approximate LIBOR plus 2 1/2%, LIBOR plus 2 1/2% and LIBOR plus 2 3/4%, respectively.

  The Operating Company Financing Transactions also include the 18 to 24 month $200 million Operating Company Bridge Loan with interest payable at LIBOR plus 2 1/2%, to be repaid from the proceeds of the sale of certain non-strategic assets, including the sale of Atria Common Stock. The carrying value and fair value of the Company's investment in Atria Common Stock at December 31, 1997 aggregated $85.9 million and $171.3 million, respectively. If Operating Company is unable to sell the Atria Common Stock or other assets, Operating Company expects that it would be required to refinance the Operating Company Bridge Loan with available amounts under the Operating Company Credit Facility, public or private debt and equity or a combination thereof.

  The Operating Company Debt Facilities are expected to be collateralized by all of the assets and subsidiary capital stock of Operating Company.

  On a pro forma basis, the amount of outstanding debt under the Operating Company Debt Facilities would approximate $1.0 billion at December 31, 1997.


  As part of the capitalization plan for Operating Company, management intends to consummate the Operating Company Offering in the amount of $100 million. In addition, the Company expects to issue $10 million of Series A Preferred Stock prior to the Distribution Date. Proceeds from the offerings are expected to be used to reduce indebtedness.

  On a pro forma basis, working capital of Operating Company totaled $529.6 million at December 31, 1997. Management believes that the expected financing plan discussed above, cash flows from operations and available borrowings under the Operating Company Credit Facility will be sufficient to meet the expected liquidity needs of Operating Company.

  There can be no assurance that sufficient financing will be available on the terms discussed above, that such terms will be acceptable to Operating Company at the Distribution Date, or that Operating Company will have the financial resources necessary to implement its acquisition and development plans following the Distribution Date. The Reorganization Transactions are conditioned upon the successful financing of both Operating Company and Realty Company as separate independent entities.

CAPITAL RESOURCES

  Under the terms of the Master Lease Agreement, capital expenditures related to the maintenance and improvement to the Leased Properties will generally be incurred by Operating Company. Excluding acquisitions, management expects that capital expenditures for the first year following the Distribution Date could approximate $175 million to $200 million.

  Capital expenditures are expected to be financed primarily through cash flows from operations and additional borrowings. Sources of capital will include available borrowings under the Operating Company Credit Facility, public or private debt and equity.

  Management intends to acquire various healthcare businesses in the future as part of its growth strategy. However, the amount of available capital to finance such acquisitions will be substantially less than that currently available to the Company.

HEALTHCARE REFORM LEGISLATION

  The Budget Act, enacted in August 1997, contains extensive changes to the Medicare and Medicaid programs intended to reduce the projected amount of increase in payments under those programs by $115 billion and $13 billion, respectively, over the next five years. Under the Budget Act, annual growth rates for Medicare will be reduced from over 10% to approximately 7.5% for the next five years based on specific program baseline projections from the last five years. Virtually all spending reductions will come from providers and changes in program components. The Budget Act affects reimbursement systems for each of Operating Company's operating units.

  The Budget Act will reduce payments to many of Operating Company's facilities, including, but not limited to, payments made to Operating Company's hospitals, by reducing incentive payments pursuant to TEFRA, reducing allowable costs for capital expenditures and bad debts and reducing payments for services to patients transferred from a prospective payment system hospital. The Budget Act also requires the establishment of PPS for nursing centers for cost reporting periods beginning on or after July 1, 1998. During the first three years, the per diem rates for nursing centers will be based on a blend of facility-specific costs and Federal costs. Thereafter, the per diem rates will be based solely on Federal costs. The rates for such services have not been established or published. The payments received under PPS will cover all services for Medicare patients, including all ancillary services, such as respiratory therapy, physical therapy, occupational therapy, speech therapy and certain covered drugs. The Budget Act also requires an adjustment to the payment system for home health services for cost reporting periods beginning on or after October 1, 1997. The new system will adjust per visit limits and establish per beneficiary annual limits. A prospective payment system for home health services will be established by October 1, 1999.

  Operating Company management believes that the Budget Act will adversely impact its hospital business by reducing payments previously described. Based upon available information, management believes that the new PPS will benefit nursing center operations because (i) Operating Company expects that its casemix index will be higher than the national average casemix index and based upon expected payment rates this will result in increases in payments per patient day and (ii) because Operating Company expects to benefit from its ability to reduce the cost of providing ancillary services to residents in its facilities. The national average casemix index, the Operating Company's casemix index and the average national rate will be established by HCFA, and as of the date hereof Operating Company does not know what these amounts will be. Operating Company management believes that its anticipated growth in nursing center profitability would be reduced if Congress acts to delay the effective date of PPS. As the nursing center industry adapts to the cost containment measures inherent in the new prospective payment system, Operating Company believes that the volume of ancillary services provided per patient day to nursing center residents could decline. In addition, as a result of these changes, many nursing facilities are likely to elect to provide ancillary services to its residents through internal staff and will no longer contract with outside parties for ancillary services. For these reasons and others, since the enactment of the Budget Act, sales of new contracts have declined and may continue to decline subject to Operating Company's success implementing its Vencare comprehensive, full-service contracts sales strategy. Operating Company is developing strategies and operational modifications to address these changes in the Federal reimbursement system.

  In January 1998, HCFA issued rules changing Medicare reimbursement guidelines for therapy services that will be provided by the Company (including the rehabilitation contract therapy business acquired as part of the TheraTx Merger). Under the new rules, HCFA established salary equivalency guidelines for speech and occupational therapy services and revised guidelines for physical and respiratory therapy services. The guidelines are based on a blend of data from wage rates for hospitals and nursing facilities, and include salary, fringe benefit and expense factors. Rates are defined by specific geographic market areas, based upon a modified version of the hospital wage index. Based upon its initial review of the final rules, Operating Company believes these rules are slightly more favorable to Operating Company than the proposed rules published in March 1997. Under the new prospective payment system for nursing centers, the reimbursement for these services provided to nursing center residents will be a component of the total reimbursement allowed per nursing center patient and the salary equivalency guidelines will no longer be applicable.

  There also continue to be state legislative proposals that would impose more limitations on government and private payments to providers of healthcare services such as Operating Company. Many states have enacted or are considering enacting measures that are designed to reduce their Medicaid expenditures and to make certain changes to private healthcare insurance. Some states also are considering regulatory changes that include a moratorium on the designation of additional long-term care hospitals and changes in Medicaid reimbursement system applicable to Operating Company's hospitals. There are also a number of legislative proposals including cost caps and the establishment of Medicaid prospective payment systems for nursing centers. Moreover, by repealing the Boren Amendment, the Budget Act eases existing impediments to the states' ability to reduce their Medicaid reimbursement levels.

  There can be no assurance that the Budget Act, new salary equivalency rates, future healthcare legislation or other changes in the administration or interpretation of governmental healthcare programs will not have a material adverse effect on Operating Company's financial condition, results of operations or liquidity.

  Medicare revenues as a percentage of total revenues were 34%, 31% and 30% for 1997, 1996 and 1995 respectively, while Medicaid percentages of revenues approximated 26%, 31% and 33% for the respective periods.

OTHER INFORMATION

  In connection with the Reorganization Transactions, the strategic alliance with CNA Financial Corporation ("CNA") to develop and market a long-term care insurance product is expected to be implemented by Operating Company. Under this arrangement, CNA will offer a long-term care insurance product which features as a benefit certain discounts for services provided by members of Operating Company's network of long-term care providers. Members of this network will act as preferred providers of care to covered insureds. CNA will be responsible for underwriting, marketing and distributing the product through its national distribution network and will provide administrative insurance product support. Operating Company will reinsure 50% of the risk through a newly formed wholly-owned insurance company and will provide utilization review services. Management believes that the alliance with CNA will not have a material impact on Operating Company's liquidity, financial position or results of operations in 1998.

  Operating Company has initiated a program to prepare its information systems for the year 2000. Management is currently implementing a plan to replace substantially all of the Company's financial information systems before the year 2000, the cost of which has not been determined. Most of these costs will be capitalized and amortized over a three to five year period. Modifications of the Company's proprietary VenTouch(TM) clinical information system are ongoing and will generally be accomplished through the use of existing internal resources. Clinical equipment in the Company's facilities will generally be modified through the use of external professional resources. Incremental costs to complete the necessary changes to clinical equipment could approximate $10 million to $20 million over the next two years.

  Various lawsuits and claims arising in the ordinary course of business will be assumed by Operating Company in connection with the Distribution Proposal. Resolution of litigation and other loss contingencies is not expected to have a material adverse effect on Operating Company's liquidity, financial position or results of operations. See Notes 15 and 23 of the Notes to Consolidated Financial Statements of the Company.

  Anticipated financing arrangements to be consummated on or before the Distribution Date will contain customary covenants which require, among other things, maintenance of certain financial ratios and limit amounts of additional debt, repurchases of common stock, dividends and capital expenditures. In addition, the Operating Company Debt Facilities are expected to require that one-half of excess cash flow (as defined) be used to repay outstanding borrowings under such credit agreement.

  As discussed in Note 1 of the Notes to Consolidated Financial Statements, on December 31, 1997, Statement of Financial Accounting Standards No. 128 required the Company to change the method of computing earnings per common share on a retroactive basis. The change in calculation method did not have a material impact on previously reported earnings per common share.

                       BUSINESS OF REALTY COMPANY AFTER
                        THE REORGANIZATION TRANSACTIONS

GENERAL

  After the Reorganization Transactions, Realty Company will be a self-administered, self-managed realty company that will continue to expand and enhance the portfolio of healthcare related properties previously owned by the Company. Realty Company's Properties will include 49 long-term acute care hospitals and 205 nursing centers in 35 states. Realty Company believes it will be a leading real estate company focused on the ownership and acquisition of healthcare related properties, including, but not limited to, hospitals, nursing centers, assisted living facilities and healthcare related office buildings. Although Realty Company intends to focus its efforts on the healthcare industry, Realty Company also may pursue real estate investment opportunities in non-healthcare real estate. At or prior to the Distribution Date, Realty Company will enter into a series of agreements with Operating Company, including the Master Lease Agreement, the Development Agreement and the Participation Agreement, pursuant to which Operating Company will lease and operate all of the Leased Properties, and Operating Company will complete development of the Development Properties and thereafter sell to, and lease back from, Realty Company, the Development Properties. In addition, Realty Company will have a right of first offer with respect to certain healthcare properties to be sold or mortgaged by Operating Company for a period of three years following the Distribution Date. See "Relationship Between Realty Company and Operating Company After the Reorganization Transactions." The Company and its predecessor companies have been engaged in the development, construction and acquisition of healthcare properties since 1987.

  Following the Reorganization Transactions, Realty Company's primary source of revenues will be the Annual Base Rent payments by Operating Company under the Leases. The Annual Base Rent for the Properties under the Leases, for the twelve-month period commencing on the Distribution Date, will be approximately $225 million. Realty Company's principal expenditures will include costs incurred in the purchase of the Development Properties from Operating Company, the acquisition of additional properties, and depreciation and financing costs, including interest expense. Realty Company expects to diversify its credit exposure by entering into leases with tenants other than Operating Company.

  Realty Company's diversified portfolio of properties will include:

    . 49 long-term acute care hospitals in 22 states, which facilities contain 4,386 licensed beds representing 43% of Annual Base Rent.

    . 205 nursing centers in 28 states, which facilities contain 26,623 licensed beds representing 57% of Annual Base Rent.

    . 8 nursing centers leased to parties other than Operating Company.

  Realty Company will have a management team with experience in selecting, evaluating and acquiring healthcare facilities. Realty Company management will have in-depth knowledge of the healthcare market with particular expertise in the state regulatory environment for both long-term acute care hospitals and nursing centers. See "Management of the Company and Management of Realty Company and Operating Company After the Reorganization Transactions--Realty Company."

STRUCTURE

  Realty Company will conduct substantially all of its business activities, including future development and acquisitions of properties, through the Realty Company Partnership. This structure will enable Realty Company to have properties that are developed or acquired in the future contributed to the Realty Company Partnership by the owner of such property in exchange for units in the Realty Company Partnership and/or cash. If the owner of such property receives units in the Realty Company Partnership in exchange for any such properties, the owner will be able to defer all or part of the tax consequences of the contribution. The units issued in exchange for properties will represent limited partnership interests in the Realty Company Partnership. This structure, which is commonly known as an UPREIT, should make Realty Company an attractive buyer when a seller wishes to be able to defer payment of taxes upon disposition of property.

SOURCES OF CAPITAL FOR EXPANSION

  Realty Company is expected to have approximately $985 million in total indebtedness as of the Distribution Date and approximately $215 million in credit available under the Realty Company Credit Facility. It is expected that such capital will be available from the following sources: (i) the Realty Company Credit Facility in the amount of $250 million, (ii) the Realty Company Term A Loan in the amount of $250 million, (iii) the Realty Company Term B Loan in the amount of $250 million, and (iv) the Realty Company CMBS Debt in the amount of $450 million. It is anticipated that the Realty Company Credit Facility will have an opening balance of approximately $34.6 million and unused capacity of approximately $215.4 million. The Realty Company Term A Loan, Realty Company Term B Loan and Realty Company CMBS Debt will all be fully funded. The initial funded debt for Realty Company will be approximately $984.6 million.

  To fund its growth strategy, Realty Company may raise additional long-term capital by issuing, in public or private transactions, equity or debt securities, but the availability and terms of any such issuance will depend upon the market for such securities and other conditions at such time. Realty Company believes that cash flows from operations and borrowings available under the Realty Company Credit Facility will be sufficient to finance its capital needs for the next 12 months. However, there can be no assurance that such additional financing or capital will be available on terms acceptable to Realty Company or that it will be as favorable as those received by the Realty Company's competitors.

THE PROPERTIES

  Following the Reorganization Transactions, the Company believes that Realty Company will have a high quality portfolio of long-term care facilities, diversified in terms of geography and healthcare services provided at such facilities. The long-term acute care hospitals which will be owned by Realty Company primarily provide long-term acute care to medically complex, chronically ill patients. The occupancy percentage for such hospitals has increased from 47.1% for the year ended December 31, 1995 to 52.3% for the year ended December 31, 1997. The nursing centers which will be owned by Realty Company are believed by the Company to be leading providers of rehabilitation services, including physical, occupational and speech therapies, and care for patients with Alzheimer's disease, offering specialized programs covering approximately 3,900 beds in 88 nursing centers. In addition, the occupancy percentage for such nursing centers has remained high, varying from 92.9% for the year ended December 31, 1995 to 89.7% for the year ended December 31, 1997. The Annual Base Rent pursuant to the Leases for the twelve-month period commencing on the Distribution Date is approximately $225 million and pursuant to such Leases the Annual Base Rent will increase over the term of the Leases at a rate of 2% per annum.

  The Leased Properties will include 49 long-term acute care hospitals in 22 states and 205 nursing centers in 28 states. In addition, Realty Company owns and leases nine additional nursing centers in five states that generate approximately $2.8 million in annual rental payments. The Company believes that the geographic diversity of the Properties makes the portfolio less susceptible to adverse changes in state regulation and regional economic downturn.

 HOSPITAL FACILITIES

  Realty Company will be a leading owner of long-term hospitals. Realty Company's hospitals generally provide long-term care to medically complex, chronically ill patients. These hospitals have the capability to treat patients who suffer from multiple systemic failures or conditions such as neurological disorders, head injuries, brain stem and spinal cord trauma, cerebral vascular accidents, chemical brain injuries, central nervous system disorders, developmental anomalies and cardiopulmonary disorders. Chronic patients are often dependent on technology for continued life support, such as mechanical ventilators, total parenternal nutrition, respiration or cardiac monitors and dialysis machines. While these patients suffer from conditions which require a high level of monitoring and specialized care, they may not necessitate the continued services of an intensive care unit. Due to their severe medical conditions, these patients generally are not clinically appropriate for admission to a nursing center or rehabilitation hospital.

  The following table sets forth certain information for each hospital that is included in the Leased Properties.

                                                           1997
                                                         AVERAGE     LICENSED
FACILITY AND LOCATION                                 OCCUPANCY RATE   BEDS
---------------------                                 -------------- --------
ARIZONA
Vencor Hospital--Phoenix.............................      69.7%        58
Vencor Hospital--Tucson..............................      20.8         51
CALIFORNIA
THC, Orange County...................................      45.3         48
Vencor Hospital--Los Angeles.........................      83.6         81
Vencor Hospital--Ontario.............................      86.6         91
Vencor Hospital--Sacramento..........................      69.7         39
Vencor Hospital--San Leandro.........................      35.4         99
Vencor Hospital--Orange County.......................      35.5         99
Vencor Hospital--San Diego...........................      38.1         70
Recovery Inn of Menlo Park...........................        --         16
COLORADO
Vencor Hospital--Denver..............................      55.5         68
FLORIDA
Vencor Hospital--Central Tampa.......................      79.7        102
Vencor Hospital--Coral Gables........................      90.0         53
Vencor Hospital--Ft. Lauderdale......................      88.2         64
Vencor Hospital--Hollywood...........................      62.2        124
Vencor Hospital--St. Petersburg......................      44.9         60
Vencor Hospital--North Florida.......................      73.9         60
ILLINOIS
Vencor Hospital--Chicago North.......................      43.9        205
Vencor Hospital--Sycamore............................      88.6         77
Vencor Hospital--Northlake...........................      67.6         94
INDIANA
Vencor Hospital--Indianapolis........................      60.6         59
Vencor Hospital--LaGrange............................      34.0         62
KENTUCKY
Vencor Hospital--Louisville..........................      50.0        374
LOUISIANA
Vencor Hospital--New Orleans.........................      25.2        168
MASSACHUSETTS
Vencor Hospital--Boston..............................      78.4         36
Vencor Hospital--Boston Northshore...................      79.7         50
MICHIGAN
Vencor Hospital--Metro Detroit.......................      10.4        240
Vencor Hospital--Detroit.............................      45.1        160
MINNESOTA
Vencor Hospital--Minneapolis.........................      37.5        111
MISSOURI
Vencor Hospital--Kansas City.........................      37.3        167
Vencor Hospital--St. Louis...........................      60.0         60

                                                           1997
                                                         AVERAGE     LICENSED
FACILITY AND LOCATION                                 OCCUPANCY RATE   BEDS
---------------------                                 -------------- --------
NEVADA
THC--Las Vegas Hospital..............................      75.7          52
Vencor Hospital--Las Vegas(1)........................       --           15
NEW MEXICO
Vencor Hospital--Albuquerque(2)......................      61.0          61
NORTH CAROLINA
Vencor Hospital--Greensboro..........................      89.0         124
OKLAHOMA
Vencor Hospital--Oklahoma City.......................      50.2          59
PENNSYLVANIA
Vencor Hospital--Philadelphia........................      70.2          52
Vencor Hospital--Pittsburgh..........................      64.5          63
TENNESSEE
Vencor Hospital--Chattanooga.........................      54.7          49
TEXAS
Vencor Hospital--Arlington...........................      35.6          80
Vencor Hospital--Ft. Worth Southwest.................      42.8          80
Vencor Hospital--Ft. Worth West......................      59.3          67
Vencor Hospital--Houston(2)..........................      62.1          94
Vencor Hospital--Houston Northwest...................      62.5          84
Vencor Hospital--Mansfield...........................      46.9          55
Vencor Hospital--San Antonio.........................      56.5          59
VIRGINIA
Vencor Hospital--Arlington...........................      30.6         206
WASHINGTON
THC Seattle Hospital.................................      33.1          80
WISCONSIN
Vencor Hospital--Mt. Carmel..........................      42.8          60
-----------------------------------------------------------------------------
TOTAL:                                                                4,386

--------
(1)Located in Torrey Pines Care Center, a nursing center which will be owned by Realty Company.
(2) The land is leased under a ground lease and improvements will be owned by Realty Company. Upon expiration of ground lease, improvements revert to the landlord.

 NURSING CENTER FACILITIES

  Realty Company management believes it will be a leading owner of nursing care facilities in the United States. Realty Company's nursing centers provide rehabilitation services, including physical, occupational and speech therapies. The majority of patients in rehabilitation programs stay for eight weeks or less. Patients in rehabilitation programs generally provide higher revenues to the operator of such facility than other nursing center patients because they require a high level of ancillary services.

  The following table sets forth certain information for each nursing center that is included in the Leased Properties.

                                                           1997
                                                         AVERAGE     LICENSED
FACILITY AND LOCATION                                 OCCUPANCY RATE   BEDS
---------------------                                 -------------- --------
ALABAMA
Rehabilitation & Healthcare Center of Huntsville--
 Huntsville.........................................       95.9        159
Rehabilitation & Healthcare Center of Birmingham--
 Birmingham(1)......................................       95.6        114
Rehabilitation & Healthcare Center of Mobile--Mo-
 bile(1)............................................       95.6        174
ARIZONA
Valley Healthcare & Rehabilitation Center--Tucson...       67.6        147
Desert Life Rehabilitation & Care Center--Tucson....       73.2        240
Sonoran Rehabilitation & Care Center--Phoenix.......       92.9        100
Villa Campana Healthcare Center--Tucson.............       89.5        120
Kachina Point Health Care & Rehabilitation--Sedona..       92.6        120
CALIFORNIA
Nob Hill Healthcare Center--San Francisco...........       86.9        180
Canyonwood Nursing & Rehabilitation Center--Redding.       90.0        115
Californian Care Center--Bakersfield................       94.3        160
Magnolia Gardens Care Center--Burlingame............       82.1         84
Lawton Healthcare Center--San Francisco.............       71.4         75
Valley Gardens Healthcare & Rehabilitation--Stock-
 ton................................................       95.6        120
Alta Vista Healthcare Center--Riverside.............       95.2         99
Maywood Acres Healthcare Center--Oxnard.............       95.3         98
La Veta Healthcare Center--Orange(1)................       89.2        112
Bay View Nursing & Rehabilitation Center--Alameda...       88.7        180
Village Square Nursing & Rehabilitation Center--San
 Marcos.............................................       47.2        120
COLORADO
Cherry Hills Health Care Center--Englewood..........       96.4         95
Aurora Care Center--Aurora..........................       95.5        120
Castle Garden Care Center--Northglenn...............       94.0        180
Brighton Care Center--Brighton......................       93.0        120
CONNECTICUT
Andrew House Healthcare--New Britain................       96.8         90
Camelot Nursing & Rehabilitation Center--New London.       97.4         66
Hamilton Rehabilitation & Healthcare Center--Nor-
 wich...............................................       97.3        160
Windsor Rehabilitation & Healthcare Center--Windsor.       86.3        120
Nutmeg Pavilion Healthcare--New London..............       96.8        140
Parkway Pavilion Healthcare--Enfield................       96.0        140
Courtland Gardens Health Center, Inc.--Stamford.....       85.7        180
Homestead Health Center--Stamford...................       97.6         87
FLORIDA
Bay Pointe Nursing Pavilion--St. Petersburg.........       94.1        120
East Manor Medical Care Center--Sarasota............       64.9        169
Healthcare & Rehabilitation Center of Sanford--San-
 ford...............................................       96.2        114
Titusville Rehabilitation & Nursing Center--Titus-
 ville..............................................       96.8        157
Colonial Oaks Rehabilitation Center-Ft. Myers--Ft.
 Myers..............................................       94.4        120
Carrollwood Care Center--Tampa......................       95.9        120
Boca Raton Rehabilitation Center--Boca Raton........       96.4        120
Evergreen Woods Healthcare & Rehabilitation--
 Springhill.........................................       96.6        120
Rehabilitation & Healthcare Center of Tampa--Tampa..       71.1        174
Rehabilitation & Healthcare Center of Cape Coral--
 Cape Coral.........................................       93.2        120

                                                           1997
                                                         AVERAGE     LICENSED
FACILITY AND LOCATION                                 OCCUPANCY RATE   BEDS
---------------------                                 -------------- --------
FLORIDA (CONTINUED)
Casa Mora Rehabilitation & Extended Care--Bradenton.       83.7        240
North Broward Rehabilitation & Nursing Center--Pom-
 pano Beach.........................................       87.6        194
Highland Pines Rehabilitation Center--Clearwater....       93.3        120
Pompano Rehabilitation & Nursing Center--Pompano
 Beach..............................................       87.2        127
Abbey Rehabilitation & Nursing Center--St. Peters-
 burg...............................................       85.7        152
GEORGIA
Savannah Rehabilitation & Nursing Center--Savannah..       97.7        120
Speciality Care of Marietta--Marietta...............       89.0        146
Lafayette Nursing & Rehabilitation Center--Fayette-
 ville..............................................       87.3        179
Savannah Specialty Care Center--Savannah............       96.7        104
IDAHO
Cascade Care Center--Caldwell.......................       86.5        112
Emmett Rehabilitation and Healthcare--Emmett........       78.4         95
Lewiston Rehabilitation and Care Center--Lewiston...       94.9         96
Nampa Care Center--Nampa............................       80.9        151
Weiser Rehabilitation and Care Center--Weiser.......       74.9         89
Moscow Care Center--Moscow..........................       72.6         94
Mountain Valley Care and Rehabilitation--Kellogg....       95.2         68
INDIANA
Rolling Hills Health Care Center--New Albany........       98.2        115
Royal Oaks Healthcare & Rehabilitation Center--Terre
 Haute..............................................       74.3        230
Southwood Health & Rehabilitation Center--Terre
 Haute..............................................       77.9        149
Valley View Health Care Center--Elkhart.............       88.4        140
Wildwood Healthcare Center--Indianapolis............       84.1        173
Meadowvale Healthcare & Rehabilitation Center--
 Bluffton...........................................       84.7        120
Columbia Healthcare Facility--Evansville............       86.2        186
Bremen Health Care Center--Bremen...................       96.1         97
Windsor Estates Health & Rehabilitation Center--
 Kokomo.............................................       83.1        145
Muncie Health Care & Rehabilitation--Muncie.........       81.7        205
Parkwood Health Care Center--Lebanon................       75.9        153
Westview Nursing & Rehabilitation Center--Bedford...       73.5        149
Columbus Health & Rehabilitation Center--Columbus...       92.1        235
Wedgewood Healthcare Center--Clarksville............       81.9        124
KENTUCKY
Rosewood Health Care Center--Bowling Green..........       98.3        186
Oakview Nursing & Rehabilitation Center--Calvert
 City...............................................       93.1        116
Cedars of Lebanon Nursing Center--Lebanon...........       94.3         94
Winchester Centre for Health/Rehabilitation--Win-
 chester............................................       95.0        192
Riverside Manor Health Care--Calhoun................       97.8         84
Maple Manor Healthcare Center--Greenville...........       95.2        101
Danville Centre for Health & Rehabilitation--Dan-
 ville..............................................       98.2        106
Lexington Centre for Health & Rehabilitation--Lex-
 ington.............................................       95.8        180
North Centre for Health & Rehabilitation--Louis-
 ville..............................................       95.4        120
Hillcrest Health Care Center--Owensboro.............       97.4        156
Woodland Terrace Health Care Facility--Elizabeth-
 town...............................................       96.4        118
Harrodsburg Health Care Center--Harrodsburg.........       96.9        112

                                                           1997
                                                         AVERAGE     LICENSED
FACILITY AND LOCATION                                 OCCUPANCY RATE   BEDS
---------------------                                 -------------- --------
MAINE
Augusta Rehabilitation Center--Augusta..............       83.8         78
Eastside Rehabilitation and Living Center--Bangor...       82.0         78
Winship Green Nursing Center--Bath..................       94.5         72
Brewer Rehabilitation & Living Center--Brewer.......       86.5        114
Kennebunk Nursing Center--Kennebunk.................       88.3         80
Norway Rehabilitation & Living Center--Norway.......       83.7         73
Shore Village Rehabilitation & Nursing Center--
 Rockland...........................................       69.5         61
Westgate Manor--Bangor..............................       92.3        118
Brentwood Rehabilitation & Nursing Center--Yarmouth.       76.1         83
Fieldcrest Manor Nursing Home--Waldoboro............       69.7         70
MASSACHUSETTS
Laurel Ridge Rehabilitation & Nursing Center--Ja-
 maica Plain........................................       95.5        120
Blue Hills Alzheimer's Care Center--Stoughton.......       93.6        101
Brigham Manor Nursing & Rehabilitation Center--New-
 buryport...........................................       95.1         64
Presentation Nursing & Rehabilitation Center--Brigh-
 ton................................................       91.2        122
Country Manor Rehabilitation & Nursing Center--New-
 buryport...........................................       95.2        123
Crawford Skilled Nursing & Rehabilitation Center--
 Fall River.........................................       95.4        124
Hallmark Nursing & Rehabilitation Center--New Bed-
 ford...............................................       88.1        124
Sachem Nursing & Rehabilitation Center--East Bridge-
 water..............................................       89.9        123
Hammersmith House Nursing Care Center--Saugus.......       92.4         88
Oakwood Rehabilitation & Nursing Center--Webster....       94.8         81
Timberlyn Heights Nursing & Alzheimer's Center
 Great--Barrington..................................       92.1         78
Star of David Nursing & Rehabilitation/Alzheimer's
 Center--West Roxbury...............................       97.4        149
Brittany Healthcare Center--Natick..................       91.9        126
Briarwood Health Care Nursing Center--Needham.......       91.3        120
Westridge Healthcare Center--Marlborough............       81.7        196
Bolton Manor Nursing Home--Marlborough..............       88.8        160
Hillcrest Nursing Home--Fitchburg...................       96.6         96
Country Gardens Skilled Nursing & Rehabilitation--
 Swansea............................................       93.6         86
Quincy Rehabilitation & Nursing Center--Quincy......       92.6        139
West Roxbury Manor--West Roxbury....................       94.1         76
Newton and Wellesley Alzheimer Center--Wellesley....       98.6        110
Den-Mar Rehabilitation & Nursing Center--Rock-
 port(1)............................................       95.8         80
Eagle Pond Rehabilitation & Living Center--South
 Dennis.............................................       95.0        142
Blueberry Hill Healthcare--Beverly..................       96.6        146
Colony House Nursing & Rehabilitation Center--Abing-
 ton................................................       89.5        102
Embassy House Skilled Nursing & Rehabilitation--
 Brockton...........................................       88.6        123
Franklin Skilled Nursing & Rehabilitation Center--
 Franklin...........................................       87.3         82
Great Barrington Rehabilitation & Nursing Center--
 Great Barrington...................................       82.0        106
River Terrace--Lancaster............................       98.0         82
Walden Rehabilitation & Nursing Center--Concord.....       92.7        123
Harrington House Nursing & Rehabilitation Center--
 Walpole............................................       89.0         90
MONTANA
Park Place Health Care Center--Great Falls..........       85.6        223
Parkview Acres Care & Rehabilitation Center--Dillon.       78.4        108
NEVADA
Las Vegas Healthcare & Rehabilitation Center--Las
 Vegas..............................................       96.8         79
Torrey Pines Care Center--Las Vegas.................       73.1         90

                                                              1997
                                                            AVERAGE     LICENSED
FACILITY AND LOCATION                                    OCCUPANCY RATE   BEDS
---------------------                                    -------------- --------
NEW HAMPSHIRE
Dover Rehabilitation & Living Center--Dover............       91.3        112
Greenbriar Terrace Healthcare--Nashua(1)...............       96.9        300
Hanover Terrace Healthcare--Hanover....................       92.1        100
NORTH CAROLINA
Pettigrew Rehabilitation & Healthcare Center--Durham...       91.7        107
LaSalle Healthcare Center--Durham......................       94.8        126
Sunnybrook Alzheimer's & Healthcare Specialist--Ra-
 leigh.................................................       93.7        126
Blue Ridge Rehabilitation & Healthcare Center--Ashe-
 ville.................................................       93.2        120
Raleigh Rehabilitation & Healthcare Center--Raleigh....       94.9        174
Rose Manor Health Care Center--Durham..................       96.0        123
Cypress Pointe Rehabilitation & Healthcare Center--Wil-
 mington...............................................       96.2        100
Winston-Salem Rehabilitation & Healthcare Center--
 Winston-Salem.........................................       97.9        230
Silas Creek Manor--Winston-Salem.......................       98.5         99
Lincoln Nursing Center--Lincolnton.....................       98.5        120
Guardian Care of Roanoke Rapids--Roanoke Rapids........       97.0        110
Guardian Care of Henderson--Henderson..................       98.1         80
Rehabilitation & Nursing Center of Monroe--Monroe......       92.4        174
Guardian Care of Kinston--Kinston......................       95.8        114
Guardian Care of Zebulon--Zebulon......................       96.6         60
Guardian Care of Rocky Mount--Rocky Mount(1)...........       96.5        118
Rehabilitation & Health Center of Gastonia--Gastonia...       96.8        118
Chapel Hill Rehabilitation & Healthcare Center--Chapel
 Hill..................................................       93.5        120
OHIO
Franklin Woods Health Care Center--Columbus............       96.0        100
Chillicothe Nursing & Rehabilitation Center--
 Chillicothe...........................................       90.8        101
Pickerington Nursing & Rehabilitation Center--
 Pickerington..........................................       96.6        100
Logan Health Care Center--Logan........................       96.8        159
Winchester Place Nursing & Rehabilitation Center
 Canal--Winchester.....................................       95.8        201
Minerva Park Nursing & Rehabilitation Center--Columbus.       94.4        101
West Lafayette Rehabilitation & Nursing Center--West
 Lafayette.............................................       88.5         96
Cambridge Healthcare & Rehabilitation Center--Cam-
 bridge................................................       87.1        159
Coshocton Healthcare & Rehabilitation Center--Coshoc-
 ton...................................................       83.5        110
Bridgepark Center for Rehabilitation & Nursing Serv-
 ice--Akron............................................       94.1        174
Lebanon Country Manor--Lebanon.........................       96.4        100
OREGON
Sunnyside Care Center--Salem...........................       87.2        124
PENNSYLVANIA
Wyomissing Nursing & Rehabilitation Center--Reading....       84.0        103
RHODE ISLAND
Health Havens Nursing & Rehabilitation Center--E. Prov-
 idence................................................       93.4         58
Oak Hill Nursing & Rehabilitation Center--Pawtucket....       94.5        143
TENNESSEE
Madison Healthcare & Rehabilitation Center--Madison....       95.9        102
Cordova Rehabilitation & Nursing Center--Cordova(2)....       95.4        284
Primacy Healthcare & Rehabilitation Center--Memphis(2).       87.3        120
Masters Health Care Center--Algood.....................       98.0        175
TEXAS
San Pedro Manor--San Antonio...........................       64.6        150

                                                              1997
                                                            AVERAGE     LICENSED
FACILITY AND LOCATION                                    OCCUPANCY RATE   BEDS
---------------------                                    -------------- --------
UTAH
Wasatch Care Center--Ogden.............................       81.1           69
Crosslands Rehabilitation & Health Care Center--Sandy..       91.4          120
St. George Care and Rehabilitation Center--St. George..       88.3          159
Federal Heights Rehabilitation & Nursing Center--Salt
 Lake City.............................................       71.0          154
Wasatch Valley Rehabilitation--Salt Lake City..........       84.7          118
VERMONT
Birchwood Terrace Healthcare--Burlington(1)............       98.0          160
VIRGINIA
Nansemond Pointe Rehabilitation & Health Care Center--
 Suffolk...............................................       94.7          194
Harbour Pointe Medical & Rehabilitation Centre--Nor-
 folk..................................................       92.4          172
River Pointe Rehabilitation & Healthcare Center--Vir-
 ginia Beach...........................................       86.5          160
Bay Pointe Medical & Rehabilitation Centre--Virginia
 Beach.................................................       85.2          118
WASHINGTON
Arden Rehabilitation & Healthcare Center--Seattle......       94.0          100
Northwest Continuum Care Center--Longview..............       91.9           74
Bellingham Health Care & Rehabilitation Services--Bel-
 lingham...............................................       67.8          111
First Hill Care Center--Seattle........................       80.8          172
Rainier Vista Care Center--Puyallup....................       91.8          120
Lakewood Healthcare Center--Lakewood...................       92.6           80
Vencor of Vancouver Healthcare & Rehabilitation--Van-
 couver................................................       91.3           98
Heritage Health & Rehabilitation Center--Vancouver.....       75.2           53
Edmonds Rehabilitation & Healthcare Center--Edmonds....       89.8           98
Queen Anne Healthcare--Seattle.........................       81.3          171
WISCONSIN
Eastview Medical & Rehabilitation Center--Antigo.......       96.6          173
Colonial Manor Medical & Rehabilitation Center--Wausau.       96.0          152
Colony Oaks Care Center--Appleton......................       92.3          102
North Ridge Medical & Rehabilitation Center--Manitowoc.       85.1          120
Vallhaven Care Center--Neenah..........................       86.2          133
Kennedy Park Medical & Rehabilitation Center--Scho-
 field.................................................       93.5          164
Family Heritage Medical & Rehabilitation Center--Wis-
 consin Rapid..........................................       90.4          140
Mt. Carmel Medical & Rehabilitation Center--Burlington.       98.8          155
Mt. Carmel Healthcare & Rehabilitation Center--Milwau-
 kee...................................................       94.3          657
Sheridan Medical Complex--Kenosha......................       96.3          106
Woodstock Healthcare & Rehabilitation Center--Kenosha..       92.1          183
San Luis Medical and Rehabilitation Center--Green Bay..       90.3          164
WYOMING
Mountain Towers Healthcare & Rehabilitation--Cheyenne..       92.6          170
South Central Wyoming Healthcare & Rehabilitation--
 Rawlins...............................................       50.3           90
Wind River Healthcare & Rehabilitation Center--River-
 ton...................................................       89.5           90
Sage View Care Center--Rock Springs....................       73.3          101
--------------------------------------------------------------------------------
TOTAL..................................................       89.7%      26,623

--------
(1) The land is leased under a ground lease and improvements will be owned by Realty Company. Upon expiration of ground lease, improvements revert to the landlord.
(2) Property is subject to Industrial Revenue Bond Financing Lease. Rental payments under such lease equal the debt amortization under such Bonds. Upon payment in full of these Bonds, the property is transferred to Realty Company.

  In addition to the nursing centers listed above, Realty Company will own and lease to third parties eight additional nursing centers located in five states that generate approximately $2.8 million in annual rentals.

PROPERTIES UNDER DEVELOPMENT BY OPERATING COMPANY

  The table below sets forth certain information regarding the Development Properties as of January 15, 1998. These properties, or the right to purchase these properties, as applicable, will be owned by Operating Company following the Distribution. Upon completion of development, Realty Company will purchase these properties from Operating Company and lease them back to Operating Company under terms substantially similar to the Master Lease Agreement. Management expects that the initial annual base rent will approximate [ ]% of acquisition cost. There are no assurances that Operating Company will complete the development of the Development Properties. Realty Company will purchase the Development Property from Operating Company at a purchase price equal to the amount of Operating Company's actual costs in acquiring, developing and improving such Development Property prior to the purchase date. The anticipated cost to develop the Development Properties under construction and in renovation (and purchase such Development Properties from Operating Company) is approximately $163.4 million.

 HOSPITALS

                                        ESTIMATED
                    DEVELOPMENT         COMPLETION     PROPOSED NUMBER OF    ANTICIPATED
  LOCATION             PHASE             DATE(1)              BEDS            COSTS(2)
  --------     ---------------------- -------------- ----------------------- -----------
Milwaukee,
 WI..........  Renovation under way   July 1998                  90          $13,150,000
Cincinnati,
 OH..........  Renovation under way   October 1998               94           12,700,000
San Antonio,
 TX..........  Under construction     March 1999                 60            9,700,000
Burbank, CA..  Renovation under way   March 2000                 92            7,300,000
 COMBINATION HOSPITALS AND NURSING
 CENTERS
                                        ESTIMATED      PROPOSED NUMBER OF
                    DEVELOPMENT         COMPLETION   HOSPITAL/NURSING CENTER ANTICIPATED
  LOCATION             PHASE             DATE(1)              BEDS            COSTS(2)
  --------     ---------------------- -------------- ----------------------- -----------
Dallas, TX...  Under construction     May 1998                52/60          $12,500,000
Las Vegas,
 NV..........  Under construction     December 1998          60/120           19,300,000
East Mesa,
 AZ..........  Under construction     January 1999           60/120           16,000,000
 NURSING
 CENTERS
                                        ESTIMATED
                    DEVELOPMENT         COMPLETION     PROPOSED NUMBER OF    ANTICIPATED
  LOCATION             PHASE             DATE(1)              BEDS            COSTS(2)
  --------     ---------------------- -------------- ----------------------- -----------
Indianapolis,
 IN(3).......  Under construction     May 1998                  120          $ 5,200,000
Sellersburg,
 IN(3).......  Under construction     May 1998                  110            4,410,000
Corydon, IN..  Under construction     May 1998                   92            6,600,000
Grapevine,
 TX..........  Under construction     August 1998                80            8,000,000
San Antonio,
 TX..........  Under construction     August 1998                80            8,400,000
Evansville,
 IN(3).......  Under construction     September 1998            120            4,800,000
Richardson,
 TX..........  Under construction     September 1998             80            8,500,000
Tucson, AZ...  Under construction     September 1998             80            9,400,000
Tucson, AZ...  Under construction     October 1998               80            8,600,000
Las Vegas,
 NV..........  Under construction     October 1998               80            8,800,000
Ft. Collins,   Construction scheduled January 1999              120              N/A
 CO..........
West Palm
 Beach, FL...  Construction scheduled February 1999              99              N/A
Pittsburgh,
 PA..........  Construction scheduled June 1999                  60              N/A
Fontana, CA..  Construction scheduled December 1999             100              N/A

 ASSISTED LIVING
 FACILITIES
                                                 ESTIMATED    PROPOSED
                              DEVELOPMENT        COMPLETION    NUMBER
        LOCATION                 PHASE            DATE(1)     OF ROOMS
        --------          -------------------- -------------- ---------
Atlanta, GA.............  Renovation scheduled January 2000       70

 UNDEVELOPED REAL PROPERTY UNDER PURCHASE CONTRACT(4)

                                                 ESTIMATED    PROPOSED
                                TYPE OF          COMPLETION   NUMBER OF
        LOCATION                FACILITY          DATE(1)       BEDS
        --------          -------------------- -------------- ---------
Mountain Park Ranch, AZ.  Nursing Center       August 1998        80
Arlington, TX...........  Nursing Center       September 1998     80
Scottsdale, AZ..........  Nursing Center       November 1998      80
Arvada, CO..............  Nursing Center       December 1998      80
Missouri City, TX.......  Nursing Center       February 1999      80
Chandler, AZ............  Nursing Center       June 1999          80
Shawnee, KS.............  Nursing Center       October 1999       80
Sun City West, AZ.......  Nursing Center       October 1999       80
--------
(1) There are no assurances that zoning, construction and other delays will not be experienced.
(2) These costs include acquisition costs and development costs incurred to date and estimated development costs to complete.
(3) A developer is constructing the nursing center pursuant to a development agreement. Upon completion of the nursing center, Realty Company will lease the land and improvements from the developer under a ten year lease, with the option to purchase the land and improvements after one year at a predetermined amount. Operating Company will sublease the nursing center from Realty Company upon terms substantially similar to the Master Lease Agreement.
(4) These properties are not owned by the Company but are subject to definitive purchase and sale agreements. The seller is obligated to sell the property to the Company. The purchase of each of these properties is contingent upon the review and approval of, among other things, zoning, title, survey, environmental and engineering reports. There can be no assurances that any of these properties will be purchased and developed.

COMPETITION

  Realty Company will compete for acquisitions of real property with healthcare providers, other healthcare related REITs, real estate partnerships and other investors. Many of Realty Company's competitors are significantly larger and have greater financial resources and lower cost of capital than Realty Company. Realty Company has not entered into any agreements with respect to any acquisitions of real property other than the Development Properties. The success of Realty Company's growth strategy will be determined by numerous factors, including Realty Company's ability to identify suitable acquisition targets, the purchase price and the financial performance of the acquired facilities after acquisitions. The Properties are subject to competition from the properties of other healthcare providers. In addition, the extent to which the Properties are utilized depends upon several factors, including the number of patients using the Properties, physician referral patterns, other competitive systems of healthcare delivery and population and demographics. Private, federal and state payment programs and the effect of other laws and regulations may also have a significant effect on the utilization of the Properties. Virtually all of the Properties operate in a competitive environment and patients and referral sources, including physicians, may change their preferences for a healthcare facility from time to time.

GOVERNMENTAL REGULATION

  Realty Company is affected by government regulation of the healthcare industry in that Operating Company's ability to make rental payments under the Leases will be contingent upon such regulation. Moreover, the residual value of Realty Company's properties and its ability to acquire and develop additional properties may be affected by healthcare laws and regulations. Aggressive efforts by health insurers and government agencies to limit the costs of healthcare services and to reduce utilization of hospital and other healthcare facilities may reduce future revenues or slow revenue growth for in-patient facilities and shift utilization from in-patient to out-patient facilities. See "Government Regulation."

                      BUSINESS OF OPERATING COMPANY AFTER
                        THE REORGANIZATION TRANSACTIONS

GENERAL

  Following the Reorganization Transactions Operating Company will be one of the largest providers of long-term healthcare services in the United States. At December 31, 1997, Operating Company's operations would have included 60 long-term acute care hospitals containing 5,273 licensed beds, 309 nursing centers containing 40,383 licensed beds, and the Vencare contract services business which provides respiratory and rehabilitation therapies and medical and pharmacy management services to approximately 2,900 healthcare facilities. Operating Company will operate in 46 states. Healthcare services provided through this network include long-term hospital care, nursing care, contract respiratory therapy services, acute cardiopulmonary care, subacute and post-operative care, in-patient and out-patient rehabilitation therapy, specialized care for Alzheimer's disease, hospice care, home healthcare and pharmacy services. Operating Company will continue to develop VenTouch(TM), a comprehensive paperless clinical information system designed to increase the operating efficiencies of Operating Company's facilities.

  Operating Company's predecessor, the Company, was incorporated in Kentucky in 1983 as Vencare, Inc. and commenced operations in 1985. It was reorganized as a Delaware corporation in 1987 and changed its name to Vencor, Incorporated in 1989 and to Vencor, Inc. in 1993. On September 28, 1995, Hillhaven was merged into the Company. On March 21, 1997, the Company acquired TheraTx, a provider of subacute rehabilitation and respiratory therapy program management services to nursing centers and an operator of 26 nursing centers. On June 24, 1997, the Company acquired Transitional, an operator of 16 long-term acute care hospitals and three satellite facilities located in 13 states.

  Unless the context otherwise requires, the following discussion describes Operating Company's business as it is expected to exist immediately after the Reorganization Transactions. Prior year amounts refer to Operating Company's business as it was conducted by the Company.

HOSPITAL OPERATIONS

  The hospitals to be operated by Operating Company primarily provide long-term acute care to medically complex, chronically ill patients. Operating Company's hospitals have the capability to treat patients who suffer from multiple systemic failures or conditions such as neurological disorders, head injuries, brain stem and spinal cord trauma, cerebral vascular accidents, chemical brain injuries, central nervous system disorders, developmental anomalies and cardiopulmonary disorders. Chronic patients are often dependent on technology for continued life support, such as mechanical ventilators, total parenteral nutrition, respiration or cardiac monitors and dialysis machines. Generally, approximately 60% of Operating Company's chronic patients are ventilator-dependent for some period of time during their hospitalization. Operating Company's patients suffer from conditions which require a high level of monitoring and specialized care, yet may not necessitate the continued services of an intensive care unit. Due to their severe medical conditions, Operating Company's hospital patients generally are not clinically appropriate for admission to a nursing center or rehabilitation hospital. The medical condition of most of Operating Company's hospital patients is periodically or chronically unstable. By combining general acute care services with the ability to care for chronic patients, Operating Company believes that its long-term care hospitals provide its patients with high quality, cost-effective care. During 1997, the average length of stay for chronic patients in the long-term care hospitals to be operated by Operating Company was approximately 43 days. Although Operating Company's patients range in age from pediatric to geriatric, typically more than 72% of Operating Company's chronic patients are over 65 years of age. Operating Company's hospital operations are subject to regulation by a number of government and private agencies. See "Governmental Regulation--Hospitals."

 HOSPITAL FACILITIES

  The following table lists by state the number of hospitals and related licensed beds that were owned by or leased from unaffiliated third parties by the Company, as of December 31, 1997:

                                                        NUMBER OF FACILITIES
                                                    ----------------------------
                                           LICENSED OWNED BY  LEASED FROM
                                             BEDS   COMPANY  OTHER PARTIES TOTAL
STATE                                      -------- -------- ------------- -----
Arizona...................................    109       2           -         2
California................................    635       9           -         9
Colorado..................................     68       1           -         1
Florida...................................    564       6           1         7
Georgia...................................     72       -           1         1
Illinois..................................    613       3           2         5
Indiana...................................    159       2           1         3
Kentucky..................................    374       1           -         1
Louisiana.................................    168       1           -         1
Massachusetts.............................     86       2           -         2
Michigan..................................    400       2           -         2
Minnesota.................................    111       1           -         1
Missouri..................................    227       2           -         2
Nevada....................................     52       1           -         1
New Mexico................................     61       1           -         1
North Carolina............................    124       1           -         1
Ohio......................................     94       1           -         1
Oklahoma..................................     59       1           -         1
Pennsylvania..............................    115       2           -         2
Tennessee.................................     49       1           -         1
Texas.....................................    663       8           2        10
Virginia..................................    206       1           -         1
Washington................................     80       1           -         1
Wisconsin.................................    184       2           1         3
                                            -----     ---         ---       ---
Totals:                                     5,273      52           8        60
                                            =====     ===         ===       ===

  As part of the Reorganization Transactions, Operating Company and Realty Company will enter into a Master Lease Agreement under which 49 of the Company-owned hospitals indicated above will be leased by Operating Company from Realty Company. For additional information with respect to the Master Lease Agreement, see "Relationship Between Realty Company and Operating Company After the Reorganization Transactions--Master Lease Agreement."

 SERVICES PROVIDED BY HOSPITALS

  Chronic. Operating Company has devised a comprehensive program of care for its chronic patients that draws upon the talents of interdisciplinary teams, including licensed pulmonary specialists. The teams evaluate chronic patients upon admission to determine treatment programs. Where appropriate, the treatment programs may involve the services of several disciplines, such as pulmonary and physical therapy. Individual attention to patients who have the cognitive and physical abilities to respond to therapy is emphasized. Patients who successfully complete treatment programs are discharged to nursing centers, rehabilitation hospitals or home care settings.

  General Acute Care. Operating Company operates two general acute care hospitals. Certain of Operating Company's long-term care hospitals also provide general acute care and outpatient services in support of their long-term care services. Certain of Operating Company's hospitals maintain subacute units. General acute care and outpatient services may include inpatient services, diagnostic services, emergency services, CT scanning, one-day surgery, hospice services, laboratory, X-ray, respiratory therapy, cardiology and physical therapy. Operating Company may expand its general acute care and outpatient services as its long-term care hospitals mature.

  Major factors contributing to the growth in demand for Operating Company's intensive care hospital services include the following:

  Increased Patient Population. Improved medical care and advancements in medical technology have increased the survival rates for infants born with severe medical problems, as well as victims of disease and trauma of all ages. Many of these patients never fully recover and require long-term hospital care. The incidence of chronic respiratory problems increases with age, particularly in connection with certain degenerative conditions. As the average age of the United States population increases, Operating Company believes there will be an increase in the need for long-term hospital care.

  Medically Displaced Patients. Operating Company's hospital patients require a high level of monitoring and specialized care, yet may not require the continued services of an intensive care unit. Due to their extended recovery period, Operating Company's hospital patients generally do not receive specialized multi-disciplinary treatment focused on the unique aspects of a long-term recovery program in a general acute care hospital and yet are not appropriate for admission to a nursing center or rehabilitation hospital.

  Economically Displaced Patients. Historically, reimbursement policies and practices designed to control healthcare costs have made it difficult to place medically complex, chronically ill patients in an appropriate healthcare setting. Under the Medicare program, general acute care hospitals are reimbursed under the prospective payment system ("PPS"), a fixed payment system which provides an economic incentive to general acute care hospitals to minimize the length of patient stay. As a result, these hospitals generally receive less than full cost for providing care to patients with extended lengths of stay. Furthermore, PPS does not provide for reimbursement more frequently than once every 60 days, placing an additional economic burden on a general acute care hospital providing long-term care. Operating Company's long-term care hospitals, however, are excluded from PPS and thus receive reimbursement on a more favorable basis for providing long-term hospital care to Medicare patients. Commercial reimbursement sources, such as insurance companies and health maintenance organizations ("HMOs"), some of which pay based on established hospital charges, typically seek the most economical source of care available. Operating Company believes that its emphasis on long-term hospital care allows it to provide high quality care to chronic patients on a cost-effective basis.

 HOSPITAL PATIENT ADMISSION

  Substantially all of the acute and medically complex patients admitted to Operating Company's hospitals are transfers from other healthcare providers. Patients are referred from general acute care hospitals, rehabilitation hospitals, nursing centers and home care settings. Referral sources include discharge planners, case managers of managed care plans, social workers, physicians, third party administrators, HMOs and insurance companies.

  Operating Company will employ case managers who educate healthcare professionals from other hospitals as to the unique nature of the services provided by Operating Company's long-term care hospitals. The case managers develop an annual admission plan for each hospital with assistance from the hospital's administrator. To identify specific service opportunities, the admission plan for each hospital is based on a variety of factors, including population characteristics, physician characteristics and incidence of disability statistics. The admission plans involve ongoing education of local physicians, utilization review and case management personnel, acute care hospitals, HMOs and preferred provider organizations ("PPOs"). Operating Company maintains a pre-admission assessment system at its regional referral centers to evaluate certain clinical and other information in determining the appropriateness of each patient referred to its hospitals.

 PROFESSIONAL STAFF

  Each of Operating Company's hospitals is staffed with a multi-disciplinary team of healthcare professionals. A professional nursing staff trained to care for the long-term acute patient is on duty 24 hours each day in Operating Company's hospitals. Other professional staff includes respiratory therapists, physical therapists, occupational therapists, speech therapists, pharmacists, registered dietitians and social workers.

  The physicians at Operating Company's hospitals generally are not employees of Operating Company and may be members of the medical staff of other hospitals. Each of Operating Company's hospitals has a fully credentialed, multi-specialty medical staff to meet the needs of the clinically complex, long-term acute patient. Typically, each patient is visited at least once a day by a physician. A broad range of physician services is available including, but not limited to, pulmonology, internal medicine, infectious diseases, neurology, nephrology, cardiology, radiology and pathology. Generally, Operating Company does not enter into exclusive contracts with physicians to provide services to its hospital patients.

  Operating Company believes that its future success will depend in large part upon its continued ability to hire and retain qualified personnel. Operating Company seeks the highest quality of professional staff within each market.

 CENTRALIZED MANAGEMENT AND OPERATIONS

  A hospital administrator supervises and is responsible for the day-to-day operations at each of Operating Company's hospitals. Each hospital also employs a controller who monitors the financial matters of each hospital, including the measurement of actual operating results compared to goals established by Operating Company. In addition, each hospital employs an assistant administrator to oversee the clinical operations of the hospital and a quality assurance manager to direct an integrated quality assurance program. Operating Company's corporate headquarters provides services in the areas of system design and development, training, human resource management, reimbursement expertise, legal advice, technical accounting support, purchasing and facilities management. Financial control is maintained through fiscal and accounting policies that are established at the corporate level for use at each hospital. Operating Company has standardized operating procedures and monitors its hospitals to assure consistency of operations.

 HOSPITAL MANAGEMENT INFORMATION SYSTEM

  The financial information for each hospital is centralized at the corporate headquarters through its management information system. Prior to the acquisition of Transitional, Operating Company had installed its VenTouch(TM) information system, an electronic patient medical record system, in all of its hospitals in 1995. Operating Company expects to install VenTouch(TM) in the 19 former Transitional hospitals by the end of 1998. See "--Management Information System."

 QUALITY ASSESSMENT AND IMPROVEMENT

  Operating Company maintains a strategic outcomes program which includes a centralized pre-admission evaluation program and concurrent review of all of its patient population against utilization and quality screenings, as well as quality of life outcomes data collection and patient and family satisfaction surveys. In addition, each hospital has an integrated quality assessment and improvement program administered by a quality review manager which encompasses utilization review, quality improvement, infection control and risk management. The objective of these programs is to ensure that patients are appropriately admitted to Operating Company's hospitals and that quality healthcare is rendered to them in a cost-effective manner.

  Operating Company has implemented a program whereby its hospitals will be reviewed annually by internal quality auditors for compliance with standards of the Joint Commission on Accreditation of Health Care Organizations ("JCAHO"'). The purposes of this internal review process are to (i) ensure ongoing compliance with industry recognized standards for hospitals, (ii) assist management in analyzing each hospital's operations and (iii) provide consulting and educational opportunities for each hospital to identify opportunities to improve patient care.

 SELECTED HOSPITAL OPERATING DATA

  The following table sets forth certain operating data for Operating Company's hospitals:

                                                      YEAR ENDED DECEMBER 31,
                                                      -------------------------
                                                       1997     1996     1995
                                                      -------  -------  -------
Hospitals in operation at end of period..............      60       38       36
Number of licensed beds at end of period.............   5,273    3,325    3,263
Patient days......................................... 767,810  586,144  489,612
Average daily census.................................   2,104    1,601    1,341
Occupancy percentage.................................    52.9%    53.7%    47.6%

  As used in the above table, the term "licensed beds" refers to the maximum number of beds permitted in the hospital under its license regardless of whether the beds are actually available for patient care. "Patient days" refers to the total number of days of patient care provided by Operating Company's hospitals for the periods indicated. "Average daily census" is computed by dividing each hospital's patient days by the number of calendar days the respective hospital is in operation. "Occupancy percentage" is computed by dividing average daily census by the number of licensed beds, adjusted for the length of time each facility was in operation during each respective period.

 SOURCES OF HOSPITAL REVENUES

  Operating Company will receive payment for hospital services from third-party payors, including government reimbursement programs such as Medicare and Medicaid and nongovernment sources such as commercial insurance companies, HMOs, PPOs and contracted providers. Patients covered by nongovernment payors will generally be more profitable to Operating Company than those covered by Medicare and Medicaid programs. The following table sets forth the approximate percentages of Operating Company's hospital revenues derived from the specified payor sources indicated:

                                                   YEAR ENDED DECEMBER 31,
                                                   ---------------------------
                                                    1997      1996      1995
                                                   -------   -------   -------
Medicare..........................................      63%       59%       57%
Medicaid..........................................       8        12        12
Private and other.................................      29        29        31

  For the year ended December 31, 1997, hospital revenues totaled approximately $785.8 million, or 24.7% of Operating Company's total revenues. Changes caused by the Budget Act will reduce the level of Medicare payments made to Operating Company's hospitals by reducing TEFRA incentive payments and allowable costs of capital expenditures and bad debts and by reducing payments for services to patients transferred from a prospective payment system hospital. See "Governmental Regulation--Healthcare Reform Legislation."

 HOSPITAL COMPETITION

  As of December 31, 1997, the hospitals operated by Operating Company were located in 38 geographic markets in 24 states. In each geographic market, there are general acute care hospitals which provide services comparable to those offered by Operating Company's hospitals. In addition, Operating Company believes that as of December 31, 1997, there were approximately 180 hospitals in the United States certified by Medicare as general long-term hospitals, some of which provide similar cardiopulmonary services to those provided by Operating Company's hospitals. Many of these general care hospitals and long-term hospitals are larger and more established than Operating Company's hospitals. Certain hospitals that compete with Operating Company's hospitals are operated by not-for-profit, nontaxpaying or governmental agencies, which can finance capital expenditures on a tax-exempt basis, and which receive funds and charitable contributions unavailable to Operating Company's hospitals. Cost containment efforts by Federal and state governments and other third-party payors designed to encourage more efficient utilization of hospital services have generally resulted in lower hospital industry occupancy rates in recent years. As a result of these efforts, a number of acute care hospitals have converted to specialized care facilities. Some hospitals are developing step-down units which attempt to serve the needs of patients who require care at a level between that provided by an intensive care unit and a general medical/surgical floor. This trend is expected to continue due to the current oversupply of acute care hospital beds and the increasing consolidation and affiliation of free-standing hospitals into larger systems. As a result, Operating Company may experience increased competition from existing hospitals and converted facilities.

  Competition for patients covered by non-government reimbursement sources is intense. The primary competitive factors in the long-term intensive care business include quality of services, charges for services and responsiveness to the needs of patients, families, payors and physicians. Other companies have entered the long-term intensive care market with licensed hospitals that compete with Operating Company's hospitals.

  Some nursing centers, while not licensed as hospitals, have developed units which provide a greater intensity of care than the care typically provided by a nursing center. The condition of patients in these nursing centers is less acute than the condition of patients in Operating Company's hospitals.

  The competitive position of any hospital, including Operating Company's hospitals, is also affected by the ability of its management to negotiate contracts with purchasers of group healthcare services, including private employers, PPOs and HMOs. Such organizations attempt to obtain discounts from established hospital charges. The importance of obtaining contracts with PPOs, HMOs and other organizations which finance healthcare, and its effect on a hospital's competitive position, vary from market to market, depending on the number and market strength of such organizations.

  Operating Company also competes with other healthcare companies for hospital and other healthcare acquisitions.

NURSING CENTER OPERATIONS

  At December 31, 1997, the nursing center operations to be operated by Operating Company provided long-term care and subacute medical and rehabilitation services in 309 nursing centers containing 40,383 licensed beds located in 32 states. At December 31, 1997, Operating Company would have leased 218 nursing centers from VenTrust and leased 78 nursing centers from other third parties. Operating Company also would have managed 13 nursing centers, including seven centers owned by Tenet, which may hold a greater than 10% interest in Operating Company following the Distribution. During 1997, the Company completed the sale of 28 of its underperforming or non-strategic nursing centers. The sale of three additional nursing centers under contract will be completed upon receipt of certain regulatory approvals.

  Operating Company's nursing centers provide rehabilitation services, including physical, occupational and speech therapies. The majority of patients in rehabilitation programs stay for eight weeks or less. Patients in rehabilitation programs generally provide higher revenues than other nursing center patients because they require a higher level of ancillary services. In addition, management believes that Operating Company is one of the leading providers of care for patients with Alzheimer's disease. At December 31, 1997, Operating Company offered specialized programs covering approximately 3,100 beds in 88 nursing centers for patients suffering from Alzheimer's disease. Most of these patients reside in separate units within the nursing centers and are cared for by teams of professionals specializing in the unique problems experienced by Alzheimer's patients.

 NURSING CENTER MARKETING

  The factors which affect consumers' selection of a nursing center vary by community and include a nursing center's competitive position and its relationships with local referral sources. Competition creates the standards against which nursing centers in a given market are judged by various referral sources, which include physicians, hospital discharge planners, community organizations and families. Therefore, Operating Company's nursing center marketing efforts are conducted at the local market level by the nursing center administrators, admissions coordinators and others. Nursing center personnel are assisted in carrying out their marketing strategies by regional marketing staffs. Operating Company's marketing efforts are directed toward improving the payor mix at the nursing centers by maximizing the census of private pay patients and Medicare patients.

 NURSING CENTER OPERATIONS

  Each nursing center is managed by a state-licensed administrator who is supported by other professional personnel, including a director of nursing, staff development professional (responsible for employee training), activities director, social services director, licensed dietitian, business office manager and, in general, physical, occupational and speech therapists. The directors of nursing are state-licensed nurses who supervise nursing staff which include registered nurses, licensed practical nurses and nursing assistants. Staff size and composition vary depending on the size and occupancy of each nursing center and on the level of care provided by the nursing center. The nursing centers contract with physicians who serve as medical directors and serve on quality assurance committees.

  The nursing centers are supported by district and/or regional staff in the areas of nursing, dietary and rehabilitation services, maintenance, sales and financial services. In addition, corporate staff provide other services in the areas of sales assistance, human resource management, state and federal reimbursement, state licensing and certification, legal, finance and accounting support. Financial control is maintained principally through fiscal and accounting policies established at the corporate level for use at the nursing centers.

  Quality of care is monitored and enhanced by quality assurance committees and family satisfaction surveys. The quality assurance committees oversee patient healthcare needs and resident and staff safety. Additionally, physicians serve on the quality assurance committees as medical directors and advise on healthcare policies and practices. Nursing professionals visit each nursing center periodically to review practices and recommend improvements where necessary in the level of care provided and to assure compliance with requirements under applicable Medicare and Medicaid regulations. Surveys of residents' families are conducted from time to time in which the families are asked to rate various aspects of service and the physical condition of the nursing centers. These surveys are reviewed by nursing center administrators to help ensure quality care.

  Operating Company provides training programs for nursing center administrators, managers, nurses and nursing assistants. These programs are designed to maintain high levels of quality patient care.

  Substantially all of the nursing centers are currently certified to provide services under Medicare and Medicaid programs. A nursing center's qualification to participate in such programs depends upon many factors, such as accommodations, equipment, services, safety, personnel, physical environment and adequate policies and procedures.

 SELECTED NURSING CENTER OPERATING DATA

  The following table sets forth certain operating data for Operating Company's nursing centers:

                                                YEAR ENDED DECEMBER 31,
                                            ----------------------------------
                                               1997        1996        1995
                                            ----------  ----------  ----------
Number of nursing centers in operation at
 end of period.............................        309         313         311
Number of licensed beds at end of period...     40,383      39,619      39,480
Patient days............................... 12,622,238  12,566,763  12,569,600
Average daily census.......................     34,581      34,335      34,437
Occupancy percentage.......................       90.5%       91.9%       92.2%

 SOURCES OF NURSING CENTER REVENUES

  Nursing center revenues are derived principally from Medicare and Medicaid programs and from private pay patients. Consistent with the nursing home industry generally, changes in the mix of Operating Company's patient population among these three categories significantly affect the profitability of Operating Company's operations. Although Medicare and other high acuity patients generally produce the most revenue per patient day, profitability is reduced by the costs associated with the higher level of nursing care and other services required by such patients. Operating Company believes that private pay patients generally constitute the most profitable category and Medicaid patients generally constitute the least profitable category.

  The following table sets forth certain percentages related to the payor mix of Operating Company's nursing centers:

                         MEDICARE         MEDICAID     PRIVATE AND OTHER
                     ---------------- ---------------- ---------------------
                     PATIENT   NET    PATIENT   NET    PATIENT        NET
YEAR                  DAYS   REVENUES  DAYS   REVENUES   DAYS      REVENUES
----                 ------- -------- ------- -------- --------    ---------
1997................    13%     32%      65%     43%           22%         25%
1996................    12      30       65      44            23          26
1995................    12      29       65      44            23          27

  For the year ended December 31, 1997, nursing center revenues totaled approximately $1.72 billion, or 54.1% of Operating Company's total revenues.

  Both governmental and private third-party payors employ cost containment measures designed to limit payments made to healthcare providers. Those measures include the adoption of initial and continuing recipient eligibility criteria which may limit payment for services, the adoption of coverage criteria which limit the services that will be reimbursed and the establishment of payment ceilings which set the maximum reimbursement that a provider may receive for services. Furthermore, government reimbursement programs are subject to statutory and regulatory changes, retroactive rate adjustments, administrative rulings and government funding restrictions, all of which may materially increase or decrease the rate of program payments to Operating Company for its services. The Budget Act requires the establishment of a prospective payment system for nursing centers for cost reporting periods beginning on or after July 1, 1998. During the first three years, the per diem rates for nursing centers will be based on a blend of facility-specific costs and Federal costs. Thereafter, the per diem rates will be based solely on Federal costs. The rates for such services have not been established or published. The prospective payment system also will cover ancillary services provided to nursing center patients under the Vencare contract services business. There can be no assurance that payments under governmental and private third-party payor programs will remain at levels comparable to present levels or will be sufficient to cover the costs allocable to patients eligible for reimbursement pursuant to such programs. In addition, there can be no assurance that facilities leased by Operating Company, or the provision of services and supplies by Operating Company, will meet the requirements for participation in such programs. Operating Company could be adversely affected by the continuing efforts of governmental and private third-party payors to contain the amount of reimbursement for healthcare services. See "Governmental Regulation--Nursing Centers and--Healthcare Reform Legislation."

  Medicare. The Medicare Part A program provides reimbursement for extended care services furnished to Medicare beneficiaries who are admitted to nursing centers after at least a three-day stay in an acute care hospital. Covered services include supervised nursing care, room and board, social services, physical and occupational therapies, pharmaceuticals, supplies and other necessary services provided by nursing centers.

  Until the implementation of PPS, nursing center reimbursement will continue to be based upon reasonable direct and indirect costs of services provided to beneficiaries. Under the Medicare program, routine costs are subject to a routine cost limit ("RCL"). The RCL is a national average cost per patient day which is adjusted for variations in local wages. Revenues under this program are subject to audit and retroactive adjustment. Management believes that adequate provisions for loss have been recorded to reflect any adjustments which could result from such audits. Settlements of Medicare audits have not had a material adverse effect on Operating Company's nursing center operating results. During the first three years under PPS, the per diem rates for nursing centers will be based on a blend of facility-specific costs and Federal costs. Thereafter, the per diem rates will be based solely on Federal costs. The rates for such services have not been established or published.

  Medicaid. Medicaid is a state-administered program financed by state funds and matching Federal funds. The program provides for medical assistance to the indigent and certain other eligible persons. Although administered under broad Federal regulations, states are given flexibility to construct programs and payment methods consistent with their individual goals. Accordingly, these programs differ from state to state in many respects.

  Prior to the Budget Act, Federal law, generally referred to as the Boren Amendment, required Medicaid programs to pay rates that are reasonable and adequate to meet the costs incurred by an efficiently and economically operated nursing center providing quality care and services in conformity with all applicable laws and regulations. Despite the Federal requirements, disagreements frequently arise between nursing centers and states regarding the adequacy of Medicaid payments. By repealing the Boren Amendment, the Budget Act eases the restrictions on the states' ability to reduce their Medicaid reimbursement levels for such services. In addition, the Medicaid programs are subject to statutory and regulatory changes, administrative rulings, interpretations of policy by the state agencies and certain government funding limitations, all of which may materially increase or decrease the level of program payments to nursing centers operated by Operating Company. Management believes that the payments under many of these programs may not be sufficient on an overall basis to cover the costs of serving certain residents participating in these programs. Furthermore, the Omnibus Budget Reconciliation Act of 1987, as amended ("OBRA"), mandates an increased emphasis on ensuring quality patient care, which has resulted in additional expenditures by nursing centers.

  There can be no assurance that the payments under Medicaid programs will remain at levels comparable to current levels or, in the future, will be sufficient to cover the costs incurred in serving residents participating in such programs. Operating Company provides to eligible individuals Medicaid-covered services consisting of nursing care, room and board and social services. In addition, states may at their option cover other services such as physical, occupational and speech therapies and pharmaceuticals.

  Private Payment. Operating Company's nursing centers seek to maximize the number of private pay patients, including those covered under private insurance and managed care health plans. Private payment patients typically have financial resources (including insurance coverage) to pay for their monthly services and do not rely on government programs for support.

 NURSING CENTER COMPETITION

  Operating Company's nursing centers compete on a local and regional basis with other nursing centers. Operating Company's competitive position varies within each community served. Operating Company believes that the quality of care provided, reputation, location and physical appearance of its nursing centers and, in the case of private patients, the charges for services, are significant competitive factors. Although there is limited, if any, price competition with respect to Medicare and Medicaid patients (since revenues received for services provided to such patients are based on fixed rates or cost reimbursement principles) there is significant competition for private payment patients.

  The long-term care industry is divided into a variety of competitive areas which market similar services. These competitors include nursing centers, hospitals, extended care centers, assisted living facilities and communities, home health agencies and similar institutions. The industry includes government-owned, church-owned, secular not-for-profit and for-profit institutions.

 NURSING CENTER FACILITIES

  The following table lists by state the number of nursing centers and related licensed beds that were owned by or leased from unaffiliated third parties by the Company, as of December 31, 1997:

                                   LICENSED OWNED BY  LEASED FROM
STATE                                BEDS   COMPANY  OTHER PARTIES MANAGED TOTAL
-----                              -------- -------- ------------- ------- -----
Alabama(1)........................     592      3           1          -      4
Arizona...........................     827      5           1          -      6
California........................   2,516     13           6          2     21
Colorado..........................     935      4           3          -      7
Connecticut(1)....................     983      8           -          -      8
Florida(1)........................   2,828     16           3          2     21
Georgia(1)........................   1,336      4           6          -     10
Idaho.............................     903      8           1          -      9
Indiana(1)........................   4,152     14          12          -     26
Kentucky(1).......................   2,089     13           4          -     17
Louisiana(1)......................     485      -           1          2      3
Maine(1)..........................     882     11           -          -     11
Massachusetts(1)..................   4,232     33           3          2     38
Minnesota.........................     159      1           -          -      1
Mississippi(1)....................     125      -           1          -      1
Montana(1)........................     456      2           1          -      3
Nebraska(1).......................     167      -           1          -      1
Nevada(1).........................     288      3           -          -      3
New Hampshire(1)..................     622      3           -          1      4
North Carolina(1).................   3,212     20           8          -     28
Ohio(1)...........................   2,161     11           4          1     16
Oregon(1).........................     358      2           1          -      3
Pennsylvania......................     200      1           1          -      2
Rhode Island(1)...................     201      2           -          -      2
Tennessee(1)......................   2,541      4          11          -     15
Texas.............................     623      1           1          1      3
Utah..............................     848      5           1          1      7
Vermont(1)........................     310      1           -          1      2
Virginia(1).......................     764      4           1          -      5
Washington(1).....................   1,504     10           3          -     13
Wisconsin(1)......................   2,633     12           3          -     15
Wyoming...........................     451      4           -          -      4
                                    ------    ---         ---        ---    ---
Totals............................  40,383    218          78         13    309
                                    ======    ===         ===        ===    ===

--------
(1)These states have CON regulations. See "Governmental Regulation--Nursing Centers."

  As part of the Reorganization Transactions, Realty Company and Operating Company will enter into a Master Lease Agreement under which 205 of the Company-owned nursing centers indicated above will be leased by Operating Company from Realty Company. For additional information with respect to the Master Lease Agreement, see "Relationship Between Realty Company and Operating Company After the Reorganization Transactions--Master Lease Agreement."

VENCARE HEALTH SERVICES OPERATIONS

  Through its Vencare health services program, Operating Company has expanded the scope of its cardiopulmonary care by providing subacute care, rehabilitation therapy and respiratory care services and supplies to nursing and subacute care centers. Operating Company also manages cardiopulmonary departments for other hospitals. Operating Company provides hospice services to nursing center patients, hospital patients and persons in private residences. In November 1996, Operating Company consolidated its pharmacy operations under its Vencare health services. In addition, the rehabilitation, respiratory and other healthcare services previously provided by TheraTx have been integrated into the Vencare operations. For the year ended December 31, 1997, revenues from the Vencare program totaled approximately $642.5 million which represented 20.2% of Operating Company's total revenues.

  During 1997, Operating Company initiated the sale of its Vencare full-services ancillary services contracts to provide a full range of ancillary services to nursing centers not operated by Operating Company. Operating Company believes that by bundling services through one provider, nursing centers can provide quality care more efficiently with the added benefit of centralizing their medical records. Under the new prospective payment system, ancillary services provided by nursing centers will be subject to fixed payments. In this new environment, Operating Company believes that its full-service ancillary services contract will enhance the ability of nursing center operators to manage effectively the cost of providing quality care.

 RESPIRATORY CARE SERVICES

  Operating Company provides respiratory care services and supplies to nursing and subacute care center patients pursuant to contracts between Operating Company and the nursing center or subacute center. The services are provided by respiratory therapists based at Operating Company's hospitals. These respiratory therapists perform a wide variety of procedures, including oxygen therapy, bronchial hygiene, nebulizer and aerosol treatments, tracheostomy care, ventilator management and patient respiratory education. Pulse oximeters and arterial blood gas machines are used to evaluate the patient's condition, as well as the effectiveness of the treatment. Operating Company also provides respiratory equipment and supplies to nursing and subacute centers.

  Operating Company receives payments from the nursing centers and subacute care centers for services rendered and these facilities, in turn, receive payments from the appropriate provider. Respiratory therapy and supplies are generally covered under the Medicare program. Many commercial insurers and managed care providers are seeking hospital discharge options for lower acuity respiratory patients. Management believes that Operating Company's pricing and successful clinical outcomes make its respiratory care program attractive to commercial insurers and managed care providers.

  At December 31, 1997, Operating Company had entered into contracts to provide contract respiratory therapy services and supplies to approximately 1,600 nursing and subacute care centers, which includes approximately 300 nursing centers operated by Operating Company.

 SUBACUTE SERVICES

  At December 31, 1997, Operating Company had entered into contracts to provide subacute care services to 11 nursing and subacute care centers. These services, which are also an extension of the cardiopulmonary services provided by Operating Company's hospitals, may include ventilator management, tracheostomy care, continuation of airway restoration programs, enteral and parenteral nutritional support, IV therapy for hydration and medication administration, progressive wound care, chronic chest tube management, laboratory, radiology, pharmacy and dialysis services, customized rehabilitation services and program marketing. Subacute patients generally require assisted ventilation through mechanical ventilation devices.

 REHABILITATION THERAPY SERVICE

  Operating Company provides physical, occupational and speech therapies to nursing and subacute care center patients, as well as home health patients and public school systems. At December 31, 1997, Operating Company had entered into contracts to provide rehabilitation services to patients at 400 facilities.

 HOSPICE SERVICES

  Operating Company provides hospice services to nursing center patients, hospital patients and persons in private residences. At December 31, 1997, Operating Company had entered into approximately 275 contracts to provide hospice services to patients in nursing and subacute care centers, hospitals and residences.

 MOBILE DIAGNOSTIC SERVICES

  Operating Company is a hospital based provider of on-call mobile X-ray services. These services are primarily provided to nursing facilities, but Operating Company also provides services to correctional facilities, rehabilitation hospitals and dialysis centers. These services are provided 24 hours a day, 365 days a year to over 130 facilities.

 COMPETITION IN THE CONTRACT SERVICES MARKET

  Although the respiratory therapy services, rehabilitation services, subacute services and hospice care markets are fragmented, significant competition exists for Operating Company's contract services. The primary competitive factors for the contract services business are quality of services, charges for services and responsiveness to the needs of patients, families and the facilities in which the services are provided. Certain hospitals are establishing and managing their own step-down and subacute facilities. Other hospital companies have entered the contract services market through affiliation agreements and management contracts. In addition, many nursing centers are developing internal staff to provide those services, particularly in response to the planned implementation of PPS.

 PHARMACIES

  Operating Company provides institutional and other pharmacy services. In November 1996, Operating Company consolidated its Medisave Pharmacies into its Vencare health services operations and now provides its hospital-based clinical pharmacy services as part of its Vencare services.

  The institutional pharmacy business focuses on providing a full array of pharmacy services to over 600 nursing centers and specialized care centers. Institutional pharmacy sales encompass a wide variety of products including prescription medication, prosthetics, respiratory services, infusion services and enteral therapies. In addition, Operating Company provides a variety of pharmaceutical consulting services designed to assist hospitals, nursing centers, and home health agencies in program administration. During 1997, Operating Company sold or closed all of its retail pharmacies except one which is in the process of being sold. The discontinuance of the retail pharmacy operations in 1997 did not have a material adverse effect on Vencare's operations.

 HOME CARE SERVICES

  During the summer of 1996, Operating Company consolidated its home health services business to establish Operating Company Home Care Services. These services include home health nursing products and services and home infusion therapy. These services are generally provided to patients on an individual basis. At December 31, 1997, Operating Company provided services from 27 locations in 13 states. For the year ended December 31, 1997, home health services generated approximately $19.3 million in revenues, representing less than 1% of Operating Company's total revenues.

  Significant competition exists for Operating Company's home health services. Operating Company's home health agencies compete on a local and regional basis with other providers of home health services. Operating Company believes that the primary competitive factors for home health services include quality of service, charges for services provided and attention to the individual needs of patients.

MANAGEMENT INFORMATION SYSTEM

  The financial information for each of Operating Company's facilities is centralized at the corporate headquarters through its management information system. Operating Company uses a comprehensive financial reporting system which enables it to monitor certain key financial data at each facility such as payor mix, admissions and discharges, cash collections, net revenues and staffing. In addition, the financial reporting system provides monthly budget analysis, financial comparisons to prior periods and comparisons among Operating Company's facilities.

  Operating Company has developed the VenTouch(TM) electronic patient medical record system. VenTouch(TM) is a software application which allows nurses, physicians and other clinicians to manage clinical information utilized in the patient care delivery process.

  Among the features of VenTouch(TM) are on-line access and update of an electronic patient chart, an on-line trend analysis using electronic flowsheets and graphs, and remote access for authorized users. Features specific to the nursing centers include a complete on-line Resident Assessment Instrument Process that incorporates state specific guidelines, computer generated Resident Assessment Protocols, on-line HCFA Resident Assessment Instrument manual and electronic data transfer capabilities. The system is designed to decrease administrative time, reduce paper and support the delivery of quality patient care.

  Prior to the acquisition of Transitional, Operating Company had completed the installation of VenTouch(TM) information system in its hospitals. Operating Company expects to install VenTouch(TM) in the 19 former Transitional hospitals by the end of 1998. During 1996, Operating Company began installation of VenTouch(TM) in its nursing centers and expects to add VenTouch(TM) to 60 to 80 additional nursing centers during 1998. In addition, Operating Company intends to offer VenTouch(TM) as part of the menu of services offered by Vencare to nursing centers not operated by Operating Company.

EMPLOYEES

  As of December 31, 1997, Operating Company had approximately 52,800 full-time and 24,000 part-time and per diem employees. Operating Company was a party to 27 collective bargaining agreements covering approximately 2,550 employees as of December 31, 1997.

LIABILITY INSURANCE

  Operating Company's hospitals, contract services, nursing centers and pharmaceutical operations are insured by Operating Company's wholly-owned captive insurance company, Cornerstone Insurance Company. Cornerstone Insurance Company is reinsured for losses in excess of $500,000 per claim and $8.5 million in annual aggregation. Coverages for losses in excess of various limits are maintained through unrelated commercial insurance carriers to provide $130.0 million limits per claim and in the aggregate.

  Operating Company believes that its insurance is adequate in amount and coverage. There can be no assurance that in the future such insurance will be available at a reasonable price or that Operating Company will be able to maintain adequate levels of malpractice insurance coverage.

                   MANAGEMENT OF THE COMPANY AND MANAGEMENT
               OF REALTY COMPANY AND OPERATING COMPANY AFTER THE
                          REORGANIZATION TRANSACTIONS

THE COMPANY

 EXECUTIVE OFFICERS OF THE COMPANY

  Set forth below are the names, ages and present and past positions of the persons who are the current executive officers of the Company.

NAME AND AGE  PRESENT AND PAST POSITIONS
------------  --------------------------

                               A founder of the Company, certified public
                               accountant and attorney, Mr. Lunsford has
                               served as Chairman of the Board, President and
W. Bruce Lunsford, 50          Chief Executive Officer of the Company since
                               the Company commenced operations in 1985. Mr.
                               Lunsford is the Chairman of the Board of Atria
                               Communities, Inc. and a director of National
                               City Corporation, a bank holding company, Churchill Downs Incorporated, and Res-Care,
                               Inc., a provider of residential training and support services for persons with developmental disabilities and certain vocational training services.

Michael R. Barr, 48            A founder of the Company, physical therapist
                               and certified respiratory therapist, Mr. Barr has served as Chief Operating Officer and Executive Vice President of the Company since
                               February 1996. From November 1995 to February
                               1996, he was Executive Vice President of the Company and Chief Executive Officer of the
                               Company's Hospital Division. Mr. Barr served as
                               Vice President, Operations from 1985 to
                               November 1995. He has been a director of the Company since 1985. Mr. Barr is a director of Colorado MEDtech, Inc., a medical products and equipment company.

W. Earl Reed, III, 46          A certified public accountant, Mr. Reed has
                               served as a director of the Company since 1987.
                               He has been Chief Financial Officer and
                               Executive Vice President of the Company since
                               November 1995. From 1987 to November 1995, Mr.
                               Reed served as Vice President, Finance and
                               Development of the Company.

Thomas T. Ladt, 47             Mr. Ladt has served as Executive Vice
                               President, Operations of the Company since
                               February 1996. From November 1995 to February
                               1996, he served as President of the Company's
                               Hospital Division. From 1993 to November 1995,
                               Mr. Ladt was Vice President of the Company's
                               Hospital Division. From 1989 to December 1993,
                               Mr. Ladt was a Regional Director of Operations for the Company. Mr. Ladt is a director of Atria Communities, Inc.

Jill L. Force, 45              Ms. Force, a certified public accountant and
                               attorney, has served as Senior Vice President, General Counsel and Assistant Secretary of the
                               Company since January 1, 1998. From December
                               1996 to January 1998, she served as Senior Vice
                               President, General Counsel and Secretary of the
                               Company. From November 1995 through December
                               1996, she served as Vice President, General
                               Counsel and Secretary of the Company. From 1989 to 1995, she was General Counsel and Secretary of the Company. Ms. Force is a director of Healthcare Recoveries, Inc., a provider of health insurance subrogation and related recovery services.

Richard E. Chapman, 48
                               Mr. Chapman has served as Senior Vice President and Chief Information Officer of the Company since October 1997. From March 1993 to October 1997, Mr. Chapman was Senior Vice President of Information Systems of Columbia/HCA Healthcare Corp., Vice President of Galen Health Care, Inc. from March 1993 to August 1993, and of Humana Inc. from 1974 to March 1993.

James H. Gillenwater, Jr.,     Mr. Gillenwater has served as Senior Vice
40                             President, Planning and Development of the
                               Company since December 1996. From November 1995 through December 1996, he served as Vice
                               President, Planning and Development of the Company. From 1989 to November 1995, he was
                               Director of Planning and Development of the Company.

Richard A. Lechleiter, 39      Mr. Lechleiter, a certified public accountant,
                               has served as Vice President, Finance and Corporate Controller of the Company since
                               November 1995. From June 1995 to November 1995, he was Director of Finance of the Company. Mr.
                               Lechleiter was Vice President and Controller of
                               Columbia/HCA Healthcare Corp. from September
                               1993 to May 1995, of Galen Health Care, Inc.
                               from March 1993 to August 1993, and of Humana
                               Inc. from September 1990 to February 1993.

 REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE OF THE COMPANY

  Executive Compensation Philosophy. The Executive Compensation Committee of the Company Board is composed entirely of outside directors. The Committee is responsible for setting and administering the policies and programs that govern both annual compensation and stock ownership programs for the executive officers of the Company. The Company's executive compensation policy is based on principles designed to ensure that an appropriate relationship exists between executive pay and corporate performance, while at the same time motivating and retaining executive officers.

  Executive Compensation Components. The key components of the Company's compensation program are base salary, an annual incentive awards and equity participation. These components are administered with the goal of providing total compensation that is competitive in the marketplace, rewards successful financial performance and aligns executive officers' interests with those of stockholders. The Executive Compensation Committee reviews each component of executive compensation on an annual basis.

  BASE SALARY. Base salaries for executive officers are set near the minimum levels believed by the Executive Compensation Committee to be sufficient to attract and retain qualified executive officers. Base pay increases are provided to executive officers based on an evaluation of each executive's performance, as well as the performance of the Company as a whole. While the Committee does not establish a specific formula or target to determine base salaries, the Committee considers the financial performance of the Company as compared to companies included in the Standard & Poor's Hospital Management Composite Index ("Hospital Index"). In this regard, the Committee primarily considers earnings growth and to a lesser degree asset growth. The Committee also considers the success of the executive officers in developing and executing the Company's strategic plans, developing management employees and exercising leadership. The Executive Compensation Committee believes that executive officer base salaries for 1997 were lower than the average base salaries paid by companies included in the Hospital Index.

  ANNUAL INCENTIVE. The Executive Compensation Committee believes that a significant proportion of total cash compensation for executive officers should be subject to attainment of specific Company earnings criteria. This approach creates a direct incentive for executive officers to achieve desired performance goals and places a significant percentage of each executive officer's compensation at risk. Consequently, at the beginning of each year, the Executive Compensation Committee establishes potential bonuses for executive officers based on the Company's achievement of certain earnings per share goals within the ranges established by the Executive Compensation Committee. The Executive Compensation Committee established the annual bonus targets for 1997 of up to 65% of base salaries contingent upon the Company's achievement of a range of the predetermined earnings per share goals. The Committee established the potential bonuses and earnings per share criteria based on the Committee's judgment as to desirable financial results for the Company and the appropriate percentage of compensation which should be based on the attainment of such results. For 1997, the Executive Compensation Committee awarded bonuses equal to 33 1/3% of base salary based on the achievement of predetermined earnings per share goals.

  EQUITY PARTICIPATION THROUGH OPTIONS AND PERFORMANCE SHARES. The Executive Compensation Committee believes that equity participation is a key component of its executive compensation program. The use of such awards provides a long-term link between the results achieved for the Company's stockholders and the reward provided to executive officers. Stock options are granted to executive officers primarily based on the officer's actual and potential contribution to the Company's growth and profitability and the practices of companies such as those included in the Hospital Index. Option grants are designed to retain executive officers and motivate them to enhance stockholder value by aligning the financial interests of executive officers with those of the Company's stockholders. Stock options also provide an effective incentive for management to create stockholder value over the long term since the full benefit of the compensation package cannot be realized unless an appreciation in the price of the Company Common Stock occurs over a number of years.

  Options to purchase 305,000 shares of Company Common Stock were granted to the Company Named Executive Officers (as defined herein), including Mr. Lunsford, in 1997 with an exercise price equal to the fair market value of the underlying Company Common Stock at the date of grant ($30.25). To encourage long-term performance, these options vest cumulatively in four annual installments of 25% and expire ten years from the date of grant. The Committee granted this number of options based on its judgment that this number is appropriate and desirable considering these executive officers' actual and potential contribution to the Company. The assessment of actual and potential contribution was based on the Committee's subjective evaluation of each executive officer's ability, skills, efforts and leadership.

  In November 1995, the Committee authorized performance share agreements with its five most highly compensated executive officers providing for the potential issuance, over a period of five years in annual installments, of a maximum of 300,000 shares of Company Common Stock. The third performance period expired on December 31, 1997. The Committee determined on January 19, 1998 that certain performance goals (based on earnings per share) had been met for this period and the five most highly compensated executive officers of the Company were allocated a total of 39,999 of a potential 78,000 shares of Company Common Stock available under the performance share agreements for 1997. Any future entitlement to performance shares is contingent upon the satisfaction of performance goals, as set forth in the performance share agreements.

  Compensation of Chief Executive Officer. Consistent with the executive compensation policy and components described above, the Executive Compensation Committee determined the salary, bonus and stock options received by W. Bruce Lunsford, Chairman of the Board, President and Chief Executive Officer of the Company, for services rendered in 1997. Mr. Lunsford received a base salary of $700,000 for 1997. The Committee believes that this base salary was below average base salaries paid to chief executive officers of companies included in the Hospital Index. Mr. Lunsford earned a $233,333 bonus under the Company's 1987 Incentive Compensation Program. Mr. Lunsford received the bonus payable for the Company surpassing certain earnings per share goals specified in advance by the Executive Compensation Committee. Mr. Lunsford also received options to purchase 160,000 shares of Company Common Stock in 1997. The Committee determined the number of options granted to Mr. Lunsford based on its judgment that this number was appropriate and desirable in light of his actual and potential contribution to the Company and his leadership in connection with the continued implementation of the Company's growth strategy. The assessment of actual and potential contribution was based on the Committee's subjective evaluation of Mr. Lunsford's abilities, skills, efforts and leadership.

  In 1995, the Committee authorized an agreement with Mr. Lunsford providing for the issuance of a maximum of 160,000 performance shares over a period of five years in five annual installments, contingent upon the satisfaction of annual performance standards. The Committee continues to believe it is in the best interests of the Company to tie a significant additional amount of Mr. Lunsford's potential compensation to the Company's long-term performance. On January 19, 1998, the Committee determined that certain performance goals for 1997 had been met and 21,333 of a potential 41,600 performance shares available under the performance agreement were allocated to Mr. Lunsford.

  Omnibus Budget Reconciliation Act of 1993. Under the Omnibus Budget Reconciliation Act of 1993 ("OBRA"), publicly held companies may not deduct compensation paid to certain executive officers to the extent that such compensation exceeds $1 million in any year for each such officer. The Company will continue its efforts to preserve tax deductibility of compensation where it is reasonable and feasible to do so.

                                          EXECUTIVE COMPENSATION COMMITTEE
                                            R. Gene Smith, Chairman
                                            Greg D. Hudson
                                            Walter F. Beran

 EXECUTIVE COMPENSATION AND OTHER INFORMATION

  Historical Compensation. The following Company Summary Compensation Table sets forth (i) compensation earned by the Chief Executive Officer of the Company, and the four other most highly compensated executive officers of the Company and its subsidiaries for services rendered in all capacities to the Company during the three fiscal years ended December 31, 1997 (the "Company Named Executive Officers") and (ii) compensation earned by the person who will be the Chief Executive Officer of Operating Company, and the individuals who will be executive officers of Operating Company as of the Distribution Date and, were, based on such compensation, the four other most highly compensated executive officers for the fiscal year ended December 31, 1997 (the "Operating Company Named Executive Officers").

                          SUMMARY COMPENSATION TABLE

                                       ANNUAL COMPENSATION
                                ----------------------------------
                                                                                 LONG-TERM
                                                     BONUS                     COMPENSATION
                                              --------------------  OPTIONS   ---------------
                                                       PERFORMANCE  (NO. OF      ALL OTHER
NAME AND PRINCIPAL POSITION(1)  YEAR  SALARY  CASH(2)   SHARES(3)   SHARES)   COMPENSATION(4)
------------------------------  ---- -------- -------- ----------- ---------- ---------------
W. Bruce Lunsford                    $700,000 $233,345  $ 523,298                 $26,735
 Chairman of the Board,         1997  650,000  195,000    766,655  160,000          4,500
 President and Chief            1996  500,000  250,000  1,088,000  280,000(5)       4,500
 Executive Officer              1995                               230,000
Michael R. Barr                      $320,000 $106,672  $ 130,818   40,000        $12,254
 Chief Operating Officer        1997  300,000   90,000    191,655   80,000(5)      12,648
 and Executive Vice             1996  225,000  112,500    272,000   65,000          4,500
 President                      1995
W. Earl Reed, III               1997 $320,000 $106,672  $ 130,818   40,000        $ 4,800
 Chief Financial Officer        1996  300,000   90,000    191,655   80,000(5)       4,500
 and Executive Vice             1995  225,000  112,500    272,000   65,000          4,500
 President
Thomas T. Ladt                  1997 $320,000 $106,672  $ 114,482   40,000        $ 4,800
 Executive Vice                 1996  240,000   72,000    167,720   53,000(5)       4,500
 President Operations           1995  150,000   75,000    238,000   52,500          4,500
Jill L. Force(6)                1997 $160,000 $ 53,336  $  81,758   25,000        $ 6,036
 Senior Vice President,         1996  145,000   43,500    119,780   35,000(5)       5,828
 General Counsel and            1995  125,000   62,500    170,000   37,000          3,984
 Assistant Secretary
James H. Gillenwater,           1997 $140,000 $ 46,669  $  81,758   25,000        $ 4,800
 Jr.(6)                         1996  125,000   37,500    119,780   35,000(5)       4,500
 Senior Vice President,         1995  108,000   46,466    170,000   37,000          3,476
 Planning and
 Development

--------
(1) Mr. Lunsford and Mr. Ladt will be senior executive officers of Realty Company following the Reorganization Transactions. See "--Realty Company-- Executive Officers of Realty Company." Mr. Lunsford, Mr. Barr, Mr. Reed, Ms. Force and Mr. Gillenwater will be senior executive officers of Operating Company following the Reorganization Transactions. See "-- Operating Company--Executive Officers of Operating Company."
(2) The amounts shown represent cash bonuses awarded under the Company's 1987 Incentive Compensation Program for 1995 and 1996. The amounts for 1997 were awarded under the Company's 1997 Incentive Compensation Plan. These amounts were awarded based on the Company's profitability.
(3) Amounts in this column represent the fair market value, on the date of allocation, of performance shares awarded to the named persons upon satisfaction of certain performance goals for the periods presented. The table below provides the number of performance shares allocated to each recipient for those periods. See "Long Term Incentive Awards."

              MR. LUNSFORD MR. BARR MR. REED MR. LADT MS. FORCE MR. GILLENWATER
              ------------ -------- -------- -------- --------- ---------------
   1997......    21,333     5,333    5,333    4,667     3,333        3,333
   1996......    21,333     5,333    5,333    4,667     3,333        3,333
   1995......    32,000     8,000    8,000    7,000     5,000        5,000

(4) For 1995, the amounts in this column represent contributions by the Company for the benefit of the named persons pursuant to the Company's Retirement Savings Plan. For 1997 and 1996, the amounts in this column represent contributions for the benefit of the named persons to the Company's Retirement Savings Plan and Deferred Compensation Plan as follows:

                             MR. LUNSFORD     MR. BARR       MR. REED      MR. LADT      MS. FORCE   MR. GILLENWATER
                            -------------- --------------- ------------- ------------- ------------- ---------------
                             1997    1996   1997    1996    1997   1996   1997   1996   1997   1996   1997    1996
                            ------- ------ ------- ------- ------ ------ ------ ------ ------ ------ ------- -------
   Retirement Saving Plan.. $ 4,800 $4,500 $ 4,800 $ 4,500 $4,800 $4,500 $4,800 $4,500 $4,800 $4,500 $ 4,800  $4,500
   Deferred Compensation
    Plan...................  21,935    --    7,454   8,148    --     --     --     --   1,236  1,328     --      --
                            ------- ------ ------- ------- ------ ------ ------ ------ ------ ------ ------- -------
   Total................... $26,735 $4,500 $12,254 $12,648 $4,800 $4,500 $4,800 $4,500 $6,036 $5,828 $ 4,800  $4,500
                            ======= ====== ======= ======= ====== ====== ====== ====== ====== ====== ======= =======

(5) Includes options issued in exchange for options to purchase shares of a wholly-owned subsidiary of the Company, Ventech Systems, Inc., previously awarded to the named persons in 1994 in the following amounts: Mr. Lunsford--120,000 shares; Mr. Barr--40,000 shares; Mr. Reed--40,000 shares; Mr. Ladt--18,000 shares; Ms. Force--10,000 shares; and Mr. Gillenwater--10,000 shares.
(6) Ms. Force and Mr. Gillenwater first became executive officers of the Company in November 1995.

  On November 19, 1997, the Company entered into new Change-in-Control Severance Agreements with certain of its key employees, including its five most highly compensated executive officers. These agreements provide for the payment of severance benefits under certain circumstances. These benefits become payable at any time within two years of a change in control of the Company if: (i) the Company terminates the employee without cause; (ii) the employee terminates employment with the Company for good reason (as defined in the agreement) or within either of two 30-day periods commencing 30 days after the change in control and one year after the change in control, respectively. The benefits to be afforded the Company's five most highly compensated executive officers include: (i) a cash payment equal to three times base salary and bonus and (ii) continuation of health, life and disability insurance coverage for three years.

  Option Grants in Last Fiscal Year. The following table sets forth information concerning options to purchase shares of Company Common Stock granted in 1997 to the Company Named Executive Officers and the Operating Company Named Executive Officers. As a result of the Reorganization Transactions, each Company Option granted to the Operating Company Named Executive Officers listed below will be replaced with a combination of a Realty Company Option and an Operating Company Option pursuant to the Employee Benefits Agreement, and, as a result, their value will depend on the future value of Operating Company Common Stock as well as on the future value of Realty Company Common Stock. See "Relationship Between Realty Company and Operating Company After the Reorganization Transactions--Employee Benefits Agreement."

                         NUMBER OF  % OF TOTAL
                         SECURITIES  OPTIONS
                         UNDERLYING GRANTED TO                                   GRANT DATE
                          OPTIONS   EMPLOYEES   EXERCISE PRICE                    PRESENT
NAME(1)                  GRANTED(2)  IN 1997     PER SHARE(3)    EXPIRATION DATE  VALUE(4)
-------                  ---------- ---------- ----------------- --------------- ----------
W. Bruce Lunsford.......  160,000     13.27%   160,000 at $30.25     2/3/07      $2,163,200
Michael R. Barr.........   40,000      3.32%    40,000 at $30.25     2/3/07      $  540,800
W. Earl Reed, III.......   40,000      3.32%    40,000 at $30.25     2/3/07      $  540,800
Thomas T. Ladt..........   40,000      3.32%    40,000 at $30.25     2/3/07      $  540,800
Jill L. Force...........   25,000      2.07%    25,000 at $30.25     2/3/07      $  338,000
James H. Gillenwater,
 Jr. ...................   25,000      2.07%    25,000 at $30.25     2/3/07      $  338,000

--------
(1) Mr. Lunsford and Mr. Ladt will be senior executive officers of Realty Company following the Reorganization Transactions. See "--Realty Company-- Executive Officers of Realty Company." Mr. Lunsford, Mr. Barr, Mr. Reed, Ms. Force and Mr. Gillenwater will be senior executive officers of Operating Company following the Reorganization Transactions. See "-- Operating Company--Executive Officers of Operating Company."
(2) All options shown in the above table become exercisable in four equal annual installments, beginning on the first anniversary of the date of grant. All options become fully exercisable upon a change in control of the Company.

(3) All options were granted at fair market value (closing price on the NYSE on the date of grant). The exercise price and any tax withholding obligations related to exercise may be paid by delivery of shares of Company Common Stock.
(4) The Company used the Black-Scholes model of option valuation to determine grant date present value. The present value calculation for the options granted on February 3, 1997, is based on, among other things, the following assumptions: (a) a .31 expected volatility factor, (b) a 5.50% risk-free interest rate, (c) no dividend yield, and (d) expected term of seven years. The Company does not advocate or necessarily agree that the Black-Scholes model can properly determine the value of an option. There is no assurance that the value, if any, realized by the option holder will be at or near the value estimated under the Black-Scholes model.

  Option Exercises and Holdings. The following table sets forth information with respect to the Company Named Executive Officers and Operating Company Named Executive Officers concerning the exercise of options during 1997 and unexercised options held as of December 31, 1997. As a result of the Reorganization Transactions, each Company Option granted to the Operating Company Named Executive Officers will be replaced with a combination of a Realty Company Option and an Operating Company Option pursuant to the Employee Benefits Agreement, and, as a result, their value will depend on the future value of Operating Company Common Stock as well as on the future value of Realty Company Common Stock. See "Relationship Between Realty Company and Operating Company After the Reorganization Transactions--Employee Benefits Agreement."

                      AGGREGATE OPTION EXERCISES IN 1997
                          AND YEAR-END OPTION VALUES

                                                                          VALUE OF UNEXERCISED
                          SHARES                NUMBER OF UNEXERCISED     IN-THE-MONEY OPTIONS
                         ACQUIRED                OPTIONS AT 12/31/97         AT 12/31/97(3)
                            ON       VALUE    ------------------------- -------------------------
NAME(1)                  EXERCISE REALIZED(2) EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
-------                  -------- ----------- ----------- ------------- ----------- -------------
W. Bruce Lunsford....... 133,595  $1,384,417    329,003      457,997     $273,654      $46,603
Michael R. Barr.........  50,000   1,222,654     84,893      124,122       43,177       17,470
W. Earl Reed, III.......  80,628     363,586     66,500      124,122          --        17,470
Thomas T. Ladt..........   8,438     324,962     71,300      102,325      143,122        8,157
Jill L. Force...........  17,626     435,175     40,875       68,125       28,043        5,826
James H. Gillenwater,
 Jr. ...................     --          --      50,063       68,125      110,051        5,826

--------
(1) Mr. Lunsford and Mr. Ladt will be senior executive officers of Realty Company following the Reorganization Transactions. See "--Realty Company-- Executive Officers of Realty Company." Mr. Lunsford, Mr. Barr, Mr. Reed, Ms. Force and Mr. Gillenwater will be senior executive officers of Operating Company following the Reorganization Transactions. See "-- Operating Company--Executive Officers of Operating Company."
(2) These amounts represent the market value of the underlying Company Common Stock on the date of exercise less the applicable exercise price.
(3) These amounts were calculated by subtracting the exercise price from the market value of the underlying Company Common Stock as of year-end. The market value of the Common Stock was $24.4375 per share as of December 31, 1997, based on the closing price per share on the NYSE.

  Long-Term Incentive Awards. In 1995, the Company entered into agreements ("Performance Agreements") whereby the Company may issue shares for each year of a five-year period, which began in 1995, to its five most highly compensated executive officers. The receipt of shares is contingent upon the satisfaction of performance goals by the Executive Compensation Committee. However, upon a change in control of the Company, as defined in the Performance Agreements, the performance periods will lapse and all unearned performance shares will become fully vested and issuable. Upon the satisfaction of performance goals for 1997 established by the Committee, the Company Named Executive Officers received 39,999 of the potential 78,000 performance shares available under the Performance Agreements for 1997 and the Operating Company Named Executive Officers received 38,665 of the potential 75,400 performance shares available under the Performance

Agreements for 1997. For 1998, the Committee has established four levels of performance goals. Upon the attainment of the various target performance goals for 1998, the Company's five most highly compensated executive officers would each receive 33.3%, 66.7%, 100% or 130% of the number of shares established as the annual goals under the Performance Agreements as follows: W. Bruce Lunsford--32,000 shares; Michael R. Barr--8,000 shares; W. Earl Reed, III-- 8,000 shares; Thomas T. Ladt--7,000 shares; Jill L. Force--5,000 shares; and James H. Gillenwater, Jr.--5,000 shares. The shares shown in the following chart represent the maximum number of shares which may be issued for the remaining two annual performance periods under the Performance Agreements.

NAME                                        NUMBER OF SHARES PERFORMANCE PERIODS
----                                        ---------------- -------------------
W. Bruce Lunsford..........................      85,334           1998-1999
Michael R. Barr............................      21,334           1998-1999
W. Earl Reed, III..........................      21,334           1998-1999
Thomas T. Ladt.............................      18,666           1998-1999
Jill L. Force..............................      13,334           1998-1999
James H. Gillenwater, Jr. .................      13,334           1998-1999

 PERFORMANCE GRAPH

  The following graph summarizes the cumulative total return to holders of Company Common Stock from December 31, 1992 to December 31, 1997, compared to the cumulative total return on the Standard & Poor's 500 Stock Index and the Standard & Poor's Hospital Management Composite Index.



                                    [GRAPH]


A graph plotting the years from 1992-1997 on the horizontal axis against cumulative total returns to common stockholders on the vertical axis. The graph compares the cumulative total returns of the stockholders of (1) Vencor, Inc.
(2) Standard & Poor's Hospital Management Composite Index and (3) Standard & Poor's 500 Stock Index. The graph demonstrates that the cumulative total return to common shareholders of Vencor, Inc. for the past five years has been at or below the returns reflected by such Indices.


---------------------------------------------------------------------------
                               1992    1993    1994    1995    1996    1997
---------------------------------------------------------------------------
Vencor, Inc.                    100      82     115     134     130     101
---------------------------------------------------------------------------
S&P 500 Index                   100     110     112     153     189     252
---------------------------------------------------------------------------
S&P Hospital Management         100     151     160     224     263     230
---------------------------------------------------------------------------

 COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  As of December 31, 1997, the following persons served on the Executive Compensation Committee of the Company Board: R. Gene Smith, Greg D. Hudson and Walter F. Beran. Although R. Gene Smith serves as Vice Chairman of the Board, none of the members of the Executive Compensation Committee are employees of the Company.

 CERTAIN RELATIONSHIPS AND RELATED TRANSACTION

  In 1989, the Company adopted a policy which provides that any transaction between the Company and any of its officers, directors or their affiliates must be approved by the disinterested members of the Company Board and must be on terms no less favorable to the Company than those available from unaffiliated parties.

  On September 28, 1995, the Company consummated the Hillhaven Merger. Following the Hillhaven Merger, Walter F. Beran became a director of the Company and is currently a nominee for election to the Company Board. In connection with the Hillhaven Merger, the Company agreed to fulfill Hillhaven's obligations under Hillhaven's Directors' Retirement Plan with respect to each of Hillhaven's outside directors, including Mr. Beran. Under the Directors' Retirement Plan, each Hillhaven outside director will receive an annual retirement payment of $25,440 for a period of ten years following the Hillhaven Merger.

  The Company currently manages seven long-term care facilities owned by Tenet, a more than five percent stockholder of the Company. Under the management agreements for these facilities, the Company provides all necessary management functions in return for approximately five and one-half percent of the monthly net revenues generated at such facilities. The Company may also be entitled to certain incentive fees if actual results exceed budgeted amounts. During 1997, the Company earned approximately $2.2 million in revenues from the management of these seven facilities.

  During 1997, the Company paid approximately $128,000 for legal services rendered by the law firm of Wyatt, Tarrant & Combs. The spouse of Jill L. Force, Senior Vice President and General Counsel of the Company, is a partner of that firm. These fees represented less than two percent of the legal fees paid by the Company in 1997. It is expected that Wyatt, Tarrant & Combs will provide legal services to the Company in 1998.

REALTY COMPANY

 EXECUTIVE OFFICERS OF REALTY COMPANY

  Set forth below are the names, ages, future titles with Realty Company and present and past positions of the persons who are expected to serve as executive officers of Realty Company immediately following the Reorganization Transactions. Each such individual will be elected to the indicated office with Realty Company effective as of the Distribution Date and will serve at the pleasure of the Realty Company Board.

                         FUTURE POSITION             PRESENT AND PAST POSITIONS
 NAME AND AGE          WITH REALTY COMPANY              SINCE JANUARY 1, 1993
 ------------          -------------------           ---------------------------
 W. Bruce Lunsford, 50 Chairman of the       A founder of the Company, certified public
                       Board and Chief       accountant and attorney, Mr. Lunsford has
                       Executive Officer     served as Chairman of the Board, President
                                             and Chief Executive Officer of the Company
                                             since it commenced operations in 1985. Mr.
                                             Lunsford is the Chairman of the Board of
                                             Atria Communities, Inc. and a director of
                                             National City Corporation, a bank holding
                                             company, Churchill Downs Incorporated, and
                                             Res-Care, Inc. a provider of residential
                                             training and support services for persons
                                             with developmental disabilities and certain
                                             vocational training services.

                        FUTURE POSITION             PRESENT AND PAST POSITIONS
 NAME AND AGE         WITH REALTY COMPANY              SINCE JANUARY 1, 1993
 ------------         -------------------           ---------------------------
 Thomas T. Ladt, 47   President and Chief   Mr. Ladt has served as Executive Vice
                      Operating Officer     President, Operations of the Company since
                                            February 1996. From November 1995 to
                                            February 1996, he served as President of
                                            the Company's Hospital Division. From 1993
                                            to November 1995, Mr. Ladt was Vice
                                            President of the Company's Hospital
                                            Division. From 1989 to December 1993, Mr.
                                            Ladt was a Regional Director of Operations
                                            for the Company. Mr. Ladt is a director of
                                            Atria Communities, Inc.
 T. Richard Riney, 40 Vice President,       Mr. Riney has served as Transactions
                      General Counsel and   Counsel of the Company since April 1996.
                      Secretary             From May 1992 to March 1996, he was a
                                            partner of Hirn, Reed & Harper, a law firm
                                            based in Louisville, Kentucky.

  Realty Company expects that prior to the Distribution Date, it will have selected individuals to serve as chief financial officer and vice president of planning and development of Realty Company.

 COMPENSATION OF CHIEF EXECUTIVE OFFICER OF REALTY COMPANY

  Mr. Lunsford will serve as Chairman of the Board and Chief Executive Officer of Realty Company following the Distribution. For these services, Mr. Lunsford's base salary for 1998 will be $500,000 with an annual bonus target of 50% of his base salary contingent upon Realty Company achieving certain financial results. On the Distribution Date, Mr. Lunsford will be granted 50,000 restricted shares of Realty Company Common Stock and 150,000 Realty Company Options. Restrictions on the restricted shares lapse in four equal annual installments, beginning on the first anniversary of the grant date. The Realty Company Options will be granted at an exercise price equal to the fair market value of the Realty Company Common Stock on the Distribution Date. The options will be exercisable in four equal annual installments, beginning on the first anniversary of the grant date.

  Realty Company will provide a loan (the "CEO Loan") to Mr. Lunsford in an amount sufficient to cover the income taxes payable by him as a result of the Distribution. The CEO Loan will have a term of between six and ten years, and will bear interest, at the lowest rate required so that Mr. Lunsford will not realize any imputed income under Section 7872 of the Code. Any interest payment on the CEO Loan will be forgiven, however, if Mr. Lunsford remains employed as the Chief Executive Officer of Realty Company on the date on which such interest payment is due. Moreover, in the event of a change in control of Realty Company (as defined in the Company Incentive Plan), the entire balance of the CEO Loan will be forgiven. Mr. Lunsford will be required to make annual principal and interest payments in the CEO Loan beginning with the first anniversary of the date of the CEO Loan.

 DIRECTORS OF REALTY COMPANY

  See "Election of Directors" for information with respect to the persons who are nominated to serve as directors of Realty Company as of the Distribution Date.

OPERATING COMPANY

 EXECUTIVE OFFICERS OF OPERATING COMPANY

  Set forth below are the names, ages, future titles with Operating Company and present and past positions of the persons who are expected to serve as executive officers of Operating Company immediately following the Reorganization Transactions. Each such individual will be elected to the indicated office with Operating Company in anticipation of the Reorganization Transactions and will serve at the pleasure of the Operating Company Board. Those persons named below who are currently officers or employees of the Company, other than Mr. Lunsford, will resign from their positions with the Company by the Distribution Date.

                       FUTURE POSITION WITH           PRESENT AND PAST POSITIONS
 NAME AND AGE            OPERATING COMPANY               SINCE JANUARY 1, 1993
 ------------          --------------------           --------------------------
 W. Bruce Lunsford, 50  Chairman of the       A founder of the Company, certified public
                        Board, President      accountant and attorney, Mr. Lunsford has
                        and Chief             served as Chairman of the Board, President
                        Executive Officer     and Chief Executive Officer of the Company
                                              since the Company commenced operations in
                                              1985. Mr. Lunsford is the Chairman of the
                                              Board of Atria Communities, Inc. and a
                                              director of National City Corporation, a
                                              bank holding company, Churchill Downs
                                              Incorporated, and Res-Care, Inc., a
                                              provider of residential training and
                                              support services for persons with
                                              developmental disabilities and certain
                                              vocational training services.
 Michael R. Barr, 48    Chief Operations      A founder of the Company, physical
                        Officer and           therapist and certified respiratory
                        Executive Vice        therapist, Mr. Barr has served as Chief
                        President             Operating Officer and Executive Vice
                                              President of the Company since February
                                              1996. From November 1995 to February 1996,
                                              he was Executive Vice President of the
                                              Company and Chief Executive Officer of the
                                              Company's Hospital Division. Mr. Barr
                                              served as Vice President, Operations from
                                              1985 to November 1995. He has been a
                                              director of the Company since 1985. He has
                                              been a director of the Company since 1985.
                                              Mr. Barr is a director of Colorado MEDtech,
                                              Inc., a medical products and equipment
                                              company.
 W. Earl Reed, III, 46  Chief Financial       A certified public accountant, Mr. Reed has
                        Officer and           served as a director of the Company since
                        Executive Vice        1987. He has been Chief Financial Officer
                        President             and Executive Vice President of the Company
                                              since 1995. From 1987 to November 1995, Mr.
                                              Reed served as Vice President, Finance and
                                              Development of the Company.
 Jill L. Force, 45      Senior Vice           Ms. Force, a certified public accountant
                        President, General    and attorney, has served as Senior Vice
                        Counsel and           President, General Counsel and Assistant
                        Assistant             Secretary of the Company since January 1,
                        Secretary             1998. From December 1996 to January 1998,
                                              she served as Senior Vice President,
                                              General Counsel and Secretary of the
                                              Company. From November 1995 through
                                              December 1996, she served as Vice
                                              President, General Counsel and Secretary of
                                              the Company. From 1989 to 1995, she was
                                              General Counsel and Secretary of the
                                              Company. Ms. Force is a director of
                                              Healthcare Recoveries, Inc., a provider of
                                              health insurance subrogation and related
                                              recovery services.

                        FUTURE POSITION WITH         PRESENT AND PAST POSITIONS
NAME AND AGE             OPERATING COMPANY              SINCE JANUARY 1, 1993
------------            --------------------         --------------------------
Richard E. Chapman, 48   Senior Vice         Mr. Chapman has served as Senior Vice
                         President and       President and Chief Information Officer of
                         Chief Information   the Company since October 1997. From March
                         Officer             1993 to October 1997, Mr. Chapman was
                                             Senior Vice President of Information
                                             Systems of Columbia/HCA Healthcare Corp.,
                                             Vice President of Galen Health Care, Inc.
                                             from March 1993 to August 1993, and of
                                             Humana Inc. from 1974 to March 1993.
James H. Gillenwater,    Senior Vice         Mr. Gillenwater has served as Senior Vice
 Jr., 40                 President,          President, Planning and Development of the
                         Planning and        Company since December 1996. From November
                         Development         1995 through December 1996, he served as
                                             Vice President, Planning and Development of
                                             the Company. From 1989 to November 1995, he
                                             was Director of Planning and Development of
                                             the Company.
Richard A. Lechleiter,   Vice President,     Mr. Lechleiter, a certified public
 39                      Finance and         accountant, has served as Vice President,
                         Corporate           Finance and Corporate Controller of the
                         Controller          Company since November 1995. From June 1995
                                             to November 1995, he was Director of
                                             Finance of the Company. Mr. Lechleiter was
                                             Vice President and Controller of
                                             Columbia/HCA Healthcare Corp. from
                                             September 1993 to May 1995, of Galen Health
                                             Care, Inc. from March 1993 to August 1993,
                                             and of Humana Inc. from September 1990 to
                                             February 1993.

 DIRECTORS OF OPERATING COMPANY

  Prior to the Distribution Date, the Company, as sole stockholder of Operating Company, plans to elect the eight persons named in the table below to serve on the Operating Company Board. The Operating Company Board will be divided into three classes. Directors for each class will be elected at the annual meeting of stockholders held in the year in which the term for such class expires and will serve thereafter for three years.

  Information with respect to the persons who are expected to serve as directors is set forth below. All of these persons currently serve as directors of the Company.

          DIRECTORS EXPECTED TO BE ELECTED TO TERMS EXPIRING IN 1999

NAME AND AGE  PRINCIPAL OCCUPATION AND  OTHER DIRECTORSHIPS
------------  ---------------------------------------------
                             Mr. Bridgeman has served as a director of the
                             Company since May 1997. Since 1988, Mr. Bridgeman
                             has been President of Bridgeman Foods, Inc., a
Ulysses L. Bridgeman, Jr.,   franchisee of 51 Wendy's Old Fashioned Hamburger
44                           Restaurants.

William H. Lomicka, 60       Mr. Lomicka has served as a director of the
                             Company since 1987. Since 1989, he has served as President of Mayfair Capital, Inc., a private investment firm. Mr. Lomicka serves as a director of Regal Cinemas, Inc., a regional motion picture exhibitor, and Sabratek Corporation, a company which designs, produces and markets medical products for the alternative site healthcare marketplace.

           DIRECTORS EXPECTED TO BE ELECTED TO TERMS EXPIRING IN 2000


NAME AND AGE  PRINCIPAL OCCUPATION AND  OTHER DIRECTORSHIPS
------------  ---------------------------------------------
                             A founder of the Company, physical therapist and
                             certified respiratory therapist, Mr. Barr has
                             served as Chief Operating Officer and Executive
Michael R. Barr, 48          Vice President of the Company since February 1996
                             and is expected to serve in the same positions at Operating Company following the Reorganization
                             Transactions. From November 1995 to February
                             1996, he was Executive Vice President of the Company and Chief Executive Officer of the
                             Company's Hospital Division. Mr. Barr served as
                             Vice President, Operations from 1985 to November
                             1995. He has been a director of the Company since
                             1985. Mr. Barr is a director of Colorado MEDtech,
                             Inc., a medical products and equipment company.

Donna R. Ecton, 50           Ms. Ecton has served as director of the Company
                             since 1992. Since December 1996, Ms. Ecton has been Chief Operating Officer of PETsMART, Inc., a pet supplies retailer. From 1995 to 1996, she was Chairman, President and Chief Executive Officer of Business Mail Express, Inc., an expedited print and mail services company. From 1991 to 1994, she was President and Chief Executive
                             Officer of Van Houten North America, Inc. and
                             Andes Candies Inc., confectionery products businesses. Ms. Ecton is a director of Barnes
                             Group, Inc., a diversified manufacturing, aerospace and distribution company, PETsMART,
                             Inc. and H&R Block, Inc.

W. Earl Reed, III, 46        A certified public accountant, Mr. Reed has
                             served as a director of the Company since 1987.
                             He has been Chief Financial Officer and Executive
                             Vice President of the Company since November 1995 and is expected to serve in the same positions at Operating Company following the Reorganization
                             Transactions. From 1987 to November 1995, Mr.
                             Reed served as Vice President, Finance and
                             Development of the Company.

           DIRECTORS EXPECTED TO BE ELECTED TO TERMS EXPIRING IN 2001

NAME AND AGE  PRINCIPAL OCCUPATION AND OTHER DIRECTORSHIPS
------------  --------------------------------------------

                             Ms. Chao has served as a director of the Company
                             since May 1997. Ms. Chao is a Distinguished
                             Fellow of The Heritage Foundation in Washington,
Elaine L. Chao, 44           D.C. From 1992 to 1996, Ms. Chao was President
                             and Chief Executive Officer of the United Way of
                             America. From 1991 to 1992, she served as the Director of the Peace Corps. Ms. Chao is a director of Dole Food Company, Inc., NASD, Inc.
                             and Protective Life Corporation.

W. Bruce Lunsford, 50
                             A founder of the Company, certified public accountant and attorney, Mr. Lunsford has served as Chairman of the Board, President and Chief Executive Officer of the Company since the Company commenced operations in 1985 and is expected to serve in the same positions at Operating Company following the Reorganization Transactions. Mr. Lunsford is also expected to serve as Chairman of the Board and Chief Executive Officer of Realty Company following the Reorganization Transactions. Mr. Lunsford is the Chairman of the Board of Atria Communities, Inc. and a director of National City Corporation, a bank holding company, Churchill Downs Incorporated, and Res-Care, Inc., a provider of residential training and support services for persons with developmental disabilities and certain vocational training services.

R. Gene Smith, 63            A founder of the Company, Mr. Smith has served as
                             a director of the Company since 1985 and Vice
                             Chairman of the Board since 1987. Mr. Smith is expected to serve on the Realty Company Board and Operating Company Board following the
                             Reorganization Transactions. From 1987 to 1995,
                             Mr. Smith was President of New Jersey
                             Blockbuster, Ltd., which held the Blockbuster
                             Video franchise for northern New Jersey. Since
                             1988, Mr. Smith has been Chairman of the Board of Taco Tico, Inc., an operator of Mexican fast-food restaurants. Since 1993, Mr. Smith has been
                             Managing General Partner of Direct Programming
                             Services, which was a marketer of direct broadcast satellite television services. Mr.
                             Smith is also a director of Atria Communities, Inc.

  Each of the above persons are currently members of the Company Board and will resign as directors of the Company as of or prior to the Distribution Date, except that Mr. Lunsford and Mr. Smith will continue as directors of the Company at and after the Distribution Date.

 COMMITTEES OF THE OPERATING COMPANY BOARD

  The Operating Company Board is expected to establish several committees including an Audit and Compliance Committee, an Executive Compensation Committee, an Executive Committee and an Independent Committee. The membership of these committees will be established at the initial meeting of the Operating Company Board. A description of each committee follows:

  Audit and Compliance Committee. The Audit and Compliance Committee will review the adequacy of Operating Company's system of internal controls and accounting practices. In addition, the Audit and Compliance Committee will review the scope of the annual audit of Operating Company's auditors, which is expected to be Ernst & Young, prior to its commencement, and will review the types of services for which Operating Company will retain Ernst & Young. The Audit and Compliance Committee will also oversee Operating Company's adoption and implementation of policies and procedures designed to ensure that Operating Company and its employees comply with all applicable laws, regulations and policies. The members of the Audit and Compliance Committee are expected to be Mr. Bridgeman, Ms. Chao, Ms. Ecton and Mr. Lomicka, Chairman.

  Executive Committee. The Executive Committee will have the power of the Operating Company Board in directing the management of the business and affairs of Operating Company in the intervals between meetings of the Operating Company Board (except for certain matters reserved for the Operating Company Board). The members of the Executive Committee are expected to be Mr. Lomicka, Mr. Lunsford, Chairman, and Mr. Smith.

  Executive Compensation Committee. The function of the Executive Compensation Committee will be to establish annual salary levels, approve fringe benefits and administer any special compensation plans or programs for executive officers of Operating Company. The members of the Executive Compensation Committee are expected to be Mr. Bridgeman, Ms. Chao and Mr. Smith, Chairman.

  Independent Committee. The function of the Independent Committee will be to review and approve the following actions of the Operating Company Board: (a) the entering into of any agreements with Realty Company and its affiliates,
(b) the consummation of any transaction between Operating Company and Realty Company or its affiliates, including, but not limited to, the negotiation, enforcement and renegotiation of the terms of any Lease, and (c) overseeing and monitoring the existing agreements between Realty Company and Operating Company. The members of the Independent Committee are expected to be Ms. Ecton and Mr. Lomicka.

 COMPENSATION OF DIRECTORS

  It is expected that non-employee directors of Operating Company will receive $2,000 for each board meeting they attend and $1,000 for each committee meeting they attend. In addition, it is expected that non-employee directors will receive a $2,500 retainer for each calendar quarter that they serve as a director.

  Operating Company expects to adopt an Operating Company Non-Employee Directors Deferred Compensation Plan (the "Operating Company Directors Deferred Compensation Plan"), similar to the Company's, pursuant to which a non-employee director may defer in stock or cash the receipt of fees which would otherwise be paid to the director for services on the board and its committees. Directors who choose to defer fees could elect to have the deferred amounts invested 100% in shares of Operating Company's Common Stock (an "Operating Company Share Election") or to accumulate and earn interest (an "Operating Company Cash Election"). If an Operating Company Share Election is made, the director's deferral account will be credited with 110% of the compensation otherwise payable to the director. As of the end of each calendar quarter, such deferred amounts would be converted into share equivalents of Operating Company Common Stock based on the fair market value of Operating Company Common Stock on that date. If an Operating Company Cash Election is made, the deferred amounts earn interest at a floating rate of interest, compounded annually.

  In connection with the Distribution, each non-employee member of the Operating Company Board, will be granted a one-time grant of 2,000 restricted shares of Operating Company Common Stock and option to purchase 5,000 shares of Operating Company Common Stock. The restrictions on all shares of restricted Operating Company Common Stock lapse in four equal annual installments, beginning on the first anniversary of their grant date. Each Operating Company Option will have an exercise price equal to the fair market value on the Distribution Date of the Operating Company Common Stock. These options will become exercisable in four annual installments beginning on the first anniversary of their grant date.

  See "--Operating Company Incentive and Benefit Plans."

 OPERATING COMPANY INCENTIVE AND BENEFIT PLANS

  Stock Option Plan for Non-employee Directors. Prior to the Distribution Date, Operating Company will adopt an option plan for non-employee directors (the "Operating Company Directors Plan"). The purpose of the Operating Company Directors Plan will be to attract and retain highly qualified non-employee directors by permitting them to obtain or increase their proprietary interest in Operating Company. The Operating Company Directors Plan will provide for annual awards of options to each of Operating Company's non-employee directors. The Operating Company Directors Plan is designed to operate automatically and not require any significant administration. To the extent administration is required, the Operating Company Directors Plan will be administered by a committee appointed by the Operating Company Board which will include two or more directors of Operating Company or the entire Operating Company Board. No discretion concerning decisions under the Operating Company Directors Plan will be afforded to a person who is not a "disinterested person." Employees of Operating Company are not eligible to participate in the Operating Company Directors Plan.

  Shares Available for Issuance. The Operating Company Directors Plan will provide that 200,000 shares of Operating Company Common Stock will be available for the granting of awards. The Operating Company Common Stock subject to the Operating Company Directors Plan will be authorized but unissued shares or previously acquired shares. Pursuant to the Operating Company Directors Plan, the number and kind of shares to which awards are subject will be appropriately adjusted in the event of certain changes in capitalization of

Operating Company, including stock dividends and splits, reclassifications, recapitalizations, reorganizations, mergers, consolidations, spin-offs, split-ups, combinations or exchanges of shares, and certain distributions and repurchases of shares.

  Stock Options. On January 1 of each year during the term of the Operating Company Directors Plan, each non-employee director who is elected a director at the preceding annual meeting of stockholders and who is acting as a director on January 1, will receive a grant of an option to purchase 3,000 shares of Operating Company Common Stock. The exercise price of each option will be equal to the fair market value of the shares on the date of grant. Upon exercise, the exercise price may be paid in cash or, in lieu of all or part of the cash, the optionee may provide Operating Company with shares owned by the optionee having a fair market value equal to the exercise price.

  Under the Operating Company Directors Plan, all options will be exercisable in four equal annual installments, with the first installment becoming exercisable following the first anniversary of the date of grant of the option. Upon a change in control or the retirement of the director, the optionee will have the right to exercise the option in full as to all shares subject to the option. The exercise period for any stock option will be ten years from the date of grant, unless sooner terminated.

  Incentive Compensation Plan. Prior to the Distribution Date, Operating Company will adopt an incentive compensation plan (the "Operating Company Incentive Plan"). The purpose of the Operating Company Incentive Plan would be to advance the interests of Operating Company and its stockholders by attracting, retaining, and motivating employees who will be responsible for the long term success and development of Operating Company. The Operating Company Incentive Plan will provide for the award of a variety of economic incentives to Operating Company's employees, including stock awards, performance units, restricted stock, cash awards, stock options, and stock appreciation rights ("SARs").

  The Operating Company Incentive Plan will be administered by a committee (the "Committee") composed of three or more "outside directors" within the meaning of Section 162(m) of the Code. In administering the Operating Company Incentive Plan, the Committee will determine, among other things: (i) individuals to whom grants of awards will be made; (ii) the type and size of awards; and (iii) the terms of an award including, but not limited to, a vesting schedule, exercise price, restriction or performance criteria, and the length of any relevant performance restriction or option.

  All full-time employees of Operating Company, or any subsidiary, partnership or limited liability company in which Operating Company owns a majority interest, will be eligible to receive awards under the Operating Company Incentive Plan when designated by the Committee. In selecting employees to receive awards under the Operating Company Incentive Plan, the Committee must take into consideration such factors as it deems relevant in promoting the purposes of the Operating Company Incentive Plan, including the duties of the employees, their present or potential contribution to the success of Operating Company and their anticipated number of years of active service as employees.

  Shares Available for Issuance. The Operating Company Incentive Plan will provide that 6,000,000 shares of Operating Company Common Stock will be available for the granting of awards. The total number of shares of Operating Company Common Stock with respect to which stock options may be granted to any individual during any calendar year may not exceed 500,000 shares. The maximum number of SARs or performance units which may be awarded to an employee during any calendar year may not exceed 100,000. The maximum amount of a cash award which may be granted to an employee during any calendar year will not be greater than $1,000,000. Operating Company Common Stock subject to the Operating Company Incentive Plan will be authorized but unissued shares or previously acquired shares. Pursuant to the Operating Company Incentive Plan, the number and kind of shares to which awards will be subject may be appropriately adjusted in the event of certain changes in capitalization of Operating Company, including stock dividends and splits, reclassifications, recapitalizations, reorganizations, mergers, consolidations, spin-offs, split-ups, combinations or exchanges of shares, and certain distributions, and repurchases, of shares.

  Stock Options. The Committee may grant stock options to eligible individuals in the form of incentive stock options or non-qualified stock options. All incentive stock options are intended to qualify under Section 422 of the Code. The exercise period for any stock option will be determined by the Committee at the time of grant but may not exceed ten years from the date of grant. The exercise price per share of the Operating Company Common Stock covered by a stock option may not be less than 100% of the fair market value of a share of Operating Company Common Stock on the date of grant. The exercise price is payable, at the Committee's discretion, in cash, in shares of already owned Operating Company Common Stock, or in any other reasonable consideration that the Committee may deem appropriate. Stock options will be exercisable in installments as determined by the Committee and as set forth in the employee's option agreement. The Committee may, in its discretion and with appropriate restrictions, authorize any non-qualified stock option to be transferable to the employee's spouse, lineal descendants, a trust or other entity exclusively for the benefit of the employee and such persons.

  If any employee's employment terminates by reason of death or disability, any outstanding stock option will vest fully and be exercisable at any time within two years following the date of death or disability for a non-qualifying stock option and one year following the date of death or disability for an incentive stock option (but in no event beyond the stated term of the option). Upon an employee's retirement, a stock option will be exercisable at any time prior to the end of the stated term of the stock option or two years following the retirement date in the case of a non-qualified stock option and 90 days after retirement, in the case of an incentive stock option, whichever is the shorter period, but only to the extent the stock option is exercisable at retirement. Upon termination for any reason other than for cause, any previously vested stock option will be exercisable for the lesser of 90 days or the balance of the stock option's stated term. In the event of termination for cause, all options, whether or not exercisable, will terminate.

  Restricted Stock. Subject to the limitations of the Operating Company Incentive Plan, the Committee may grant restricted stock to eligible employees. Restricted stock awards are shares of Operating Company Common Stock that are subject to restrictions on transfer or other incidence of ownership where the restrictions lapse based solely on continued employment with Operating Company for specified periods or based on the achievement of specified performance standards, in either case, as determined by the Committee. The Committee also will determine all terms and conditions pursuant to which such restrictions will lapse. Grantees of restricted stock will have all the rights of a stockholder with respect to the restricted stock and may receive dividends, unless the Committee determines otherwise. Dividends may, at the discretion of the Committee, be deferred until the restriction period ends and may bear interest if the Committee so determines.

  If an employee's employment terminates by reason of death or disability prior to the expiration of the restriction period applicable to any shares of restricted stock then held by the employee, all restrictions pertaining to such shares immediately lapse. Upon termination for any other reason, all restricted shares are forfeited, provided, however, the Committee may provide that the restrictions on some or all of the shares held by an employee shall lapse upon the employee's retirement or other termination of employment other than for cause.

  Performance Units. The Committee may grant performance units to eligible employees. Each performance unit will specify the performance goals, performance period and the number of performance units granted. The performance period will not be less than six months, nor more than five years, as determined by the Committee. Performance goals are those objectives established by the Committee which may be expressed in terms of earnings per share, price of the Operating Company Common Stock, pre-tax profit, net earnings, return on equity or assets, revenues, any combination of the foregoing, or such other goals as the Committee may determine. Performance goals may relate to the performance of Operating Company, a subsidiary, a division or other operating unit of Operating Company. The Committee must establish performance goals within 90 days of the commencement of the applicable fiscal year. Performance goals may be established as a range of goals if the
Committee so desires. If the Committee determines that the performance goals have been met, the employee will be entitled to the appropriate payment with respect thereto. At the option of the Committee, payment may be made solely in shares of Operating Company Common Stock, solely in cash, or a combination of cash and shares of Operating Company Common Stock. The award of performance units does not create any rights in such employee as a stockholder of Operating Company.

  If the employee's employment terminates by reason of death or disability prior to the expiration of the performance period applicable to any performance unit then held by such employee, all restrictions pertaining to such performance units shall lapse and the employee will be entitled to the full amount of any award of performance units. Upon termination for any other reason, all performance units are terminated.

  Stock Appreciation Rights and Stock and Cash Awards. The Committee may grant SARs to eligible individuals. SARs constitute a right to receive, without payment to Operating Company, a number of shares of Operating Company Common Stock, cash or any combination thereof, with the value equal to the appreciation of the shares to which the SAR relates, determined in accordance with the Operating Company Incentive Plan. The terms and conditions of each SAR shall be determined by the Committee. The Committee may also award stock and cash awards under the Operating Company Incentive Plan. Stock and cash awards may be subject to terms and conditions, which may vary from time to time and among employees, as the Committee deems appropriate. Each award of stock or cash may provide for a lesser payment in the event of partial fulfillment of performance goals.

  Change in Control. Generally, in the event of a change in control of Operating Company, all outstanding stock options become fully vested and immediately exercisable in their entirety. In addition, upon a change in control, all restrictions on restricted stock lapse and outstanding performance units become fully vested and immediately payable.

  Amendments and Termination. The Operating Company Board may at any time, terminate, and from time to time, may amend or modify the Operating Company Incentive Plan. Any such action of the Operating Company Board may be taken without the approval of Operating Company's stockholders, but only to the extent that such stockholder approval is not required by applicable laws or regulations. The Operating Company Incentive Plan will terminate ten years from its effective date.

  Operating Company Management Equity Ownership Program. In connection with the Reorganization Transactions, Operating Company will establish the Operating Company Management Equity Ownership Program (the "Ownership Program"), pursuant to which Operating Company will make available to officers of Operating Company the opportunity to purchase for cash up to an aggregate 1,500,000 shares of Operating Company Common Stock at the Fair Market Value as of the Distribution Date. For purposes of the Ownership Program, Fair Market Value means the average of the high and low price of Operating Company Common Stock on the Distribution Date. Each share of Operating Company Common Stock purchased under the Ownership Program will also have a warrant attached that entitles the holder of the warrant to purchase an additional share of Operating Company Common Stock at a price equal to the Fair Market Value of such share on the Distribution Date. The Ownership Program will be administered by the Executive Compensation Committee of Operating Company.

  Purchase of Shares. Each eligible employee initially will be offered the opportunity to subscribe for up to 20,000 shares of Operating Company Common Stock. Additional shares of Operating Company Common Stock will be made available for subscription by an eligible employee (up to a maximum of 1,500,000 shares in aggregate) in the ratio that the number of shares of Company Common Stock that are beneficially owned as of the Distribution Date by such eligible employee (taking into account for such purpose any vested options to purchase Company Common Stock) bears to the total number of shares beneficially owned as of the Distribution Date by all eligible employees requesting additional shares.

  Financing of Purchase. Operating Company will loan eligible employees up to 90% of the purchase price of the shares of Operating Company Common Stock purchased pursuant to the Ownership Program. The loan will be for a term of three years, and shall bear interest, payable annually, at the lowest rate required so that the eligible employee will not realize any imputed income under Section 7872 of the Code. Each borrower will be required to pledge as collateral for the loan a number of shares of Operating Company Common Stock with a Fair Market Value equal to the amount borrowed.

  Terms of Shares and Warrants. Each eligible employee will be fully vested in any shares of Operating Company Common Stock purchased under the Ownership Program and any warrants to purchase shares of Operating Company Common Stock attached to such purchased shares, provided, however, that the holder of such shares or shares purchased by exercising a warrant may not dispose of the shares before January 1, 1999. The holder of a warrant is entitled to purchase the number of shares of Operating Company Common Stock subject to the warrant at an exercise price equal to the Fair Market Value on the Distribution Date. The warrant may be exercised at any time within ten years following the Distribution Date, provided, however, that the exercise period will terminate two years following the termination of employment, death or disability of the eligible employee.

  In the event of certain changes in capitalization of Operating Company, including stock dividends and splits, reclassifications, recapitalizations, reorganizations, mergers, consolidations, spin-offs, split-ups, combinations or exchanges of shares, and certain distributions and repurchases of shares, the number and kind of shares subject to the warrants will be appropriately adjusted in the sole discretion of the Executive Compensation Committee. The Operating Company Board may amend or terminate the Ownership Program at any time unless stockholder approval would be required by applicable law or regulation. The Ownership Program will become effective upon adoption by the Operating Company Board and approval of the Company, as sole stockholder of Operating Company, and will terminate on the earliest to occur of (i) the date on which all of the shares available under the Ownership Program have been acquired through the exercise or expiration of the warrants or (ii) such other date as the Operating Company Board may determine.

                               BUSINESS STRATEGY

REALTY COMPANY

  Realty Company's principal business objectives are to maximize growth in Funds From Operations and to enhance the value of its portfolio of properties in order to maximize total return to stockholders. Realty Company intends to focus on the acquisition of equity interests in healthcare related properties, including hospitals, nursing centers, assisted living facilities, and healthcare related office buildings. In addition, Realty Company expects to diversify its credit exposure by entering into leases with tenants other than Operating Company. Realty Company also may consider investments in properties outside of the healthcare industry. If market conditions are favorable, Realty Company may expand this focus to the development of healthcare facilities.

  Realty Company intends to achieve its objectives through the implementation of the following strategies:

 GROWTH STRATEGY

  The Company believes that Realty Company will benefit from a strategic relationship with Operating Company, one of the largest providers of long-term healthcare services in the United States. Under the terms of the Leases, Operating Company will operate all of the Leased Properties.

  As of December 31, 1997, the Company has 30 projects in various stages of development. These Development Properties will be transferred to Operating Company in the Reorganization Transactions for completion of development and construction in accordance with the terms of the Development Agreement. Seventeen of the Development Properties are currently under construction and the 13 remaining Development Properties are tentatively scheduled to begin construction by the first half of 1999. Once completed, a Development Property will be purchased by Realty Company as provided in the Development Agreement. Once purchased, each such Development Property will be leased to Operating Company under substantially similar terms as contained in the Master Lease Agreement. In addition to the growth provided by the 30 Development Properties, Realty Company may realize additional growth under the Participation Agreement which provides that Realty Company will have a right of first offer to purchase or mortgage each facility to be sold or mortgaged by Operating Company during the three year period following the Distribution Date. See "Business of Realty Company After the Reorganization Transactions-- Properties To Be Developed By Operating Company."

  Realty Company expects to further supplement its growth through the acquisition of healthcare related facilities. Realty Company expects to budget approximately $150 million to $175 million for acquisition of healthcare facilities through 1999. Subject to Operating Company's rights under the Participation Agreement, these acquired facilities will be leased to and operated by qualified third party operators. Such acquisitions will be in addition to the acquisition of the Development Properties acquired under the Development Agreement.

  Realty Company management has established numerous contacts in the healthcare industry through Vencare, Operating Company's ancillary services division. Management of Realty Company anticipates that these contacts may serve as a primary source for prospective acquisitions.

  If market conditions are favorable, Realty Company may expand its focus to the development of healthcare facilities.

  The Company believes that Realty Company will have a competitive advantage as a result of its ability to access a number of capital sources, including mortgaging properties, borrowing under the Realty Company Credit Facility or making offerings of Realty Company Common Stock, Realty Company Preferred Stock or units in the Realty Company Partnership. A potential seller may receive preferential tax treatment from the issuance of Realty Company Partnership units as consideration for the sale. In addition, Realty Company will have a management team, with experience in selecting, evaluating and acquiring healthcare facilities. Management's experience operating healthcare facilities will enable Realty Company to indentify and evaluate potential acquisitions or development opportunities. In evaluating potential investments, Realty Company will consider such factors as (i) the geographic area, type of property, and demographic profile; (ii) the location, construction quality, condition and design of the property; (iii) the current and anticipated cash flows and its ability to meet operational needs and lease obligations and to provide a competitive investment return to Realty Company's investors; (iv) the potential for capital appreciation of the property; (v) the growth, tax and regulatory environment of the community in which the property is located; (vi) occupancy and demand for similar healthcare facilities in the same or nearby communities; (vii) adequate mix of private, Medicare and Medicaid patients;
(viii) potential alternative uses of the properties; and (ix) prospects for liquidity through financing or refinancing.

 OPERATING STRATEGY

  Realty Company is organized to invest in income-producing facilities, primarily in the healthcare industry. Realty Company intends to structure leases on a triple-net or similar basis under which the tenants bear the principal portion of the financial and operational responsibility for the properties, allowing base rent to be absolute net to Realty Company. As a result Realty Company will incur little, if any, operating or capital expenditures, relative to maintaining its facilities. In addition, Realty Company expects to incorporate step-ups and/or other rent escalation features into leases and mortgages.

  For the forseeable future, the vast majority of Realty Company's revenues will be derived from Operating Company. Realty Company expects to diversify its credit exposure by entering into leases with tenants other than Operating Company.

 CAPITALIZATION STRATEGY

  The Company believes that cash flows from operations and borrowings available under the Realty Company Credit Facility will be sufficient to finance Realty Company's capital needs for the next 12 months. In addition, Realty Company will have the flexibility to fund development and acquisition projects from a number of capital sources, including mortgaging properties, borrowing under the Realty Company Credit Facility or making offerings of Realty Company Common Stock, Realty Company Preferred Stock or units in the Realty Company Partnership, which may provide certain tax advantages for the seller of the property.

  In addition, Realty Company expects to make distributions to its stockholders on a quarterly basis beginning in the first quarter of 1999 following its election of REIT status on January 1, 1999. Realty Company's first distribution is expected to be equal to a payout ratio of approximately 80% of Funds From Operations. See "Distribution and Dividend Policy--Realty Company."

OPERATING COMPANY

  Operating Company believes that the demand for long-term care is increasing. Improved medical care and advances in medical technology continue to increase the survival rates for victims of disease and trauma. Many of these patients never fully recover and require long-term care. The incidence of chronic problems increases with age, particularly in connection with certain degenerative conditions. As the average age of the United States population increases, Operating Company believes that there will be an increase in the demand for long-term care at all levels of the continuum of care.

  At the same time, the healthcare system of the United States is experiencing a period of significant change. Factors affecting the healthcare system include cost containment, the expansion of managed care, improved medical technology, an increased focus on measurable clinical outcomes and a growing public awareness of healthcare spending by governmental agencies at Federal and state levels. Payors are increasingly requiring providers to move patients from high-acuity care environments to lower-acuity care settings as quickly as is medically appropriate.

  Operating Company will continue the Company's prior strategy of developing its full-service integrated network to meet the range of needs of patients requiring long-term care. Operating Company will continue to integrate and expand the operations of its long-term acute care hospitals and nursing centers and to develop related healthcare services. Operating Company will provide a full range of clinical expertise, as well as advanced technologies for cost-efficiencies, to accommodate patients at all levels of long-term care. Key elements of Operating Company's strategy for providing full-service integrated networks for long-term care are set forth below:

 FOCUS ON LONG-TERM CARE CONTINUUM

  The factors which affect the selection of long-term care vary by community and include Operating Company's local competitive position as well as its relationships with local referral sources. Accordingly, Operating Company will focus its resources on further broadening its array of services as well as developing integrated networks within each of the local markets it serves. The Company's history of strategic acquisitions and complementary business development initiatives has served to enhance the Company's position as a leader in local and regional markets, which position will be of substantial benefit to Operating Company. In addition, Operating Company will benefit from economies of scale through its strategic focus on the long-term care continuum.

  Operating Company intends to continue expanding its long-term care network and will evaluate each acquisition or new market opportunity based on (i) the need for placement of long-term patients or residents, (ii) existing provider referral patterns, (iii) the presence of competitors, (iv) payor mix and (v) the political and regulatory climate. From time to time, Operating Company may also sell all or a portion of its interest in a business or the operation of a facility where such disposition would be in the best interest of Operating Company.

 INCREASE PENETRATION OF SPECIALTY CARE AND ANCILLARY SERVICES

  Operating Company intends to continue to expand the specialty care programs and ancillary services provided in its nursing centers through its Vencare operations. These services generally produce higher revenues than do routine nursing care services and will serve to differentiate Operating Company's nursing centers from others in a given market. Operating Company will focus on the expansion of its subacute, medical and rehabilitation services, including physical, occupational and speech therapies, wound care, oncology treatment, brain injury care, stroke therapy and orthopedic therapy at its facilities.

  Vencare also provides respiratory therapy and subacute care services pursuant to contracts with nursing and other healthcare facilities owned by third parties. The Vencare program includes hospice care, management of cardiopulmonary hospital departments, rehabilitation therapy services, pharmacy management services and mobile radiology services. Vencare will enable Operating Company to provide its services to lower acuity patients in cost-efficient settings.

  During 1997, the Company initiated the sale of its Vencare full service ancillary services contracts to provide a full range of services to nursing centers not operated by the Company. Operating Company intends to continue to offer full-service contracts. Operating Company believes that by bundling services through one provider, nursing centers can provide quality care more efficiently with the added benefit of centralizing their medical records. Under the new prospective payment system imposed by the Budget Act, ancillary services provided by nursing centers contracts will be subject to fixed payments. In this new environment, Operating Company believes that its full service ancillary services contracts will enhance the ability of nursing center operators to manage effectively the cost of providing quality care.

 FURTHER IMPLEMENT PATIENT INFORMATION SYSTEM

  VenTouch(TM) is a software application which allows nurses, physicians and other clinicians to access and manage clinical information utilized in the healthcare delivery process. Among the features of VenTouch(TM) are on-line access and update of an electronic patient chart, on-line trend analysis using electronic flowsheets and graphs, and remote access for authorized users. The system is designed to decrease administrative time, reduce paper and support the delivery of quality care. Prior to the acquisition of Transitional, the Company had installed VenTouch(TM)in all of its hospitals. Operating Company expects to install VenTouch(TM) in the 19 former Transitional hospitals by the end of 1998. In 1996, the Company began installing VenTouch(TM) in its nursing centers and Operating Company intends to continue to add VenTouch(TM) to 60 to 80 additional nursing centers during 1998. In addition, Operating Company intends to offer its VenTouch(TM) information system as part of the menu of services offered by Vencare to nursing centers not operated by Operating Company.

                            GOVERNMENTAL REGULATION

HOSPITALS

 CERTIFICATES OF NEED AND STATE LICENSING

  CON regulations control the development and expansion of healthcare services and facilities in certain states. CON laws generally provide that approval must be obtained from the designated state health planning agency prior to the expansion of existing facilities, construction of new facilities, addition of beds, acquisition of major items of equipment or introduction of new services. The stated objective of the CON process is to promote quality healthcare at the lowest possible cost and avoid unnecessary duplication of services, equipment and facilities. Recently, some states (including Florida, Massachusetts and Tennessee) have amended their CON regulations to require CON approval prior to the conversion of a hospital from a general short-term facility to a general long-term facility. Of the 24 states in which the Company's hospitals were located as of December 31, 1997, Florida, Georgia, Illinois, Kentucky, Massachusetts, Michigan, Missouri, North Carolina, Tennessee, Virginia and Washington have CON programs. With one exception, the Company was not required to obtain a CON in connection with previous acquisitions, due to the relatively low renovation costs and the absence of the need for additional licensed beds or changes in services. CONs may be required in connection with Realty Company's or Operating Company's future hospital and Operating Company's contract services expansion. There can be no assurance that either Realty Company or Operating Company will be able to obtain the CONs necessary for any or all future projects. If Realty Company or Operating Company are unable to obtain the requisite CONs, their respective growth and businesses could be adversely affected.

  State licensing of hospitals is a prerequisite to the operation of each hospital and to participation in government programs. Once a hospital becomes licensed and operational, it must continue to comply with Federal, state and local licensing requirements in addition to local building and life-safety codes. All of the Company's hospitals in operation have obtained the necessary licenses to conduct business and it is expected that, on or before the Distribution Date, all of Operating Company's hospitals in operation will have obtained the necessary licenses to conduct business.

 MEDICARE AND MEDICAID

  Medicare is a Federal program that provides certain hospital and medical insurance benefits to persons age 65 and over and certain disabled persons. Medicaid is a medical assistance program administered by each state pursuant to which hospital benefits are available to certain indigent patients. Within the Medicare and Medicaid statutory framework, there are substantial areas subject to administrative rulings, interpretations and discretion which may affect payments made under Medicare and Medicaid. A substantial portion of Operating Company's hospital revenues will be derived from patients covered by Medicare and Medicaid. See "Business of Operating Company After the Reorganization Transactions--Hospital Operations."

  In order to receive Medicare reimbursement, each hospital must meet the applicable conditions of participation set forth by the Department of Health and Human Services ("HHS") relating to the type of hospital, its equipment, personnel and standard of medical care, as well as comply with state and local laws and regulations. Operating Company will continue to use the management system developed by the Company to ensure compliance with the various standards and requirements. Each of Operating Company's hospitals will employ a person who is responsible for an on-going quality assessment and improvement program. Hospitals undergo periodic on-site Medicare certification surveys, which are generally limited if the hospital is accredited by JCAHO. As of December 31, 1997, all of the hospitals to be operated by Operating Company, were certified as Medicare providers, and 53 of such hospitals were also certified by their respective state Medicaid programs. Applications are pending for certification with respect to the other hospitals to be operated by Operating Company. A loss of certification could adversely affect a hospital's ability to receive payments from Medicare and Medicaid programs.

  Prior to 1983, Medicare reimbursed hospitals for the reasonable direct and indirect cost of the services provided to beneficiaries. The Social Security Amendments of 1983 implemented PPS as a means of controlling healthcare costs. Under PPS, Medicare inpatient costs are reimbursed based upon a fixed payment amount per discharge using diagnosis related groups ("DRGs"). The DRG payment under PPS is based upon the national average cost of treating a Medicare patient's condition. Although the average length of stay varies for each DRG, the average stay for all Medicare patients subject to PPS is approximately six days. An additional outlier payment is made for patients with unusually extended lengths of stay or higher treatment costs. Outlier payments are only designed to cover marginal costs. Additionally, it takes 60 days or more for PPS payments to be made. Thus, PPS creates an economic incentive for general short-term hospitals to discharge chronic Medicare patients as soon as clinically possible. Hospitals that are certified by Medicare as general long-term hospitals are excluded from PPS. Management believes that the incentive for short-term hospitals to discharge chronic medical patients as soon as clinically possible creates a substantial referral source for Operating Company's long-term hospitals.

  The Social Security Amendments of 1983 excluded psychiatric, rehabilitation, cancer, children's and general long-term hospitals from PPS. A general long-term hospital is defined as a hospital which has an average length of stay greater than 25 days. Inpatient operating costs for general long-term hospitals are reimbursed under the cost-based reimbursement system, subject to a computed target rate (the "Target") per discharge for inpatient operating costs established by TEFRA. As discussed below, the recently passed Budget Act makes significant changes to the current TEFRA provisions.

  Prior to the Budget Act, Medicare operating costs per discharge in excess of the Target were reimbursed at the rate of 50% of the excess up to 10% of the Target. Hospitals whose operating costs were lower than the Target were reimbursed their actual costs plus an incentive. This incentive is currently equal to 50% of the difference between their actual costs and the Target and may not exceed 5% of the Target. For cost report periods beginning on or after October 1, 1997, the Budget Act reduces the incentive payments to an amount equal to 15% of the difference between the actual costs and the Target, but not to exceed 2% of the Target. Costs in excess of the Target will still be reimbursed at the rate of 50% of the excess up to 10% of the Target but the threshold to qualify for such payments will be raised from 100% to 110% of the Target. The Budget Act also caps the Targets based on the 75th percentile for each category of hospital using 1996 data.

  Prior to October 1, 1997, new hospitals could apply for an exemption from the TEFRA Target provisions. For hospitals certified prior to October 1, 1992, the exemption was optional and, if granted, lasted for three years. For certifications since October 1, 1992, the exemption is automatic and is effective for two years. Under the Budget Act, a new provider will no longer receive unlimited cost-based reimbursement for its first few years in operation. Instead, for the first two years, it will be paid the lower of its costs or 110% of the median TEFRA Target for 1996 adjusted for inflation. During this two year period, providers remain subject to the TEFRA penalty and incentive payments discussed in the previous paragraph.

  As of December 31, 1997, 50 of the hospitals to be operated by Operating Company were subject to TEFRA Target provisions. Operating Company's other long-term hospitals were not subject to TEFRA because they had qualified for the new hospital exemptions described above. During 1998, five more of Operating Company's hospitals will become subject to TEFRA Target provisions. The TEFRA Target limits have not had a material adverse effect on the Company's results of operations, and the Company does not expect that the TEFRA limits will have a material adverse effect on Operating Company's results of operation in 1998. The reductions in the TEFRA incentive payments which are expected to be effective beginning on September 1, 1998 with respect to the Company's hospitals, will have an adverse impact on hospital revenues in the future.

  Medicare and Medicaid reimbursements were generally determined from annual cost reports filed by the Company which are subject to audit by the respective agency administering the programs. Management believes that adequate provisions for loss have been recorded for Operating Company to reflect any adjustments which could result from audits of these cost reports. Adjustments to the Company's cost reports have not had an adverse effect on the Company's hospital operating results.

  Federal regulations provide that admission to and utilization of hospitals by Medicare and Medicaid patients must be reviewed by peer review organizations ("PROs") in order to ensure efficient utilization of hospitals and services. A PRO may conduct such review either prospectively or retroactively and may, as appropriate, recommend denial of payments for services provided to a patient. Such review is subject to administrative and judicial appeal. Each of Operating Company's hospitals will employ a clinical professional to administer the hospital's integrated quality assurance and improvement program, including its utilization review program. PRO denials have not had a material adverse effect on the Company's hospital operating results.

  Medicare and Medicaid Antikickback Amendments prohibit certain business practices and relationships that might affect the provision and cost of healthcare services reimbursable under Medicare and Medicaid. Sanctions for violating the Antikickback Amendments include criminal and civil penalties and exclusion from the Medicare and Medicaid programs. Pursuant to the Medicare and Medicaid Patient and Program Protection Act of 1987, HHS and the Office of the Inspector General ("OIG") specified certain Safe Harbors which describe conduct and business relationships permissible under the Antikickback Amendments. These Safe Harbor regulations may result in more aggressive enforcement of the Antikickback Amendments by HHS and the OIG.

  Section 1877 of the Social Security Act (commonly known as "Stark I") states that a physician who has a financial relationship with a clinical laboratory is generally prohibited from referring patients to that laboratory. The Omnibus Budget Reconciliation Act of 1993 contains provisions ("Stark II") amending Section 1877 to greatly expand the scope of Stark I. Effective January 1995, Stark II broadened the referral limitations of Stark I to include, among other designated health services, inpatient and outpatient hospital services. Under Stark I and Stark II (collectively referred to as the "Stark Provisions"), a "financial relationship" is defined as an ownership interest or a compensation arrangement. If such a financial relationship exists, the entity is generally prohibited from claiming payment for such services under the Medicare or Medicaid programs. Compensation arrangements are generally exempted from the Stark Provisions if, among other things, the compensation to be paid is set in advance, does not exceed fair market value and is not determined in a manner that takes into account the volume or value of any referrals or other business generated between the parties. These laws and regulations, however, are extremely complex and the industry has the benefit of little judicial or regulatory interpretation. Operating Company expects that business practices of providers and financial relationships between providers will be subject to increased scrutiny as healthcare reform efforts continue on Federal and state levels.

  The Budget Act provides a number of new antifraud and abuse provisions. The Budget Act contains new civil monetary penalties for violations of the Antikickback Amendments and imposes an affirmative duty on providers to insure that they do not employ or contract with persons excluded from the Medicare program. The Budget Act also provides a minimum ten year period for exclusion from participation in Federal healthcare programs for persons convicted of a prior healthcare offense.

 JCAHO ACCREDITATION

  Hospitals receive accreditation from JCAHO, a nationwide commission which establishes standards relating to the physical plant, administration, quality of patient care and operation of medical staffs of hospitals. Generally, hospitals and certain other healthcare facilities are required to have been in operation at least six months in order to be eligible for accreditation by JCAHO. After conducting on-site surveys, JCAHO awards accreditation for up to three years to hospitals found to be in substantial compliance with JCAHO standards. Accredited hospitals are periodically resurveyed, at the option of JCAHO, upon a major change in facilities or organization and after merger or consolidation. As of December 31, 1997, 58 of the hospitals to be operated by Operating Company were accredited by JCAHO. Operating Company intends to apply for JCAHO accreditation for its other hospitals within the next year. Operating Company intends to seek and obtain JCAHO accreditation for any additional facilities it may purchase or lease and convert into long-term hospitals. The Company does not believe that the failure to obtain JCAHO accreditation at any hospital would have a material adverse effect on Operating Company's results of operations.

 STATE REGULATORY ENVIRONMENT

  Operating Company will operate seven hospitals and a chronic unit in Florida, a state which regulates hospital rates. These operations will contribute a significant portion of Operating Company's revenues and operating income from its hospitals. Accordingly, Operating Company's hospital revenues and operating income could be materially adversely affected by Florida rate setting laws or other cost containment efforts. Operating Company will also operate ten hospitals in Texas, nine hospitals in California, and five hospitals in Illinois which will contribute a significant portion of Operating Company's revenues and operating income from its hospitals. Although Texas, California and Illinois do not currently regulate hospital rates, the adoption of such legislation or other cost containment measures in these or other states could have a material adverse effect on Operating Company's hospital revenues and operating income. Moreover, the repeal of the Boren Amendment by the Budget Act provides the states with greater flexibility to reduce their Medicaid reimbursement levels. The Company is unable to predict whether and in what form such legislation will be adopted. Certain other states in which Operating Company will operate hospitals require disclosure of specified financial information. In evaluating markets for expansion, Operating Company will consider the regulatory environment, including but not limited to, any mandated rate setting.

NURSING CENTERS

  The Federal government and all states in which Operating Company will operate regulate various aspects of its nursing center business. In particular, the development and operation of nursing centers and assisted and independent living communities and the provision of healthcare services are subject to Federal, state and local laws relating to the adequacy of medical care, equipment, personnel, operating policies, fire prevention, rate-setting and compliance with building codes and environmental laws. Nursing centers are subject to periodic inspection by governmental and other authorities to assure continued compliance with various standards, their continued licensing under state law, certification under the Medicare and Medicaid programs and continued participation in the Veterans Administration program. The failure to obtain or renew any required regulatory approvals or licenses could adversely affect Operating Company's operations.

  Effective October 1, 1990, OBRA increased the enforcement powers of state and Federal certification agencies. Additional sanctions were authorized to correct noncompliance with regulatory requirements, including fines, temporary suspension of admission of new patients to nursing centers and, in extreme circumstances, decertification from participation in the Medicare or Medicaid programs.

  The nursing centers to be managed and operated by Operating Company are licensed either on an annual or bi-annual basis and certified annually for participation in Medicare and Medicaid programs through various regulatory agencies which determine compliance with Federal, state and local laws. These legal requirements relate to the quality of the nursing care provided, the qualifications of the administrative personnel and nursing staff, the adequacy of the physical plant and equipment and continuing compliance with the laws and regulations governing the operation of nursing centers. From time to time the nursing centers receive statements of deficiencies from regulatory agencies. In response, Operating Company will implement plans of correction with respect to these nursing centers to address the alleged deficiencies. The Company believes that its nursing centers are currently in material compliance with all applicable regulations or laws.

  In certain circumstances, Federal law mandates that conviction for certain abusive or fraudulent behavior with respect to one nursing center may subject other facilities under common control or ownership to disqualification for participation in Medicare and Medicaid programs. In addition, some state regulations provide that all nursing centers under common control or ownership within a state are subject to delicensure if any one or more of such facilities are delicensed.

  Revised Federal regulations under OBRA, which became effective in 1995, affect the survey process for nursing centers and the authority of state survey agencies and the Health Care Financing Administration ("HCFA") to impose sanctions on facilities based upon noncompliance with requirements. Available sanctions include imposition of civil monetary penalties, temporary suspension of payment for new admissions, appointment of a temporary manager, suspension of payment for eligible patients and suspension or decertification from participation in the Medicare and/or Medicaid programs. The Company is unable to project how these regulatory changes and their implementation will affect Operating Company.

  In addition to license requirements, many states have statutes that require a CON to be obtained prior to the construction of a new nursing center, the addition of new beds or services or the incurring of certain capital expenditures. Certain states also require regulatory approval prior to certain changes in ownership of a nursing center. Certain states have eliminated their CON programs and other states are considering alternatives to their CON programs. To the extent that CONs or other similar approvals are required for expansion of Realty Company's or Operating Company's operations, either through facility acquisitions or expansion or provision of new services or other changes, such expansion could be adversely affected by the failure or inability to obtain the necessary approvals, changes in the standards applicable to such approvals or possible delays and expenses associated with obtaining such approvals.

  Operating Company's operations are also subject to Federal and state laws which govern financial and other arrangements between healthcare providers. These laws often prohibit certain direct and indirect payments or fee-splitting arrangements between healthcare providers that are designed to induce or encourage the referral of patients to, or the recommendation of, a particular provider for medical products and services. Such laws include the Antikickback Amendments. These provisions prohibit, among other things, the offer, payment, solicitation or receipt of any form of remuneration in return for the referral of Medicare and Medicaid patients. These operations also are subject to additional antifraud and abuse provisions contained in the Budget Act. In addition, some states restrict certain business relationships between physicians and pharmacies, and many states prohibit business corporations from providing, or holding themselves out as a provider of, medical care. Possible sanctions for violation of any of these restrictions or prohibitions include loss of licensure or eligibility to participate in reimbursement programs as well as civil and criminal penalties. These laws vary from state to state.

  A substantial portion of Operating Company's nursing center revenues will be derived from patients covered by Medicare and Medicaid. The Budget Act requires the establishment of a prospective payment system for nursing centers for cost reporting periods beginning on or after July 1, 1998. During the first three years, the per diem rates for nursing centers will be based on a blend of facility-specific costs and Federal costs. Thereafter, the per diem rates will be based solely on Federal costs. The rates for such services have not been established or published. The prospective payment system also will cover ancillary services provided to nursing center patients under Operating Company's Vencare contract services business.

PHARMACIES

  Operating Company's pharmaceutical operations will be subject to regulation by the various states in which Operating Company will conduct its business as well as by the Federal government. Operating Company's pharmacies will be regulated under the Food, Drug and Cosmetic Act and the Prescription Drug Marketing Act, which are administered by the United States Food and Drug Administration. Under the Comprehensive Drug Abuse Prevention and Control Act of 1970, which is administered by the United States Drug Enforcement Administration ("DEA"), dispensers of controlled substances must register with the DEA, file reports of inventories and transactions and provide adequate security measures. Failure to comply with such requirements could result in civil or criminal penalties.

HEALTHCARE REFORM LEGISLATION

  In recent years, an increasing number of legislative proposals have been introduced or proposed in Congress and in some state legislatures that could effect major changes in the healthcare system. The Budget Act, enacted in August 1997, contains extensive changes to the Medicare and Medicaid programs intended to reduce the projected amount of increase in payments under those programs by $115 billion and $13 billion, respectively, over the next five years. Under the Budget Act, annual growth rates for Medicare will be reduced from over 10% to approximately 7.5% for the next five years based on specific program baseline projections from the last five years. Virtually all spending reductions will come from providers and changes in program components. The Budget Act will affect reimbursement systems for each of Operating Company's operating units.

  The Budget Act will reduce payments made to Operating Company's hospitals by reducing TEFRA incentive payments, reducing allowable costs for capital expenditures and bad debts and reducing payments for services to patients transferred from a prospective payment system hospital. The Budget Act also requires the establishment of PPS for nursing centers for cost reporting periods beginning on or after July 1, 1998. During the first three years, the per diem rates for nursing centers will be based on a blend of facility-specific costs and Federal costs. Thereafter, the per diem rates will be based solely on Federal costs. The rates for such services have not been established or published. The payments received under PPS will cover all services for Medicare patients, including all ancillary services, such as respiratory therapy, physical therapy, occupational therapy, speech therapy and certain covered drugs. The Budget Act also requires an adjustment to the payment system for home health services for cost reporting periods beginning on or after October 1, 1997. The new system will adjust per visit limits and establish per beneficiary annual spending limits. A prospective payment system for home health services will be established by October 1, 1999.

  Operating Company management believes that the Budget Act will adversely impact its hospital business by reducing the payments previously described. Based on information currently available, management believes that the new PPS will benefit nursing center operations because (i) Operating Company expects that its casemix index will be higher than the national average casemix index and based upon expected payment rates this will result in increases in payments per patient day and (ii) because Operating Company expects to benefit from its ability to reduce the cost of providing ancillary services to residents in its facilities. The national average casemix index, Operating Company's casemix index and the average national rate will be established by HCFA, and as of the date hereof Operating Company does not know what these amounts will be. Operating Company management believes that its anticipated growth in nursing center profitability would be reduced if Congress acts to delay the effective date of PPS. As the nursing center industry adapts to the cost containment measures inherent in the new prospective payment system, Operating Company believes that the volume of ancillary services provided per patient day to nursing center residents could decline. In addition, as a result of these changes, many nursing facilities are likely to elect to provide ancillary services to its residents through internal staff and will no longer contract with outside parties for ancillary services. For these reasons and others, since the enactment of the Budget Act, sales of new contracts have declined and may continue to decline subject to Operating Company's success in implementing its Vencare comprehensive, full-service contracts sales strategy. The Operating Company will actively implement strategies and operational modifications to address these changes in the Federal reimbursement system.

  In January 1998, HCFA issued rules changing Medicare reimbursement guidelines for therapy services which will be provided by Operating Company (including the rehabilitation contract therapy business acquired as part of the acquisition of TheraTx). Under the new rules, HCFA established salary equivalency guidelines for speech and occupational therapy services and revised existing guidelines for physical and respiratory therapy services. The guidelines are based on a blend of data from wage rates for hospitals and nursing facilities, and include salary, fringe benefit and expense factors. Rates are defined by specific geographic market areas, based upon a modified version of the hospital wage index. Based upon its initial review of the final rules, Operating Company believes these rules are slightly more favorable to Operating Company than the proposed rules published in March 1997. Under the new prospective payment system for nursing centers, the reimbursement for these services provided to nursing centers patients will be a component of the total reimbursement allowed per nursing center patient and the salary equivalency guidelines will no longer be applicable.

  There also continue to be state legislative proposals that would impose more limitations on government and private payments to providers of healthcare services such as Operating Company. Many states have enacted or are considering enacting measures that are designed to reduce their Medicaid expenditures and to make certain changes to private healthcare insurance. Some states also are considering regulatory changes that include a moratorium on the designation of additional long-term care hospitals and changes in the Medicaid reimbursement system applicable to Operating Company's hospitals. There are also a number of legislative proposals including cost caps and the establishment of Medicaid prospective payment systems for nursing centers. Moreover, by repealing the Boren Amendment, the Budget Act eases existing impediments on the states' ability to reduce their Medicaid reimbursement levels.

  There can be no assurance that the Budget Act, new salary equivalency rates, future healthcare legislation or other changes in the administration or interpretation of governmental healthcare programs will not have a material adverse effect on Operating Company's financial condition, results of operations and liquidity.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                            OF COMPANY COMMON STOCK

THE COMPANY

  The following table sets forth certain information with respect to the beneficial ownership of Company Common Stock, as of January 1, 1998, by (a) each person known to the Company to be the beneficial owner of more than five percent of the outstanding Company Common Stock, (b) each person who is a director of the Company or a Company Named Executive Officer, and (c) all of the persons who are directors and executive officers of the Company, as a group.

           NAME OF INDIVIDUAL OR                   COMMON STOCK        PERCENT
              NUMBER IN GROUP                BENEFICIALLY OWNED(1),(2) OF CLASS
           ---------------------             ------------------------- --------
Michael R. Barr.............................           456,638(3)           *
Walter F. Beran.............................            14,127(4)           *
Ulysses L. Bridgeman, Jr....................             1,000(5)           *
Elaine L. Chao..............................             1,000(6)           *
Donna R. Ecton..............................            10,041(7)           *
Jill L. Force...............................            78,184(8)           *
Greg D. Hudson..............................           199,174(9)           *
Thomas T. Ladt..............................           149,182(10)          *
William H. Lomicka..........................            61,067              *
W. Bruce Lunsford...........................         2,080,167(11)        3.1%
W. Earl Reed, III...........................           345,649              *
R. Gene Smith...............................         1,525,914(12)        2.3%
All executive officers and directors as a
 group (15 persons).........................         5,020,782            7.5%
Firstar Corporation.........................         5,343,279(13)        7.9%
Firstar Investment Research & Management
 Company....................................         5,340,879(14)        7.9%
Tenet Healthcare Corporation................         8,301,067(15)       12.3%
Wellington Management Company, LLP..........         3,750,802(16)        5.6%

--------
 (*) Less than 1%
 (1) Beneficial ownership of shares, for purposes of this Proxy Statement, as determined in accordance with applicable Commission rules, includes shares as to which a person has or shares voting power and/or investment power. Beneficial ownership is given as of January 1, 1998, except as otherwise noted below.
 (2) Except as set forth in the accompanying footnotes, the named persons have sole voting power and sole investment power over the shares beneficially owned by them. The number of shares shown does not include the interest of certain persons in shares held by family members in their own right or in shares held for their benefit in the Company's 401(k) Plan. The numbers shown include the shares which may be acquired by them through the exercise of options, which are exercisable as of, or within 60 days after, January 1, 1998, under the Company's stock option plans as follows: Mr. Barr--102,893 shares; Mr. Beran--2,156 shares; Ms. Ecton-- 9,891 shares; Ms. Force--49,125 shares; Mr. Hudson--6,376 shares; Mr. Ladt--84,900 shares; Mr. Lomicka--29,580 shares; Mr. Lunsford--393,003 shares; Mr. Reed--84,500 shares; and Mr. Smith--4,969 shares. The number of shares shown does not include shares which may be issued to executive officers upon the satisfaction of performance goals. See "Management of the Company and Management of Realty Company and Operating Company After the Reorganization Transactions--Realty Company--Executive Compensation and Other Information--Long-Term Incentive Awards."
 (3) Excludes 42,744 shares held in trust for his minor children and 3,250 shares held in trust for other family members.
 (4) Excludes 1,411 phantom stock units held under the Company's Non-Employee Directors Deferred Compensation Plan.
 (5) Excludes 394 phantom stock units held under the Company's Non-Employee Directors Deferred Compensation Plan.

 (6) Excludes 474 phantom stock units held under the Company's Non-Employee Directors Deferred Compensation Plan.
 (7) Excludes 1,514 phantom stock units held under the Company's Non-Employee Directors Deferred Compensation Plan.
 (8) Includes 1,400 shares held by Ms. Force's spouse as custodian for their children. Ms. Force shares voting and investment power with her spouse with regard to these shares.
 (9) Includes 176,921 shares with respect to which Mr. Hudson shares voting and investment power with his wife, 562 shares held by a trust of which Mr. Hudson is a co-trustee, 13,392 shares held by his gift trust, and 1,923 shares held by a trust for the benefit of Mr. Hudson and his siblings. Excludes 2,590 phantom stock units held under the Company's Non-Employee Directors Deferred Compensation Plan.
(10) Includes 7,029 shares held by his spouse as custodian for his children and 20,058 shares held by his spouse. With respect to these 27,087 shares, Mr. Ladt shares voting and investment power with his spouse. Also includes 3,887 shares held in his mother's estate of which Mr. Ladt is the executor.
(11) Includes 152,127 shares held by a private foundation with respect to which Mr. Lunsford has sole voting power and shared investment power. Excludes 16,365 shares held in trust for the benefit of his children.
(12) Includes 36,250 shares held by a private foundation with respect to which Mr. Smith shares voting and investment power and 140,625 shares held by a limited partnership with respect to which he has sole voting and investment power.
(13) The ownership given for Firstar Corporation is based on information contained in the Schedule 13G dated February 14, 1997, filed by Firstar Corporation with the Commission. The address of Firstar Corporation is 777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202.
(14) The ownership given for Firstar Investment Research & Management Company is based on information contained in the Schedule 13G dated February 14, 1997, filed by Firstar Investment Research & Management Company with the Commission. The address of Firstar Investment Research & Management Company is 777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202. Firstar Investment Research & Management Company is a subsidiary of Firstar Corporation.
(15) The ownership given for Tenet is based on information contained in the
     Schedule 13G dated January 10, 1996, filed by Tenet and certain subsidiaries with the Commission. The address of Tenet and such subsidiaries is 3820 State Street, Santa Barbara, California 93105.
(16) The ownership given for Wellington Management Company, LLP is based on information contained in the Schedule 13G dated February 13, 1997, filed by Wellington Management Company, LLP with the Commission. The address of Wellington Management Company, LLP is 75 State Street, Boston, Massachusetts 02109.

REALTY COMPANY

  The following table sets forth certain information with respect to the beneficial ownership of Company Common Stock, as of January 1, 1998, by (a) each person known to the Company to be the beneficial owner of more than five percent of the outstanding Company Common Stock, (b) each person who is expected to be a director or executive officer of Realty Company immediately following the Reorganization Transactions (see "Management of the Company and Management of Realty Company and Operating Company After the Reorganization Transactions--Realty Company)," and (c) all of the persons expected to be directors and executive officers of Realty Company, as a group.

           NAME OF INDIVIDUAL OR                   COMMON STOCK        PERCENT
              NUMBER IN GROUP                BENEFICIALLY OWNED(1),(2) OF CLASS
           ---------------------             ------------------------- --------
Walter F. Beran.............................            14,127(3)           *
Ronald G. Geary.............................             1,000              *
Greg D. Hudson..............................           199,174(4)           *
Thomas T. Ladt..............................           149,182(5)           *
W. Bruce Lunsford...........................         2,080,167(6)         3.1%
T. Richard Riney............................             3,125              *
R. Gene Smith...............................         1,525,914(7)         2.3%
All executive officers and directors as a
 group (7 persons)..........................         3,972,689            5.9%
Firstar Corporation.........................         5,343,279(8)         7.9%
Firstar Investment Research & Management
 Company....................................         5,340,879(9)         7.9%
Tenet Healthcare Corporation................         8,301,067(10)       12.3%
Wellington Management Company, LLP..........         3,750,802(11)        5.6%

--------
 (*) Less than 1%
 (1) Beneficial ownership of shares, for purposes of this Proxy Statement, as determined in accordance with applicable Commission rules, includes shares as to which a person has or shares voting power and/or investment power. Beneficial ownership is given as of January 1, 1998, except as otherwise noted below.
 (2) Except as set forth in the accompanying footnotes, the named persons have sole voting power and sole investment power over the shares beneficially owned by them. The number of shares shown does not include the interest of certain persons in shares held by family members in their own right or in shares held for their benefit in the Company's 401(k) Plan. The numbers shown include the shares which may be acquired by them through the exercise of options, which are exercisable as of, or within 60 days after, January 1, 1998, under the Company's stock option plans as follows: Mr. Beran--2,156 shares; Mr. Hudson--6,376 shares; Mr. Ladt-- 84,900 shares; Mr. Lunsford--393,003 shares; Mr. Riney--3,125 shares; and Mr. Smith--4,969 shares. The number of shares shown does not include shares which may be issued to executive officers upon the satisfaction of performance goals. See "Management of the Company and Management of Realty Company and Operating Company After the Reorganization Transactions--Realty Company--Executive Compensation and Other Information--Long-Term Incentive Awards."
 (3) Excludes 1,411 phantom stock units held under the Company's Non-Employee Directors Deferred Compensation Plan.
 (4) Includes 176,921 shares with respect to which Mr. Hudson shares voting and investment power with his wife, 562 shares held by a trust of which Mr. Hudson is a co-trustee, 13,392 shares held by his gift trust, and 1,923 shares held by a trust for the benefit of Mr. Hudson and his siblings. Excludes 2,590 phantom stock units held under the Company's Non-Employee Directors Deferred Compensation Plan.
 (5) Includes 7,029 shares held by his spouse as custodian for his children and 20,058 shares held by his spouse. With respect to these 27,087 shares, Mr. Ladt shares voting and investment power with his spouse. Also includes 3,887 shares held in his mother's estate of which Mr. Ladt is the executor.
 (6) Includes 152,127 shares held by a private foundation with respect to which Mr. Lunsford has sole voting power and shared investment power. Excludes 16,365 shares held in trust for the benefit of his children.
 (7) Includes 36,250 shares held by a private foundation with respect to which Mr. Smith shares voting and investment power and 140,625 shares held by a limited partnership with respect to which he has sole voting and investment power.

 (8) The ownership given for Firstar Corporation is based on information contained in the Schedule 13G dated February 14, 1997, filed by Firstar Corporation with the Commission. The address of Firstar Corporation is 777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202.
 (9) The ownership given for Firstar Investment Research & Management Company is based on information contained in the Schedule 13G dated February 14, 1997, filed by Firstar Investment Research & Management Company with the Commission. The address of Firstar Investment Research & Management Company is 777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202. Firstar Investment Research & Management Company is a subsidiary of Firstar Corporation.
(10) The ownership given for Tenet is based on information contained in the
     Schedule 13G dated January 10, 1996, filed by Tenet and certain subsidiaries with the Commission. The address of Tenet and such subsidiaries is 3820 State Street, Santa Barbara, California 93105.
(11) The ownership given for Wellington Management Company, LLP is based on information contained in the Schedule 13G dated February 13, 1997, filed by Wellington Management Company, LLP with the Commission. The address of Wellington Management Company, LLP is 75 State Street, Boston, Massachusetts 02109.

OPERATING COMPANY

  The following table sets forth certain information with respect to the beneficial ownership of Company Common Stock, as of January 1, 1998, by (a) each person known to the Company to be the beneficial owner of more than five percent of the outstanding Company Common Stock, (b) each person who is expected to be a director or Operating Company Named Executive Officer immediately following the Reorganization Transactions (see "Management of the Company and Management of Realty Company and Operating Company After the Reorganization Transactions--Operating Company") and (c) all of the persons expected to be directors and executive officers of Operating Company, as a group. In accordance with the Distribution Ratio, the persons listed below will receive one share of Operating Company Common Stock for [each] [every] share[s] of Company Common Stock held by them on the Distribution Date. In addition, as a result of the Reorganization Transactions, the Company Options referenced in the footnotes below will be converted into a combination of Realty Company Options and Operating Company Options, in each case with the same overall value at the time of the Reorganization Transactions as the existing award. See "Relationship Between Realty Company and Operating Company After the Reorganization Transactions--Employee Benefits Agreement."

           NAME OF INDIVIDUAL OR                   COMMON STOCK        PERCENT
              NUMBER IN GROUP                BENEFICIALLY OWNED(1),(2) OF CLASS
           ---------------------             ------------------------- --------
Michael R. Barr.............................           456,638(3)           *
Ulysses L. Bridgeman, Jr....................             1,000(4)           *
Elaine L. Chao..............................             1,000(5)           *
Donna R. Ecton..............................            10,041(6)           *
Jill L. Force...............................            78,184(7)           *
James H. Gillenwater, Jr. ..................            62,546              *
William H. Lomicka..........................            61,067              *
W. Bruce Lunsford...........................         2,080,167(8)         3.1%
W. Earl Reed, III...........................           345,649              *
R. Gene Smith...............................         1,525,914(9)         2.3%
All executive officers and directors as a
 group (12 persons).........................         4,658,344            6.9%
Firstar Corporation.........................         5,343,279(10)        7.9%
Firstar Investment Research & Management
 Company....................................         5,340,879(12)        7.9%
Tenet Healthcare Corporation................         8,301,067(13)       12.3%
Wellington Management Company, LLP..........         3,750,802(14)        5.6%

--------
 (*) Less than 1%
 (1) Beneficial ownership of shares, for purposes of this Proxy Statement, as determined in accordance with applicable Commission rules, includes shares as to which a person has or shares voting power and/or investment power. Beneficial ownership is given as of January 1, 1998, except as otherwise noted below.

 (2) Except as set forth in the accompanying footnotes, the named persons have sole voting power and sole investment power over the shares beneficially owned by them. The number of shares shown does not include the interest of certain persons in shares held by family members in their own right or in shares held for their benefit in the Company's 401(k) Plan. The numbers shown include the shares which may be acquired by them through the exercise of options, which are exercisable as of, or within 60 days after, January 1, 1998, under the Company's stock option plans as follows: Mr. Barr--102,893 shares; Ms. Ecton--9,891 shares; Ms. Force-- 49,125 shares; Mr. Gillenwater--58,313 shares; Mr. Lomicka--29,580 shares; Mr. Lunsford--393,003 shares; Mr. Reed--84,500 shares; and Mr. Smith--4,969 shares. The number of shares shown does not include shares which may be issued to executive officers upon the satisfaction of performance goals. See "Management of the Company and Management of Realty Company and Operating Company After the Reorganization Transactions--The Company--Executive Compensation and Other Information-- Long-Term Incentive Awards."
 (3) Excludes 42,744 shares held in trust for his minor children and 3,250 shares held in trust for other family members.
 (4) Excludes 394 phantom stock units held under the Company's Non-Employee Directors Deferred Compensation Plan.
 (5) Excludes 474 phantom stock units held under the Company's Non-Employee Directors Deferred Compensation Plan.
 (6) Excludes 1,514 phantom stock units held under the Company's Non-Employee Directors Deferred Compensation Plan.
 (7) Includes 1,400 shares held by Ms. Force's spouse as custodian for their children. Ms. Force shares voting and investment power with her spouse with regard to these shares.
 (8) Includes 152,127 shares held by a private foundation with respect to which Mr. Lunsford has sole voting power and shared investment power. Excludes 16,365 shares held in trust for the benefit of his children.
 (9) Includes 36,250 shares held by a private foundation with respect to which Mr. Smith shares voting and investment power and 140,625 shares held by a limited partnership with respect to which he has sole voting and investment power.
(10) The ownership given for Firstar Corporation is based on information contained in the Schedule 13G dated February 14, 1997, filed by Firstar Corporation with the Commission. The address of Firstar Corporation is 777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202.
(11) The ownership given for Firstar Investment Research & Management Company is based on information contained in the Schedule 13G dated February 14, 1997, filed by Firstar Investment Research & Management Company with the Commission. The address of Firstar Investment Research & Management Company is 777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202. Firstar Investment Research & Management Company is a subsidiary of Firstar Corporation.
(12) The ownership given for Tenet is based on information contained in the
     Schedule 13G dated January 10, 1996, filed by Tenet and certain subsidiaries with the Commission. The address of Tenet and such subsidiaries is 3820 State Street, Santa Barbara, California 93105.
(13) The ownership given for Wellington Management Company, LLP is based on information contained in the Schedule 13G dated February 13, 1997, filed by Wellington Management Company, LLP with the Commission. The address of Wellington Management Company, LLP is 75 State Street, Boston, Massachusetts 02109.

              MARKET INFORMATION CONCERNING COMPANY COMMON STOCK

  The Company Common Stock is listed and traded on the NYSE under the ticker
symbol of VC. As of the close of business on      , 1998, the Record Date,
there were    shares of Company Common Stock outstanding and approximately stockholders of record. The prices in the table below, for the calendar quarters indicated, represent the high and low sales prices for the Company Common Stock as reported on the NYSE Composite Tape. No cash dividends were paid on Company Common Stock during such period.

                                                                  SALES PRICE
                                                                OF COMMON STOCK
                                                                ----------------
CALENDAR YEAR                                                     HIGH     LOW
-------------                                                   -------- -------
1996:
  First Quarter................................................   39 7/8  31 1/2
  Second Quarter...............................................   35      28 1/8
  Third Quarter................................................   34 1/2  25 1/2
  Fourth Quarter...............................................   33 1/4  27 1/2
1997:
  First Quarter................................................   40 3/8  29
  Second Quarter...............................................   45 1/8  36 5/8
  Third Quarter................................................   44 3/8  37 3/8
  Fourth Quarter...............................................   43 5/16 23

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

  The following summary of material federal income tax considerations regarding the Reorganization Transactions is based upon current law, is for general information only and is not tax advice. The information set forth below, to the extent that it constitutes summaries of legal matters or legal conclusions, has been reviewed by Sullivan & Cromwell, counsel to the Company, and it is their opinion that such information is accurate in all material respects. The discussion below is based on existing Federal income tax law, which is subject to change, with possible retroactive effect. The discussion below does not address all aspects of taxation that may be relevant in the particular circumstances of each stockholder or to certain types of stockholders (including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States, except to the extent discussed) subject to special treatment under the federal income tax laws.

  As used herein, the term "U.S. Stockholder" means a holder of Company, Realty Company or Operating Company Common Stock that is for United States Federal income tax purposes (i) a resident or citizen of the United States,
(ii) a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any political subdivision thereof,
(iii) an estate the income of which is subject to the United States Federal income taxation regardless of its source or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust. As used herein, the term "Foreign Stockholder" means a holder of Company, Realty Company or Operating Company Common Stock that is not a U.S. Stockholder.

  STOCKHOLDERS ARE URGED TO CONSULT WITH THEIR INDIVIDUAL TAX ADVISORS CONCERNING THE CONSEQUENCES OF THE DISTRIBUTION OF OPERATING COMPANY COMMON STOCK AND OWNERSHIP AND SALE OF REALTY COMPANY COMMON STOCK AND OPERATING COMPANY COMMON STOCK UNDER FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS, INCLUDING THE EFFECT OF POSSIBLE CHANGES IN TAX LAW.

THE DISTRIBUTION

 U.S. STOCKHOLDERS

  A U.S. Stockholder of the Company will include the fair market value of the shares of Operating Company Common Stock received pursuant to the Distribution in gross income as ordinary dividend income only to the extent of the U.S. Stockholder's share of the current or accumulated tax earnings and profits of the Company through the end of 1998. The exact amount of the Company's earnings and profits depends upon a variety of factors and cannot be determined until the end of 1998. Based on the Company's analysis of its earnings and profits and assuming that the value of the Operating Company
Common Stock at the time of the Distribution is not greater than $   per
share, the Company expects that a U.S. Stockholder will not have more than
$    of dividend income per share of Company Common Stock. To the extent the value of Operating Company Common Stock on the Distribution Date exceeds the per share earnings and profits of the Company, a U.S. Stockholder will be required to reduce its basis in its shares of the Company Common Stock by such excess. A U.S. Stockholder whose basis in its shares of Company Common Stock is thereby reduced to zero will recognize capital gain in the amount of any remaining value of Distributed Shares received. A U.S. Stockholder's holding period in the Distributed Shares will begin on the day after the Distribution Date. See "--Ownership and Disposition of Distributed Shares." The Company will report to U.S. Stockholders the portion of the Distribution that should be treated as a dividend in February 1999.

  A U.S. Stockholder that is a corporation will, subject to generally applicable limitations, be entitled to a dividends received deduction in an amount equal to 70% of the amount of the Distribution received by it that is a dividend. If a dividend is deemed to be "extraordinary" under Section 1059 of the Code, a corporate stockholder may be required to reduce its basis in the stock by the nontaxed portion of the dividend.

 FOREIGN STOCKHOLDERS

  A Foreign Stockholder will be subject to a United States withholding tax equal to 30% of the gross amount to be received by it pursuant to the Distribution (including amounts that are not treated as dividends for United States Federal income tax purposes) unless the receipt of the Distributed Shares is effectively connected with the Foreign Stockholder's United States trade or business (in which case it would be required to submit an Internal Revenue Service Form 4224 to the Company) or the Foreign Stockholder is eligible for a lower rate under an applicable treaty (in which case it would be required to submit an Internal Revenue Service Form 1001 to the Company). In order to comply with this withholding requirement, the Company plans to sell Distributed Shares that would otherwise have been distributed to a Foreign Stockholder until the amount necessary to generate a sufficient amount of cash such that the Company can comply with its withholding obligation with respect to such Foreign Stockholder. If the cash received by the Company upon such a sale is in excess of the amount required to be remitted to the United States taxing authorities, such excess will be distributed to the Foreign Stockholder in the Distribution. A Foreign Stockholder who is subject to a withholding tax upon the Distribution may file a claim for refund to the extent of the withholding tax that has been imposed on a portion of the Distribution representing amounts in excess of current and accumulated earnings and profits of the Company.

TAXATION OF REALTY COMPANY

 GENERAL

  Realty Company will elect to be taxed as a REIT under Sections 856 through 860 of the Code and the applicable Treasury Regulations (the "REIT Requirements"), which are the requirements for qualifying as a REIT, commencing with its taxable year beginning on January 1, 1999. Realty Company believes that, commencing with its taxable year ending beginning on January 1, 1999, it will be owned and organized, and will operate in such a manner, as to qualify for taxation as a REIT under the Code. Realty Company intends to continue to operate in such a manner, but no assurance can be given that it will operate in a manner so as to qualify or remain qualified.

  The REIT Requirements are technical and complex. The following discussion sets forth only the material aspects of those requirements. This summary is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof.

  In the opinion of Sullivan & Cromwell, commencing with Realty Company's taxable year beginning on January 1, 1999, Realty Company will be organized in conformity with the requirements for qualification as a REIT, and its proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT under the Code. It must be emphasized that this opinion is based on certain factual assumptions relating to the organization and operation of Realty Company and is conditioned upon certain representations made by Realty Company as to factual matters, such as the organization and expected manner of operation of Realty Company. In addition, this opinion is based upon factual assumptions and representations of Realty Company concerning its business and assets. Moreover, Realty Company's qualification and taxation as a REIT depends upon its ability to meet, through actual annual operating results, distribution levels and diversity of stock ownership, the various qualification tests imposed under the REIT Requirements discussed below, the results of which will not be reviewed by Sullivan & Cromwell on a continuing basis. Satisfaction of these tests both as an initial and ongoing matter is more complicated in the case of a REIT, such as Realty Company, which owns properties leased to an operating company with which it was historically related and has common stockholders, directors and officers. No assurance can be given that the actual results of Realty Company's operation for any one taxable year will satisfy such requirements. See "--Failure to Qualify."

  If Realty Company qualifies for taxation as a REIT, it generally will not be subject to Federal corporate income taxes on that portion of its ordinary income or capital gain that is currently distributed to stockholders. Such treatment substantially eliminates the Federal "double taxation" on earnings (at the corporate and the stockholder levels) that generally results from investment in a corporation.

  Despite the REIT election, Realty Company may be subject to Federal income and excise tax as follows:

    First, Realty Company will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains.

    Second, under certain circumstances, Realty Company may be subject to the "alternative minimum tax" on certain of its items of tax preferences, if any.

    Third, if Realty Company has (i) net income from the sale or other disposition of "foreclosure property" that is held primarily for sale to customers in the ordinary course of business or (ii) other nonqualifying net income from foreclosure property, it will be subject to tax at the highest corporate rate on such income.

    Fourth, if Realty Company has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than sales of foreclosure property and sales that qualify for a statutory safe harbor), such income will be subject to a 100% tax.

    Fifth, if Realty Company should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on the net income attributable to the greater of the amount by which Realty Company fails the 75% or 95% test, multiplied by a fraction intended to reflect Realty Company's profitability.

    Sixth, if Realty Company should fail to distribute, or fail to be treated as having distributed, with respect to each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year (other than capital gain income Realty Company elects to retain and pay tax on) and (iii) any undistributed taxable income from prior periods, Realty Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

    Seventh, if Realty Company should receive rents from Operating Company deemed not to be fair market value rents or if Realty Company misvalues its assets, Realty Company may be liable for valuation penalties.

  Realty Company will own appreciated assets that it held before electing to be treated as a REIT. If such appreciated property is sold within the 10-year period following Realty Company's qualification as a REIT, Realty Company will generally be subject to regular corporate tax on that gain to the extent of the built-in gain in that property at the time Realty Company becomes a REIT. The total amount of gain on which Realty Company can be taxed is limited to its net built-in gain at the time it became a REIT, i.e., the excess of the aggregate fair market value of its assets at the time it became a REIT over the adjusted tax bases of those assets at that time. In certain circumstances, Realty Company may also be subject to tax on the disposition of any appreciated assets that it acquires from a taxable corporation in a transaction in which any gain on the transfer is not fully recognized. Realty Company may have a net operating loss carryover to its first year as a REIT. That carryover may be available to offset recognized net built-in gain. If so, Realty Company will only be able to offset 90% of that gain for alternative minimum tax purposes.

 ORGANIZATIONAL REQUIREMENTS

  The Code defines a REIT as a corporation, trust, or association (i) that is managed by one or more trustees or directors; (ii) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (iii) that would be taxable as a domestic corporation, but for the REIT Requirements; (iv) that is not a bank, an insurance company or certain other specified types of financial institutions; (v) the beneficial ownership of which is held by 100 or more persons; (vi) not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include private foundations and certain pension trusts and other entities) at any time during the last half of each taxable year; and (vii) that meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions (i) through (iv), inclusive, must be met during the entire taxable year and that condition (v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (v) and (vi) will not apply until after the first taxable year for which an election is made to be taxed as a REIT. For purposes of condition (vi), certain tax-exempt entities are generally treated as individuals, and the beneficiaries of a pension trust that qualifies under Section 401(a) of the Code and that holds shares of a REIT will be treated as holding shares of the REIT in proportion to their actuarial interests in the pension trust. See "--Taxation of United States Stockholders of Realty Company--Treatment of Tax-Exempt Stockholders." In addition, if a REIT fails to satisfy condition (vi) for any taxable year, the REIT will nonetheless be deemed to have satisfied the condition if it complied with Treasury regulations requiring the maintenance of records to ascertain ownership and did not know (and would not have known using reasonable diligence) that it was closely held for the year.

  The Company expects Realty Company will satisfy conditions (v) and (vi). In addition, Realty Company's Charter will provide for restrictions preventing any person from owning more than 9.9% of Realty Company's outstanding capital stock. In addition, Realty Company will request on an annual basis of certain stockholders, and those stockholders will be required to provide, information relating to the number of shares actually or constructively owned by the Stockholder. Such transfer restrictions are described in "Description of Capital Stock--Realty Company--Common Stock." Ownership for purposes of conditions (v) and (vi) is defined using certain constructive ownership rules. As a result, the acquisition of less than 9.9% of Realty Company capital stock by an individual or entity may cause that individual or entity to constructively own more than 9.9% of such stock, thereby triggering the transfer restrictions described above.

  In order to be treated as a REIT, a corporation may not have earnings and profits accumulated in periods before it elected REIT status. The Company believes that the Reorganization Transactions will cause it to recognize losses and deductions which will eliminate any of its earnings and profits accumulated in pre-REIT periods.

  In the case of a REIT that is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership will retain the same character in the hands of the Realty Company for purposes of the REIT Requirements, including satisfying the gross income tests and the assets test.

 INCOME TESTS

  In order to maintain qualification as a REIT, Realty Company must annually satisfy two gross income requirements. First, at least 75% of Realty Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (such as interest on obligations secured by mortgages on real property, certain "rents from real property" or gain on the sale or exchange of such property and certain fees with respect to agreements to make or acquire mortgage loans), from certain types of temporary investments or certain other types of gross income. Second, at least 95% of Realty Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments as aforesaid and from dividends, interest, and gain from the sale or other disposition of stock or securities and certain other types of gross income (or from any combination of the foregoing).

  In order to qualify as a REIT, the income received by Realty Company pursuant to the Leases must constitute "rents from real property." The rents received by Realty Company pursuant to the Leases will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the Leases must be respected as true leases for Federal income tax purposes and not treated as service contracts, joint ventures or some other type of arrangement. The determination of whether the Leases are true leases depends on an analysis of all the surrounding facts and circumstances. In making such a determination, courts have considered a variety of factors, including the following: (i) the intent of the parties, (ii) form of the agreement, (iii) the degree of control over the property that is retained by the property owner (e.g., whether the lessee has substantial control over the operation of the property or whether the lessee was required to use its best efforts to perform its obligations under the agreement), and (iv) the extent to which the property owner retains the risk of loss with respect to the property (e.g., whether the lessee bears the risk of increases in operating expenses or the risk of damage to the property) or the potential for economic gains (e.g., appreciation) with respect to the property.

  Sullivan & Cromwell is of the opinion that the Leases will be treated as true leases for Federal income tax purposes. Such opinion is based, in part, on the following facts: (i) the Leases are styled as leases (e.g., Realty Company holds legal title to the Leased Properties and the Leases give Operating Company the right to possession of the Leased Properties) and Realty Company and Operating Company have represented that they intend their relationship to be that of a lessor and lessee, (ii) lessor will obtain possession of the Leased Properties for a significant period after the maturity of the Leases, (iii) Realty Company has represented that the Leased Properties will have significant residual value after the expiration of the terms of the Leases, even after there is taken into account all possible renewals, (iv) the Leased Properties do not constitute limited use property,
(v) the Leases do not provide Operating Company with the right to purchase the Leased Properties at a bargain price, (vi) Realty Company will be entitled to receive significant rental income under the Leases, and (vii) the rent to be paid under the Leases are fair market rents.

  Investors should be aware that there are no controlling Treasury Regulations, published rulings or judicial decisions involving leases with terms substantially the same as the Leases that discuss whether such leases constitute true leases for Federal income tax purposes. Therefore, the opinion of Sullivan & Cromwell with respect to the relationship between Realty Company and Operating Company is based upon all of the facts and circumstances and upon rulings and judicial decisions involving situations that are considered to be analogous. Opinions of counsel are not binding upon the Service or any court, and there can be no complete assurance that the Service will not successfully assert a contrary position. If the Leases are recharacterized as service contracts or partnership agreements, rather than true leases, part or all of the payments that Realty Company receives from Operating Company would not be considered rent or would not otherwise satisfy the various requirements for qualification as "rents from real property." In that case, Realty Company likely would not be able to satisfy either the 75% or 95% gross income tests and, as a result, would lose its REIT status.

  In addition to the above requirements, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, for rents received to qualify as "rents from real property," Realty Company generally must not operate or manage the property or furnish or render services to tenants, other than through an "independent contractor" from whom Realty Company derives no revenue. The "independent contractor" requirement, however, does not apply to the extent the services provided by Realty Company are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant." Realty Company does not and will not (i) derive rental income attributable to personal property (other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease), or (ii) perform services considered to be rendered to the occupant of the property, other than through an independent contractor from whom Realty Company derives no revenue.

  If the Lease payments do not represent fair market value rentals and the Service determines that Realty Company and Operating Company are under common control, the Service may reallocate income between Realty Company and Operating Company. The reallocation could cause all or some of the Lease payments to fail to qualify as "rents from real property" and may cause Realty Company or Operating Company to be subject to valuation penalties. Realty Company believes that the Lease payments represent fair market rentals.

  Tenet will beneficially own, in the aggregate, 12.3% of Realty Company Common Stock and Operating Company Common Stock as a result of the Distribution (based on the information contained in the Schedule 13G dated January 10, 1996 filed by Tenet). Under applicable provisions of the Code, Realty Company will not be treated as a REIT unless it satisfies, among other things, requirements relating to the sources of its gross income. See "Federal Income Tax Considerations." Rents received or accrued by Realty Company from Operating Company will not be treated as qualifying rent for purposes of these requirements if Realty Company is treated, either directly or under the applicable attribution rules, as owning 10% or more of Operating Company Common Stock. Realty Company will be treated as owning, under the applicable attribution rules, 10% or more of Operating Company Common Stock at any time that Tenet owns, directly or under the applicable attribution rules, (a) 10% or more of Realty Company Common Stock and (b) 10% or more of Operating Company Common Stock. Thus, in order for the rents received or accrued by Realty Company from Operating Company to be treated as qualifying rent for purposes of the REIT gross income requirements, the Company intends to reduce Tenet's ownership in Realty Company or Operating Company to under 10% prior to the Conversion Date. If, prior to December 31, 1998, Tenet does not directly or under the applicable attribution rules own less than 10% of the Common Stock of either Realty Company or Operating Company, Realty Company may fail to qualify as a REIT for the 1999 tax year and would be subject to tax on its taxable income at regular corporate rates. In addition, distributions to stockholders during such tax year would not be deductible by Realty Company and would not be required to be made.

 RELIEF PROVISIONS

  If Realty Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if certain relief provisions of the Code apply. These relief provisions will generally apply if Realty Company's failure to meet such tests was due to reasonable cause and not due to willful neglect, Realty Company attaches a schedule of the sources of its income to its return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. Under certain circumstances, Realty Company may prefer not to have the relief provisions apply.

 ASSET TESTS

  At the close of each quarter of its taxable year, Realty Company must satisfy three tests relating to the nature of its assets. First, at least 75% of the value of Realty Company's total assets must be represented by real estate assets (including stock or debt instruments that do not otherwise qualify as real estate assets and that are not held for more than one year that were purchased with the proceeds of a stock offering or long-term (at least five years) debt offering of Realty Company), cash, cash items, and government securities. Second, not more than 25% of Realty Company's total assets may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by Realty Company may not exceed 5% of the value of Realty Company's total assets and Realty Company may not own more than 10% of any one issuer's outstanding voting securities.

  After initially meeting the asset tests at the close of any quarter, Realty Company will not lose its status as a REIT if it fails to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. Realty Company intends to maintain adequate records of the value of its assets to ensure compliance with the asset tests, and to take such action within 30 days after the close of any quarter as may be required to cure any noncompliance but no assurance can be given that such asset tests will be met.

 ANNUAL DISTRIBUTION REQUIREMENTS

  In order to be treated as a REIT, Realty Company is required to distribute dividends (other than capital gains dividends) to its stockholders in an amount at least equal to (A) the sum of (i) 95% of Realty Company's "REIT taxable income" (computed without regard to the dividends paid deduction and Realty Company's net capital gain) plus (ii) 95% of the net income, if any, from foreclosure property in excess of the special tax on income from foreclosure property, minus (B) the sum of certain items of noncash income. Such distributions must be paid in the taxable year to which they relate or in the following taxable year if declared before Realty Company timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that Realty Company does not distribute (or is not treated as having distributed) all of its net capital gain or distributes (or is treated as having distributed) at least 95%, but less than 100% of its "REIT taxable income," as adjusted, it will be subject to tax thereon at regular ordinary and capital gains corporate tax rates. If a Realty Company so elects, the net capital gain retained by it will be treated as having been (i) distributed to its stockholders, (ii) taxed at the stockholder level and (iii) contributed to the Realty Company in amount equal to the gain less the tax. In such a case, stockholders will receive certain tax credits and basis adjustments reflecting the deemed distribution and deemed payment of taxes by stockholders. The Code also permits a stockholder to elect to be treated for tax purposes as having (i) received a distribution in the amount specified in the election and (ii) contributed the amount thereof to the capital of Realty Company. If Realty Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year (other than capital gain income which Realty Company elects to retain and pay tax on), and (iii) any undistributed taxable income from prior periods, Realty Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Pursuant to recently enacted legislation, Realty Company may elect to retain rather than distribute its net long-term capital gains. The effect of such an election is that (i) Realty Company is required to pay the tax on such gains, (ii) U.S. Stockholders, while required to include their proportionate share of the undistributed long-term capital gain in income, will receive a credit or refund for their share of the tax paid by Realty Company, and (iii) the basis of a U.S. Stockholder's stock would be increased by the amount of the undistributed long-term capital gains (minus the amount of capital gains tax paid by Realty Company) included in the U.S. Stockholder's long-term capital gains. Realty Company intends to make timely distributions sufficient to satisfy the annual distribution requirement.

  "REIT taxable income" is the taxable income of a REIT, which generally is computed in the same fashion as the taxable income of any corporation, except that (i) certain deductions are not available, such as the deduction for dividends received, (ii) it may deduct dividends paid (or deemed paid) during the taxable year, (iii) net capital gains and losses are excluded, and (iv) certain other adjustments are made.

  It is possible that, from time to time, Realty Company may not have sufficient cash or other liquid assets to meet the 95% distribution requirement due to timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of such income and deduction of such expenses in calculating the taxable income of Realty Company. In the event that such an insufficiency or such timing differences occur, in order to meet the 95% distribution requirement Realty Company may find it necessary to arrange for borrowings or to pay dividends in the form of taxable stock dividends if it is practicable to do so.

  Under certain circumstances, Realty Company may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to stockholders in a later year, which may be included in Realty Company's deduction for dividends paid for the earlier year. Thus, Realty Company may be able to avoid being taxed on amounts distributed as deficiency dividends; however, Realty Company will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

 FAILURE TO QUALIFY

  If Realty Company fails to qualify for taxation as a REIT in any taxable year, and the relief provisions described above do not apply, Realty Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to stockholders in any year in which Realty Company fails to qualify will not be deductible by Realty Company and they will not be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary income, and subject to certain limitations of the Code, corporate distributees may be eligible for the dividends-received deduction. Unless entitled to relief under specific statutory provisions, Realty Company will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost, and will not be permitted to requalify unless it distributes any earnings and profits attributable to the period when it failed to qualify. In addition, it would be subject to tax on any built-in gains on property held during the period during which it did not qualify if it sold such property within 10 years of requalification, to the extent of its net built-in gain at the time of requalification. It is not possible to state whether in all circumstances Realty Company would be entitled to such statutory relief.

TAXATION OF U.S. STOCKHOLDERS OF REALTY COMPANY

 DISTRIBUTIONS GENERALLY

  As long as Realty Company qualifies as a REIT, distributions to a U.S. Stockholder up to the amount of Realty Company's current or accumulated earnings and profits (and not designated as capital gains dividends) will be taken into account as ordinary income and will not be eligible for the dividends-received deduction for corporations. Distributions that are designated by Realty Company as capital gain dividends will be treated as long-term capital gain (to the extent they do not exceed Realty Company's actual net capital gain) for the taxable year without regard to the period for which the stockholder has held its stock. However, corporate stockholders may be required to treat up to 20% of certain capital gains dividends as ordinary income, pursuant to Section 291(d) of the Code. Individuals are generally subject to differing rates of tax on various transactions giving rise to long-term capital gains or losses. In general, the long-term capital gains rate is
(i) 28% on capital gain from the sale or exchange of assets held for more than one year but not more than 18 months, (ii) 20% on capital gain from the sale or exchange of assets held for more than 18 months and (iii) 25% on capital gain from the sale or exchange of certain depreciable real estate eligible for the 20% rate up to the amount of depreciation deductions taken with respect to the real estate. Subject to certain limitations concerning the classification of Realty Company's long-term capital gains, Realty Company may designate a capital gain dividend as a 28% rate distribution, a 25% rate distribution or a 20% rate distribution. If Realty Company elects to retain capital gains rather than distribute them, a U.S. Stockholder will be deemed to receive a capital gain dividend equal to the amount of such retained capital gains. Such gains are subject to apportionment among the three rate groups set forth above. In such a case, a U.S. Stockholder will receive certain tax credits and basis adjustments reflecting the deemed distribution and deemed payment of taxes by the U.S. Stockholder. A distribution in excess of current or accumulated earnings and profits will first be treated as a tax-free return of capital, reducing the tax basis in the U.S. Stockholder's Realty Company Common Stock, and a distribution in excess of the U.S. Stockholder's tax basis in its Realty Company Common Stock will be a taxable gain realized from the sale of such shares. Dividends declared by Realty Company in October, November or December of any year payable to a stockholder of record on a specified date in any such month shall be treated as both paid by Realty Company and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by Realty Company during January of the following calendar year. U.S. Stockholders may not claim the benefit of any tax losses of Realty Company on their own income tax returns.

  Realty Company will be treated as having sufficient earnings and profits to treat as a dividend any distribution by Realty Company up to the amount required to be distributed in order to avoid imposition of the 4% excise tax discussed under "--Taxation of Realty Company--General" and "--Taxation of Realty Company--Annual Distribution Requirements" above. As a result, stockholders may be required to treat as taxable dividends certain distributions that would otherwise result in tax-free returns of capital. Moreover, any "deficiency dividend" will be treated as a "dividend" (an ordinary dividend or a capital gain dividend, as the case may be), regardless of Realty Company's earnings and profits.

  Losses incurred on the sale or exchange of Realty Company Common Stock held for less than six months will be deemed a long-term capital loss to the extent of any capital gain dividends received by the selling stockholder with respect to such stock.

 TREATMENT OF TAX-EXEMPT STOCKHOLDERS

  Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts ("Exempt Organizations"), generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated businesses taxable income ("UBTI"). While many investments in real estate generate UBTI, the Service has published a ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute UBTI, provided that the shares of the REIT are not otherwise used in an unrelated trade or business of the exempt employee pension trust. Based on this ruling, amounts distributed by Realty Company to Exempt Organizations generally should not constitute UBTI. However, if an Exempt Organization finances its acquisition of the Common Stock with debt, a portion of its income from Realty Company will constitute UBTI pursuant to the "debt financed property" rules. In addition, in certain circumstances, a pension trust that owns more than 10% of Realty Company's Common Stock is required to treat a percentage of the dividends from Realty Company as UBTI. This rule applies to a pension trust holding more than 10% of Realty Company's Common Stock only if
(i) the percentage of income of Realty Company that is UBTI (determined as if Realty Company were a pension trust) is at least 5%, (ii) Realty Company qualifies as a REIT by reason of the modification of the 5/50 Rule that allows beneficiaries of the pension trust to be treated as holding shares of Realty Company in proportion to their actuarial interests in the pension trust, and
(iii) either (A) one pension trust owns more than 25% of the value of Realty Company's Common Stock or (B) a group of pension trusts individually holding more than 10% of the value of Realty Company's Common Stock collectively owns more than 50% of the value of Realty Company's Common Stock.

TAXATION OF FOREIGN STOCKHOLDERS OF REALTY COMPANY

  The rules governing United States income taxation of Foreign Stockholders of Realty Company are complex, and no attempt will be made herein to provide more than a summary of such rules. A Foreign Stockholder should consult with its own tax advisor to determine the effect of Federal, state, local and country of tax residence income tax laws on an investment in Realty Company, including any reporting requirements.

  In general, a Foreign Stockholder will be subject to regular United States income tax to the same extent as a U.S. Stockholder with respect to income or gain derived from its investment in Realty Company if under all facts and circumstances such income or gain is "effectively connected" with such stockholder's conduct of a trade or business in the United States. See "Certain Federal Income Tax Considerations--Taxation of U.S. Stockholders of Realty Company." In general, a Foreign Stockholder will not be considered engaged in a United States trade or business solely as a result of its ownership of Realty Company Common Stock. A corporate Foreign Stockholder that receives income that is effectively connected with a United States trade or business may also be subject to the branch profits tax under Section 884 of the Code, which is payable in addition to the regular United States corporate income tax. The following discussion will apply to a Foreign Stockholder whose income or gain derived from investment in Realty Company, is in light of the facts and circumstances, not so effectively connected.

  The Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA") significantly affects the Federal income tax treatment of the sale or exchange of shares in REITs held by a Foreign Stockholder. Under FIRPTA, gain or loss realized on the sale or exchange of a "U.S. real property interest" ("USRPI") by a foreign taxpayer is treated by statute as effectively connected with a United States trade or business as a matter of law, without regard to the particular facts and circumstances. A distribution of cash to a Foreign Stockholder that is not attributable to gain from sales or exchanges by Realty Company of USRPIs and not designated by Realty Company as a capital gain dividend is not subject to FIRPTA but generally will be subject to the withholding of United States Federal income tax at a rate of 30%, unless (i) a lower treaty rate applies or (ii) the Foreign Stockholder files an IRS Form 4224 with the withholding agent certifying that the investment to which the distribution relates is effectively connected to a United States trade or business of such Foreign Stockholder. Recently, the United States has announced an objective of excluding REIT dividends from the withholding tax rate reductions contained in tax treaties and has announced that it will endeavor to renegotiate several recently negotiated treaties. A Foreign Stockholder who receives a distribution that has been subject to such withholding tax may file a claim for refund to the extent the withholding has been imposed on a portion of such distributions representing amounts in excess of current and accumulated earnings and profits.

  Under FIRPTA, distributions of proceeds attributable to gain from Realty Company's sale or exchange of a USRPI are subject to income tax at the normal capital gains rates applicable to U.S. Stockholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual). Also, these distributions may be subject to a 30% branch profits tax in the hands of a corporate Foreign Stockholder not entitled to a treaty exemption or reduced rate of tax. Treasury Regulations require the withholding of 35% of any distribution that could be designated by Realty Company as a capital gain dividend. This amount is creditable against the Foreign Stockholder's tax liability. It should be noted that the 35% withholding tax rate on capital gain dividends is higher than the maximum rate (which may be 20%, 25% or 28% on capital gains of individuals depending on all the facts and circumstances) on long-term capital gains of individuals. Capital gain dividends not attributable to gain on the sale or exchange of USRPIs are not subject to United States taxation if there is no requirement of withholding.

  If Realty Company is a "domestically-controlled REIT," a sale of Realty Company Common Stock by a Foreign Stockholder generally will not be subject to United States taxation. A domestically-controlled REIT is a REIT in which, at all times during a specified testing period, less than 50% in value of its shares is held directly or indirectly, under Code attribution rules, by Foreign Stockholders. It is currently anticipated that Realty Company will be a domestically-controlled REIT and, therefore, the sale of the Realty Company Common Stock will not be subject to taxation under FIRPTA. However, no assurance can be given that Realty Company will be a domestically-controlled REIT and, even if it is, that it will be able so to demonstrate.

  If Realty Company is not a domestically-controlled REIT, a sale of Realty Company Common Stock will be subject to tax under FIRPTA as a sale of a USRPI. Gain or loss from the sale is deemed effectively connected with a United States trade or business unless (i) Realty Company Common Stock is "regularly traded" (as defined by applicable Treasury Regulations) on an established securities market during the quarter in which the Realty Company Common Stock was sold and the selling stockholder holds, directly or indirectly, 5% or less of the Realty Company Common Stock during the five-year period ending on the date of disposition. The applicable Treasury Regulations that define "regularly traded" for this purpose may be interpreted to provide that a security will not be "regularly traded" for any calendar quarter during which 100 or fewer persons (treating related persons as one person) in the aggregate own 50% or more of such security or the quarterly trading volume is less than 7.5% of the average number of the issued and outstanding shares of such security (2.5% if there are 2,500 or more stockholders of record). In the event that the Realty Company Common Stock is not "regularly traded" and Realty Company did not at that time constitute a domestically-controlled REIT, a Foreign Stockholder (without regard to its ownership percentage of Realty Company Common Stock) must treat as effectively connected with a United States trade or business any gain or loss on any sale or other disposition of Realty Company Common Stock that occurs within a calendar quarter during which the Realty Company Common Stock was not "regularly traded" and the shares were a USRPI.

  If the gain on the sale of Realty Company Common Stock were subject to taxation under FIRPTA, the Foreign Stockholder would be subject to the same treatment as a U.S. Stockholder with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual). Notwithstanding the foregoing, capital gain from sale of shares of a REIT not subject to FIRPTA will nonetheless be taxable to a Foreign Stockholder who is an individual (under rules generally applicable to U.S. Stockholders) if such person is in the United States for 183 days or more during the taxable year of disposition and certain other conditions apply. In any event, a purchaser of Realty Company Common Stock from a Foreign Stockholder will not be required under FIRPTA to withhold on the purchase price if the purchased Realty Company Common Stock is "regularly traded" on an established securities market or if Realty Company is a domestically-controlled REIT. Otherwise, under FIRPTA the purchaser of Realty Company Common Stock may be required to withhold 10% of the purchase price and remit such amount to the Service.

  Shares of Realty Company owned by a Foreign Stockholder decedent are subject to United States Federal estate tax (which is imposed at rates up to 55%) unless an estate tax treaty binding upon the United States provides otherwise.

INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING TAX

  Realty Company will report to its stockholders and the Service the amount of dividends paid or deemed paid during each calendar year, and the amount of tax withheld, if any, unless an exemption to reporting requirements applies.

 UNITED STATES STOCKHOLDERS

  Under certain circumstances, a U.S. Stockholder may be subject to backup withholding at a rate of 31% on payments made with respect to, or cash proceeds of a sale or exchange of, Realty Company Common Stock. Backup withholding will apply only if the holder (i) fails to furnish the person required to withhold with its Taxpayer Identification Number ("TIN") which, for an individual, would be his or her Social Security Number, (ii) furnishes an incorrect TIN, (iii) is notified by the Service that it has failed properly to report payments of interest and dividends, or (iv) under certain circumstances, fails to certify, under penalty of perjury, that it has furnished a correct TIN and has not been notified by the Service that it is subject to backup withholding for failure to report interest and dividend payments. Backup withholding will not apply with respect to payments made to certain exempt recipients, such as corporations and tax-exempt organizations. A U.S. Stockholder should consult with a tax advisor regarding qualification for exemption from backup withholding and the procedure for obtaining such an exemption. Backup withholding is not an additional tax. Rather, the amount of any backup withholding with respect to a payment to a U.S. Stockholder will be allowed as a credit against such U.S. Stockholder's United States Federal income tax liability and may entitle such U.S. Stockholder to a refund, provided that the required information is furnished to the Service.

 FOREIGN STOCKHOLDERS

  Additional issues may arise pertaining to information reporting and backup withholding with respect to Foreign Stockholders, and a Foreign Stockholder should consult with a tax advisor with respect to any such information reporting and backup withholding requirements. Backup withholding with respect to a Foreign Stockholder is not an additional tax. Rather, the amount of any backup withholding with respect to a payment to a Foreign Stockholder will be allowed as a credit against any United States Federal income tax liability of such Foreign Stockholder. If withholding results in an overpayment of taxes, a refund may be obtained provided that the required information is furnished to the Service.

OTHER TAX CONSEQUENCES

  Realty Company and its stockholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of Realty Company and its stockholders may not conform to the Federal income tax consequences discussed above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in Realty Company.

OWNERSHIP AND DISPOSITION OF DISTRIBUTED SHARES

 TAXATION OF DIVIDENDS AND STOCK DISTRIBUTIONS

  U.S. Stockholders generally will treat the gross amount of any cash dividends paid by Operating Company as dividend income for United States Federal income tax purposes to the extent of Operating Company's then current or accumulated tax earnings and profits. The amount of a distribution that exceeds Operating Company's current or accumulated tax earnings and profits will reduce a U.S. Stockholder's basis in its Distributed Shares to the extent of such basis, and any amount of a distribution in excess of such U.S. Stockholder's basis will be capital gain to the U.S. Stockholder. Corporate holders of Distributed Shares will, subject to generally applicable limitations, be entitled to a 70% dividends received deduction with respect to amounts treated as dividends for United States Federal income tax purposes. Dividends paid to Foreign Stockholders will be subject to a 30% withholding tax. The rate of tax may be reduced by applicable treaties.

 SALE OR OTHER DISPOSITION

  The sale or other disposition (including, in some cases, redemption) of the Distributed Shares by a U.S. Stockholder generally will result in the recognition of capital gain or loss to the holder in an amount equal to the difference between the amount realized and the U.S. Stockholder's adjusted basis in the Distributed Shares. A U.S. Stockholder's adjusted basis in Distributed Shares generally will be the fair market value of such shares as of the Distribution Date, reduced (but not below zero) by the amount of any distributions received with respect to such shares that are not treated as dividends. If the U.S. Stockholder has held its Distributed Shares for more than one year, such capital gain or loss will be long-term capital gain or loss. Individual holders are subject to a 28% tax on long-term capital gains, but are subject to only a maximum 20% tax on such gain if they have held the Distributed Shares for more than 18 months. Corporate holders are generally subject to a 35% tax on all capital gain, regardless of the period they hold Distributed Shares. A U.S. Stockholder's holding period for Distributed Shares acquired in the Distribution will begin on the day after Distribution Date.

  Capital losses are generally deductible to the extent of capital gains. Non-corporate taxpayers may deduct the excess of capital losses over capital gains, whether long-term or short-term, in an amount up to $3,000 a year ($1,500 in the case of a married individual filing separately). Non-corporate taxpayers may carry forward unused capital losses indefinitely. Unused capital losses of a corporation may be carried back three years and carried forward five years.

  Distributed Shares owned by a Foreign Stockholder are subject to United States Federal estate tax (which is imposed at rates up to 55%) unless an estate tax treaty binding upon the United States provides otherwise.

 INFORMATION REPORTING AND BACKUP WITHHOLDING

  Dividend payments on the Distributed Shares will be subject to certain information, reporting and backup withholding requirements. See "-- Information, Reporting Requirements and Backup Withholding Tax."

                         DESCRIPTION OF CAPITAL STOCK

REALTY COMPANY

 GENERAL

  If approved by the stockholders as set forth in this Proxy Statement, and subject to certain conditions set forth herein, the Company will adopt the Charter Amendment Proposals which will (a) add certain transfer restrictions and related provisions with respect to the Company's capital stock desirable for the Company to protect its status as a REIT for Federal income tax purposes, (b) change the name of the Company to "VenTrust, Inc.," and (c) increase the number of authorized shares of Company Preferred Stock from 1,000,000 shares to 10,000,000 shares.

  The authorized capital stock of the Company currently consists of 180,000,000 shares of Company Common Stock, par value $.25 per share, and 1,000,000 shares of Company Preferred Stock, of which 65,000 shares are designated Series A Preferred Stock ("Company Series A Preferred Stock") and 300,000 shares are designated Series A Participating Preferred Stock ("Company Series A Participating Preferred Stock"). Each share of Company Common Stock trades with an associated Company Right. See "--Description of Company
Rights." As of      , 1998, there were   shares of Company Common Stock
outstanding, with an additional    shares issued and held in treasury. In
addition, as of      , 1998, an aggregate of    shares of Company Common Stock
were reserved for issuance pursuant to various option plans. There are no shares of Company Preferred Stock outstanding.

 COMMON STOCK

  The holders of Company Common Stock are entitled to one vote per share for each share held of record on all matters submitted to a vote of stockholders and are entitled to receive ratably such dividends as may be declared by the Company Board out of funds legally available therefor. As a Delaware corporation, the Company is subject to statutory limitations on the declaration and payment of dividends. In the event of a liquidation, dissolution or winding up of the Company, holders of Company Common Stock have the right to a ratable portion of the assets remaining after payment of all liabilities and the aggregate liquidation preferences of any outstanding shares of Company Preferred Stock. The holders of Company Common Stock have no preemptive rights. All outstanding shares of Company Common Stock are fully
paid and non-assessable. As of      , 1998, there were     holders of record
of Company Common Stock.

  The REIT Charter Amendments. The Ownership Limitation Provision provides that, subject to certain exceptions specified in the Company Charter, no person may own, or be deemed to own by virtue of the applicable attribution provision of the Code, more than the Ownership Limit. The Company Board may, but in no event will be required to, waive the Ownership Limit if it determines that such ownership will not jeopardize Realty Company's status as a REIT. As a condition of such waiver, the Company Board may require opinions of counsel satisfactory to it and undertakings or representations from the applicant with respect to preserving the REIT status of Realty Company. The Ownership Limitation Provision will not apply if the Company Board and the holders of at least 66 2/3% of the outstanding shares of capital stock entitled to vote on such matter determine that it is no longer in the best interest of Realty Company to attempt to qualify, or to continue to qualify, as a REIT.

  Any purported transfer of capital stock of Realty Company and/or any other event that would otherwise result in any person or entity violating the Ownership Limit will be void and of no force or effect as to that number of shares in excess of the Ownership Limit and the Prohibited Transferee shall acquire no right or interest (or, in the case of any event other than a purported transfer, the Prohibited Owner shall cease to own any right or interest) in such excess shares. In addition, if any transfer of capital stock of Realty Company or any other event would cause Realty Company to become "closely held" under the Code or otherwise to fail to qualify as a REIT under the Code, then such purported transfer will be void and of no force or effect as to that number of shares in excess of the number that could have been transferred without such result and the Prohibited Transferee shall acquire no right or interest (or, in the case of any event other than a transfer, the Prohibited Owner shall cease to own any right or interest) in such excess shares. Also, if any purported transfer of capital stock of Realty Company or any other event would otherwise cause Realty Company to own, or be deemed to own by virtue of the applicable attribution provisions of the Code, 10% or more of the ownership interests in Operating Company or in any sublessee, then any such purported transfer will be void and of no force or effect as to that number of shares in excess of the number that could have been transferred without such result, and the Prohibited Transferee shall acquire no right or interest (or, in the case of any event other than a transfer, the Prohibited Owner shall cease to own any right or interest) in such excess shares.

  Any such excess shares described above will be transferred automatically, by operation of law, to a trust, the beneficiary of which will be a qualified charitable organization selected by Realty Company (the "Beneficiary"). The trustee of the trust who shall be designated by Realty Company and be unaffiliated with Realty Company and any Prohibited Owner, will be empowered to sell such excess shares to a qualified person or entity and distribute to a Prohibited Transferee an amount equal to the lesser of the price paid by the Prohibited Transferee for such excess shares or the sales proceeds received by the trust for such excess shares. In the case of any excess shares resulting from any event other than a transfer, or from a transfer for no consideration, the trustee will be empowered to sell such excess shares to a qualified person or entity and distribute to the Prohibited Owner an amount equal to the lesser of the fair market value of such excess shares on the date of such event or the sales proceeds received by the trust for such excess shares. Prior to a sale of any such excess shares by the trust, the trustee will be entitled to receive, in trust for the benefit of the Beneficiary, all dividends and other distributions paid by Realty Company with respect to such excess shares, and also will be entitled to exercise all voting rights with respect to such excess shares.

  Any purported transfer of capital stock of Realty Company that would otherwise cause Realty Company to be beneficially owned by fewer than 100 persons will be null and void in its entirety, and the intended transferee will acquire no rights in such stock.

  The text of the Ownership Limitation Provision is set forth in Appendix B to this Proxy Statement. In the event that the Ownership Limitation Provision is approved, the Company Board will adopt conforming amendments to the Company By-Laws which will become effective upon effectiveness of the Ownership Limitation Provision. See "The Charter Amendment Proposals--REIT Charter Amendments."

 PREFERRED STOCK

  The Company Board may, without further action by the stockholders of the Company, designate and issue preferred stock in one or more series and fix the rights and preferences thereof, including the voting rights, dividend rights and rates, redemption rights (including sinking fund provisions), conversion rights, liquidation rights, priority as to other series of preferred stock and any other powers, preferences, privileges and relative participating, optional or other special rights of the series and the qualifications, limitations or restrictions thereof.

  The rights of the holders of Company Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any shares of preferred stock that may be issued in the future. Issuance of shares of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of the outstanding voting stock of the Company. If the Preferred Stock Charter Amendment is approved, the Company will have 10,000,000 shares of Company Preferred Stock authorized. See "The Company Charter Amendment Proposals--Preferred Stock Charter Amendment" and "--Description of Company Rights." The Company has no present plans to issue any shares of Company Preferred Stock.

 DESCRIPTION OF COMPANY RIGHTS

  On July 20, 1993, the Company Board declared a dividend of one Company Right (currently 0.667 of a Company Right as adjusted for the Company's three-for-two stock split effected October 25, 1994) for each outstanding share of Company Common Stock. Each Company Right entitles the holder to purchase from the Company one one-hundredth of a share of Company Series A Participating Preferred Stock at a purchase price of $110, subject to future adjustment (currently and as so adjusted, the "Company Purchase Price"). The dividend was paid to holders of record as of August 1, 1993 (the "Company Record Date"). Company Rights are also issued with shares of Company Common Stock issued after the initial dividend distribution and before the occurrence of certain specified events (which have not occurred as of the date hereof). Until a Company Right is exercised, the holder thereof, as such, has no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

  The terms and conditions of the Company Rights are set forth in a Rights Agreement dated as of July 20, 1993 (the "Company Rights Agreement"), between the Company and National City Bank of Cleveland, Ohio, as Rights Agent, as amended by the First Amendment to Rights Agreement, dated as of August 11, 1995 (the "First Amendment"), and as to be amended by the Second Amendment to Rights Agreement, dated as of February 1, 1998 (the "Second Amendment"). The Company Rights Agreement has been filed with the Commission as an exhibit to the Company's Registration Statement on Form 8-A filed on July 21, 1993, the First Amendment has been filed with the Commission as an exhibit to the Company's Registration Statement on Form 8-A/A filed on August 11, 1995 and the Second Amendment will be filed with the Commission as an exhibit to the
Company's Registration Statement on Form 8-A/A filed on      , 1998. The
existence of the Company Rights may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of the outstanding voting stock of the Company. The following summary description of the Company Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, the First Amendment and the Second Amendment.

  The Company Rights are currently attached to all Company Common Stock certificates representing outstanding shares, and no separate Company Rights certificates have been distributed. Until the earlier to occur of (i) the first date (the "Company Stock Acquisition Date") of a public announcement that, without the prior approval of the Company (which approval is prohibited under certain circumstances as described below), a person or group of affiliated or associated persons (a "Company Acquiring Person") has acquired, or obtained the right to acquire beneficial ownership of securities having 9.9% or more of the voting power of all outstanding voting securities of the Company or (ii) ten days (unless such date is extended by the Company Board) following the commencement of (or a public announcement of an intention to make) a tender offer or exchange offer which would result in any person or group of related persons becoming a Company Acquiring Person (the earlier of such dates being called the "Company Rights Distribution Date"), the Company Rights will continue to be evidenced by the Company Common Stock certificates. Until the Company Rights Distribution Date, the Company Rights will be transferred only with Company Common Stock certificates. New Company Common Stock certificates issued after the Company Record Date upon transfer or new issuance of the Company Common Stock contain a notation incorporating the Company Rights Agreement by reference. Until the Company Rights Distribution Date (or earlier redemption, exchange, or expiration of the Company Rights), the surrender for transfer of any certificates for Company Common Stock will also constitute the transfer of the Company Rights associated with the Company Common Stock represented by such certificate. As soon as practicable following the Company Rights Distribution Date, separate certificates evidencing the Company Rights ("Company Rights Certificates") will be mailed to holders of record of the Company Common Stock as of the close of business on the Company Rights Distribution Date, and the separate Company Rights Certificates alone will evidence the Company Rights.

  The Company Rights will not be exercisable until the Company Rights Distribution Date. The Company Rights will expire on the earliest of (i) the close of business on July 19, 2003; (ii) consummation of a merger transaction with a person or group who acquired Company Common Stock pursuant to a Company Permitted Offer (as defined in the Company Rights Agreement), and is offering in the merger the same form of consideration, and not less than the price per share, paid pursuant to the Company Permitted Offer; (iii) redemption by the Company as described below; or (iv) exchange by the Company as described below.

  The Company Purchase Price payable, and the number of shares of Company Series A Participating Preferred Stock or other securities issuable, upon exercise of the Company Rights will be subject to an adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of the Company Series A Participating Preferred Stock, (ii) upon the grant to holders of the Company Series A Participating Preferred Stock, certain convertible securities or securities having rights, privileges and preferences the same as, or more favorable than, the Company Series A Participating Preferred Stock at less than the current market price of the Company Series A Participating Preferred Stock or (iii) upon the distribution to holders of the Company Series A Participating Preferred Stock of evidences of indebtedness, cash (excluding regular quarterly cash dividends out of earnings or retained earnings), assets (other than a dividend payable in Company Series A Participating Preferred Stock) or of subscription rights or warrants (other than those referred to above).

  In the event that, after the first date of public announcement by the Company or a Company Acquiring Person that a Company Acquiring Person has become such, the Company is involved in a merger or other business combination transaction in which the Company Common Stock is exchanged or changed (other than a merger with a person or group who acquired Company Common Stock pursuant to a Company Permitted Offer and is offering in the merger not less than the price paid pursuant to the Company Permitted Offer and the same form of consideration paid in the Company Permitted Offer), or 50% or more of the Company's assets or earning power are sold (in one transaction or a series of transactions), proper provision shall be made so that each holder of a Company Right (other than such Company Acquiring Person) shall thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Company Right, that number of shares of common stock of the acquiring company (or, in the event that there is more than one acquiring company, the acquiring company receiving the greatest portion of the assets or earning power transferred) which at the time of such transaction would have a market value of two times the exercise price of the Company Right (such right being called the "Flip-over Right").

  In the event that a Company Acquiring Person becomes such, proper provision shall be made so that each holder of a Company Right will for a 60 day period thereafter have the right to receive upon exercise that number of shares of Company Common Stock having a market value of two times the exercise price of the Company Right, to the extent available, and then (after all authorized and unreserved shares of Company Common Stock have been issued), a common stock equivalent (such as Company Series A Participating Preferred Stock or another equity security with at least the same economic value as the Company Common Stock) having a market value of two times the exercise price of the Company Right, with Company Common Stock to the extent available being issued first (such right being called the "Flip-in Right").

  The holder of a Company Right will continue to have the Flip-over Right whether or not such holder exercises the Flip-in Right. Upon a Company Acquiring Person becoming such (other than pursuant to a Permitted Offer), any Company Rights that are issued to or beneficially owned by such Company Acquiring Person or, under certain circumstances, transferees thereof, shall become null and void and thereafter may not be transferred to any person.

  With certain exceptions, no adjustments in the Company Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Company Purchase Price. No fractions of shares will be issued and, in lieu thereof, an adjustment in cash will be made based on the market price of the Company Common Stock on the last trading date prior to the date of exercise.

  At any time prior to the earlier to occur of (i) a person becoming a Company Acquiring Person or (ii) the expiration of the Company Rights, the Company may redeem the Company Rights in whole, but not in part, at a price of $.01 in cash per Company Right (the "Company Rights Redemption Price"), which redemption shall be effective upon the action of the Company Board in the exercise of its sole discretion. Additionally, the Company may, following the Company Stock Acquisition Date, redeem the then outstanding Company Rights in whole, but not in part, at the Company Rights Redemption Price, following an event giving rise to, and the expiration of the exercise period for, the Flip-in Right, provided that redemption is prior to an event giving rise to the Flip-over Right, either (i) in connection with a merger or other business combination transaction or series of transactions involving the Company in which all holders of Company Common Stock are treated alike but not involving (other than as a holder of Company Common Stock being treated like all other such holders) a

Company Acquiring Person or (ii) if and for as long as the Company Acquiring Person is not thereafter the beneficial owner of 9.9% of the shares of Company Common Stock and, at the time of the redemption, no other persons are Company Acquiring Persons. Upon the effective date of the redemption of the Company Rights, the right to exercise the Company Rights will terminate and the only right of the holders of Company Rights will be to receive the Company Rights Redemption Price.

  The Company Board may, at its option, at any time after any person becomes a Company Acquiring Person, exchange all or part of the then outstanding and exercisable Company Rights for shares of Company Common Stock at an exchange ratio of one share of Company Common Stock per Company Right, appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the Company Rights Record Date. Notwithstanding the foregoing, the Company Board is not empowered to effect such exchange at any time after any person (other than the Company, any subsidiary of the Company, any employee benefit plan of the Company or any such subsidiary, or any entity holding Company Common Stock for or pursuant to the terms of any such plan), together with all affiliates and associates of such person, becomes the beneficial owner of 50% or more of the Company Common Stock then outstanding. Immediately upon the action of the Company Board ordering the exchange of any Company Rights, and without any further action and without any notice, the right to exercise such Company Rights shall terminate and the only right thereafter of a holder of such Company Rights shall be to receive that number of shares of Company Common Stock equal to the number of such Company Rights held by such holder.

  Prior to a person becoming a Company Acquiring Person the Company Board may amend the Company Rights Agreement without approval of the holders of the Company Rights in order to cure any ambiguity, to correct or supplement any provision contained in the Company Rights Agreement, to make any other provisions with respect to the Company Rights that the Company may deem necessary or desirable or to lower the threshold at which a Company Acquiring Person becomes such to not less than the greater of (i) .001% plus the percentage amount then beneficially owned by any person (other than the Company and certain of its affiliates) and (ii) 10%. After the time a person becomes a Company Acquiring Person, the provisions of the Company Rights Agreement may only be amended by the Company Board to make changes that do not adversely affect the interests of holders of Company Rights.

  The Company Series A Participating Preferred Stock purchasable upon exercise of the Company Rights will be nonredeemable and junior to any other series of preferred stock the Company may issue (unless otherwise provided in the terms of such stock). Each share of Company Series A Participating Preferred Stock will have a preferential quarterly dividend in an amount equal to 100 times the dividend declared on each share of Company Common Stock, but in no event less than $1.00. In the event of liquidation, the holders of Company Series A Participating Preferred Stock will receive a preferred liquidation payment equal to $100 per share, plus an amount equal to accrued and unpaid dividends thereon to the date of such payment. Each share of Company Series A Participating Preferred Stock will have 100 votes, voting together with the shares of Company Common Stock as a single voting group. In the event of any merger, consolidation or other transaction in which shares of Company Common Stock are exchanged, each share of Company Series A Participating Preferred Stock will be entitled to receive 100 times the amount and type of consideration received per share of Company Common Stock. The Company shall not be required to issue fractions of a share of Company Series A Participating Preferred Stock.

  Until a Company Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends. The Company shall not be required to issue fractions of Company Rights.

 TRANSFER AGENT

  The transfer agent and registrar for Company Common Stock is National City Bank, Cleveland, Ohio.

OPERATING COMPANY

 GENERAL

  The authorized capital stock of Operating Company currently consists of 1,000 shares of Operating Company Common Stock, par value $.25 per share, of which 100 shares are issued and outstanding and are owned by the Company. Prior to the Distribution Date, the Operating Company Charter will be amended by the Operating Company Board and by the Company, as sole stockholder of Operating Company. Under the amended Operating Company Charter, which will be substantially in the form set forth as an exhibit to the Registration Statement, the total number of shares of all classes of stock that Operating Company will have authority to issue under the Operating Company Charter will be 160,000,000, of which 150,000,000 will be shares of Operating Company Common Stock and 10,000,000 will be shares of preferred stock, par value $1.00 per share (the "Operating Company Preferred Stock"). Based on the number of
shares of Company Common Stock outstanding as of      , 1998, approximately
shares of Operating Company Common Stock, constituting approximately % of the authorized Operating Company Common Stock, will be issued to stockholders of the Company in the Reorganization Transactions. In addition, an aggregate of approximately 6,600,000 shares of Operating Company Common Stock will be reserved for issuance pursuant to various option and warrant plans of Operating Company. All of the shares of Operating Company Common Stock issued in the Reorganization Transactions will be validly issued, fully paid and nonassessable. In addition, as part of the consideration to be paid by Operating Company to the Company for the Transferred Assets, Operating Company will issue $10 million of the Operating Company Series A Preferred Stock to the Company. The Company currently expects to sell all of the Operating Company Series A Preferred Stock to one or more unaffiliated third parties immediately following the Reorganization Transactions. See "The Distribution Proposal--The Reorganization Transactions."

 COMMON STOCK

  The holders of Operating Company Common Stock will be entitled to one vote per share for each share held of record on all matters submitted to a vote of stockholders and will be entitled to receive ratably such dividends as may be declared by the Operating Company Board out of funds legally available therefor. As a Delaware corporation, Operating Company will be subject to statutory limitations on the declaration and payment of dividends. In the event of a liquidation, dissolution or winding up of Operating Company, holders of Operating Company Common Stock will have the right to a ratable portion of assets remaining after payment of all liabilities and the aggregate liquidation preferences of any outstanding shares of Operating Company Preferred Stock. See "Risk Factors--Payment of Dividends." The holders of Operating Company Common Stock will have no preemptive rights. All shares of Operating Company Common Stock issued in the Reorganization Transactions will be fully paid and non-assessable.

 PREFERRED STOCK

  The Operating Company Board will be authorized to, without further action by the stockholders of Operating Company, designate and issue preferred stock in one or more series and fix the rights and preferences thereof, including the voting rights, dividend rights and rates, redemption rights (including sinking fund provisions), conversion rights, liquidation rights, priority as to other series of preferred stock and any other powers, preferences, privileges and relative participating, optional or other special rights of the series and the qualifications, limitations or restrictions thereof.

  The rights of the holders of Operating Company Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any shares of preferred stock that may be issued in the future. Issuance of shares of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of the outstanding voting stock of Operating Company. See "Certain Antitakeover Effects of Certain Charter and By-laws Provisions and the Company Rights."

  See "The Distribution Proposal--The Reorganization Transactions--Operating Company Series A Preferred Stock" for a description of the Operating Company Series A Preferred Stock to be issued to the Company.

 TRANSFER AGENT

  The transfer agent and registrar for Operating Company Common Stock will be National City Bank, Cleveland, Ohio.

                    CERTAIN ANTITAKEOVER EFFECTS OF CERTAIN
             CHARTER AND BY-LAWS PROVISIONS AND THE COMPANY RIGHTS

GENERAL

  Both the Company Charter, including certain of the Charter Amendment Proposals if approved, and the Operating Company Charter will contain provisions that will make more difficult the acquisition of control of the Company or Operating Company, respectively, by means of a tender offer, open market purchases, a proxy fight or otherwise that are not approved by their respective boards. The Company By-laws and the Operating Company By-laws will also contain provisions that could have an antitakeover effect.

  The purposes of such provisions of the Company Charter and the Company By-laws and the Operating Company Charter and the Operating Company By-laws are to discourage certain types of transactions, described below, which may involve an actual or threatened change of control of the Company or Operating Company and to encourage persons seeking to acquire control of the Company or Operating Company to negotiate the terms of any proposed business combination or offer with their respective boards. The provisions are designed to reduce the vulnerability of the Company or Operating Company to an unsolicited proposal for a takeover that does not contemplate the acquisition of all outstanding shares or is otherwise unfair to stockholders of the Company or Operating Company, or an unsolicited proposal for the restructuring or sale of all or part of the Company or Operating Company. The Company believes that, as a general rule, such proposals would not be in the best interests of the Company, Operating Company and the stockholders of each. These provisions will help ensure that the Company Board or the Operating Company Board, if confronted by a surprise proposal from a third party which has acquired a block of stock, will have sufficient time to review the proposal and appropriate alternatives to the proposal and to act in what it believes to be the best interests of the stockholders.

  There has been a marked increase in hostile takeover activity during the last three years. The Company believes that the provisions discussed herein may provide some measure of protection for stockholders against certain potentially coercive takeover tactics. Such takeover tactics include the accumulation of substantial stock positions in public companies by third parties as a prelude to proposing a hostile takeover, a restructuring or a sale of all or part of a company or another similar extraordinary corporate action. Such actions are often undertaken by a third party without advance notice to, or consultation with, the management or board of directors of a company. In many cases, the purchaser seeks representation on a company's board of directors in order to increase the likelihood that its proposal will be implemented by a company. If a company resists the efforts of the purchaser to obtain representation on the company's board, a purchaser may commence a proxy contest to have its nominees elected to the board of directors in place of certain directors or in place of the entire board of directors. In some cases, a purchaser may not truly be interested in taking over a company, but may use the threat of a proxy fight and/or a bid to take over a company as a means of forcing the company to repurchase its equity position at a substantial premium over market price.

  The Company believes that the imminent threat of removal of the Company's or Operating Company's management or board of directors in such situations would severely curtail the ability of management or the board of directors to negotiate effectively with such purchasers. Management or the board of directors would be deprived of the time and information necessary to evaluate the takeover proposal, to study alternative proposals and to help ensure that the best price is obtained in any transaction involving the Company or Operating Company which may ultimately be undertaken. If the real purpose of a takeover bid were to force the Company or Operating Company to repurchase an accumulated stock interest at a premium price, management or the board of directors would face the risk that, if it did not repurchase the purchaser's stock interest, the Company's or Operating Company's business and management would be disrupted, perhaps irreparably.

  These provisions, individually and collectively, will make difficult and may discourage a merger, tender offer or proxy fight, even if such transaction or occurrence may be favorable to the interests of the stockholders, and may delay or frustrate the assumption of control by a holder of a large block of Operating Company Common Stock or Company Common Stock and the removal of incumbent management, even if such removal might be beneficial to stockholders. Furthermore, these provisions may deter or could be used to frustrate a future takeover attempt which is not approved by the incumbent board of directors, but which the holders of a majority of the shares may deem to be in their best interests or in which stockholders may receive a substantial premium for their stock over prevailing market prices of such stock. By discouraging takeover attempts these provisions might have the incidental effect of inhibiting certain changes in management (some or all of the members of which might be replaced in the course of a change of control) and also the temporary fluctuations in the market price of the stock which often result from actual or rumored takeover attempts.

  Set forth below is a description of such provisions in the Charter Amendment Proposals and the Company By-laws, and the Operating Company Charter and the Operating Company By-laws. Such description is intended as a summary only and is qualified in its entirety by reference to "The Charter Amendment Proposals" and the Company Charter and the Company By-laws, which are exhibits to the Company's Annual Report on Form 10-K for the year ended December 31, 1995 and the Operating Company Charter and the Operating Company By-laws, which will be filed as exhibits to the Registration Statement. Capitalized terms used and not defined herein are defined in the Company Charter or the Company By-laws and the Operating Company Charter or the Operating Company By-laws, as the case may be.

CLASSIFIED BOARD OF DIRECTORS

  The Operating Company Charter will provide for the Operating Company Board to be divided into three classes serving staggered terms so that directors' initial terms will expire either at the 1999, 2000 or 2001 Annual Meeting of Operating Company stockholders. Starting with the 1999 Annual Meeting of Operating Company stockholders, one class of directors would be elected each year for three-year terms. See "Management of the Company and Management of Realty Company and Operating Company After the Reorganization Transactions-- Operating Company--Directors of Operating Company."

  The classification of the Operating Company Board will have the effect of making it more difficult for its stockholders to change the composition of the Operating Company Board in a relatively short period of time. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of the Operating Company Board. Such a delay may help ensure that the Operating Company Board, if confronted by a stockholder's attempt to force a stock repurchase at a premium above market price, a proxy contest or an extraordinary corporate transaction, will have sufficient time to review the proposal and appropriate alternatives to the proposal and to act in what it believes are the best interests of the stockholders. The Company also believes that a classified board of directors will help assure the continuity and stability of the Operating Company Board and Operating Company's business strategies and policies as determined by the Operating Company Board, because generally a majority of the directors at any given time will have had prior experience as directors of Operating Company.

  The classified board provision could have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of Operating Company even though such an attempt might be beneficial to Operating Company and its stockholders. The classified board provision could thus increase the likelihood that incumbent directors will retain their positions.

NUMBER OF DIRECTORS; REMOVAL; FILLING VACANCIES

  The Operating Company Charter will provide that the number of directors will be fixed from time to time by the Operating Company Board. Accordingly, the Operating Company Board could prevent any stockholder from obtaining majority representation on the Operating Company Board by enlarging such board of directors and filling the new directorships with its own nominees.

  Moreover, while the Company Charter currently permits removal of directors with or without cause by vote of the holders of a majority of the outstanding stock, the Operating Company Charter will provide that directors may be removed only for cause and only by the affirmative vote of holders of 66 2/3% of the voting power of all of the then-outstanding shares of Operating Company Common Stock voting together as a single class. This provision would preclude stockholders from removing incumbent directors without cause and filling the vacancies created by such removal with their own nominees.

LIMITATIONS ON STOCKHOLDER ACTION BY WRITTEN CONSENT; ANNUAL MEETINGS

  Under the Delaware Law, unless otherwise provided in the certificate of incorporation, any action required or permitted to be taken by the stockholders of a Delaware corporation may be taken without a meeting, without prior notice and without a stockholder vote if a written consent setting forth the action to be taken is signed by the holders of outstanding stock having the requisite number of shares that would be necessary to authorize such action at a meeting at which all shares entitled to vote thereon were present and voted. The Company Charter currently provides that stockholders may take action by written consent if a consent in writing, setting forth the actions so taken, shall be signed by the holders of at least 80% of all the issued and outstanding shares of stock of the Company entitled to vote thereon. The Operating Company Charter will provide that stockholder action can be taken only at an annual or special meeting of stockholders, and prohibit stockholder action by written consent in lieu of a meeting. The Company By-laws provide and the Operating Company By-laws will provide that special meetings of stockholders can be called only by the Chairman of the Board or pursuant to resolution of the respective board of directors. Stockholders are not permitted to call a special meeting or to require that the respective board of directors call a special meeting of stockholders.

  The provisions of the Company Charter and the Operating Company Charter restricting stockholder action by written consent may have the effect of delaying consideration of a stockholder proposal until the next annual meeting unless a special meeting is called by the Chairman of the Board or pursuant to a board resolution. These provisions would also prevent the holders of a majority of the voting power of Company Common Stock or Operating Company Common Stock, as the case may be, from using the written consent procedure to take stockholder action and, in the case of Operating Company, from taking action by consent without giving all the stockholders of Operating Company entitled to vote on a proposed action the opportunity to participate in determining such proposed action. Moreover, a stockholder could not force stockholder consideration of a proposal over the opposition of the Company Board or the Operating Company Board, as the case may be, by calling a special meeting of stockholders prior to the time the board believed such consideration to be appropriate.

ADVANCE NOTICE PROVISIONS FOR STOCKHOLDER NOMINATIONS AND STOCKHOLDER
PROPOSALS

  The Operating Company By-laws will establish an advance notice procedure with regard to the nomination, other than by or at the direction of the respective board of directors, of candidates for election as directors (the "Nomination Procedure") and, also with respect to the Company By-laws, with regard to certain matters to be brought before an annual meeting of stockholders (the "Business Procedure").

  Pursuant to the Operating Company By-laws, the Nomination Procedure provides that only persons who are nominated by, or at the direction of, the board of directors or by a stockholder of record who has given timely prior written notice to the Secretary of the Company or Operating Company, respectively, prior to the meeting at which directors are to be elected will be eligible for election as directors. The Business Procedure provides that at an annual meeting only such business can be conducted as has been brought before the meeting pursuant to the notice of the meeting, by, or at the direction of, the board of directors or by a stockholder of record who has given timely prior written notice to the Secretary of such stockholder's intention to bring such business before the meeting. To be timely, notice must generally be received by the Company or Operating Company, as applicable, not less than 60 days nor more than 90 days prior to the first anniversary of the previous year's annual meeting. For notice of a stockholder nomination to be made at a special meeting at which directors are to be elected to be timely, such notice must be received not earlier than the 90th day before such meeting and not later than the later of (1) the 60th day prior to such meeting and (2) the tenth day after public announcement of the date of such meeting is first made.

  Under the Nomination Procedure, notice to Operating Company from a stockholder who proposes to nominate a person at a meeting for election as director must contain certain information about that person, including such person's consent to be nominated and such information as would be required to be included in a proxy statement soliciting proxies for the election of the proposed nominee, and certain information about the stockholder proposing to nominate that person or the beneficial owner, if any, on whose behalf the nomination is made. Under the Business Procedure, notice relating to the conduct of business must contain certain information about such business and about the stockholder who proposes to bring the business before the meeting including a brief description of the business the stockholder proposes to bring before the meeting, the reasons for conducting such business at such meeting, the class and number of shares of stock beneficially owned by such stockholder, and by the beneficial owner, if any, on whose behalf the proposal is made, and any material interest of such stockholder, and such beneficial owner in the business so proposed. If the Chairman or other officer presiding at a meeting determines that a person was not nominated in accordance with the Nomination Procedure, such person will not be eligible for election as a director, or if he or she determines that other business was not properly brought before such meeting in accordance with the Business Procedure, such business will not be conducted at such meeting.

  The purpose of the Nomination Procedure is, by requiring advance notice of nominations by stockholders, to afford the Operating Company Board a meaningful opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by the Operating Company Board, to inform stockholders about such qualifications. The purpose of the Business Procedure is, by requiring advance notice of proposed business, to provide a more orderly procedure for conducting annual meetings of stockholders and, to the extent deemed necessary or desirable by the Operating Company Board or the Company Board to provide such board with a meaningful opportunity to inform stockholders, prior to such meetings, of any business proposed to be conducted at such meetings, together with any recommendation as to the board's position or belief as to action to be taken with respect to such business, so as to enable stockholders better to determine whether they desire to attend such meeting or grant a proxy to the board as to the disposition of any such business. Although the Operating Company By-laws will not give the Operating Company Board any power to approve or disapprove stockholder nominations for the election of directors or, also in the case of the Company By-laws, of any other business desired by a stockholder to be conducted at an annual meeting, the Operating Company By-laws may have the effect of precluding a nomination for the election of directors or, also in the case of the Company Bylaws, precluding the conducting of business at a particular annual meeting if the proper procedures are not followed, and may discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the Company or Operating Company, as the case may be, even if the conduct of such solicitation or such attempt might be beneficial to the Company or Operating Company and their stockholders.

PREFERRED STOCK

  The Company Charter authorizes and the Operating Company Charter will authorize the Company Board and the Operating Company Board, respectively, to establish series of preferred stock and to determine, with respect to any series of preferred stock, the voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as are stated in the board resolutions providing for such series. The number of authorized shares of Company Preferred Stock is 1,000,000 (and, if the Company Charter Amendment Proposals are approved, the number of authorized shares of Company Preferred Stock will be 10,000,000 and the number of authorized shares of Operating Company Preferred Stock is 10,000,000.

  The Company and Operating Company believe that the availability of such preferred stock will provide the Company and Operating Company with increased flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs which might arise. Having such authorized shares available for issuance will allow the Company and Operating Company to issue shares of preferred stock without the expense and delay of a special stockholder's meeting. The authorized shares of preferred stock, as well as shares of common stock, will be available for issuance without further action by stockholders, unless such action is required by applicable law or the rules of any stock exchange on which the Company and Operating Company securities may be listed. The Company Board and the Operating Company Board could issue a series of preferred stock that could, subject to certain limitations imposed by the securities laws and stock exchange rules, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt. For instance, such series of preferred stock might impede a business combination by including class voting rights that would enable the holder to block such a transaction. The Company Board and the Operating Company Board will make any determination to issue such shares based on their judgment as to the best interests of either company and its then existing stockholders. The Company Board or the Operating Company Board, in so acting, could issue preferred stock having terms which could discourage an acquisition attempt or other transaction that some, or a majority, of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then market price of such stock. The authorized and unissued preferred stock of each of the Company and Operating Company, as well as the authorized and unissued common stock of the Company and Operating Company, would be available, and the Company Charter and the Operating Company Charter explicitly authorize use of their capital stock, for the above purposes.

COMMON STOCK

  The Company Charter presently authorizes the issuance of 180,000,000 shares of Company Common Stock. Effective as of the Distribution, the Operating Company Charter will authorize the Operating Company Board to issue up to 150,000,000 shares of Operating Company Common Stock of which approximately million are expected to be issued in the Distribution.

  The authorized but unissued shares of Company Common Stock will provide the Company, and the authorized but unissued Operating Company Common Stock will provide Operating Company, with the ability to meet future capital needs and to provide shares for possible acquisitions and stock dividends or stock splits. The Company Board and the Operating Company Board would each have the ability, in the event of a proposed merger, tender offer or other attempt to gain control of the company that was not approved by such board, to issue additional common stock that would dilute the stock ownership of the acquiror. Except as provided under the terms of the Company Rights Agreement, the Company does not currently contemplate any issuance of common stock that might be deemed to have an antitakeover purpose.

OWNERSHIP LIMITATION PROVISION

  The Ownership Limitation Provision contained in the Realty Company Charter Amendments and the Operating Company Charter provide that, subject to certain exceptions specified in each such Charter, no person may own, or be deemed to own by virtue of the applicable attribution provision of the Code, more than the Ownership Limit. Each of the Realty Company Board and Operating Company Board, as the case may be, may, but in no event will be required to, waive the Ownership Limit if such Board determines that such ownership will not jeopardize Realty Company's status as a REIT. As a condition of such waiver, each of the Realty Company Board and Operating Company Board may require opinions of counsel satisfactory to such Board and undertakings or representations from the applicant with respect to preserving the REIT status of Realty Company. In the case of Realty Company, the Ownership Limitation Provision will not apply if the Realty Company Board and the holders of at least 66 2/3% of the outstanding shares of capital stock entitled to vote on such matter determine that it is no longer in the best interest of Realty Company to attempt to qualify, or to continue to qualify, as a REIT.

  Any purported transfer of capital stock of Realty Company or Operating Company and/or any other event that would otherwise result in any person or entity violating the Ownership Limit will be void and of no force or effect as to that number of shares in excess of the Ownership Limit and the Prohibited Transferee shall acquire no right or interest (or, in the case of any event other than a purported transfer, the Prohibited Owner shall cease to own any right or interest) in such excess shares. In addition, if any transfer of capital stock of Realty Company or any other event would cause Realty Company to become "closely held" under the Code or otherwise to fail to qualify as a REIT under the Code, then such purported transfer will be void and of no force or effect as to that number of shares in excess of the number that could have been transferred without such result and the Prohibited Transferee shall acquire no right or interest (or, in the case of any event other than a transfer, the Prohibited Owner shall cease to own any right or interest) in such excess shares. Also, if any purported transfer of capital stock of Realty Company or any other event would otherwise cause Realty Company to own, or be deemed to own by virtue of the applicable attribution provisions of the Code, 10% or more of the ownership interests in Operating Company or in any sublessee, or if any purported transfer of capital stock of Operating Company or any other event caused Operating Company to own, or be deemed to own by virtue of the applicable attribution provisions of the Code, 10% or more of the ownership interests of Realty Company, then any such purported transfer will be void and of no force or effect as to that number of shares in excess of the number that could have been transferred without such result, and the Prohibited Transferee shall acquire no right or interest (or, in the case of any event other than a transfer, the Prohibited Owner shall cease to own any right or interest) in such excess shares.

  Any such excess shares described above will be transferred automatically, by operation of law, to a trust, the beneficiary of which will be a qualified charitable organization selected by Realty Company or Operating Company, as the case may be (the "Beneficiary"). The trustee of the trust who shall be designated by Realty Company or Operating Company, as the case may be, and be unaffiliated with Realty Company and any Prohibited Owner, will be empowered to sell such excess shares to a qualified person or entity and distribute to a Prohibited Transferee an amount equal to the lesser of the price paid by the Prohibited Transferee for such excess shares or the sales proceeds received by the trust for such excess shares. In the case of any excess shares resulting from any event other than a transfer, or from a transfer for no consideration, the trustee will be empowered to sell such excess shares to a qualified person or entity and distribute to the Prohibited Owner an amount equal to the lesser of the fair market value of such excess shares on the date of such event or the sales proceeds received by the trust for such excess shares. Prior to a sale of any such excess shares by the trust, the trustee will be entitled to receive, in trust for the benefit of the Beneficiary, all dividends and other distributions paid by Realty Company or Operating Company, as the case may be, with respect to such excess shares, and also will be entitled to exercise all voting rights with respect to such excess shares.

  Any purported transfer of capital stock of Realty Company that would otherwise cause Realty Company to be beneficially owned by fewer than 100 persons will be null and void in its entirety, and the intended transferee will acquire no rights in such stock.

  The Ownership Limitation Provision may have the effect of precluding an acquisition of control of Realty Company or Operating Company without approval of the Realty Company Board or Operating Company Board, as the case may be. See "The Charter Amendment Proposals--REIT Charter Amendments."

AMENDMENT OF CERTAIN CHARTER PROVISIONS AND THE BY-LAWS

  The Company Charter may currently be amended by the affirmative vote of a majority of the outstanding shares of Company Common Stock, and the Company By-laws may currently be amended by the affirmative vote of 66 2/3% of the outstanding shares of Company Common Stock. The Operating Company Charter will contain provisions requiring the affirmative vote of the holders of at least two-thirds of the outstanding Operating Company Common Stock to amend the provisions of the Operating Company Charter pertaining to classification of the Operating Company Board, the number of directors and removal of directors. The Company By-laws require, and the Operating Company Charter and the Operating Company By-laws will also require, the vote of at least 66 2/3% of the outstanding Company Common Stock and the Operating Company Common Stock, respectively, for stockholders to adopt, amend or repeal any provision of the Company By-laws or the Operating Company By-laws, respectively. These provisions will make it more difficult for stockholders to make changes in the Company By-laws or the Operating Company Charter and the Operating Company By-laws, respectively, including changes designed to facilitate the exercise of control over the Company or Operating Company. In addition, the requirement for approval by at least a two-thirds stockholder vote will enable the holders of a minority of the Company's or Operating Company's capital stock to prevent holders of a less-than two thirds majority from amending the Company By-laws or the Operating Company Charter and the Operating Company By-laws, respectively.

PREFERRED SHARE PURCHASE RIGHTS

  The Company has entered into the Company Rights Agreement. The Company Rights will have certain antitakeover effects. The Company Rights will cause substantial dilution to a person or group that attempts to acquire the Company and thereby effect a change in the composition of the Company Board on terms not approved by the Company Board, including by means of a tender offer at a premium to the market price, other than an offer conditioned on a substantial number of Company Rights being acquired. The Company Rights should not interfere with any merger or business combination approved by the Company Board since the Company Rights may be redeemed by the Company at the applicable redemption price prior to the time that a person or group has become a Company Acquiring Person. See "Description of Capital Stock--Realty Company."

ANTITAKEOVER LEGISLATION

  Business Combinations (as defined herein) of either the Company or Operating Company would be subject to the applicable voting requirements, if any, specified under the Delaware Law, the Company Charter or the Operating Company Charter, as the case may be, and the rules of the NYSE or other applicable stock exchange. In general, under current provisions of the Delaware Law, most mergers and consolidations, the sale of substantially all of the assets and any reclassification of securities or plan for the dissolution of a corporation must be approved by the board of directors of the corporation and by the vote of the holders of a majority of the outstanding shares entitled to vote thereon. Under each of the Company Charter and the Operating Company Charter, the holder of each currently outstanding share of Company Common Stock and Operating Company Common Stock, respectively, is entitled to one vote per share on all such matters. Under the rules of the NYSE, acquisitions involving substantial security holders or the issuance of additional shares of common stock aggregating 20% or more of the outstanding shares of common stock require the approval of the holders of a majority of the shares voting thereon.

  In addition, Section 203 of the Delaware Law ("Section 203") prohibits certain "Business Combination" (as defined in Section 203) transactions between a publicly held Delaware corporation, such as the Company or Operating Company, and any Interested Stockholder (as defined herein) for a period of three years after the date the Interested Stockholder became an Interested Stockholder, unless (i) prior to the Interested Stockholder becoming an Interested Stockholder, either the proposed Business Combination or the proposed acquisition of stock which would make such Interested Stockholder an Interested Stockholder was approved by the company's board of directors, (ii) in the same transaction in which the Interested Stockholder becomes an Interested Stockholder, the Interested Stockholder acquires at least 85% of the voting stock of the company (excluding shares owned by directors who are also officers and certain shares held in employee stock plans), or (iii) the Interested Stockholder obtains the approval of a company's board of directors and the approval of the holders of at least two-thirds of the outstanding shares of a company's voting stock other than any shares of voting stock held by the Interested Stockholder.

  For purposes of Section 203, an "Interested Stockholder" is any person that
(i) beneficially owns 15% or more of the outstanding voting stock of the company or (ii) is an affiliate or associate of the company and at any time within the preceding three-year period was the beneficial owner of 15% or more of the outstanding voting stock of the company, together, in each case, with the affiliates and associates of such person.

  The Business Combination transactions to which Section 203 applies include:
(i) any merger or consolidation with an Interested Stockholder; (ii) any sale, lease, exchange, or other disposition to or with an Interested Stockholder (except proportionately as a stockholder of the company) of 10% or more of the company's assets; (iii) any issuance or transfer of stock to the Interested Stockholder except pursuant to the exercise of previously outstanding options or rights; (iv) any transaction involving the company that has the effect of increasing the Interested Stockholder's percentage ownership; and (v) any loan, guarantee, or other financial benefit provided by or through the company to the Interested Stockholder, except proportionately as a stockholder of such company.

  Section 203 should encourage persons interested in acquiring the Company or Operating Company to negotiate in advance with the relevant board of directors since the higher stockholder voting requirements imposed would not be invoked if such person, prior to acquiring 15% of the Company's or Operating Company's voting stock, as the case may be, obtains the approval of the relevant board of directors for such stock acquisition or for the proposed business combination transaction (unless such person acquires 85% or more of such voting stock in the transaction). As stated above, in the event of a proposed acquisition of the Company or Operating Company, the Company believes that the interests of the Company's or Operating Company's stockholders will best be served by a transaction that results from negotiations based upon careful consideration of the proposed terms, such as the price to be paid to minority stockholders, the form of consideration paid and tax effects of the transaction.

  In addition, Section 203 should tend to prevent certain of the potential inequities of business combinations which are part of a two-tier transaction. Any merger, consolidation or similar transaction following a partial tender offer not approved by a board of directors under Section 203 would have to be approved by the holders of at least two-thirds of the remaining shares of stock unless the acquiror obtains 85% or more of Company's voting stock in such partial tender offer. Section 203 should also tend to discourage the accumulation of large blocks of the Company's or Operating Company's stock by third parties which each of the respective boards of directors believes can be disruptive to the stability of each of the respective companies' important relationships with its employees, customers and major lenders, since the acquiror would run the risk of being required to wait three years in order to eliminate the remaining public stockholders of the Company or Operating Company if the two-thirds stockholder vote could not be obtained.

  Section 203 will not prevent a hostile takeover of the Company or Operating Company. It may, however, make more difficult or discourage a takeover of the Company or Operating Company or the acquisition of control of the Company or Operating Company by a principal stockholder and thus the removal of incumbent management. Some stockholders may find this disadvantageous in that they may not be afforded the opportunity to participate in takeovers which are not approved by the board of directors, but in which they might receive, for at least some of their shares, a substantial premium above the market price at the time of a tender offer or other acquisition transaction. Section 203 should not prevent or discourage transactions in which an acquiring person is willing to negotiate in good faith with the Company Board or the Operating Company Board, as the case may be, and is prepared to pay the same price to all stockholders of each class of the Company's or Operating Company's voting stock, respectively.

                       LIABILITY AND INDEMNIFICATION OF
                  OFFICERS AND DIRECTORS OF OPERATING COMPANY

LIMITATION OF LIABILITY OF OPERATING COMPANY DIRECTORS

  The Operating Company Charter will provide that a director of Operating Company will not be personally liable to Operating Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to Operating Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware Law, which concerns unlawful payments of dividends, stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit.

  While the Operating Company Charter will provide directors with protection from awards for monetary damages for breaches of their duty of care, it does not eliminate such duty. Accordingly, the Operating Company Charter will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his or her duty of care. The provisions of the Operating Company Charter described above apply to an officer of Operating Company only if he or she is a director of Operating Company and is acting in his or her capacity as director, and do not apply to officers of Operating Company who are not directors.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

  The Operating Company Charter will provide that each person who is or was or has agreed to become a director or officer of Operating Company, or each such person who is or was serving or has agreed to serve at the request of Operating Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, will be indemnified by Operating Company, in accordance with the Operating Company By-laws, to the fullest extent permitted from time to time by the Delaware Law, as the same exists or may hereafter be amended or any other applicable laws as presently or hereafter in effect. Operating Company may be required to indemnify any person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Operating Company Board or is a proceeding to enforce such person's claim to indemnification pursuant to the rights granted by the Operating Company Charter or otherwise by Operating Company. In addition, Operating Company may enter into one or more agreements with any person providing for indemnification greater than or different from that provided in the Operating Company Charter.

  The Operating Company By-laws will provide that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit, or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he or she or a person of whom he or she is the legal representative is or was a director, officer or employee of Operating Company or any such person who is or was serving at the request of Operating Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such Proceeding is alleged action in an official capacity as a director, officer or employee or in any other capacity while serving as a director, officer or employee, will be indemnified and held harmless by Operating Company to the fullest extent authorized by the Delaware Law as the same exists or may in the future be amended against all expense, liability and loss (including attorneys' fees, judgments, fines Employee Retirement Income Security Act of 1974, as amended, excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith; provided, however, except as described in the next paragraph with respect to Proceedings to enforce rights to indemnification, Operating Company will indemnify any such person seeking indemnification in connection with a Proceeding (or part thereof) initiated by such person only if such Proceeding (or part thereof) was authorized by the Operating Company Board.

  Pursuant to the Operating Company By-laws, if a claim is not paid in full by Operating Company within 30 days after a written claim has been received by Operating Company, the claimant may at any time thereafter bring suit against Operating Company to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant will also be entitled to be paid the expense of prosecuting such claim. The Operating Company By-laws will provide that it will be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any Proceeding in advance of its final disposition where the required makes it permissible under the Delaware Law for Operating Company to indemnify the claimant for the amount claimed, but the burden of providing such defense will be on Operating Company.

  The Operating Company By-laws will provide that the right to indemnification conferred therein is a contract right and includes the right to be paid by Operating Company the expenses incurred in defending any Proceeding in advance of its final disposition, subject to certain exceptions and conditions.

  The Operating Company By-laws will provide that the right to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition conferred in the Operating Company By-laws will not be exclusive of any other right which any person may have or may in the future acquire under any statute, provision of the Operating Company Charter, the Operating Company By-laws, agreement, vote of stockholders or disinterested directors or otherwise.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Exchange Act requires the Company's directors and executive officers and persons who own more than 10% of the Company Common Stock to file initial stock ownership reports and reports of changes in ownership with the Commission and the NYSE. Based on a review of these reports and on written representations from the reporting persons that no other reports were required, the Company believes that applicable Section 16(a) reporting requirements were complied with for all transactions which occurred in 1997.

                      SUBMISSION OF STOCKHOLDER PROPOSALS
                            FOR 1999 ANNUAL MEETING

  For inclusion in the Company's proxy statement and form of proxy, any proposals of stockholders intended to be presented at the 1999 Annual Meeting of Stockholders of the Company have to be received by the Company no later
than         , 1998.

  Subject to completion of the Reorganization Transactions, it is expected that the 1999 Annual Meeting of Stockholders of Operating Company will be held
on      . For inclusion in Operating Company's proxy statement and form of proxy, any proposals of stockholders intended to be presented at the 1999 Annual Meeting of Stockholders of Operating Company must be received by
Operating Company no later than      , 1998.

                            ADDITIONAL INFORMATION

  The Company is subject to the informational reporting requirements of the Exchange Act and in accordance therewith, files reports, proxy and information statements and other information with the Commission. Such reports, proxy and information statements and other information may be inspected and copied at the public reference facilities of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the following Regional Offices: 7 World Trade Center, 14th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Commission by mail at prescribed rates. Requests should be directed to the Commission's Public Reference Section, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the Commission maintains a website (http:/www.sec.gov) that contains such reports, proxy statements and other information filed by the Company. Information filed by the Company can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

  Following the Reorganization Transactions, Operating Company will be required to comply with the reporting requirements of the Exchange Act and, in accordance therewith, to file annual and quarterly reports, proxy statements and other information with the Commission. Additionally, Operating Company will be required to provide annual reports containing audited financial statements to its stockholders in connection with its annual meetings of stockholders. After the Reorganization Transactions, such reports, proxy statements and other information will be available to be inspected and copied at the public reference facilities of the Commission or obtained by mail or over the internet from the Commission, as described above.

  THIS PROXY STATEMENT INCORPORATES BY REFERENCE DOCUMENTS NOT PRESENTED HEREIN OR DELIVERED HEREWITH. DOCUMENTS RELATING TO THE COMPANY, EXCLUDING EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED HEREIN, ARE AVAILABLE WITHOUT CHARGE UPON REQUEST TO SECRETARY, VENCOR, INC. 3300 AEGON CENTER, 400 WEST MARKET STREET, LOUISVILLE, KENTUCKY 40202. TELEPHONE REQUESTS MAY BE DIRECTED TO JILL L. FORCE AT (502) 596-7300.

  The following documents filed with the Commission by the Company (File No. 1-10989) are incorporated herein by reference: (a) Annual Report on Form 10-K of the Company for the fiscal year ended December 31,

1996; (b) the portions of the Company Proxy Statement for the 1997 Annual Meeting of Stockholders that have been incorporated by reference in the 1996 Company 10-K; (c) Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 1997, June 30, 1997 and September 30, 1997; (d) Current Reports on Form 8-K and Form 8-K/A filed on April 1, 1997, May 23, 1997, July 3, 1997, July 31, 1997, August 11, 1997, October 21, 1997, October 22, 1997
and October 23, 1997; (e) the description of Company Common Stock contained in the Company's Registration Statement on Form 8-A filed with the Commission on January 22, 1992 and (f) the description of the Company Participating Preferred Stock Purchase Rights contained in the Company's Registration Statement on Form 8-A and Form 8-A/A filed with the Commission on July 21, 1993 and August 11, 1995, respectively.

  All reports and other documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Proxy Statement and prior to the date of the Annual Meeting shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and other documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

                                 VENCOR, INC.
                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                       AND FINANCIAL STATEMENT SCHEDULES

                                                                           PAGE
                                                                           ----
Report of Independent Auditors............................................  F-2
Consolidated Financial Statements:
  Consolidated Statement of Operations for the years ended December 31,
   1997, 1996 and 1995....................................................  F-3
  Consolidated Balance Sheet for the years ended December 31, 1997 and
   1996...................................................................  F-4
  Consolidated Statement of Stockholders' Equity for the years ended De-
   cember 31, 1997, 1996 and 1995.........................................  F-5
  Consolidated Statement of Cash Flows for the years ended December 31,
   1997, 1996 and 1995....................................................  F-6
  Notes to Consolidated Financial Statements..............................  F-7
  Quarterly Consolidated Financial Information (Unaudited)................ F-24
Financial Statement Schedules (a):
  Schedule II--Valuation and Qualifying Accounts for the years ended De-
   cember 31, 1997, 1996 and 1995......................................... F-25

--------
(a) All other schedules have been omitted because the required information is not present or not present in material amounts.

                        REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders
Vencor, Inc.

  We have audited the accompanying consolidated balance sheet of Vencor, Inc. as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. Our audits also included the financial statement schedule listed on page F-1. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Vencor, Inc. at December 31, 1997 and 1996, and the consolidated results of its operations and cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                                               ERNST & YOUNG LLP


Louisville, Kentucky
January 26, 1998

                                  VENCOR, INC.
                      CONSOLIDATED STATEMENT OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                               1997        1996        1995
                                            ----------  ----------  ----------
Revenues................................... $3,116,004  $2,577,783  $2,323,956
                                            ----------  ----------  ----------
Salaries, wages and benefits...............  1,788,053   1,490,938   1,360,018
Supplies...................................    303,140     261,621     233,066
Rent.......................................     89,474      77,795      79,476
Other operating expenses...................    490,327     405,797     372,657
Depreciation and amortization..............    123,865      99,533      89,478
Interest expense...........................    102,736      45,922      60,918
Investment income..........................     (6,057)    (12,203)    (13,444)
Non-recurring transactions.................          -     125,200     109,423
                                            ----------  ----------  ----------
                                             2,891,538   2,494,603   2,291,592
                                            ----------  ----------  ----------
Income before income taxes.................    224,466      83,180      32,364
Provision for income taxes.................     89,338      35,175      24,001
                                            ----------  ----------  ----------
Income from operations.....................    135,128      48,005       8,363
Extraordinary loss on extinguishment of
 debt, net of income
 tax benefit of $2,634 in 1997 and $14,839
 in 1995...................................     (4,195)          -     (23,252)
                                            ----------  ----------  ----------
   Net income (loss).......................    130,933      48,005     (14,889)
Preferred stock dividend requirements and
 other items...............................          -           -      (5,280)
Gain on redemption of preferred stock......          -           -      10,176
                                            ----------  ----------  ----------
   Income (loss) available to common stock-
    holders................................ $  130,933  $   48,005  $   (9,993)
                                            ==========  ==========  ==========
Earnings (loss) per common share:
 Basic:
  Income from operations................... $     1.96  $     0.69  $     0.22
  Extraordinary loss on extinguishment of
   debt....................................      (0.06)          -       (0.38)
                                            ----------  ----------  ----------
   Net income (loss)....................... $     1.90  $     0.69  $    (0.16)
                                            ==========  ==========  ==========
 Diluted:
  Income from operations................... $     1.92  $     0.68  $     0.29
  Extraordinary loss on extinguishment of
   debt....................................      (0.06)          -       (0.32)
                                            ----------  ----------  ----------
   Net income (loss)....................... $     1.86  $     0.68  $    (0.03)
                                            ==========  ==========  ==========
Shares used in computing earnings (loss)
 per common share:
  Basic....................................     68,938      69,704      61,196
  Diluted..................................     70,359      70,702      71,967

                            See accompanying notes.

                                  VENCOR, INC.
                           CONSOLIDATED BALANCE SHEET
                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                            1997        1996
                                                         ----------  ----------
                        ASSETS
Current assets:
 Cash and cash equivalents.............................  $   82,473  $  112,466
 Accounts and notes receivable less allowance for loss
  of $63,551--1997
  and $23,915--1996....................................     619,068     420,758
 Inventories...........................................      27,605      24,939
 Income taxes..........................................      73,413      67,808
 Other.................................................      55,589      35,162
                                                         ----------  ----------
                                                            858,148     661,133
Property and equipment, at cost:
 Land..................................................     144,074     113,749
 Buildings.............................................   1,084,770     975,399
 Equipment.............................................     592,335     435,787
 Construction in progress (estimated cost to complete
  and equip after December 31, 1997--$119,000).........     174,851      84,835
                                                         ----------  ----------
                                                          1,996,030   1,609,770
 Accumulated depreciation..............................    (488,212)   (416,608)
                                                         ----------  ----------
                                                          1,507,818   1,193,162
Goodwill less accumulated amortization of $18,886--1997
 and $7,228--1996......................................     659,311      14,644
Investments in affiliates..............................     178,301      14,837
Other..................................................     131,161      85,080
                                                         ----------  ----------
                                                         $3,334,739  $1,968,856
                                                         ==========  ==========
          LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable......................................  $  106,019  $  103,518
 Salaries, wages and other compensation................     163,642     111,366
 Other accrued liabilities.............................     115,933      71,434
 Long-term debt due within one year....................      27,468      54,692
                                                         ----------  ----------
                                                            413,062     341,010


Long-term debt.........................................   1,919,624     710,507
Deferred credits and other liabilities.................      94,653      84,053
Minority interests in equity of consolidated entities..       2,050      36,195
Contingencies
Stockholders' equity:
 Preferred stock, $1.00 par value; authorized 1,000
  shares; none issued and outstanding..................           -           -
 Common stock, $0.25 par value; authorized 180,000
  shares;
  issued 73,470 shares--1997 and 72,615 shares--1996...      18,368      18,154
 Capital in excess of par value........................     766,078     713,527
 Retained earnings.....................................     281,803     150,870
                                                         ----------  ----------
                                                          1,066,249     882,551
 Common treasury stock; 6,159 shares--1997 and 3,730
  shares--1996.........................................    (160,899)    (85,460)
                                                         ----------  ----------
                                                            905,350     797,091
                                                         ----------  ----------
                                                         $3,334,739  $1,968,856
                                                         ==========  ==========

                            See accompanying notes.

                                  VENCOR, INC.
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                      SHARES                   PAR VALUE
                          -------------------------------- -----------------  CAPITAL IN            COMMON
                          PREFERRED COMMON      COMMON     PREFERRED COMMON   EXCESS OF  RETAINED  TREASURY
                            STOCK   STOCK   TREASURY STOCK   STOCK    STOCK   PAR VALUE  EARNINGS    STOCK     TOTAL
                          --------- ------  -------------- --------- -------  ---------- --------  ---------  --------
Balances, December 31,
 1994...................      98    59,178      (2,174)       $15    $14,794   $472,661  $136,614  $ (27,630) $596,454
 Net loss...............                                                                  (14,889)             (14,889)
 Cash dividends on
  preferred stock
  ($67.98 per share) and
  provision for
  redemption value......                                                                   (2,380)              (2,380)
 In-kind dividend on
  preferred stock.......       3                                                  2,900    (2,900)                   -
 Issuance of common
  stock in connection
  with employee benefit
  plans.................               664        (150)                  166     24,111              (11,098)   13,179
 Issuance of common
  stock in connection
  with acquisitions.....                           439                           (3,227)               5,498     2,271
 Increase in value of
  common stock purchase
  warrants of acquired
  entities..............                                                          9,810    (9,810)                   -
 Public offering of
  common stock..........             2,200                               550     65,944                         66,494
 Conversion of long-term
  debt..................             7,260                             1,815    149,645                        151,460
 Issuance of common
  stock to grantor
  trust.................             3,927      (3,927)                  982     87,297              (88,279)        -
 Hillhaven Merger:
 Issuance of common
  stock and
  related income tax
  benefits..............             2,732                               683     51,561                         52,244
 Termination of grantor
  trust.................            (3,786)      3,786                  (946)   (87,146)              88,279       187
 Redemption of preferred
  stock.................    (101)                             (15)              (91,253)                       (91,268)
 Other..................               (17)          1                    (4)     2,074    (3,770)        12    (1,688)
                            ----    ------      ------        ---    -------   --------  --------  ---------  --------
Balances, December 31,
 1995...................       -    72,158      (2,025)         -     18,040    684,377   102,865    (33,218)  772,064
 Net income.............                                                                   48,005               48,005
 Increase in equity
  resulting from initial
  public offering of
  Atria Communities,
  Inc. common stock.....                                                         19,828                         19,828
 Issuance of common
  stock in connection
  with employee benefit
  plans.................               457         246                   114      9,223                3,083    12,420
 Repurchase of common
  stock.................                        (1,950)                                              (55,305)  (55,305)
 Other..................                            (1)                              99                  (20)       79
                            ----    ------      ------        ---    -------   --------  --------  ---------  --------
Balances, December 31,
 1996...................       -    72,615      (3,730)         -     18,154    713,527   150,870    (85,460)  797,091
 Net income.............                                                                  130,933              130,933
 Increase in equity
  resulting from
  secondary public
  offering of Atria
  Communities, Inc.
  common stock..........                                                         22,553                         22,553
 Issuance of common
  stock in connection
  with employee benefit
  plans.................               855         496                   214     29,336                6,212    35,762
 Repurchase of common
  stock.................                        (2,925)                                              (81,651)  (81,651)
 Other..................                                                            662                            662
                            ----    ------      ------        ---    -------   --------  --------  ---------  --------
Balances, December 31,
 1997...................       -    73,470      (6,159)         -    $18,368   $766,078  $281,803  $(160,899) $905,350
                            ====    ======      ======        ===    =======   ========  ========  =========  ========

                            See accompanying notes.

                                  VENCOR, INC.
                      CONSOLIDATED STATEMENT OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                                 (IN THOUSANDS)

                                                 1997        1996      1995
                                              -----------  --------  ---------
Cash flows from operating activities:
 Net income (loss)........................... $   130,933  $ 48,005  $ (14,889)
 Adjustments to reconcile net income (loss)
  to net cash
  provided by operating activities:
  Depreciation and amortization..............     123,865    99,533     89,478
  Provision for doubtful accounts............      31,176    15,001      7,851
  Deferred income taxes......................      53,164   (34,814)   (23,570)
  Extraordinary loss on extinguishment of
   debt......................................       6,829         -     38,091
  Non-recurring transactions.................           -   121,789    102,166
  Other......................................      (9,737)   (9,316)     6,958
  Change in operating assets and liabilities:
   Accounts and notes receivable.............     (87,914)  (64,304)  (107,761)
   Inventories and other assets..............      (2,309)    1,284     (3,478)
   Accounts payable..........................     (14,177)    2,165     22,157
   Income taxes payable......................      22,850   (23,892)     5,356
   Other accrued liabilities.................      16,251    28,088     (8,722)
                                              -----------  --------  ---------
     Net cash provided by operating
      activities.............................     270,931   183,539    113,637
                                              -----------  --------  ---------
Cash flows from investing activities:
 Purchase of property and equipment..........    (281,672) (135,027)  (136,893)
 Acquisition of TheraTx, Incorporated........    (359,439)        -          -
 Acquisition of Transitional Hospitals
  Corporation................................    (615,620)        -          -
 Other acquisitions..........................     (36,630)  (26,236)   (59,343)
 Sale of assets..............................      75,988     9,147        899
 Collection of notes receivable..............       8,687    78,151      4,715
 Net change in investments...................      (4,513)     (445)   (12,779)
 Other.......................................     (20,461)   (6,576)    (8,241)
                                              -----------  --------  ---------
     Net cash used in investing activities...  (1,233,660)  (80,986)  (211,642)
                                              -----------  --------  ---------
Cash flows from financing activities:
 Net change in borrowings under revolving
  lines of credit............................     418,700    (1,500)   161,600
 Issuance of long-term debt..................     734,630    10,495    438,052
 Repayment of long-term debt.................    (130,516)  (31,586)  (474,896)
 Payment of deferred financing costs.........     (22,052)   (1,816)    (3,863)
 Public offering of common stock.............           -    52,247     66,494
 Other issuances of common stock.............      13,832     2,242      6,520
 Repurchase of common stock..................     (81,651)  (55,305)         -
 Redemption of preferred stock...............           -         -    (91,268)
 Payment of dividends........................           -         -     (2,779)
 Other.......................................        (207)      (46)    (5,691)
                                              -----------  --------  ---------
     Net cash provided by (used in) financing
      activities.............................     932,736   (25,269)    94,169
                                              -----------  --------  ---------
Change in cash and cash equivalents..........     (29,993)   77,284     (3,836)
Cash and cash equivalents at beginning of
 period......................................     112,466    35,182     39,018
                                              -----------  --------  ---------
Cash and cash equivalents at end of period... $    82,473  $112,466  $  35,182
                                              ===========  ========  =========
Supplemental information:
 Interest payments........................... $    76,864  $ 46,527  $  69,916
 Income tax payments.........................      16,042    55,303     42,218

                            See accompanying notes.

                                 VENCOR, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--ACCOUNTING POLICIES

 REPORTING ENTITY

  Vencor, Inc. (the "Company") operates an integrated network of healthcare services in 46 states primarily focused on the needs of the elderly. At December 31, 1997, the Company operated 60 long-term acute care hospitals (5,273 licensed beds), 309 nursing centers (40,383 licensed beds) and the Vencare contract services business ("Vencare") which primarily provides respiratory and rehabilitation therapies, medical services and pharmacy management services to approximately 2,900 healthcare facilities.

  On September 28, 1995, the Company consummated a merger with The Hillhaven Corporation ("Hillhaven") in a tax-free, stock-for-stock transaction (the "Hillhaven Merger"). See Note 2.

  Prior to its merger with the Company, Hillhaven consummated a merger with Nationwide Care, Inc. ("Nationwide") on June 30, 1995 in a tax-free, stock-for-stock transaction (the "Nationwide Merger"). See Note 3.

  In the third quarter of 1996, the Company completed an initial public offering related to its independent and assisted living business through the issuance of 5,750,000 common shares of Atria Communities, Inc. ("Atria") (the "Atria IPO"). See Note 4.

  On March 21, 1997, the Company completed the acquisition of TheraTx, Incorporated ("TheraTx"), a provider of rehabilitation and respiratory therapy management services and operator of nursing centers (the "TheraTx Merger"), pursuant to a cash tender offer. See Note 5.

  On June 24, 1997, the Company acquired substantially all of the outstanding common stock of Transitional Hospitals Corporation ("Transitional"), an operator of 19 long-term acute care hospitals, pursuant to a cash tender offer. The Company completed the merger of its wholly owned subsidiary with and into Transitional on August 26, 1997 (the "Transitional Merger"). See Note 6.

 BASIS OF PRESENTATION

  The consolidated financial statements include all subsidiaries. Significant intercompany transactions have been eliminated. Investments in affiliates in which the Company has a 50% or less interest are accounted for by the equity method.

  The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles and include amounts based upon the estimates and judgments of management. Actual amounts may differ from these estimates.

  The Hillhaven Merger and the Nationwide Merger have been accounted for by the pooling-of-interests method. Accordingly, the consolidated financial statements included herein give retroactive effect to these transactions and include the combined operations of the Company, Hillhaven and Nationwide for all periods presented.

  The TheraTx Merger and Transitional Merger have been accounted for by the purchase method, which requires that the accounts and operations of acquired entities be included with those of the Company since the acquisition of a controlling interest. Accordingly, the accompanying consolidated financial statements include the operations of TheraTx and Transitional since March 21, 1997 and June 24, 1997, respectively. The Company expects to finalize the purchase price allocations related to these transactions in 1998.

  For accounting purposes, the accounts of Atria continued to be consolidated with those of the Company and minority interests in the earnings and equity of Atria were recorded from the consummation date of the Atria IPO through June 30, 1997. In July 1997, Atria completed a secondary equity offering which reduced the Company's ownership percentage to less than 50%. Accordingly, the Company's investment in Atria beginning July 1, 1997 has been accounted for under the equity method.

                                 VENCOR, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE 1--ACCOUNTING POLICIES (CONTINUED)

 REVENUES

  Revenues are recorded based upon estimated amounts due from patients and third-party payors for healthcare services provided, including anticipated settlements under reimbursement agreements with Medicare, Medicaid and other third-party payors.

  A summary of revenues by payor type follows (dollars in thousands):

                                                1997        1996        1995
                                             ----------  ----------  ----------
Medicare.................................... $1,068,624  $  822,589  $  691,297
Medicaid....................................    841,598     821,828     776,278
Private and other...........................  1,271,693     972,906     865,820
                                             ----------  ----------  ----------
                                              3,181,915   2,617,323   2,333,395
Elimination.................................    (65,911)    (39,540)     (9,439)
                                             ----------  ----------  ----------
                                             $3,116,004  $2,577,783  $2,323,956
                                             ==========  ==========  ==========

 CASH AND CASH EQUIVALENTS

  Cash and cash equivalents include highly liquid investments with an original maturity of three months or less. Carrying values of cash and cash equivalents approximate fair value due to the short-term nature of these instruments.

 ACCOUNTS RECEIVABLE

  Accounts receivable consist primarily of amounts due from the Medicare and Medicaid programs, other government programs, managed care health plans, commercial insurance companies and individual patients.

 INVENTORIES

  Inventories consist primarily of medical supplies and are stated at the lower of cost (first-in, first-out) or market.

 PROPERTY AND EQUIPMENT

  Depreciation expense, computed by the straight-line method, was $105.3 million in 1997, $91.6 million in 1996 and $79.7 million in 1995. Depreciation rates for buildings range generally from 20 to 45 years. Estimated useful lives of equipment vary from 5 to 15 years.

 GOODWILL

  Costs in excess of the fair value of identifiable net assets of acquired entities are amortized using the straight-line method principally over 40 years. Amortization expense for 1997, 1996 and 1995 totaled $11.4 million, $2.7 million and $2.0 million, respectively.

  The Company regularly reviews the carrying value of certain long-lived assets and the related identifiable intangible assets with respect to any events or circumstances that indicate impairment or that the amortization period may require adjustment. If such circumstances suggest the recorded amounts cannot be recovered, calculated based on estimated cash flows (undiscounted) over the remaining amortization period, the carrying value of such assets are reduced accordingly. At December 31, 1997, the Company does not believe that the carrying value or the amortization period of its long-lived assets and related identifiable intangibles requires such adjustments.

                                 VENCOR, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE 1--ACCOUNTING POLICIES (CONTINUED)

 PREOPENING COSTS

  Costs incurred prior to the opening of new facilities are deferred and amortized on a straight-line basis over a three year period. At December 31, 1997 and 1996, the Company's unamortized preopening costs (included in other assets) were $15.0 million and $1.5 million, respectively.

 PROFESSIONAL LIABILITY RISKS

  Provisions for loss for professional liability risks are based upon actuarially determined estimates. To the extent that subsequent claims information varies from management's estimates, earnings are charged or credited.

 DERIVATIVE INSTRUMENTS

  The Company is a party to interest rate swap agreements that eliminate the impact of changes in interest rates on certain outstanding floating rate debt. Each interest rate swap agreement is associated with all or a portion of the principal balance of a specific debt obligation. These agreements involve the exchange of amounts based on variable rates for amounts based on fixed interest rates over the life of the agreement, without an exchange of the notational amount upon which the payments are based. The differential to be paid or received as interest rates change is accrued and recognized as an adjustment of interest expense related to the debt, and the related amount payable to or receivable from counterparties is included in accrued interest. The fair values of the swap agreements are not recognized in the financial statements. Gains and losses on terminations of interest rate swap agreements are deferred (included in other assets) and amortized as an adjustment to interest expense over the remaining term of the original contract life of the terminated swap agreement.

 EARNINGS PER COMMON SHARE

  In 1997, the Financial Accounting Standards Board (the "FASB") issued Statement No. 128, "Earnings Per Share" ("SFAS 128"), replacing the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is similar to the previously reported fully diluted earnings per share. Earnings per share for all periods presented have been restated to conform to the requirements of SFAS 128. The impact of the restatement was not significant.

  The computation of diluted earnings per common share give retroactive effect to the Hillhaven Merger and the Nationwide Merger and is based upon the weighted average number of common shares outstanding and the dilutive effect of common stock equivalents consisting primarily of stock options. In addition, the 1995 computation also includes the dilutive effect of convertible debt securities.

  During 1995, all convertible debt securities were redeemed in exchange for cash or converted into the Company's common stock. Accordingly, the computation of diluted earnings per common share assumes that the equivalent number of common shares underlying such debt securities were outstanding during the entire year even though the result thereof is antidilutive.

  In connection with the Hillhaven Merger, the Company realized a gain in 1995 of approximately $10.2 million upon the cash redemption of Hillhaven preferred stock. Although the gain had no effect on net income, diluted earnings per common and common equivalent share were increased by $0.14.

                                 VENCOR, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE 1--ACCOUNTING POLICIES (CONTINUED)

 RECENT ACCOUNTING PRONOUNCEMENTS

  In June 1997, the FASB issued Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"), which will become effective on December 31, 1998 and requires interim disclosures beginning in 1999. SFAS 131 requires public companies to report certain information about operating segments, products and services, the geographic areas in which they operate, and major customers. The operating segments are to be based on the structure of the enterprise's internal organization whose operating results are regularly reviewed by senior management. Management has not yet determined the effect, if any, of SFAS 131 on the consolidated financial statements.

 RECLASSIFICATIONS

  Certain prior year amounts have been reclassified to conform with the 1997 presentation.

NOTE 2--HILLHAVEN MERGER

  On September 27, 1995, the stockholders of both the Company and Hillhaven approved the Hillhaven Merger, effective September 28, 1995. In connection with the Hillhaven Merger, the Company issued approximately 31,651,000 shares of common stock in exchange for all of the outstanding common stock of Hillhaven (an exchange ratio of 0.935 of a share of Company common stock for each share of Hillhaven common stock).

  The Hillhaven Merger has been accounted for as a pooling of interests, and accordingly, the consolidated financial statements give retroactive effect to the Hillhaven Merger and include the combined operations of the Company and Hillhaven for all periods presented. The following is a summary of the 1995 results of operations of the separate entities prior to the Hillhaven Merger (dollars in thousands):

                                                 NON-
                                              RECURRING
                          VENCOR  HILLHAVEN  TRANSACTIONS ELIMINATION CONSOLIDATED
                         -------- ---------- ------------ ----------- ------------
Nine months ended Sep-
 tember 30, 1995
 (unaudited):
  Revenues.............. $411,233 $1,322,873   $(24,500)    $(3,775)   $1,705,831
  Income (loss) from
   operations...........   31,566     41,367    (93,561)          -       (20,628)
  Net income (loss).....   30,711     20,235    (93,561)          -       (42,615)

NOTE 3--NATIONWIDE MERGER

  Prior to its merger with the Company, Hillhaven completed the Nationwide Merger on June 30, 1995. In connection therewith, 4,675,000 shares of common stock (effected for the Hillhaven Merger exchange ratio) were issued in exchange for all of the outstanding shares of Nationwide.

  The Nationwide Merger has been accounted for as a pooling of interests, and accordingly, the consolidated financial statements give retroactive effect to the Nationwide Merger and include the combined operations of Hillhaven and Nationwide for all periods presented. The following is a summary of the 1995 results of operations of the separate entities prior to the Nationwide Merger (dollars in thousands):

                                                         NON-
                                                      RECURRING
                                HILLHAVEN NATIONWIDE TRANSACTIONS CONSOLIDATED
                                --------- ---------- ------------ ------------
Six months ended June 30, 1995
 (unaudited):
 Revenues...................... $803,793   $66,800     $     -      $870,593
 Income from operations........   23,837     2,147      (3,686)       22,298
 Net income (loss).............   23,459      (266)     (3,686)       19,507

                                 VENCOR, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE 4--STOCK OFFERINGS OF ATRIA

  In the third quarter of 1996, the Company completed the Atria IPO, the proceeds from which aggregated approximately $52.2 million. In connection with the Atria IPO, the Company entered into various agreements with Atria relating to risk-sharing for prior year income tax issues, registration rights, administrative services and liabilities and indemnifications. In addition, the Company guaranteed up to $75 million of Atria's $200 million bank credit facility (the "Atria Bank Facility") at December 31, 1997 and lesser amounts each year thereafter through 2000. At December 31, 1997, there were no outstanding guaranteed borrowings under the Atria Bank Facility.

  In July 1997, Atria completed a secondary equity offering which reduced the Company's ownership percentage to less than 50%. Accordingly, the Company's investment in Atria beginning July 1, 1997 has been accounted for under the equity method. At December 31, 1997, the Company owned 10,000,000 shares, or approximately 43%, of Atria common stock.

NOTE 5--THERATX MERGER

  On March 21, 1997, the TheraTx Merger was consummated following a cash tender offer in which the Company paid $17.10 for each outstanding share of TheraTx common stock. A summary of the TheraTx Merger follows (dollars in thousands):

Fair value of assets acquired........................................ $ 633,793
Fair value of liabilities assumed....................................  (259,439)
                                                                      ---------
 Net assets acquired.................................................   374,354
Cash received from acquired entity...................................   (14,915)
                                                                      ---------
 Net cash paid....................................................... $ 359,439
                                                                      =========

  The purchase price paid in excess of the fair value of identifiable net assets acquired aggregated $307.6 million. In September and October 1997, the Company completed the sales of certain non-strategic assets acquired in connection with the TheraTx Merger. Proceeds from the transactions aggregated $54.6 million.

NOTE 6--TRANSITIONAL MERGER

  On June 24, 1997, the Company acquired approximately 95% of the outstanding shares of common stock of Transitional through a cash tender offer in which the Company paid $16.00 per common share. The Company completed the merger of its wholly owned subsidiary with and into Transitional on August 26, 1997. A summary of the Transitional Merger follows (dollars in thousands):

Fair value of assets acquired......................................... $713,336
Fair value of liabilities assumed.....................................  (44,842)
                                                                       --------
 Net assets acquired..................................................  668,494
Cash received from acquired entity....................................  (52,874)
                                                                       --------
 Net cash paid........................................................ $615,620
                                                                       ========

  The purchase price paid in excess of the fair value of identifiable net assets acquired aggregated $349.1 million.

                                 VENCOR, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE 7--BUSINESS COMBINATIONS OTHER THAN HILLHAVEN, NATIONWIDE, THERATX AND TRANSITIONAL

  The Company has acquired a number of healthcare facilities (including certain previously leased facilities) and other related businesses, substantially all of which have been accounted for by the purchase method. Accordingly, the aggregate purchase price of these transactions has been allocated to tangible and identifiable intangible assets acquired and liabilities assumed based upon their respective fair values. The consolidated financial statements include the operations of acquired entities since the respective acquisition dates. The pro forma effect of these acquisitions on the Company's results of operations prior to consummation was not significant.

  The following is a summary of acquisitions consummated during the last three years under the purchase method of accounting (dollars in thousands):

                                                      1997     1996      1995
                                                    --------  -------  --------
Fair value of assets acquired...................... $ 71,601  $26,621  $ 78,893
Fair value of liabilities assumed..................  (34,971)    (385)  (16,475)
                                                    --------  -------  --------
 Net assets acquired...............................   36,630   26,236    62,418
Cash received from acquired entities...............        -        -      (804)
Issuance of common stock...........................        -        -    (2,271)
                                                    --------  -------  --------
 Net cash paid for acquisitions.................... $ 36,630  $26,236  $ 59,343
                                                    ========  =======  ========

  The purchase price paid in excess of the fair value of identifiable net assets of acquired entities aggregated $5.7 million in 1997, $4.8 million in 1996 and $9.7 million in 1995.

NOTE 8--PRO FORMA INFORMATION (UNAUDITED)

  The pro forma effect of the TheraTx Merger and Transitional Merger assuming that the transactions occurred on January 1, 1996 follows (dollars in thousands, except per share amounts):

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                          ---------------------
                                                             1997       1996
                                                          ---------- ----------
Revenues................................................. $3,364,274 $3,475,217
Income from operations...................................     98,446     14,001
Net income...............................................     94,251     12,867
Earnings per common share:
Basic:
 Income from operations.................................. $     1.43 $     0.20
 Net income..............................................       1.37       0.18
Diluted:
 Income from operations.................................. $     1.40 $     0.20
 Net income..............................................       1.34       0.18

  For both periods presented, pro forma financial data have been derived by combining the financial results of the Company and TheraTx (based upon year end reporting periods ending on December 31) and Transitional (based upon year end reporting periods ending on November 30).

  Pro forma income from operations for 1997 includes costs incurred by both TheraTx and Transitional in connection with the acquisitions which reduced net income by $29.7 million. Pro forma income from operations for 1996 includes a gain on the sale of Transitional's United Kingdom psychiatric hospitals aggregating $33 million and losses of $53 million related primarily to the sale of Transitional's United States psychiatric hospitals.

                                 VENCOR, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE 9--NON-RECURRING TRANSACTIONS

 1996

  In the fourth quarter of 1996, the Company recorded pretax charges aggregating $125.2 million primarily to complete the integration of Hillhaven. In November 1996, the Company executed a definitive agreement to sell 34 underperforming or non-strategic nursing centers in early 1997. A charge of $65.3 million was recorded in connection with the disposition. In addition, the Company's previously independent institutional pharmacy business, acquired as part of the Hillhaven Merger, was integrated into Vencare, resulting in a charge of $39.6 million related primarily to costs associated with employee severance and benefit costs (approximately 500 employees), facility close-down expenses and the writeoff of certain deferred costs for services to be discontinued. A provision for loss totaling $20.3 million related to the planned replacement of one hospital and three nursing centers was also recorded in the fourth quarter.

  During 1997, the Company sold 28 of the 34 nursing centers planned for disposition. Proceeds from the transaction aggregated $10.4 million. One facility was sold in January 1998, and two nursing centers are expected to be sold pending regulatory approvals. The Company expects to sell or close the remaining three facilities in 1998. The reorganization of the institutional pharmacy business was completed in 1997, which included the elimination of duplicative administrative functions and establishment of the pharmacy operations as an integrated part of the Company's hospital operations. The Company expects that construction activities related to the replacement of one hospital and three nursing centers will be completed in 1998 and 1999. Accrued provision for loss related to the facilities to be sold or replaced aggregated $22.2 million at December 31, 1997.

 1995

  In the third quarter of 1995, the Company recorded pretax charges aggregating $128.4 million primarily in connection with the consummation of the Hillhaven Merger. The charges included (i) $23.2 million of investment advisory and professional fees, (ii) $53.8 million of employee benefit plan and severance costs (approximately 500 employees), (iii) $26.9 million of losses associated with the planned disposition of certain nursing center properties and (iv) $24.5 million of charges to reflect the Company's change in estimates of accrued revenues recorded in connection with certain prior-year nursing center third-party reimbursement issues (recorded as a reduction of revenues). During 1996 and 1997, these activities were substantially completed.

  Pretax charges aggregating $5.5 million were recorded in the second quarter primarily in connection with the Nationwide Merger.

                                 VENCOR, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE 10--INVESTMENTS IN AFFILIATES

  Affiliated companies accounted for on the equity method include Atria (since July 1, 1997), Behavioral Healthcare Corporation ("BHC"), a non-public operator of psychiatric and behavioral centers, and various other healthcare related companies. The Company obtained a 44% voting equity interest in BHC (61% ownership interest) as part of the Transitional Merger. Summarized financial data reported by these affiliates and a summary of the amounts recorded in the Company's consolidated financial statements as of and for the year ended December 31, 1997 follow (for the six month period ended December 31, 1997 for Atria and BHC) (dollars in thousands):

                                               ATRIA     BHC    OTHER   TOTAL
                                              -------- ------- ------- --------
Financial position:
 Current assets.............................. $192,108 $74,526 $44,107 $310,741
 Current liabilities.........................   10,622  32,876  18,359   61,857
 Working capital.............................  181,486  41,650  25,748  248,884
 Noncurrent assets...........................  276,626 196,394  22,916  495,936
 Noncurrent liabilities......................  265,273 112,190  16,908  394,371
 Stockholders' equity........................  192,839 125,854  31,756  350,449
Results of operations:
 Revenues....................................   37,679 158,597  97,604  293,880
 Net income..................................    4,328     788   9,913   15,029
Amounts recorded by the Company:
 Investments in affiliates...................   85,886  73,046  19,369  178,301
 Equity in earnings..........................    1,870     407   5,904    8,181

  The fair value of the Company's investment in Atria approximated $171.3 million at December 31, 1997.

NOTE 11--INCOME TAXES

  Provision for income taxes consists of the following (dollars in thousands):

                                                        1997    1996     1995
                                                       ------- -------  -------
Current:
 Federal.............................................. $31,006 $59,470  $40,008
 State................................................   5,168  10,519    7,563
                                                       ------- -------  -------
                                                        36,174  69,989   47,571
Deferred..............................................  53,164 (34,814) (23,570)
                                                       ------- -------  -------
                                                       $89,338 $35,175  $24,001
                                                       ======= =======  =======

  Reconciliation of federal statutory rate to effective income tax rate follows:

                                                               1997  1996  1995
                                                               ----  ----  ----
Federal statutory rate........................................ 35.0% 35.0% 35.0%
State income taxes, net of federal income tax benefit.........  3.6   3.6   4.3
Merger and restructuring costs................................    -   3.5  34.6
Goodwill amortization.........................................  1.6     -     -
Other items, net.............................................. (0.4)  0.2   0.3
                                                               ----  ----  ----
Effective income tax rate..................................... 39.8% 42.3% 74.2%
                                                               ====  ====  ====

                                 VENCOR, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE 11--INCOME TAXES (CONTINUED)

  A summary of deferred income taxes by source included in the consolidated balance sheet at December 31 follows (dollars in thousands):

                                              1997                 1996
                                      -------------------- --------------------
                                       ASSETS  LIABILITIES  ASSETS  LIABILITIES
                                      -------- ----------- -------- -----------
Depreciation......................... $      -   $65,018   $      -   $47,256
Insurance............................   17,948         -     12,058         -
Doubtful accounts....................   37,689         -     37,989         -
Property.............................   23,428         -     34,767         -
Compensation.........................   16,154         -     17,030         -
Subsidiary net operating losses (ex-
 piring in 2017).....................   15,864         -          -         -
Other................................   26,236    27,170     33,120    19,990
                                      --------   -------   --------   -------
                                      $137,319   $92,188   $134,964   $67,246
                                      ========   =======   ========   =======

  Management believes that the deferred tax assets in the table above will ultimately be realized. Management's conclusion is based primarily on the existence of sufficient taxable income within the allowable carryback periods to realize the tax benefits of deductible temporary differences recorded at December 31, 1997.

  Deferred income taxes totaling $73.4 million and $62.4 million at December 31, 1997 and 1996, respectively, are included in other current assets. Noncurrent deferred income taxes, included in other long-term liabilities, totaled $28.3 million at December 31, 1997. Noncurrent deferred income taxes at December 31, 1996 totaling $5.3 million are included in other long-term assets.

NOTE 12--PROFESSIONAL LIABILITY RISKS

  The Company insures a substantial portion of its professional liability risks through a wholly owned insurance subsidiary. Provisions for such risks underwritten by the subsidiary were $10.7 million for 1997, and $10.4 million for 1996, and $11.1 million for 1995.

  Amounts funded for the payment of claims and expenses incident thereto, included principally in cash and cash equivalents and other assets, aggregated $26.4 million and $20.7 million at December 31, 1997 and 1996, respectively. Allowances for professional liability risks, included principally in deferred credits and other liabilities, were $26.3 million and $21.6 million at December 31, 1997 and 1996, respectively.

NOTE 13--LONG-TERM DEBT

 Capitalization

  A summary of long-term debt at December 31 follows (dollars in thousands):

                                                             1997       1996
                                                          ----------  --------
Senior collateralized debt, 5% to 10% (rates generally
 floating) payable in periodic
 installments through 2019............................... $   55,651  $119,634
Non-interest bearing residential mortgage bonds..........          -    33,917
Bank revolving credit agreement due 2002 (floating rates
 averaging 6.6%).........................................  1,129,300   333,100
Bank term loan (floating rates averaging 6.3%)...........          -   271,000
8 5/8% Senior Subordinated Notes due 2007................    750,000         -
Other....................................................     12,141     7,548
                                                          ----------  --------
  Total debt, average life of six years (rates averaging
   7.3%).................................................  1,947,092   765,199
Amounts due within one year..............................    (27,468)  (54,692)
                                                          ----------  --------
  Long-term debt......................................... $1,919,624  $710,507
                                                          ==========  ========

                                 VENCOR, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE 13--LONG-TERM DEBT (CONTINUED)

  In connection with the TheraTx Merger, the Company entered into a new five-year bank credit facility (the "Company Bank Facility") aggregating $1.75 billion on March 31, 1997, replacing the Company's $1.0 billion bank credit facility. On June 24, 1997, the Company Bank Facility was amended to increase the amount of the credit to $2.0 billion. Interest is payable, depending on certain leverage ratios and the period of borrowing, at rates up to either (i) the prime rate plus 1/2% or the daily federal funds rate plus 1%, (ii) LIBOR plus 1 1/8% or (iii) the bank certificate of deposit rate plus 1 1/4%. The Company Bank Facility is collateralized by the capital stock of certain subsidiaries and intercompany borrowings and contains covenants which require, among other things, maintenance of certain financial ratios and limit the amount of additional debt and repurchases of common stock.

  In July 1997, the Company completed the private placement of $750 million aggregate principal amount of 8 5/8% Senior Subordinated Notes due 2007 (the "Company Notes"). The Company Notes were issued at 99.575% of face value and are not callable by the Company until 2002. The net proceeds of the offering were used to reduce outstanding borrowings under the Company Bank Facility. The Company exchanged the Company Notes for publicly registered Company Notes having identical terms and conditions in November 1997.

 REFINANCING ACTIVITIES

  In connection with the TheraTx Merger and the Transitional Merger, the Company refinanced a substantial portion of its long-term debt. These transactions resulted in after-tax losses of $4.2 million in 1997. During 1995, the Company recorded $23.3 million of after-tax losses from refinancing of long-term debt, substantially all of which was incurred in connection with the Hillhaven Merger. Amounts refinanced in 1995 included $171 million of 10 1/8% Senior Subordinated Notes due 2001, $112 million of outstanding borrowings under prior revolving credit agreements, and $173 million of other senior debt.

  In the fourth quarter of 1995, the Company called for the redemption of its 6% Convertible Subordinated Notes due 2002 aggregating $115 million (the "6% Notes") and its 7 3/4% Convertible Subordinated Debentures due 2002 aggregating $75 million (the "7 3/4% Debentures") which were convertible into the Company's common stock at the rate of $26.00 and $17.96 per share, respectively. Approximately $80.6 million principal amount of the 6% Notes were converted into approximately 3,098,000 shares of common stock and the remainder were redeemed in exchange for cash equal to 104.2% of face value plus accrued interest. All outstanding 7 3/4% Debentures were converted into approximately 4,161,000 shares of common stock. These transactions had no material effect on earnings per common and common equivalent share.

 OTHER INFORMATION

  At December 31, 1997, the Company was a party to certain interest rate swap agreements that eliminate the impact of changes in interest rates on $400 million of floating rate debt outstanding. One agreement for $100 million expires in April 1998 and provides for fixed rates at 5.7% plus 3/8% to 1 1/8%. A second agreement provides for fixed rates on $300 million of floating rate debt at 6.4% plus 3/8% to 1 1/8% and expires in $100 million increments in May 1999, November 1999 and May 2000. The fair values of the swap agreements are not recognized in the consolidated financial statements.

  Maturities of long-term debt in years 1999 through 2002 are $25.8 million, $25.4 million, $27.6 million and $1.0 billion, respectively.

                                 VENCOR, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE 13--LONG-TERM DEBT (CONTINUED)

  The estimated fair value of the Company's long-term debt was $1.96 billion and $752 million at December 31, 1997 and 1996, respectively, compared to carrying amounts aggregating $1.95 billion and $765 million. The estimate of fair value includes the effect of the interest rate swap agreements and is based upon the quoted market prices for the same or similar issues of long-term debt, or on rates available to the Company for debt of the same remaining maturities.

NOTE 14--LEASES

  The Company leases real estate and equipment under cancelable and non-cancelable arrangements. Future minimum payments and related sublease income under non-cancelable operating leases are as follows (dollars in thousands):

                                                               MINIMUM  SUBLEASE
                                                               PAYMENTS  INCOME
                                                               -------- --------
1998.......................................................... $57,728   $7,119
1999..........................................................  56,879    6,101
2000..........................................................  46,376    5,886
2001..........................................................  34,924    4,513
2002..........................................................  24,020    2,221
Thereafter....................................................  86,048   13,425

  Sublease income aggregated $8.0 million, $8.8 million and $13.7 million for 1997, 1996 and 1995, respectively.

NOTE 15--CONTINGENCIES

  Management continually evaluates contingencies based upon the best available evidence. In addition, allowances for loss are provided currently for disputed items that have continuing significance, such as certain third-party reimbursements and deductions that continue to be claimed in current cost reports and tax returns.

  Management believes that allowances for losses have been provided to the extent necessary and that its assessment of contingencies is reasonable. Management believes that resolution of contingencies will not materially affect the Company's liquidity, financial position or results of operations.

  Principal contingencies are described below:

    Revenues--Certain third-party payments are subject to examination by agencies administering the programs. The Company is contesting certain issues raised in audits of prior year cost reports.

    Professional liability risks--The Company has provided for loss for professional liability risks based upon actuarially determined estimates. Actual settlements may differ from the provisions for loss.

    Interest rate swap agreements--The Company is a party to certain agreements which reduce the impact of changes in interest rates on $400 million of its floating rate long-term debt. In the event of nonperformance by other parties to these agreements, the Company may incur a loss to the extent that market rates exceed contract rates.

    Guarantees of indebtedness--Letters of credit and guarantees of indebtedness aggregated $140 million at December 31, 1997, of which $75 million relates to the Atria Credit Facility.

                                 VENCOR, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE 15--CONTINGENCIES (CONTINUED)

    Income taxes--The Company is contesting adjustments proposed by the Internal Revenue Service for years 1990, 1991 and 1992.

    Litigation--Various suits and claims arising in the ordinary course of business are pending against the Company. See Note 23.

NOTE 16--EARNINGS PER COMMON SHARE

  A computation of the earnings per common share follows (in thousands, except per share amounts):

                                                       1997     1996    1995
                                                     --------  ------- -------
Earnings (loss):
 Income (loss) available to common stockholders--ba-
  sic computation .................................. $130,933  $48,005 $(9,993)
 Interest addback on convertible securities, net of
  income tax benefit................................        -        -   7,380
                                                     --------  ------- -------
  Income (loss) available to common stockholders--
   dilutive
   computation...................................... $130,933  $48,005 $(2,613)
                                                     ========  ======= =======
Shares used in the computation:
 Weighted average shares outstanding--basic computa-
  tion..............................................   68,938   69,704  61,196
 Dilutive effect of employee stock options and other
  dilutive securities...............................    1,421      998  10,771
                                                     --------  ------- -------
 Adjusted weighted average shares outstanding--di-
  luted computation.................................   70,359   70,702  71,967
                                                     ========  ======= =======
Earnings (loss) per common share:
 Basic:
  Income from operations............................ $   1.96  $  0.69 $  0.22
  Extraordinary loss on extinguishment of debt......    (0.06)       -   (0.38)
                                                     --------  ------- -------
   Net income (loss)................................ $   1.90  $  0.69 $ (0.16)
                                                     ========  ======= =======
 Diluted:
  Income from operations............................ $   1.92  $  0.68 $  0.29
  Extraordinary loss on extinguishment of debt......    (0.06)       -   (0.32)
                                                     --------  ------- -------
   Net income (loss)................................ $   1.86  $  0.68 $ (0.03)
                                                     ========  ======= =======

                                 VENCOR, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 17--CAPITAL STOCK

 PLAN DESCRIPTIONS

  The Company has plans under which options to purchase common stock may be granted to officers, employees and certain non-employee directors. Options have been granted at not less than market price on the date of grant. Exercise provisions vary, but most options are exercisable in whole or in part beginning one to four years after grant and ending ten years after grant. Activity in the plans is summarized below:

                                      SHARES                        WEIGHTED
                                       UNDER      OPTION PRICE      AVERAGE
                                      OPTION       PER SHARE     EXERCISE PRICE
                                     ---------  ---------------- --------------
Balances, December 31, 1994......... 2,046,650  $ 0.53 to $24.25     $12.77
 Granted............................ 1,537,820   11.50 to  32.50      27.32
 Exercised..........................  (593,918)   0.53 to  29.14      11.57
 Canceled or expired................   (51,151)   5.35 to  28.50      21.02
                                     ---------
Balances, December 31, 1995......... 2,939,401    0.53 to  32.50      20.48
 Granted............................ 1,467,451   25.50 to  38.38      26.02
 Exercised..........................  (368,758)   0.53 to  28.50       6.10
 Canceled or expired................  (351,271)  14.17 to  32.63      26.65
                                     ---------
Balances, December 31, 1996......... 3,686,823    0.53 to  38.38      23.54
 Granted............................ 1,309,900   25.50 to  43.88      30.47
 Assumed in connection with TheraTx
  Merger............................   475,643    0.20 to  38.83      27.05
 Exercised..........................  (775,431)   0.53 to  35.46      17.90
 Canceled or expired................  (301,765)  19.92 to  34.25      26.78
                                     ---------
Balances, December 31, 1997......... 4,395,170  $ 0.20 to $43.88     $26.77
                                     =========

  A summary of stock options outstanding at December 31, 1997 follows:

                                  OPTIONS OUTSTANDING               OPTIONS EXERCISABLE
                         -------------------------------------- ------------------------
                             NUMBER                    WEIGHTED     NUMBER      WEIGHTED
                           OUTSTANDING     REMAINING   AVERAGE    EXERCISABLE   AVERAGE
        RANGE OF         AT DECEMBER 31,  CONTRACTUAL  EXERCISE AT DECEMBER 31, EXERCISE
    EXERCISE PRICES           1997           LIFE       PRICE        1997        PRICE
    ---------------      --------------- ------------- -------- --------------- --------
$0.20 to $24.86.........      120,692     1 to 4 years  $ 8.30       120,692     $ 8.30
$1.02 to $38.83.........      482,941     5 to 7 years   21.72       419,578      21.40
$23.37 to $43.88........    3,791,537    8 to 10 years   28.00       991,485      27.00
                            ---------                              ---------
                            4,395,170                   $26.77     1,531,755     $23.99
                            =========                              =========

  The weighted average remaining contractual life of options outstanding at December 31, 1997 approximated eight years. Shares of common stock available for future grants were 3,980,678, 1,387,396 and 2,740,066 at December 31, 1997, 1996 and 1995, respectively. The number of options exercisable at December 31, 1996 and 1995 were 1,142,688 and 1,021,168, respectively.

  In 1995, the Company issued long-term incentive agreements to certain officers and key employees whereby the Company may annually issue shares of common stock to such individuals in satisfaction of predetermined performance goals. Share awards aggregated 74,330 for 1997, 80,913 for 1996 and 92,500 for 1995.

                                 VENCOR, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE 17--CAPITAL STOCK (CONTINUED)

 PLAN DESCRIPTIONS (CONTINUED)

  In May 1997, stockholders voted to approve a stock option plan for non-employee directors and an employee incentive compensation plan. Shares issuable under the plans aggregated 200,000 and 3,400,000, respectively.

  A Shareholder Rights Plan allows common stockholders the right to purchase Series A Preferred Stock in the event of accumulation of or tender offer for 15% or more of the Company's common stock. The rights will expire in 2003 unless redeemed earlier by the Company.

 STATEMENT NO. 123 DATA

  The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under FASB Statement No. 123, "Accounting for Stock-Based Compensation" ("Statement No. 123"), requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock options is equal to the market price of the underlying stock on the date of grant, no compensation expense is recognized.

  Pro forma information regarding net income and earnings per share is required by Statement No. 123, which also requires that the information be determined as if the Company has accounted for its employee stock options granted subsequent to December 31, 1994 under the fair value method of that Statement. The fair value of such options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions: risk-free interest rate of 5.50% for 1997, 6.33% for 1996 and 1995; no dividend yield; expected term of seven years and volatility factors of the expected market price of the Company's common stock of .31 for 1997,
 .24 for 1996 and .25 for 1995.

  The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because the changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

  For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the respective vesting period. The weighted average fair values of options granted during 1997, 1996 and 1995 under the Black-Scholes model were $13.75, $10.95 and $11.74, respectively. Pro forma information follows (in thousands except per share amounts):

                                                      1997    1996     1995
                                                    -------- ------- --------
Pro forma income (loss) available to common stock-
 holders........................................... $120,941 $42,530 $(10,842)
Pro forma earnings (loss) per common and common
 equivalent share:
 Basic............................................. $   1.75 $  0.61 $  (0.18)
 Diluted...........................................     1.71    0.61    (0.05)

  Because Statement No. 123 is applicable only to options granted subsequent to December 31, 1994, its pro forma effect will not be fully reflected until 1999.

                                 VENCOR, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 18--EMPLOYEE BENEFIT PLANS

  The Company maintains defined contribution retirement plans covering employees who meet certain minimum eligibility requirements. Benefits are determined as a percentage of a participant's contributions and are generally vested based upon length of service. Retirement plan expense was $13.0 million for 1997, $8.8 million for 1996 and $9.7 million for 1995. Amounts equal to retirement plan expense are funded annually.

NOTE 19--ACCRUED LIABILITIES

  A summary of other accrued liabilities at December 31 follows (dollars in thousands):

                                                                 1997    1996
                                                               -------- -------
Interest...................................................... $ 30,662 $ 3,502
Taxes other than income.......................................   15,462  20,238
Income taxes payable..........................................    7,737       -
Patient accounts..............................................   21,370  17,919
Merger related costs..........................................   15,338  16,640
Other.........................................................   25,364  13,135
                                                               -------- -------
                                                               $115,933 $71,434
                                                               ======== =======

NOTE 20--TRANSACTIONS WITH TENET HEALTHCARE CORPORATION

  Hillhaven became an independent public company in January 1990 as a result of a spin-off transaction with Tenet Healthcare Corporation (formerly National Medical Enterprises, Inc.) ("Tenet"). The following is a summary of significant transactions with Tenet:

    Debt guarantees--Tenet and the Company are parties to a guarantee agreement under which the Company pays a fee to Tenet in consideration for Tenet's guarantee of certain obligations of the Company. Such fees totaled $2.0 million in 1997, $3.0 million in 1996, and $3.8 million in 1995.

    Leases--The Company leases certain nursing centers from a joint venture in which Tenet has a minority interest. Lease payments to the joint venture aggregated $9.4 million, $10.3 million and $9.9 million for 1997, 1996 and 1995, respectively.

    Equity ownership--At December 31, 1997, Tenet owned 8,301,067 shares of the Company common stock. Prior to the Hillhaven Merger, Tenet also owned all of Hillhaven's outstanding Series C and Series D Preferred Stock.

    Management agreements--Fees paid by Tenet for management, consulting and advisory services in connection with the operation of seven nursing centers owned or leased by Tenet aggregated $2.6 million in 1997 and $2.7 million in both 1996 and 1995.

NOTE 21--FAIR VALUE DATA

  A summary of fair value data at December 31 follows (dollars in thousands):

                                                1997                1996
                                        --------------------- -----------------
                                         CARRYING     FAIR    CARRYING   FAIR
                                          VALUE      VALUE     VALUE    VALUE
                                        ---------- ---------- -------- --------
Cash and cash equivalents.............. $   82,473 $   82,473 $112,466 $112,466
Long-term debt, including amounts due
 within one year.......................  1,947,092  1,955,097  765,199  751,843

                                 VENCOR, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE 22--STOCK REPURCHASES

  In the fourth quarter of 1997, the Company repurchased 2,925,000 shares of common stock at an aggregate cost of $81.7 million. Repurchases of 1,950,000 shares common stock in 1996 totaled $55.3 million. These transactions were financed primarily through borrowings under the Credit Facility.

NOTE 23--LITIGATION

  A class action lawsuit entitled A. Carl Helwig v. Vencor, Inc., et al. was filed on December 24, 1997 in the United States District Court for the Western District of Kentucky (Civil Action No. 3-97CV-8354). The class action claims were brought by an alleged stockholder of the Company against the Company and certain executive officers and directors of the Company, namely W. Bruce Lunsford, W. Earl Reed, III, Michael R. Barr, Thomas T. Ladt, Jill L. Force and James H. Gillenwater, Jr. The complaint alleges that the Company and certain executive officers of the Company during a specified time frame violated Sections 10(b) and 20(a) of the Exchange Act, by, among other things, issuing to the investing public a series of false and misleading statements concerning the Company's current operations and the inherent value of the Company's common stock. The complaint further alleges that as a result of these purported false and misleading statements concerning the Company's revenues and successful acquisitions, the price of the Company's common stock was artificially inflated. In particular, the complaint alleges that the Company issued false and misleading financial statements during the first, second and third calendar quarters of 1997 which misrepresented and understated the impact that changes in Medicare reimbursement policies would have on the Company's core services and profitability. The complaint further alleges that the Company issued a series of materially false statements concerning the purportedly successful integration of its recent acquisitions and prospective earnings per share for 1997 and 1998 which the Company knew lacked any reasonable basis and were not being achieved. The Company believes that the allegations in the complaint are without merit and intends to vigorously defend this action.

  On June 19, 1997, a class action lawsuit was filed in the United States District Court for the District of Nevada on behalf of a class consisting of all persons who sold shares of Transitional common stock during the period from February 26, 1997 through May 4, 1997, inclusive. The complaint alleges that Transitional purchased shares of its common stock from members of the investing public after it had received a written offer to acquire all of Transitional's common stock and without disclosing that such an offer had been made. The complaint further alleges that defendants disclosed that there were "expressions of interest" in acquiring Transitional when, in fact, at that time, the negotiations had reached an advanced stage with actual firm offers at substantial premiums to the trading price of Transitional's stock having been made which were actively being considered by Transitional's Board of Directors. The complaint asserts claims pursuant to Sections 10(b) and 20(a) of the Exchange Act and common law principles of negligent misrepresentation and names as defendants Transitional as well as certain senior executives and directors of Transitional. The Company is vigorously defending this action.

  The Company's subsidiary, American X-Rays, Inc. ("AXR"), is the defendant in a qui tam lawsuit which was filed in the United States District Court for the Eastern District of Arkansas and served on the Company on July 7, 1997. The United States Department of Justice intervened in the suit which was brought under the Federal Civil False Claims Act. AXR provided portable X-ray services to nursing facilities (including those operated by the Company) and other healthcare providers. The Company acquired an interest in AXR when Hillhaven was merged into the Company in September 1995 and purchased the remaining interest in AXR in February 1996. The suit alleges that AXR submitted false claims to the Medicare and Medicaid programs. In conjunction with the qui tam action, the United States Attorney's Office for the Eastern District of Arkansas also is conducting a criminal investigation into the allegations contained in the qui tam complaint. The Company is cooperating fully in the investigation.

                                 VENCOR, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 23--LITIGATION (CONTINUED)

  On June 6, 1997, Transitional announced that it had been advised that it is a target of a Federal grand jury investigation being conducted by the United States Attorney's Office for the District of Massachusetts (the "USAO") arising from activities of Transitional's formerly owned dialysis business. The investigation involves an alleged illegal arrangement in the form of a partnership which existed from June 1987 to June 1992 between Damon Corporation and Transitional. Transitional spun off its dialysis business, now called Vivra Incorporated, on September 1, 1989. In January 1998, the Company was informed that no criminal charges would be filed against the Company. The Company has been informed that the USAO intends to file a civil action against Transitional relating to the partnership's former business. If such a suit is filed, the Company will vigorously defend the action.

NOTE 24--SUBSEQUENT EVENT

  In January 1998, the Board of Directors of the Company authorized management to proceed with a plan to separate the Company into two publicly held corporations, one to operate the hospital, nursing center and Vencare businesses ("'Operating Company") and the other to own substantially all of the real property of the Company and lease such properties to Operating Company through the formation of a real estate investment trust ("Realty Company") (the "Reorganization Transactions"). The Board's action is subject to, among other things, Company stockholder approval and the consummation of a capitalization plan for each entity. Management anticipates that the Reorganization Transactions will be completed in the second quarter of 1998.

  The Reorganization Transactions will be effected through the issuance to Company common stockholders of all of the outstanding shares of Operating Company (the "Distribution"). Subsequent to the Distribution, Vencor, Inc. will be the legal entity that will comprise Operating Company and VenTrust, Inc. will be the legal entity comprising Realty Company.

  For accounting purposes the historical consolidated financial statements of the Company will become the historical consolidated financial statements of Operating Company at the time of the Distribution. Realty Company will not have been operated as a real estate investment trust prior to the Distribution. Accordingly, the consolidated financial statements of Realty Company will consist solely of its operations after the Distribution. The assets and liabilities of both Operating Company and Realty Company will be recorded at their respective historical carrying values at the time of the Distribution.

  Both the Company Bank Facility and the Company Notes contain customary covenants which require, among other things, maintenance of certain financial ratios and limit amounts of additional debt and repurchases of common stock. If the Company Bank Facility and the Company Notes are not repurchased, exchanged or otherwise refinanced, or consents obtained, in connection with the Reorganization Transactions, the Distribution will violate certain covenants contained in both the Company Bank Facility and the Company Notes. Management is considering a capitalization plan for Operating Company and Realty Company to be effected on the Distribution Date in which substantially all of the Company's long-term debt is expected to be refinanced and assumed by either Operating Company or Realty Company.

                                 VENCOR, INC.
           QUARTERLY CONSOLIDATED FINANCIAL INFORMATION (UNAUDITED)
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                              1997
                               --------------------------------------------
                                FIRST       SECOND      THIRD       FOURTH
                               --------    --------    --------    --------
Revenues...................... $680,696    $778,295    $844,740    $812,273
Net income:
 Income from operations.......   33,982      37,010      36,902      27,234
 Extraordinary loss on extin-
  guishment of debt...........   (2,259)     (1,590)       (346)          -
   Net income.................   31,723      35,420      36,556      27,234
Per common share:
 Basic earnings:
  Income from operations......     0.49        0.53        0.53        0.40
  Extraordinary loss on extin-
   guishment of debt..........    (0.03)      (0.02)          -           -
   Net income.................     0.46        0.51        0.53        0.40
 Diluted earnings:
  Income from operations......     0.48        0.52        0.52        0.40
  Extraordinary loss on extin-
   guishment of debt..........    (0.03)      (0.02)      (0.01)          -
   Net income.................     0.45        0.50        0.51        0.40
 Market prices (a):
  High........................      40 3/8      45 1/8      44 3/8      43 5/16
  Low.........................      29          36 5/8      37 3/8      23
                                              1996
                               --------------------------------------------
                                FIRST       SECOND      THIRD       FOURTH
                               --------    --------    --------    --------
Revenues...................... $626,337    $634,554    $650,551    $666,341
Net income (loss) (b).........   27,610      30,865      33,558     (44,028)
Per common share:
 Basic earnings (loss)........     0.39        0.44        0.48       (0.64)
 Diluted earnings (loss)......     0.39        0.43        0.48       (0.64)
 Market prices (a):
  High........................      39 7/8      35          34 1/2      33 1/4
  Low.........................      31 1/2      28 1/8      25 1/2      27 1/2

--------
Earnings per share amounts for all periods presented have been restated to comply with the provisions of SFAS 128. See Notes 1 and 16 of the Notes to Consolidated Financial Statements.

(a) The Company's common stock is traded on the New York Stock Exchange (ticker symbol--VC).

(b) Fourth quarter results include $79.9 million ($1.16 per share) of costs in connection with the sale of certain nursing centers, the restructuring of the pharmacy operations and the planned replacement of certain facilities. See Note 9 of the Notes to Consolidated Financial Statements.

                                 VENCOR, INC.
                SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS
             FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                                (IN THOUSANDS)

                                           ADDITIONS
                                    -------------------------
                                                                          BALANCE
                         BALANCE AT CHARGED TO                            AT END
                         BEGINNING  COSTS AND                 DEDUCTIONS    OF
                         OF PERIOD   EXPENSES    ACQUISITIONS OR PAYMENTS PERIOD
                         ---------- ----------   ------------ ----------- -------
Allowances for loss on
 accounts and
 notes receivable:
  Year ended December
   31, 1995.............  $28,265    $ 7,851       $     -     $ (4,026)  $32,090
  Year ended December
   31, 1996.............   32,090     15,001             -      (23,176)   23,915
  Year ended December
   31, 1997.............   23,915     31,176        26,144      (17,684)   63,551
Allowances for loss on
 assets held
 for disposition:
  Year ended December
   31, 1995.............  $     -    $26,900(a)    $     -     $      -   $26,900
  Year ended December
   31, 1996.............   26,900     64,000(b)          -      (22,812)   68,088
  Year ended December
   31, 1997.............   68,088          -         7,225      (43,891)   31,422

--------
(a) Reflects provision for loss associated with the planned disposition of certain nursing center properties recorded in connection with the Hillhaven Merger.

(b) Reflects provision for loss associated with the sale of certain nursing centers and the planned replacement of one hospital and three nursing centers.

                                                                      APPENDIX A

                         FORM OF DISTRIBUTION AGREEMENT

                           [TO BE FILED BY AMENDMENT]

                                                                      APPENDIX B

                                    FORM OF
                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                                  VENCOR, INC.

                           [TO BE FILED BY AMENDMENT]

                                      B-1